AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998

                                                    REGISTRATION NOS.  333-46495
                                                                    333-46495-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 4

                                       TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -------------
                            SMITHFIELD FOODS, INC.
            (Exact name of registrant as specified in its charter)

               VIRGINIA                              2011                       52-0845861
    (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
     incorporation or organization)      Classification Code Number)     Identification Number)

        200 COMMERCE STREET, SMITHFIELD, VIRGINIA 23430, (757) 365-3000

(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

     AARON D. TRUB, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                            SMITHFIELD FOODS, INC.
                              200 COMMERCE STREET
                          SMITHFIELD, VIRGINIA 23430
                                (757) 365-3000

(Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                -------------
                           SMITHFIELD CANADA LIMITED
            (Exact name of registrant as specified in its charter)

               ONTARIO                               2011                     NOT APPLICABLE
    (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
     incorporation or organization)      Classification Code Number)     Identification Number)

                            SMITHFIELD FOODS, INC.
                              200 COMMERCE STREET
                           SMITHFIELD, VIRGINIA 23430
                                (757) 365-3000

(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

     AARON D. TRUB, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                            SMITHFIELD FOODS, INC.
                              200 COMMERCE STREET
                          SMITHFIELD, VIRGINIA 23430
                                (757) 365-3000



(Name, address, including Zip Code, and telephone number, including area code, of agent for service)


                                   COPY TO:

              ROBERT L. BURRUS, JR.                       RENE SORELL
    McGUIRE, WOODS, BATTLE & BOOTHE LLP                McCARTHY TETRAULT
                ONE JAMES CENTER            TORONTO DOMINION BANK TOWER, SUITE 4700
              901 EAST CARY STREET                  TORONTO-DOMINION CENTRE
           RICHMOND, VIRGINIA 23219                 TORONTO, CANADA M5K 1E6

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:


     As soon as practicable after this Registration Statement becomes effective and the conditions of the Offers are satisfied or, at the option of the registrants, waived.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                 -------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      [SMITHFIELD FOODS, INC. LETTERHEAD]





                                                                        o, 1998



Dear Schneider Shareholder:

     I am pleased to enclose Smithfield Canada's offers to acquire the Class A Shares and Common Shares of Schneider Corporation.

     Under the enclosed offers, Schneider shareholders will have an opportunity to exchange each Schneider share for 0.5415 of an Exchangeable Share of Smithfield Canada. Smithfield Canada is a newly incorporated, wholly-owned subsidiary of Smithfield Foods, the largest combined hog slaughterer and further processor of pork in the United States.

     The Exchangeable Shares will provide the same voting, liquidation and dividend rights as accrue to shares of Smithfield Foods common stock and have been designed to allow Canadian shareholders a tax deferral in certain circumstances. The Exchangeable Shares will be exchangeable at any time for common shares of Smithfield Foods, which trade on the Nasdaq market in the United States. Based on the Nasdaq closing price of Smithfield Foods' common shares on o, 1998 (U.S. $o per share), the value of our offers is Cdn. $o per Schneider share.

     Since 1975, when our current management assumed control, Smithfield Foods has successfully expanded its production capacity and markets through a combination of strong internal growth and acquisitions of regional and multi-regional companies with well recognized brand identities. If our offers for Schneider are successful, we expect to create one of the largest pork marketing and processed meats companies in North America. Smithfield believes that acquiring Schneider will complement Smithfield Foods' product mix and pork marketing capabilities, as well as enhance Smithfield's international processed meats business.

     The enclosed materials are lengthy because one document is being used to satisfy the legal and regulatory requirements of both Canada and the United States. These materials provide a detailed description of Smithfield Canada's offers, the terms of the Exchangeable Shares, historical financial statements and other information relating to Smithfield Foods and Schneider and PRO FORMA financial statements for the combined company.

     These materials are intended to assist you in making your decision as to whether to tender your Schneider shares to Smithfield Canada. The summary of this information beginning on page 1 is a useful place for you to begin your review. I urge you to read this information carefully and, if you require assistance, you should consult with your own legal and financial advisors.



                                        Yours very truly,



                                        SMITHFIELD FOODS, INC.



                                        Joseph W. Luter, III
                                        Chairman and Chief Executive Officer

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY QUESTIONS AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISORS. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR THE UNITED STATES HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. INFORMATION RELATING TO SMITHFIELD FOODS HAS BEEN INCORPORATED BY REFERENCE FROM DOCUMENTS FILED BY SMITHFIELD WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. COPIES OF SUCH DOCUMENTS WILL BE FILED WITH CANADIAN SECURITIES REGULATORY AUTHORITIES CONCURRENTLY WITH THE FILING OF THIS OFFER AND CIRCULAR AND MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF SMITHFIELD FOODS AT 200 COMMERCE STREET, SMITHFIELD, VIRGINIA, 23430.


                              OFFERS TO PURCHASE
 ANY AND ALL OF THE OUTSTANDING COMMON SHARES AND CLASS A NON-VOTING SHARES OF
                             SCHNEIDER CORPORATION
                                      BY
                           SMITHFIELD CANADA LIMITED
                         A WHOLLY-OWNED SUBSIDIARY OF
                            SMITHFIELD FOODS, INC.

     Smithfield Canada Limited offers to purchase, upon the terms and subject to the conditions described in the attached Offers to Purchase, each outstanding Common Share and each Class A non-voting Share (including Class A Shares issuable upon exercise of outstanding Options) of Schneider Corporation for 0.5415 of an Exchangeable Share of Smithfield Canada. Each whole Exchangeable Share will be exchangeable for one share of the common stock of Smithfield Foods, Inc. of Smithfield, Virginia. Smithfield Canada is a newly-incorporated, wholly-owned subsidiary of Smithfield Foods.


     According to Schneider's shareholder list, as at July 29, 1998 there were 738,954 Common Shares and 6,105,565 Class A Shares outstanding. In addition, Schneider has outstanding Options entitling holders to acquire an additional 545,100 Class A Shares. As of the date hereof, there are 37,537,362 shares of Smithfield Common Stock outstanding and 10 shares of Smithfield Canada Common Shares outstanding. Assuming that all of the outstanding Schneider Shares (including Class A Shares issuable upon exercise of outstanding Options) are tendered in acceptance of the Offers, and assuming that Smithfield Canada takes up and pays for such Schneider Shares under the Offers, Smithfield Canada will issue approximately 4,001,479 Exchangeable Shares. Assuming that all of the holders of Exchangeable Shares will, over time, exchange their Exchangeable Shares for shares of Smithfield Common Stock, Smithfield will issue approximately 4,001,479 shares of Smithfield Common Stock.

     The holders of Exchangeable Shares will be entitled to dividends and other economic rights equivalent to those of shares of Smithfield Common Stock and will be entitled, through a voting trust, to vote at meetings of the shareholders of Smithfield Foods. The Exchangeable Shares will be redeemed, if not previously exchanged, on the tenth anniversary of the date that Smithfield Canada first takes up and pays for Schneider Shares deposited under the Offers. The Exchangeable Shares are designed to provide an opportunity for shareholders of Schneider Corporation to achieve a Canadian tax deferral in certain circumstances. The Exchangeable Shares will not be foreign property under the INCOME TAX ACT (Canada). If sufficient Schneider Shares are tendered in acceptance of these Offers, Schneider Corporation will become an indirect subsidiary of Smithfield Foods.


     The Schneider Family (defined below) has agreed to tender its Common Shares (representing approximately 75% of the outstanding Common Shares) and Class A Shares (representing approximately 17% of the outstanding Class A Shares) in acceptance of the Offers. Under the terms of the Lock-up Agreement, these shares may not be withdrawn and tendered into any competing offer. The Offer to purchase Common Shares is subject to certain conditions, including that no change occurs in the business, capitalization or financial condition of Schneider Corporation that is materially adverse to a purchaser of Schneider Shares and that all necessary regulatory consents and approvals be obtained.


     On April 8, 1998, The Toronto Stock Exchange conditionally approved the listing of the Exchangeable Shares, subject to the fulfilment of all of the requirements of the TSE on or before November 9, 1998. The outstanding shares of Smithfield Common Stock are quoted for trading on the Nasdaq National Market. The closing price of the shares of Smithfield Common Stock on the Nasdaq National Market on September 9, 1998 was US$16.09. Based on such closing price and using the United States/Canada currency exchange rate in effect on that date (the Noon Spot Rate), the value of 0.5415 of a share of Smithfield Common Stock was C$13.25.


     The disclosure in this document regarding Smithfield Foods has been prepared in accordance with the requirements of United States federal securities laws. Canadian shareholders should be aware that these requirements differ from those of the provinces and territories of Canada. In addition, the financial statements of Smithfield Foods included in this document have not been prepared in accordance with Canadian GAAP and may not be comparable to the financial statements of Canadian public companies.

     The dealer manager for the Offers is First Marathon Securities Limited. Questions and requests for assistance may be directed to the Dealer Manager or to CIBC Mellon Trust Company, the Depositary for the Offers. Additional copies of this document and related materials may be obtained without charge on request from the Depositary at its Toronto office specified on the back page of this document.


     FOR A DISCUSSION OF RISK FACTORS TO BE CONSIDERED BY SHAREHOLDERS IN EVALUATING WHETHER TO ACCEPT THE OFFERS, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS OFFER AND CIRCULAR.


o, 1998

     IN ANY JURISDICTION IN WHICH THE OFFERS ARE REQUIRED TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFERS SHALL BE MADE ON BEHALF OF SMITHFIELD CANADA BY BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.


AVAILABLE INFORMATION

     Smithfield is subject to the informational reporting requirements of the United States SECURITIES EXCHANGE ACT OF 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a site on the World Wide Web at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Smithfield Canada is not currently subject to the information reporting requirements of the Exchange Act. Smithfield Canada will become subject to such requirements upon the effectiveness of the Registration Statement, although Smithfield Canada intends to seek and expects to receive exemptions therefrom. Instead of filing such reports (which would include separate financial statements for Smithfield Canada), Smithfield Canada will furnish holders of Exchangeable Shares with the reports filed by Smithfield pursuant to the informational reporting requirements of the Exchange Act. Such reports by Smithfield will include summarized financial information for Smithfield Canada, information regarding the Exchangeable Shares and any other material information pertaining to the Exchangeable Shares. See also "Regulatory Matters -- Securities Regulatory Matters."

     This Offer and Circular constitutes a part of a Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by Smithfield and Smithfield Canada with the SEC under the United States SECURITIES ACT OF 1933, as amended. This Offer and Circular omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Smithfield and the Offers. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Smithfield's Annual Report on Form 10-K for the fiscal year ended May 3, 1998 (including the Form 10-K/A filed on September 24, 1998) and Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 1998 have been filed by Smithfield (SEC File No. 000-02258) with the SEC and are incorporated herein by reference.


     All documents filed by Smithfield with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of securities made by this Offer and Circular shall be deemed to be incorporated by reference into this Offer and Circular and to be a part of this Offer and Circular from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer and Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Offer and Circular. As used herein, the terms "Offer and Circular" and "herein" mean this Offer and Circular, including the documents incorporated or deemed incorporated by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Offer and Circular as to the contents of any contract or other document referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

     Smithfield will furnish without charge to each person to whom this Offer and Circular is delivered, upon written or oral request of such person, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Corporate Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, telephone number (757) 365-3000.

                            (continued on next page)

     IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY o, 1998.


STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in the Circular under the captions "Purpose of the Offers and Smithfield's Plans for Schneider" and "Effect of the Offers on Market and Listings," in Annex A -- Pro Forma Consolidated Condensed Financial Statements Compilation Report, and in Annex B under the captions "Management's Discussion and Analysis of Financial Condition and
Results of Operations" and "Business" constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Smithfield, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements. Such risks, uncertainties and other important factors include, among others: availability and prices of raw materials, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, integration of acquisitions and changes in, or the failure or inability to comply with, governmental regulation, including without limitation environmental and health regulations.


SCHNEIDER INFORMATION

     Under applicable Canadian securities laws, Schneider's board of directors is required to prepare and mail to Shareholders a directors' circular in prescribed form not later than ten days after the date of the Offers. The directors' circular must contain a recommendation to accept or reject the Offers and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation and, if no recommendation is made, the reasons for not making a recommendation. If, at the time of mailing the directors' circular, Schneider's board of directors is continuing to consider whether to recommend acceptance or rejection of the Offers, the directors' circular must disclose that fact and may advise the Shareholders not to tender their Schneider Shares pursuant to the Offers until further communication is received from Schneider's board of directors. In such event, Schneider's board of directors must make a recommendation to accept or reject the Offers at least seven days before the scheduled expiry of the Offers.

     While this document contains information concerning Schneider insofar as it is known or reasonably available to Smithfield Foods and Smithfield Canada, neither Smithfield Foods nor Smithfield Canada is affiliated with Schneider. Smithfield Foods and Smithfield Canada were not involved in the preparation of the information and statements relating to Schneider contained in this document and are not able to verify any such information or statements.


     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.


                                  ENFORCEMENT

     Enforcement by investors of civil remedies under the United States federal securities laws may be affected adversely by the fact that Smithfield Canada is incorporated under the laws of the Province of Ontario, that some of the officers and directors of Smithfield Canada and some or all of the experts named in the Registration Statement are resident outside of the United States, and that substantially all of the assets of Smithfield Canada are located outside the United States.

                               TABLE OF CONTENTS




 SUMMARY ............................................................   1
 DEFINITIONS ........................................................  11
 RISK FACTORS .......................................................  16
 EXCHANGE RATES OF CANADIAN AND US DOLLARS ..........................  19
 OFFERS TO PURCHASE .................................................  21
   1. The Offers ....................................................  21
   2. Conditions to the Offers ......................................  21
   3. Payment for Deposited Schneider Shares ........................  23
   4. Terms of the Exchangeable Shares and the Voting, Support
     and Exchange Trust Agreement ...................................  23
   5. Time and Manner for Acceptance ................................  24
   6. Procedure for Guaranteed Delivery .............................  24
   7. Acceptance Alternative for Holding Companies ..................  24
   8. Extensions and Variations of the Offers .......................  26
   9. Right to Withdraw Deposited Schneider Shares ..................  26
  10. Return of Withdrawn Schneider Shares ..........................  27
  11. Mail Service Interruption .....................................  27
  12. Dividends, Distributions and Proxies ..........................  28
  13. Notice and Delivery ...........................................  28
  14. Market Purchases during the Offers ............................  29
  15. General .......................................................  29
  16. Other Terms of the Offers .....................................  29
 OFFERING CIRCULAR ..................................................  31
  Smithfield Foods, Inc. ............................................  31
  Smithfield Canada Limited .........................................  33
  Schneider Corporation .............................................  38
  Background to the Offers ..........................................  39
  Litigation relating to the Maple Leaf Offer .......................  41
  Lock-up Agreement .................................................  42
  Accounting Treatment ..............................................  43
  Purpose of the Offers and Smithfield's Plans for Schneider ........  43
  Canadian Federal Income Tax Considerations ........................  43
  United States Federal Income Tax Considerations ...................  51
  Regulatory Matters ................................................  56
  Acquisition of Shares Not Deposited and Appraisal Rights ..........  57
  Comparison of Shareholder Rights ..................................  59

  Price Range and Trading Volumes of Class A Shares of Schneider ....................  63
  Price Range and Trading Volumes of Common Shares of Schneider .....................  64
  Price Range and Trading Volumes of Shares of Common Stock of Smithfield Foods .....  64
  Eligibility for Investment in Canada ..............................................  65
  Ownership of Securities of Schneider ..............................................  65
  Trading in Securities of Schneider ................................................  65
  Commitments to Acquire Securities of Schneider ....................................  66
  Arrangements, Agreements or Understandings ........................................  66
  Acceptance of the Offers ..........................................................  66
  Material Changes and Other Information ............................................  66
  Effect of the Offers on Market and Listings .......................................  66
  Depositary ........................................................................  66
  Soliciting Dealer Arrangements ....................................................  66
  Legal Matters .....................................................................  67
  Experts ...........................................................................  67
  Statutory Rights ..................................................................  67
 CONSENT OF McCARTHY TETRAULT .......................................................  68
 CONSENT OF McGUIRE, WOODS, BATTLE & BOOTHE LLP .....................................  68
 CONSENT OF ARTHUR ANDERSEN LLP .....................................................  69
 CONSENT OF ARTHUR ANDERSEN & CO. ...................................................  70
 CONSENT OF KPMG ....................................................................  71
 APPROVAL AND CERTIFICATE ...........................................................  72
 ANNEX A -- PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS ................... A-1
 ANNEX B -- INFORMATION CONCERNING SMITHFIELD FOODS, INC. ........................... B-1
 ANNEX C -- INFORMATION CONCERNING SCHNEIDER CORPORATION ............................ C-1
 ANNEX D -- FORM OF VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT .................... D-1
 ANNEX E -- FORM OF SMITHFIELD CANADA SHARE PROVISIONS .............................. E-1
 ANNEX F -- FORM OF SPECIAL VOTING STOCK PROVISIONS ................................. F-1
 ANNEX G -- INFORMATION CONCERNING SMITHFIELD CANADA LIMITED ........................ G-1

     THIS IS A SUMMARY OF CERTAIN PROVISIONS OF THE OFFER AND CIRCULAR AND IS QUALIFIED BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THOSE DOCUMENTS. HOLDERS OF SCHNEIDER SHARES AND OPTIONS SHOULD READ THE OFFER AND CIRCULAR IN THEIR ENTIRETY. CAPITALIZED TERMS ARE DEFINED UNDER THE HEADING "DEFINITIONS."


                                    SUMMARY

THE OFFERS

     Smithfield Canada is offering, on the terms and subject to the conditions of the Offers, to purchase any and all of the issued and outstanding Common Shares and Class A Shares (including Class A Shares issuable upon exercise of outstanding Options) on the basis of 0.5415 of an Exchangeable Share for each Schneider Share. According to Schneider's shareholder list, as at July 29, 1998 there were 738,954 Common Shares and 6,105,565 Class A Shares outstanding. In addition, Schneider has outstanding Options entitling holders to acquire 545,100 Class A Shares at exercise prices ranging from C$10.50 to C$14.75.


     Smithfield Canada will not issue fractional Exchangeable Shares. Instead of any fractional Exchangeable Share, the Shareholder will receive, at the option of Smithfield Canada, either a cash payment or a whole Exchangeable Share.


     Assuming that all of the outstanding Schneider Shares are tendered in acceptance of the Offers, and assuming that Smithfield Canada takes up and pays for such shares under the Offers, Smithfield Canada will issue approximately 4,001,479 Exchangeable Shares. Assuming that all of the holders of Exchangeable Shares will, over time, exchange their Exchangeable Shares for shares of Smithfield Common Stock, Smithfield will issue approximately 4,001,479 shares of Smithfield Common Stock. Each Exchangeable Share is exchangeable for one share of Smithfield Common Stock. On September 9, 1998, the closing price of the Smithfield Common Stock on the Nasdaq National Market was US$16.09. Based on such closing price and converting the United States dollars in Canada dollars using the Noon Spot Rate on such date, the value of 0.5415 of a share of Smithfield Common Stock was C$13.25.


     See Section 1 of the Offer.


SMITHFIELD CANADA LIMITED
     Smithfield Canada is a wholly-owned subsidiary of Smithfield and was incorporated under the OBCA on January 19, 1998 for the purpose of making the Offers. Smithfield Canada has no material assets or liabilities and no operating history. Smithfield Canada's registered office is located at Suite 4700, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario M5K 1E6. Smithfield Canada's principal executive office is located at 200 Commerce Street, Smithfield, Virginia, 23430, telephone number (757) 365-3000.

     See the Circular under the heading "Smithfield Canada Limited."


SMITHFIELD FOODS, INC.
     Smithfield Foods believes it is the largest combined hog slaughterer and further processor of pork in the United States. Smithfield produces a wide variety of fresh pork and processed meat products which it markets across the United States and internationally to over 25 markets outside the United States, including Japan, Russia and Mexico. Since 1975, when current management assumed control of Smithfield, Smithfield has expanded its production capacity and markets through a combination of strong internal growth and selective acquisitions of regional and multi-regional companies with well-recognized brand identities. Smithfield's brands include Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, John Morrell, Patrick Cudahy and Lykes. To complement its hog slaughtering and further processing operations, Smithfield has vertically integrated into hog production through an 86-percent owned subsidiary and through a joint hog production arrangement with one of the United States' largest hog producers. These hog production operations collectively accounted for 10.8% of the hogs Smithfield slaughtered in fiscal 1998. In addition, Smithfield obtains a substantial portion of its hogs under market-indexed, multi-year agreements with several of the United States' largest suppliers of high quality hogs, strategically located in proximity to Smithfield's hog slaughtering and further processing operations in North Carolina and Virginia. These suppliers accounted for 42.9% of the hogs Smithfield slaughtered in fiscal 1998.

     In a number of U.S. markets, Smithfield's brands are among the leaders in selected product categories. In recent years, as consumers have become more health conscious, Smithfield has broadened its product line to include leaner fresh pork products as well as fat-free, lower fat and lower salt processed meats. Management believes that leaner pork products combined with the industry's efforts to heighten public awareness of pork as an attractive protein source have led to increased consumer demand for pork products. In order to capture the growing market for lower fat products, Smithfield has developed, and is marketing on a national basis in the United States, a line of extremely lean, premium fresh pork products under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers.

     For the fiscal year ended May 3, 1998, Smithfield had sales of US$3.9 billion and net income of US$53.4 million.

     Smithfield commenced operations in 1962 and is a corporation governed by the laws of the Commonwealth of Virginia. Smithfield's principal office is located at 200 Commerce Street, Smithfield, Virginia, 23430, telephone number
(757) 365-3000.

     See Annex B -- "Information Concerning Smithfield Foods, Inc."

     For a discussion of risk factors to be considered by Shareholders in evaluating whether to accept the Offers, see "Risk Factors" beginning on page 17 of this Offer and Circular.


SCHNEIDER CORPORATION
     Schneider, which was founded in 1890, is one of Canada's largest producers of premium quality food products. Schneider has approximately 4,000 employees and operates processed meat operations in Kitchener, Ontario; Winnipeg, Manitoba; Surrey, British Columbia; and St-Anselme, Quebec. Schneider also has baked goods plants in Port Perry, Ontario and St-Anselme, Quebec and participates in the poultry sector through major facilities in Hanover, St. Marys and Ayr, Ontario. Its products are sold throughout Canada and in the United States, Japan and other foreign markets.


     For the fiscal year ended October 25, 1997, Schneider reported sales of approximately C$813.4 million, earnings from operations of C$12.7 million and net earnings of approximately C$3.1 million. According to Schneider's shareholder list, as of July 29, 1998, there were 738,954 Common Shares and 6,105,565 Class A Shares outstanding. In addition, Schneider has reported that there are outstanding Options entitling holders to acquire an additional 545,100 Class A Shares.


     Schneider is incorporated under the laws of the Province of Ontario and its head office is located at 321 Courtland Avenue East, Kitchener, Ontario, N2G 3X8.

     See Annex C -- "Information Concerning Schneider Corporation."


CONFLICTS OF INTEREST


     Schneider has reported that each of the five Schneider executives has an employment agreement with Schneider entitling him to receive between 18 and 30 months' remuneration if he resigns within one year following a change of control of Schneider, subject to certain conditions. In addition, all five of the Schneider executives are Option holders and three of them are also Shareholders. Based on their publicly disclosed annual salaries for the year ended December 31, 1997, the aggregate amount payable by Schneider to the Schneider executives under these change of control arrangements would be approximately C$3.1 million.


     See Annex C -- "Information Concerning Schneider Corporation."


CONDITIONS OF THE OFFERS
     Smithfield Canada reserves the right to withdraw the Common Share Offer and not take up and pay for any Common Shares deposited under the Common Share Offer unless all of the conditions of the Common Share Offer contained in
Section 2 of the Offers to Purchase are satisfied. These conditions include that no change occurs in the business, capitalization or financial condition of Schneider that is materially adverse to a purchaser of Schneider Shares and that all necessary regulatory approvals be received on terms satisfactory to Smithfield Canada. The Common Share Offer is not conditional on any minimum number of Schneider Shares being tendered by any party other than the Schneider Family.

     The Class A Offer is conditional only upon Smithfield Canada acquiring any Common Shares under the Common Share Offer.

     See Section 2 of the Offers to Purchase and the Circular under the heading "Regulatory Matters."


LOCK-UP AGREEMENT AND LITIGATION
     In the Lock-up Agreement, Smithfield agreed to cause Smithfield Canada to make the Offers and the Schneider Family agreed to tender its Common Shares (representing approximately 75% of the outstanding Common Shares) and their Class A Shares (representing approximately 17% of the outstanding Class A Shares) into the Offers. Under the terms of the Lock-up Agreement, the Schneider Family Shares may not be withdrawn and tendered into any competing offer.

     On January 14, 1998, two Shareholders commenced an action in the Ontario Court (General Division) seeking, among other things, a declaration that Schneider's board of directors had acted in a manner that unfairly disregarded the interests of all Shareholders, an order that each holder of Class A Shares has the right to convert such holder's Class A Shares into Common Shares and an injunction to enjoin the making of the Offers. The plaintiffs alleged that the Class A Shares should be convertible into Common Shares because the specific language used in the Maple Leaf Offer makes that offer an "Exclusionary Offer" for purposes of the Schneider Articles. Subsequently, Maple Leaf and three Shareholders (two of which are affiliates of Maple Leaf's financial advisor) commenced their own actions seeking substantially the same remedies. Generally, an "Exclusionary Offer" is an offer to purchase Common Shares that is not accompanied by an identical offer to purchase Class A Shares, in terms of the price per share and in all other material respects. The Maple Leaf Offer, like the Offers made hereby, offers identical consideration and is made on the same terms for both the Common Shares and the Class A Shares. The Schneider board of directors have stated publicly that the Maple Leaf Offer is not an Exclusionary Offer and Smithfield agrees with that position.

     Smithfield and Smithfield Canada contested this litigation in a single trial that commenced on April 14, 1998 and ended April 24, 1998. On May 11, 1998, the Ontario Court (General Division) dismissed all of the claims made by the plaintiffs, finding that there was no oppression by either Schneider or the Schneider Family and declaring that the Maple Leaf Offer is not an Exclusionary Offer. The trial decision means that neither the Maple Leaf Offer nor the Offers made hereby will engage the conversion rights described above.


     On June 1, 1998, Maple Leaf announced in a press release that it had decided to appeal the trial Court's decision and had instructed its counsel to seek to have the appeal heard as soon as possible. Maple Leaf served its notice of appeal on June 5, 1998 and two of the other plaintiffs served their notices of appeal on June 8, 1998. Smithfield and the other defendants defended the trial judgment on appeal, which was heard by the Ontario Court of Appeal on August 5-7, 1998. The Court of Appeal reserved its decision, which will be released on a later date.


     See the Circular under the headings "Background to the Offers" and "Litigation relating to the Maple Leaf Offer."


TERMS OF THE EXCHANGEABLE SHARES
     The Exchangeable Shares will be exchangeable, at any time at the option of the holder, on a one-for-one basis for shares of Smithfield Common Stock. Pursuant to the Voting, Support and Exchange Trust Agreement, the Trustee, as holder of the sole share of Special Voting Stock, will be entitled to a number of votes on all matters on which holders of Smithfield Common Stock are entitled to vote equal to the number of Exchangeable Shares outstanding from time to time that are not held by Smithfield or its subsidiaries. By furnishing instructions to the Trustee, holders of Exchangeable Shares will be able to exercise the same voting rights with respect to Smithfield as they would have if they held the same number of shares of Smithfield Common Stock directly. The Trustee will exercise such voting rights through its holding of the Special Voting Share. Holders of Exchangeable Shares will also be entitled to receive dividends equivalent to any dividends paid on the Smithfield Common Stock. The Voting, Support and Exchange Trust Agreement will restrict Smithfield from paying dividends on the shares of Smithfield Common Stock unless equivalent dividends are paid on the Exchangeable Shares. Holders of Exchangeable Shares will also be entitled to participate in any liquidation of Smithfield on the same basis as holders of Smithfield Common Stock.

     A holder of the Exchangeable Shares will be entitled at any time, upon delivery of a certificate representing Exchangeable Shares and a properly signed Retraction Request, to require Smithfield Canada to redeem such holder's Exchangeable Shares in exchange for an equivalent number of shares of Smithfield Common Stock. Smithfield Canada must notify Smithfield and Smithfield Sub of all such requests for redemption, whereupon Smithfield and Smithfield Sub, instead of Smithfield Canada, will have the overriding right, but not the obligation, to purchase the Exchangeable Shares that are the subject of the request for redemption in exchange for an equivalent number of shares of Smithfield Common Stock. If this right is not exercised, Smithfield Canada is required to effect the requested redemption, unless the Shareholder withdraws the Retraction Request.


     On the tenth anniversary of the date that Smithfield Canada first takes up and pays for Schneider Shares deposited under the Offers (the "Tenth Anniversary Date"), Smithfield Canada will redeem all outstanding Exchangeable Shares in exchange for an equivalent number of shares of Smithfield Common Stock. Smithfield Canada will also have the right, exercisable at any time on or before the Tenth Anniversary Date, to redeem all of the outstanding Exchangeable Shares on the same terms if there are fewer than 500,000 Exchangeable Shares outstanding. In either case, Smithfield and Smithfield Sub will have the overriding right, but not the obligation, to acquire the outstanding Exchangeable Shares in exchange for an equivalent number of shares of Smithfield Common Stock on the last business day prior to the relevant Company Redemption Date. If either Smithfield or Smithfield Sub exercises such overriding right, Smithfield Canada's right to redeem the Exchangeable Shares on the relevant Company Redemption Date will terminate.


     See the Circular under the heading "Smithfield Canada Limited," Annex D -- "Form of Voting, Support and Exchange Trust Agreement," Annex E -- "Form of Smithfield Canada Share Provisions" and Annex F -- "Form of Special Voting Stock Provisions."

MANNER AND TIME FOR ACCEPTANCE
     The Offers commence on the date hereof and are open for acceptance until the Expiry Time or until such later time and date to which an Offer or the Offers may be extended by Smithfield Canada at its discretion, unless withdrawn by Smithfield Canada.

     An Offer may be accepted by Shareholders by depositing certificates representing Schneider Shares that are being tendered, together with a duly completed and signed Letter of Transmittal (printed on yellow paper), at the offices of the Depositary specified in the Letter of Transmittal at or before the Expiry Time. An Offer will be deemed to be accepted by Smithfield Canada only if the Depositary has actually received these documents at or before the Expiry Time. Holders of Schneider Shares registered in the name of a broker, dealer, bank, trust company or other nominee should request that nominee to effect the transaction. Holders of Schneider Shares for which certificates are not immediately available may use the procedures for guaranteed delivery set forth in the Notice of Guaranteed Delivery (printed on blue paper). See Section 5 of the Offers to Purchase.

     An Offer may also be accepted by a Shareholder by depositing all of such Shareholder's shares of a Special Holdco pursuant to the Acceptance Alternative. See Section 7 of the Offers to Purchase.


PAYMENT FOR DEPOSITED SHARES
     If all of the conditions of the relevant Offer have been satisfied or are waived by Smithfield Canada, Smithfield Canada will become obligated to take up and pay for Schneider Shares validly deposited under, and not withdrawn from, such Offer within the time periods prescribed by applicable securities laws. Any Schneider Shares deposited under the Offers after the first date on which Schneider Shares have been taken up and paid for by Smithfield Canada will be taken up and paid for within 10 days of that deposit.


RIGHT TO WITHDRAW DEPOSITED SHARES

     All deposits of Schneider Shares pursuant to the Offers are irrevocable, except as provided in Section 9 of the Offers to Purchase. Section 9 of the Offers to Purchase permits, among other things, withdrawal at any time before 5:00 p.m. local time on o, 1998, and at any time after o, 1998, if the Schneider Shares deposited under the relevant Offer have not been taken up and paid for by Smithfield Canada.


PURPOSE OF THE OFFERS AND ACQUISITION OF REMAINING SHARES

     The purpose of the Offers is to enable Smithfield Canada to acquire as many of the Schneider Shares as possible. The successful completion of the Offers will enable Smithfield to build a solid base of operations in Canada and to expand its product mix, pork marketing capabilites and international processed meats business. Smithfield expects to cause Schneider to conduct its business operations in substantially the same way as Schneider has conducted its operations in the past. Smithfield has no current intention of making any changes to the composition of Schneider's management, although it has not made any commitments in that respect.

     If, within 120 days of the date hereof, holders of not less than 90% of the Class A Shares or Common Shares (or both) have accepted the Offers and Smithfield Canada purchases such Schneider Shares, Smithfield Canada intends to acquire the Schneider Shares held by those Shareholders who have not accepted the Offers by effecting a Compulsory Acquisition pursuant to the provisions of
Section 188 of the OBCA. If a Compulsory Acquisition is not available or if Smithfield Canada decides not to proceed with a Compulsory Acquisition, Smithfield Canada will consider acquiring any Schneider Shares not acquired under the Offers by effecting a Subsequent Acquisition Transaction, if permitted by applicable law, on such terms and conditions as Smithfield Canada at the time believes to be fair and reasonable to Schneider and its remaining Shareholders. The timing and details of any such transaction necessarily will depend upon various factors, including the number of Schneider Shares acquired pursuant to the Offers. In a Compulsory Acquisition and in certain types of Subsequent Acquisition Transactions, holders of Schneider Shares may have the right to dissent under the OBCA and to be paid the fair value for their Schneider Shares, as determined by a court, which amount could be more or less than the amount paid per Schneider Share pursuant to the Offers.


CANADIAN INCOME TAX CONSIDERATIONS

     Smithfield and Smithfield Canada have obtained an opinion from their Canadian legal counsel, McCarthy Tetrault, as to the material Canadian federal income tax considerations to certain Shareholders in relation to the Offers. The Offers have been structured to permit Shareholders who hold Schneider Shares as capital property and who would generally otherwise be subject to Canadian tax on the disposition of their Schneider Shares to obtain a full or partial deferral of such tax by making a joint election under the Canadian Tax Act. A joint election is an election under certain provisions of the Canadian Tax Act made jointly by a Shareholder and Smithfield Canada in the manner and within the time set out in the Circular under the heading "Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada -- Joint Election -- Procedure."

     HOLDERS OF SCHNEIDER SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN RELATION TO THEIR PARTICULAR TAX SITUATION, TO DETERMINE THE TAX CONSEQUENCES TO THEM AS A RESULT OF TENDERING THEIR SCHNEIDER SHARES PURSUANT TO THE OFFERS. UNLESS A HOLDER MAKES A JOINT ELECTION UNDER THE CANADIAN TAX ACT, THE HOLDER WILL NOT BE ENTITLED TO A DEFERRAL OF ANY CANADIAN INCOME TAX THAT MIGHT OTHERWISE ARISE ON THE DISPOSITION OF THAT HOLDER'S SCHNEIDER SHARES.

     See the Circular, under the heading "Canadian Federal Income Tax Considerations."


UNITED STATES INCOME TAX CONSIDERATIONS

     Smithfield and Smithfield Canada have received an opinion from McGuire, Woods, Battle & Boothe LLP, that the Shareholders that are United States persons, including citizens or residents of the United States, United States corporations or partnerships, and certain estates and trusts that are subject to United States federal income tax, should not be subject to United States federal income tax on the receipt of Exchangeable Shares pursuant to the Offers. However, there is no authority directly addressing the characterization for U.S. federal income tax purposes of shares with the attributes of Exchangeable Shares, and it is possible that the exchange of Schneider Shares for Exchangeable Shares could be treated as a taxable exchange, in which case Shareholders that are United States persons could be required to recognize taxable gain or loss.

     HOLDERS OF SCHNEIDER SHARES THAT ARE UNITED STATES PERSONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN RELATION TO THEIR PARTICULAR TAX SITUATION TO DETERMINE THE UNITED STATES TAX CONSEQUENCES TO THEM AS A RESULT OF THEIR TENDERING THEIR SCHNEIDER SHARES PURSUANT TO THE OFFERS.

     See the Circular, under the heading "United States Federal Income Tax Considerations."


STOCK EXCHANGE LISTINGS


     On April 8, 1998, the TSE conditionally approved the listing of the Exchangeable Shares, subject to the fulfilment of all of the requirements of the TSE on or before November 9, 1998, including distributing such securities to a minimum number of public holders. There is no intention to list the Exchangeable Shares on any other stock exchange in Canada or the United States.



     The outstanding shares of Smithfield Common Stock are quoted on the Nasdaq National Market and Smithfield has notified the Nasdaq National Market of the number of additional shares of Smithfield Common Stock that will be issuable upon exchange of the Exchangeable Shares.


COMPARATIVE MARKET PRICE DATA

     On November 5, 1997, Maple Leaf announced its intention to make the Maple Leaf Offer. On December 18, 1997, Smithfield announced its intention to make the Offers described herein. The following table shows the closing prices on for the Schneider Common Shares and Class A Shares on the TSE and the Smithfield Common Stock on the Nasdaq National Market, for each of the dates indicated:




                                   SCHNEIDER COMMON     SCHNEIDER CLASS A       SMITHFIELD COMMON      SMITHFIELD COMMON
                                          TSE                  TSE                (NASDAQ) (1)         (NASDAQ) X 0.5415
                                  ------------------   -------------------   ----------------------   -------------------
November 4, 1997 ..............    C$13.80              C$13.00              US$32.625 (C$45.796)     US$17.67 (C$24.80)
December 17, 1997 .............    C$23.75              C$23.00              US$31.50 (C$44.82)       US$17.06 (C$24.27)
September 9, 1998 (2) .........    C$19.00              C$16.50              US$16.09 (C$24.46)        US$8.71 (C$13.25)


---------
(1) Canadian dollar amounts represent US dollar amounts converted into Canadian dollar amounts at the Noon Spot Rate for such dates.


(2) The Schneider Common Shares did not trade on September 9, 1998, so the September 10, 1998 closing price has been used.

DEPOSITARY

     CIBC Mellon Trust Company is acting as Depositary under the Offers. The Depositary will be responsible for receiving certificates representing deposited Schneider Shares, and accompanying Letters of Transmittal and other documents. The Depositary is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Schneider Shares purchased by Smithfield Canada pursuant to the terms of the Offers.


DEALER MANAGER

     Smithfield Canada has retained First Marathon Securities Limited to act as its dealer manager for the Offers. The Dealer Manager will form and manage a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offers from holders of Schneider Shares. Holders of Schneider Shares will not be required to pay any fee or commission if they accept the Offers by transmitting their Schneider Shares directly to the Depositary or utilizing the services of a member of the soliciting dealer group.

                            SMITHFIELDS FOODS, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION


     The following table presents selected historical consolidated financial data and other data of Smithfield which should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and the unaudited consolidated condensed financial statements and the notes thereto included elsewhere and incorporated by reference herein. The selected consolidated financial data for the fiscal years ended May 3, 1998, April 27, 1997, April 28, 1996, April 30, 1995, and May 1, 1994 have been derived from financial statements of the Company which have been audited by Arthur Andersen LLP. The selected consolidated financial data for the 13-week periods ended August 2, 1998 and July 27, 1997 have been derived from unaudited consolidated financial statements. In the opinion of management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for such periods. Results for the period ended August 2, 1998 are not indicative of the results to be expected for the full fiscal year.





                                           THIRTEEN WEEKS ENDED
                                        ---------------------------
                                          AUGUST 2,      JULY 27,
                                             1998          1997
                                        ------------- -------------
                                        (IN THOUSANDS OF US DOLLARS,
                                         EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
 Sales ................................  $   865,823   $   914,963
 Cost of sales ........................      793,046       839,779
                                         -----------   -----------
 Gross profit .........................       72,777        75,184
 Selling, general and adminis-
  trative expenses ....................       57,997        49,192
 Depreciation expense .................       12,939         9,715
 Interest expense .....................        9,706         7,367
 Nonrecurring charge (1) ..............           --        12,600
                                         -----------   -----------
 Income (loss) from continuing
  operations before income
  taxes ...............................       (7,865)       (3,690)
 Income taxes (benefit) ...............       (2,540)        2,851
                                         -----------   -----------
 Income (loss) from continuing
  operations ..........................       (5,325)       (6,541)
 Income (loss) from discontinued
  operations ..........................           --            --
                                         -----------   -----------
 Net income (loss) ....................  $    (5,325)  $    (6,541)
                                         ===========   ===========
Basic Net Income (Loss) Per
 Share (2):
 Continuing operations ................  $      (.14)  $      (.17)
 Discontinued operations ..............           --            --
                                         -----------   -----------
 Net income (loss) ....................  $      (.14)  $      (.17)
                                         ===========   ===========
Diluted Net Income (Loss) Per
 Share (2):
 Continuing operations ................  $      (.14)  $      (.17)
 Discontinued operations ..............           --            --
                                         -----------   -----------
 Net income (loss) ....................  $      (.14)  $      (.17)
                                         ===========   ===========
Average Shares Outstanding
 (thousands) (2):
  Basic ...............................       37,537        37,527
                                         ===========   ===========
  Diluted .............................       37,537        37,527
                                         ===========   ===========
Balance Sheet Data (end of period):
  Working capital .....................  $   278,174   $   272,953
  Total assets ........................    1,233,836     1,057,724
  Long-term debt and capital
   lease obligations ..................      539,144       425,959
  Stockholders' equity ................      355,935       301,028
Operating Data (in thousands):
  Fresh pork sales (pounds) ...........      606,420       540,832
  Processed meats sales
   (pounds) ...........................      332,373       299,450
  Total hogs slaughtered ..............        4,366         3,793



                                                                     FISCAL YEAR ENDED
                                        ---------------------------------------------------------------------------
                                             MAY 3,        APRIL 27,      APRIL 28,     APRIL 30,        MAY 1,
                                              1998            1997           1996          1995           1994
                                        --------------- --------------- ------------- ------------- ---------------
                                                  (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Data:
 Sales ................................   $ 3,867,442     $ 3,870,611    $2,383,893    $1,526,518     $ 1,403,485
 Cost of sales ........................     3,479,828       3,549,673     2,203,626     1,380,586       1,287,880
                                          -----------     -----------    ----------    ----------     -----------
 Gross profit .........................       387,614         320,938       180,267       145,932         115,605
 Selling, general and adminis-
  trative expenses ....................       219,861         191,225       103,095        61,723          50,738
 Depreciation expense .................        42,300          35,825        25,979        19,717          21,327
 Interest expense .....................        31,891          26,211        20,942        14,054          11,605
 Nonrecurring charge (1) ..............        12,600              --            --            --              --
                                          -----------     -----------    ----------    ----------     -----------
 Income (loss) from continuing
  operations before income
  taxes ...............................        80,962          67,677        30,251        50,438          31,935
 Income taxes (benefit) ...............        27,562          22,740        10,465        18,523          12,616
                                          -----------     -----------    ----------    ----------     -----------
 Income (loss) from continuing
  operations ..........................        53,400          44,937        19,786        31,915          19,319
 Income (loss) from discontinued
  operations ..........................            --              --        (3,900)       (4,075)            383
                                          -----------     -----------    ----------    ----------     -----------
 Net income (loss) ....................   $    53,400     $    44,937    $   15,886    $   27,840     $    19,702
                                          ===========     ===========    ==========    ==========     ===========
Basic Net Income (Loss) Per
 Share (2):
 Continuing operations ................   $      1.42     $      1.21    $      .55    $      .95     $       .57
 Discontinued operations ..............            --              --    $     (.11)   $     (.12)    $       .01
                                          -----------     -----------    ----------    ----------     -----------
 Net income (loss) ....................   $      1.42     $      1.21    $      .44    $      .83     $       .58
                                          ===========     ===========    ==========    ==========     ===========
Diluted Net Income (Loss) Per
 Share (2):
 Continuing operations ................   $      1.34     $      1.17    $      .53    $      .92     $       .55
 Discontinued operations ..............            --              --    $     (.11)   $     (.12)    $       .01
                                          -----------     -----------    ----------    ----------     -----------
 Net income (loss) ....................   $      1.34     $      1.17    $      .42    $      .80     $       .56
                                          ===========     ===========    ==========    ==========     ===========
Average Shares Outstanding
 (thousands) (2):
  Basic ...............................        37,537          36,121        33,865        32,705          32,552
                                          ===========     ===========    ==========    ==========     ===========
  Diluted .............................        39,732          38,558        35,000        33,923          33,697
                                          ===========     ===========    ==========    ==========     ===========
Balance Sheet Data (end of period):
  Working capital .....................   $   259,188     $   164,312    $   88,026    $   60,911     $    81,529
  Total assets ........................     1,083,645         995,254       857,619       550,225         452,279
  Long-term debt and capital
   lease obligations ..................       407,272         288,486       188,618       155,047         118,942
  Stockholders' equity ................       361,010         307,486       242,516       184,015         154,950
Operating Data (in thousands):
  Fresh pork sales (pounds) ...........     2,555,783       2,320,477     1,635,300       955,290         820,203
  Processed meats sales
   (pounds) ...........................     1,370,232       1,218,835       839,341       774,615         661,783
  Total hogs slaughtered ..............        17,952          16,869        12,211         8,678           7,414



(1) Reflects nonrecurring charge of $12.6 million ($.16 per share) related to civil penalties in an environmental case.


(2) Adjusted for 2-for-1 stock split, effective September 26, 1997.

                             SCHNEIDER CORPORATION
                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table presents selected historical consolidated financial and other data of Schneider which should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and notes thereto included in Annex C to the Circular.


         (IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT PER SHARE AMOUNTS)




                                                          FORTY WEEKS ENDED                      FISCAL YEARS ENDED
                                                    -----------------------------   --------------------------------------------
                                                      AUGUST 1,       AUGUST 2,      OCTOBER 25,     OCTOBER 26,     OCTOBER 28,
                                                         1998            1997            1997            1996           1995
                                                    -------------   -------------   -------------   -------------   ------------
Operating results:
 Sales ..........................................     $ 681,253       $ 612,629       $ 813,363        $826,078      $ 827,521
 Net earnings (loss) ............................         7,445             422           3,103          (9,804)         7,502
Financial position:
 Working capital ................................        14,180          16,538          20,126          20,977         39,345
 Total assets ...................................       289,078         275,317         278,013         250,994        246,832
 Long-term debt .................................        69,390          86,998          82,562          67,718         63,827
 Shareholders' equity ...........................       101,118          86,949          95,513          88,155        101,103
Per share (dollars):
 Net earnings (loss):
   First quarter ................................          0.53            0.02            0.02            0.03           0.38
   Second quarter ...............................          0.29            0.02            0.02           (0.09)          0.09
   Third quarter ................................          0.27            0.03            0.03           (0.22)          0.29
   Fourth quarter ...............................            na              na            0.42           (1.26)          0.46
                                                        ---------       ---------       ---------        --------      ---------
                                                           1.09            0.07            0.49           (1.54)          1.22
 Dividends paid .................................          0.27            0.27            0.36            0.36           0.35
 Shareholders' equity, end of year ..............         14.77           13.70           13.96           13.88          15.92
Key ratios:
 Return on sales ................................          1.09%           0.07%           0.38%          (1.19)%         0.91%
 Return on opening shareholders' equity .........          7.79%           0.48%           3.52%          (9.70)%         8.07%
 Current ratio ..................................        1.13:1          1.17:1          1.21:1          1.24:1         1.52:1
 Debt to equity ratio (1) .......................        1.15:1          1.43:1          1.15:1          1.12:1         0.80:1
 Long-term debt to equity ratio .................        0.69:1          1.00:1          0.86:1          0.77:1         0.63:1


---------

(1) Debt is defined as current and long-term debentures and loans and bank advances.

                          COMPARATIVE PER SHARE DATA

     The following table presents historical per share data of Smithfield and Schneider and pro forma combined data per whole share of Smithfield Common Stock and per 0.5415 of a share of Smithfield Common Stock, as if the Offers had been completed as at the beginning of the periods indicated. The pro forma combined information in the table is based upon the historical financial statements of Smithfield and Schneider, conformed to Smithfield's periods, and is unaudited. The pro forma combined information is presented for comparison purposes only, to show on a pro forma basis the amounts attributable to a full share of Smithfield Common Stock. The pro forma equivalent information is presented to reflect the 0.5415 of a share of Smithfield Common Stock that will be received, indirectly, for each Schneider Share acquired under the Offers. The pro forma information is hypothetical and is not intended to predict Smithfield's actual operating results and financial position following completion of the acquisition. The pro forma data is presented under the purchase method of accounting for the acquisition.


     The table should be read in conjunction with Smithfield's Annual Report for the fiscal year ended May 3, 1998, Smithfield's unaudited financial statements for the thirteen weeks ended August 2, 1998, the accompanying historical financial statements and notes of Schneider for the fiscal year ended October 25, 1997 and Schneider's unaudited financial statements for the forty weeks ended August 1, 1998 and the twenty-eight weeks ended May 9, 1998.




                                                         SMITHFIELD FOODS, INC.               SCHNEIDER CORPORATION
                                                    --------------------------------- --------------------------------------
                                                     HISTORICAL   PRO FORMA COMBINED   HISTORICAL (1)   PRO FORMA EQUIVALENT
(IN US DOLLARS)                                     ------------ -------------------- ---------------- ---------------------
Income (loss) per share from continuing operations:
 Thirteen weeks ended August 2, 1998:
   Basic ..........................................    $ (.14)         $  (.11)            $  .19             $ (.06)
   Diluted ........................................      (.14)           ( .11)               .18               (.06)
 Fiscal year 1998:
   Basic ..........................................      1.42             1.39                .89                .75
   Diluted ........................................      1.34             1.32                .84                .72
Book value per diluted share:
 As at August 2, 1998 .............................      9.55            11.53               9.67               6.24

Cash dividends per share: (2)
 Thirteen weeks ended August 2, 1998 ..............        --               --                .06                 --
 Fiscal year 1998 .................................        --               --                .25                 --


---------

(1) The historical periods for Schneider have been conformed to Smithfield's periods in all presentations. Schneider periods presented are the twelve weeks ended August 1, 1998 (unaudited) compared to Smithfield's unaudited thirteen weeks ended August 2, 1998 and the fifty-two weeks ended May 9, 1998 (unaudited) compared to Smithfield's audited fiscal year ended May 3, 1998.


(2) Smithfield has never paid a cash dividend on Smithfield Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

   SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION


     The following table presents selected pro forma consolidated condensed financial information for Smithfield as at and for the periods noted, giving effect to the completion of the Offers (assuming that 100% of the voting stock of Schneider is tendered in acceptance of the Offers.) Smithfield intends to account for the transaction under the purchase method of accounting. This financial information is unaudited and, in the opinion of Smithfield, includes all adjustments necessary to present fairly such information. The information below is presented in accordance with U.S. GAAP and is qualified in its entirety by, and should be read in conjunction with, the unaudited Pro Forma Consolidated Condensed Financial Statements of Smithfield, including the notes thereto, contained in Annex A to the Circular.





                                                         FORTY             FISCAL
                                                      WEEKS ENDED        YEAR ENDED
                                                    AUGUST 2, 1998      MAY 3, 1998
                                                   ----------------   ---------------
                                                      (IN THOUSANDS OF US DOLLARS,
                                                       EXCEPT PER SHARE AMOUNTS)
Sales ..........................................          $  996,370         $ 4,404,997
Net income .....................................              (4,448)             57,579
Net income per share of Smithfield Common Stock:
   Basic .......................................                (.11)               1.39
   Diluted .....................................                (.11)               1.32




          BALANCE SHEET AS AT AUGUST 2, 1998
------------------------------------------------------
Total assets .........................................    $1,457,299
Long-term debt and capital lease obligations .........       580,985
Shareholders' equity .................................       481,153

                                  DEFINITIONS

     IN THE OFFER AND CIRCULAR, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW:

     "ACCEPTANCE ALTERNATIVE" means the option of a holder of Schneider Shares held indirectly through one or more Special Holdcos to participate in an Offer by depositing (in lieu of such Schneider Shares) all of such person's Holdco Shares to such Offer, for consideration identical to the consideration that would have been received if such Schneider Shares had been deposited directly under such Offer.

     "ANCILLARY RIGHTS" means any and all rights granted by Smithfield to Schneider Shareholders in connection with the Offer and the documents related thereto (including the Voting Rights and the Exchange Rights).

     "ANNEX" means an Annex attached to the Circular.

     "ANTITRUST DIVISION" means the Antitrust Division of the United States Department of Justice.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or a statutory holiday in Toronto, Ontario.

     "C$" means Canadian dollars.

     "CALL RIGHTS" means the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, collectively.

     "CANADIAN DOLLAR EQUIVALENT" means the product obtained by multiplying the relevant US dollar amount by the noon spot exchange rate on such date for US dollars expressed in Canadian dollars as reported by the Bank of Canada.

     "CANADIAN GAAP" means generally accepted accounting principles in Canada.

     "CANADIAN TAX ACT" means the INCOME TAX ACT (Canada), as amended.

     "CIRCULAR" means the Offering Circular accompanying the Offers to Purchase.

     "CLASS A OFFER" means Smithfield Canada's offer to purchase Class A Shares (including Class A Shares issuable on exercise of outstanding Options) made hereby, the terms and sole condition of which are set forth in the Offers to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.

     "CLASS A SHARES" means the Class A non-voting shares in the capital of Schneider.

     "COMMON SHARE OFFER" means Smithfield Canada's offer to purchase Common Shares made hereby, the terms and conditions of which are set forth in the Offers to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.

     "COMMON SHARES" means the common shares in the capital of Schneider.


     "COMPANY REDEMPTION DATE" means the earlier of (i) the tenth anniversary of the date that Smithfield Canada first takes up and pays for Schneider Shares deposited under the Offers and (ii) any date established by the board of directors of Smithfield Canada for the redemption of Exchangeable Shares on which there are less than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Smithfield and its subsidiaries and subject to adjustment to such number of shares to reflect permitted changes to the Exchangeable Shares), as described in the Circular under the heading "Smithfield Canada Limited -- Terms of the Exchangeable Shares."


     "COMPETITION ACT" means the COMPETITION ACT (Canada), as amended.

     "COMPULSORY ACQUISITION" has the meaning set forth in the Circular, under the heading "Acquisition of Shares Not Deposited and Appraisal Rights."

     "CURRENT MARKET PRICE" has the meaning set forth in the Exchangeable Share Provisions.

     "CVMQ" means the Commission des valeurs mobilieres du Quebec.

     "DEALER MANAGER" means First Marathon Securities Limited.

     "DEPOSITARY" means CIBC Mellon Trust Company.

     "ELIGIBLE INSTITUTION" means a Canadian chartered bank, a trust company in Canada, a commercial bank or trust company having an office or correspondent in Toronto, Ontario or a firm that is a member of a recognized stock exchange in Canada, the Investment Dealers Association of Canada, a national securities exchange in the United States of America or the National Association of Securities Dealers, Inc.

     "ELIGIBLE SHAREHOLDER" means a Shareholder whose Schneider Shares (or Holdco Shares) are disposed of pursuant to an Offer or whose Schneider Shares are disposed of pursuant to a Compulsory Acquisition and either (i) who is resident in Canada, holds such Schneider Shares (or Holdco Shares) as capital property and is not exempt from tax on income, or (ii) who is not resident in Canada, whose Schneider Shares (or Holdco Shares) constitute "taxable Canadian property" and who is not, by reason of any exemption contained in any applicable tax convention, exempt from tax in respect of any gain realized on the disposition of such Schneider Shares (or Holdco Shares) pursuant to the Offers or a Compulsory Acquisition, all as determined for purposes of the Canadian Tax Act.

     "EXCHANGE ACT" means the United States SECURITIES EXCHANGE ACT OF 1934, as amended, and the rules and regulations promulgated thereunder.

     "EXCHANGE RIGHTS" means the optional exchange right granted to the Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting, Support and Exchange Trust Agreement to require Smithfield to exchange, or cause Smithfield Sub to exchange, Exchangeable Shares for shares of Smithfield Common Stock, plus an additional amount equivalent to any declared and unpaid dividends on such Exchangeable Shares, upon the occurrence of a Smithfield Canada Insolvency Event.

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are reproduced in Annex E -- "Form of Smithfield Canada Share Provisions."

     "EXCHANGEABLE SHARES" means the Exchangeable Shares of Smithfield Canada.

     "EXPIRY TIME" means 5:00 p.m. (local time at the place of deposit) on the Termination Date.

     "FTC" means the United States Federal Trade Commission and all successors thereto.

     "HOLDCO SHARES" means the shares of a Special Holdco.

     "HSR ACT" means the United States HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, as amended.

     "IRS" means the United States Internal Revenue Service.

     "JOINT ELECTION" means a joint election between an Eligible Shareholder and Smithfield Canada under subsection 85(1) (where the Eligible Shareholder is not a partnership) or 85(2) (where the Eligible Shareholder is a partnership) of the Canadian Tax Act (and the corresponding provisions of any applicable provincial income tax legislation) in respect of the disposition of the Eligible Shareholder's Schneider Shares (or Holdco Shares) pursuant to an Offer or the disposition of the Eligible Shareholder's Schneider Shares pursuant to a Compulsory Acquisition.

     "LETTER OF TRANSMITTAL" means the Letter of Acceptance and Transmittal (printed on YELLOW paper) delivered to holders of Schneider Shares which, when duly completed and returned with a certificate for Schneider Shares, will enable such Shareholder to exchange such certificate for a certificate for Exchangeable Shares.

     "LIQUIDATION CALL RIGHT" means the overriding right of Smithfield and Smithfield Sub, in the event of a proposed liquidation, dissolution or winding-up of Smithfield Canada, to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Smithfield or Smithfield Sub) from the holders thereof on the effective date of any such liquidation, dissolution or winding-up in exchange for shares of Smithfield Common Stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares, pursuant to the Exchangeable Share Provisions.

     "LOCK-UP AGREEMENT" means the agreement dated December 18, 1997 entered into by Smithfield with the Schneider Family pursuant to which Smithfield agreed to cause Smithfield Canada to make the Offers and the Schneider Family agreed to tender their Schneider Shares in acceptance of the Offers.


     "MAPLE LEAF OFFER" means, collectively, the offers made by Maple Leaf Foods Inc. and/or its wholly-owned subsidiary, SCH Acquisition Inc., to purchase all of the Schneider Shares pursuant to separate offers to purchase dated November 14, 1997 and the related notices of variation dated December 5, 1997, December 12, 1997, December 22, 1997, January 8, 1998, January 28, 1998,
February 17, 1998, March 9, 1998, March 27, 1998, April 16, 1998, May 6, 1998,
May 26, 1998, June 15, 1998, July 3, 1998, July 23, 1998, August 12, 1998,
September 1, 1998 and September 21, 1998.


     "NASDAQ NATIONAL MARKET" means the Nasdaq National Market segment of The Nasdaq Stock Market, an electronic securities market operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

     "NOON SPOT RATE" has the meaning ascribed to such term under the heading "Exchange Rates of Canadian and US Dollars."

     "NOTICE OF GUARANTEED DELIVERY" means the accompanying Notice of Guaranteed Delivery (printed on BLUE paper).

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario), as amended.

     "OFFER" means either the Common Share Offer or the Class A Offer, and "OFFERS" means the Common Share Offer and the Class A Offer, collectively, made by Smithfield Canada and contained in Section 1 of the Offers to Purchase. For greater certainty, each of the Class A Offer and the Common Share Offer is a separate offer to purchase and either Offer may be extended, varied or changed, and the condition or conditions of either offer to purchase may be waived without similarly extending, varying or changing the other Offer or waiving a condition or the conditions of the other Offer.

     "OFFER AND CIRCULAR" means the Offers to Purchase, the Circular and the Annexes, collectively.

     "OFFER PERIOD" means the period commencing on the date hereof and ending at the Expiry Time.

     "ONTARIO SECURITIES ACT" means the SECURITIES ACT (Ontario), as amended, and the rules and regulations made thereunder.

     "OPTION HOLDERS" means holders of Options.

     "OPTIONS" means currently outstanding options issued by Schneider entitling the holders thereof to acquire Class A Shares.

     "OSC" means the Ontario Securities Commission.

     "OTHER SECURITIES" means dividends (other than the regular quarterly dividend in the amount of C$0.09), securities, rights, warrants or other interests or distributions accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Schneider Shares on or after the date of the Offers.

     "PURCHASED SECURITIES" means Schneider Shares purchased by Smithfield Canada pursuant to the Offers.

     "REDEMPTION CALL RIGHT" means the overriding right of Smithfield and Smithfield Sub to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Smithfield or Smithfield Sub) from the holders thereof on the date fixed for redemption thereof in exchange for shares of Smithfield Common Stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares, pursuant to the Exchangeable Share Provisions.

     "RETRACTION CALL RIGHT" means the overriding right of Smithfield and Smithfield Sub, in the event of a proposed redemption of Exchangeable Shares pursuant to a Retraction Request given by the holder thereof, to purchase from such holder on the Retraction Date all of the Exchangeable Shares tendered for redemption in exchange for shares of Smithfield Common Stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares, pursuant to the Exchangeable Share Provisions.

     "RETRACTION DATE" means a date, determined by a holder of Exchangeable Shares on which such holder can require Smithfield Canada to redeem such holder's Exchangeable Shares as further set out in the Exchangeable Share Provisions and described in the Circular under the heading "Smithfield Canada Limited -- Terms of the Exchangeable Shares."

     "RETRACTION REQUEST" means a duly executed notice given by a holder of Exchangeable Shares in the form of Schedule A to the Exchangeable Share Provisions, or in such other form as may be acceptable to Smithfield Canada, pursuant to which such holder can require Smithfield Canada to redeem such holder's Exchangable Shares.

     "SCHNEIDER" means Schneider Corporation, a corporation amalgamated under the OBCA.

     "SCHNEIDER ARTICLES" means Schneider's articles of amalgamation.

     "SCHNEIDER BY-LAWS" means the by-laws of Schneider.

     "SCHNEIDER EXECUTIVES" means, collectively, Messrs. Douglas W. Dodds, Gerald A. Hooper, Paul E. Lang, John E. Lauer and Eric N. Schneider.

     "SCHNEIDER FAMILY" means, collectively, the individual members of the Schneider family or their holding companies who entered into the Lock-up Agreement, being Anne C. Fontana, Harbour Glen Securities Limited, Kinspan Investments Limited, Laurel Ridge Investments Limited, Frederick P. Schneider, Jadebridge Holdings Limited, Eric N. Schneider, J.M. Schneider Family Holdings Limited and Herbert J. Schneider.

     "SCHNEIDER FAMILY SHARES" means the 549,587 Common Shares and the 1,019,212 Class A Shares owned by the Schneider Family that are subject to the Lock-up Agreement.

     "SCHNEIDER SHARES" means, collectively, the Common Shares and the Class A Shares of Schneider and includes a reference to shares of either class where the context requires.

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES" means, collectively, the Purchased Securities and Other Securities.

     "SHAREHOLDERS" means holders of Schneider Shares.

     "SMITHFIELD" or "SMITHFIELD FOODS" means Smithfield Foods, Inc., a corporation incorporated under the laws of the Commonwealth of Virginia.

     "SMITHFIELD ARTICLES" means Smithfield's articles of incorporation, as amended.

     "SMITHFIELD BY-LAWS" means Smithfield's by-laws.

     "SMITHFIELD CANADA" means Smithfield Canada Limited, a single purpose wholly-owned subsidiary of Smithfield incorporated under the OBCA for the purpose of making the Offers.

     "SMITHFIELD CANADA ARTICLES" means Smithfield Canada's articles of incorporation.

     "SMITHFIELD CANADA BOARD OF DIRECTORS" means the board of directors of Smithfield Canada.

     "SMITHFIELD CANADA BY-LAWS" means Smithfield Canada's by-laws.

     "SMITHFIELD CANADA COMMON SHARES" means the common shares in the capital of Smithfield Canada.

     "SMITHFIELD CANADA INSOLVENCY EVENT" means the institution by Smithfield Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Smithfield Canada to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), and the failure by Smithfield Canada to contest in good faith any such proceedings commenced in respect of Smithfield Canada within 15 days of becoming aware thereof, or the consent by Smithfield Canada to the filing of any such petition or to the appointment of a receiver, or the making by Smithfield Canada of a general assignment for the benefit of creditors, or the admission in writing by Smithfield Canada of its inability to pay its debts generally as they become due, or Smithfield Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to the Exchangeable Share Provisions.

     "SMITHFIELD CANADA TRANSFER AGENT" means CIBC Mellon Trust Company, or any successor thereto that is appointed by Smithfield Canada to act as transfer agent and registrar for the Exchangeable Shares.

     "SMITHFIELD COMMON STOCK" means the common stock, par value US$0.50, of Smithfield.

     "SMITHFIELD LIQUIDATION EVENT" means (i) any determination by Smithfield's board of directors to institute voluntary liquidation, dissolution or winding-up proceedings (not including a reorganization under applicable bankruptcy laws) with respect to Smithfield or to effect any other distribution of assets of Smithfield among its shareholders for the purpose of winding up its affairs or (ii) receipt by Smithfield of notice of, or Smithfield otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up (not including a reorganization under applicable bankruptcy laws) of Smithfield or to effect any other distribution of assets of Smithfield among its shareholders for the purpose of winding up its affairs.

     "SMITHFIELD SUB" means Smithfield Sub Limited, a wholly-owned subsidiary of Smithfield incorporated under the OBCA.

     "SPECIAL HOLDCO" means a single-purpose holding company, incorporated under the laws of Ontario which is a resident of Canada for the purposes of the Canadian Tax Act, owns Schneider Shares and has no assets other than Schneider Shares and no liabilities whatsoever.

     "SPECIAL VOTING STOCK" means the Series B Special Voting Preferred Share, par value US$1.00 per share, of Smithfield, having terms substantially in the form attached as Annex F, one share (the "SPECIAL VOTING SHARE") of which will be issued by Smithfield and deposited with the Trustee pursuant to the Voting, Support and Exchange Trust Agreement.

     "SUBSEQUENT ACQUISITION TRANSACTION" has the meaning set forth in the Circular under the heading "Acquisition of Shares Not Deposited and Appraisal Rights."

     "TENDER AGREEMENT" has the meaning set forth in Section 7 of the Offers to Purchase.

     "TERMINATION DATE" means o, 1998 or such later date or dates as may be fixed by Smithfield Canada from time to time by notice given pursuant to
Section 8 of the Offers to Purchase.

     "TRUSTEE" means CIBC Mellon Trust Company, or any successor thereto that is appointed to act as trustee under the Voting, Support and Exchange Trust Agreement.

     "TSE" means The Toronto Stock Exchange.

     "US$" means United States dollars.

     "U.S. CODE" means the United States INTERNAL REVENUE CODE OF 1986, as amended.

     "U.S. GAAP" means generally accepted accounting principles in the United States.

     "U.S. SECURITIES ACT" means the United States SECURITIES ACT OF 1933, as amended, and the rules and regulations promulgated thereunder.

     "VSCA" means the VIRGINIA STOCK CORPORATION ACT, as amended.

     "VOTING RIGHTS" means the rights of the holders of Exchangeable Shares, other than Smithfield and its subsidiaries, to direct the votes attached to the share of Special Voting Stock in accordance with the Voting, Support and Exchange Trust Agreement.

     "VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT" means the Voting, Support and Exchange Trust Agreement to be entered into between Smithfield Canada, Smithfield Foods and the Trustee, substantially in the form attached as Annex D.

                                 RISK FACTORS

     THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED BY SHAREHOLDERS AND OPTION HOLDERS IN EVALUATING WHETHER TO ACCEPT THE OFFERS. THESE RISK FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED HEREIN.


LITIGATION RELATING TO THE OFFERS

     On January 14, 1998, two Shareholders commenced an action in the Ontario Court (General Division) seeking, among other things, a declaration that Schneider's board of directors had acted in a manner that unfairly disregarded the interests of all Shareholders, an order that each holder of Class A Shares has the right to convert such holder's Class A Shares into Common Shares and an injunction to enjoin the making of the Offers. The plaintiffs alleged that the Class A Shares should be convertible into Common Shares because the specific language used in the Maple Leaf Offer makes that offer an "Exclusionary Offer" for purposes of the Schneider Articles. Subsequently, Maple Leaf and three Shareholders (two of which are affiliates of Maple Leaf's financial advisor) commenced their own actions seeking substantially the same remedies. Generally, an "Exclusionary Offer" is an offer to purchase Common Shares that is not accompanied by an identical offer to purchase Class A Shares, in terms of the price per share and in all other material respects. The Maple Leaf Offer, like the Offers made hereby, offers identical consideration and is made on the same terms for both the Common Shares and the Class A Shares. The Schneider board of directors' have stated publicly that the Maple Leaf Offer is not an Exclusionary Offer and Smithfield agrees with that position.

     Smithfield and Smithfield Canada contested this litigation in a single trial that commenced on April 14, 1998 and ended on April 24, 1998. On May 11, 1998, the Ontario Court (General Division) dismissed all of the claims made by the plaintiffs, finding that there was no oppression by either Schneider or the Schneider Family and declaring that the Maple Leaf Offer is not an Exclusionary Offer. The trial decision means that neither the Maple Leaf Offer nor the Offers made hereby will engage the conversion rights described above. In light of the fact that the Offers made hereby are able to proceed as contemplated by the Lock-up Agreement, the Court dismissed Smithfield's counterclaim against Maple Leaf. Maple Leaf served its notice of appeal on June 5, 1998 and two of the other plaintiffs served their notices of appeal on June 8, 1998. Smithfield and the other defendants defended the trial judgment on the appeal, which was heard by the Ontario Court of Appeal on August 5-7, 1998. The Court of Appeal reserved its decision, which will be released on a later date.

     If the Ontario Court of Appeal orders that the Class A Shares are convertible into Common Shares, and if all Shareholders exercise such conversion rights, the Schneider Family Shares will represent approximately 20% of the then outstanding Common Shares. This result would deprive Smithfield and Smithfield Canada of the benefit of the Lock-up Agreement, which was intended by Smithfield to ensure that Smithfield Canada acquired voting control of Schneider if it took up and paid for any Common Shares under the Offers.

EFFECT OF THE OFFERS ON MARKET AND LISTINGS FOR THE SCHNEIDER SHARES

     The purchase of any Schneider Shares by Smithfield Canada pursuant to the Offers will reduce the number of Schneider Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Schneider Shares purchased under the Offers, the Offers could adversely affect the liquidity and market value of the remaining Schneider Shares held by the public. After the purchase of the Schneider Shares under the Offers, it may be possible for Schneider to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of security holders.

     The rules and regulations of the TSE establish certain criteria which, if not met, could lead to the delisting of the Schneider Shares from the TSE. Among such criteria are the number of Shareholders, the number of Schneider Shares publicly held and the aggregate market value of the Schneider Shares publicly held. Depending on the number of Schneider Shares purchased pursuant to the Offers, it is possible that the Schneider Shares would fail to meet the criteria for continued listing on the TSE. If this were to happen, the Schneider Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Schneider Shares. Smithfield Canada intends to cause Schneider to apply to delist the Schneider Shares from the TSE as soon as practicable after the completion of the Offers, any Compulsory Acquisition or Subsequent Acquisition Transaction.

TSE LISTING REQUIREMENTS

     The Toronto Stock Exchange has conditionally approved the listing of the Exchangeable Shares, subject to Smithfield Canada fulfilling all of the TSE's listing requirements on or before November 9, 1998. These requirements include, among other things, distribution of Exchangeable Shares to a minimum of 300 holders, each holder holding at least 100 Exchangeable Shares. The following are the relevant and potentially adverse consequences under the Canadian Tax Act if the Exchangeable Shares are not listed on a stock exchange in Canada or in a country outside of Canada which is prescribed for purposes of the Canadian Tax
Act:

   (a) The Exchangeable Shares will not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profits sharing plans or for certain other tax exempt entities ("Deferred Income Plans").

   (b) The Exchangeable Shares will constitute "taxable Canadian property" for a Shareholder that is not resident or deemed to be resident in Canada.

     The following are the relevant and potentially adverse Canadian income tax consequences under the Canadian Tax Act if the Exchangeable Shares are not listed on a stock exchange in Canada which is prescribed for purposes of the Canadian Tax Act:

   (a) The Exchangeable Shares will be foreign property for Deferred Income Plans. Deferred Income Plans are subject to a penalty tax if the cost amount of their "foreign property" exceeds prescribed limits.

   (b) Dividends received or deemed to be received on the Exchangeable Shares by a Shareholder that is a corporation will be deductible in computing the Shareholder's taxable income only to the extent that, in the case of a Shareholder that is a specified financial institution, the Shareholder did not acquire the Exchangeable Shares in the ordinary course of its business, and, in the case of other corporate Shareholders, none of Smithfield nor any other person with whom Smithfield does not deal at arm's length is a specified financial institution when the dividend is paid or deemed to be paid.

       See the discussion under "Canadian Federal Income Tax Considerations."




ABSENCE OF FAIRNESS OPINION

     No fairness opinion has been or will be obtained by Smithfield or Smithfield Canada in connection with the Offers. On December 17, 1997, the Special Committee of the Board of Directors of Schneider was advised orally by the financial advisor to the Special Committee, Nesbitt Burns, that in Nesbitt Burns' view, the consideration being offered under Smithfield's proposal was, at that date, inadequate to Shareholders from a financial point of view. Nesbitt Burns also advised the Special Committee of its view that, if no control transaction involving Schneider were consummated, the Common Shares and the Class A Shares would settle in a trading range of between C$18.00 and C$20.00 per share. On September 9, 1998, the closing prices for the Common Shares and Class A Shares were C$19.00 and C$16.50, respectively. To date, Nesbitt Burns has not provided any formal fairness opinion in respect of the Offers. See "Background to the Offers" and "Lock-up Agreement."


CANADIAN INCOME TAX CONSIDERATIONS

     The Offers have been structured to permit Shareholders who hold Schneider Shares as capital property and who would generally otherwise be subject to Canadian tax on the disposition of their Schneider Shares to obtain a full or partial deferral of such tax by making a joint election under the Canadian Tax Act. A joint election is an election under certain provisions of the Canadian Tax Act made jointly by a Shareholder and Smithfield. Unless a Shareholder makes a joint election in the manner and within the time set out in the Circular under the heading "Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada -- Joint Election -- Procedure," the Shareholder will not be entitled to a deferral of any Canadian tax that might otherwise arise on the disposition of that Shareholder's Schneider Shares.


POTENTIAL TAX IMPACT FOR UNITED STATES SHAREHOLDERS

     Smithfield and Smithfield Canada have received an opinion from McGuire, Woods, Battle & Boothe LLP, that Shareholders that are United States persons should not be required to recognize taxable gain or loss on the exchange of Schneider

Shares for Exchangeable Shares. Under amendments to the Internal Revenue Code that were enacted in 1997, however, Shareholders that are United States persons (citizens or residents of the United States, United States corporations or partnerships, and certain estates and trusts) could be taxable if the Exchangeable Shares were deemed to be "nonqualified preferred stock." Although the Exchangeable Shares should not be characterized as nonqualified preferred stock, in the absence of specific administrative guidance there is the possibility that the Internal Revenue Service could take the position that the Exchangeable Shares should be treated as nonqualified preferred stock. See "United States Federal Income Tax Considerations -- Shareholders That Are United States Holders -- Receipt of Exchangeable Shares."


STRINGENT ENVIRONMENTAL REGULATION; ENVIRONMENTAL LITIGATION, PROCEEDINGS AND
   INVESTIGATIONS

     The past and present business operations of Smithfield and the past and present ownership and operation of real property by Smithfield are subject to extensive and increasingly stringent United States, state, and local environmental laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations and future changes to them is material to Smithfield's business. Smithfield has incurred and will continue to incur significant capital and operating expenditures to comply with such laws and regulations. No assurance can be given that additional environmental issues relating to presently known matters or identified sites or to other matters or sites will not require additional, currently unanticipated investigation, assessment or expenditures. In addition, certain of Smithfield's facilities have been in operation for many years and, over such time, Smithfield and other prior operators of such facilities have generated and disposed of wastes which are or may be considered hazardous. Future discovery of previously unknown contamination of property underlying or in the vicinity of Smithfield's present or former properties or manufacturing facilities and/or waste disposal sites could require Smithfield to incur material unforeseen expenses. Occurrences of any such events may have a material adverse affect on Smithfield's financial condition. For a description of significant environmental litigation and investigations, including discussion of an ongoing federal grand jury investigation concerning Smithfield's pork processing facilities in Smithfield, Virginia, see Annex B "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."


CYCLICALITY

     Smithfield's results of operations and financial condition are largely dependent upon the cost and supply of hogs and the selling prices for many of its products, both of which are determined by constantly changing market forces of supply and demand over which Smithfield has limited or no control. The North American pork processing markets are highly competitive, with major and regional companies competing in each market. The market prices for pork products, including Smithfield's, are highly cyclical, being characterized by periods of supply and demand imbalance and to sensitivity to changes in industry capacity. Furthermore, certain structural factors accentuate this cyclicality, including the substantial capital investment and high fixed costs required to manufacture pork products efficiently; the significant exit costs associated with capacity reductions; and competition from producers of other meats and protein sources, especially beef, chicken and fish. In addition, the supply and market price of live hogs to be processed is dependent upon a variety of factors over which Smithfield has limited or no control, including fluctuations in the size of the herds maintained by North American hog suppliers, environmental and conservation regulations, economic conditions, the relative cost of feed for hogs, weather and other factors. Severe price swings in such raw materials, and the resultant impact on the prices Smithfield charges for its products, have at times had, and may in the future have, material adverse effects on Smithfield's results of operations. There can be no assurance that all or part of any increased costs experienced by Smithfield from time to time can be passed along to consumers of Smithfield's products directly or in a timely manner.


GENERAL RISKS OF THE FOOD INDUSTRY

     The food products manufacturing industry is subject to the risks posed by: adverse changes in general economic conditions; food spoilage or food contamination; evolving consumer preferences and nutritional and health-related concerns; United States, state and local food processing controls; consumer product liability claims; product tampering; and the possible unavailability and/or expense of liability insurance. In addition, the food industry is experiencing a period of consolidation, and the success of any future acquisitions by Smithfield will substantially depend on Smithfield's ability to integrate newly acquired operations successfully with its existing operations. See Annex B -- "Information Concerning Smithfield Foods, Inc. -- Business."

GOVERNMENTAL REGULATION

     Smithfield's operations are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and other state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of Smithfield's products, including food safety standards. Smithfield's manufacturing facilities and products are subject to constant inspection by United States, state and local authorities. Smithfield believes that it is currently in compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that Smithfield is in compliance with such laws and regulations or that it will be able to comply with any future laws and regulations. Failure by Smithfield to comply with applicable laws and regulations could subject Smithfield to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on Smithfield. See Annex B -- "Information Concerning Smithfield Foods Inc. -- Business -- Regulation."


RISKS OF INTERNATIONAL SALES AND OPERATIONS

     Non-U.S. sales accounted for approximately 6% of Smithfield's sales in fiscal 1998. International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other non-U.S. restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable laws, and other economic and political uncertainties. Furthermore, to the extent that in the future Smithfield conducts non-U.S. operations, such operations would be subject to the types of risks described above as well as risks related to fluctuations in currency values, foreign currency exchange controls, compliance with foreign laws and other economic or political uncertainties.


                   EXCHANGE RATES OF CANADIAN AND US DOLLARS

     The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in US dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):




                                                          SCHNEIDER FISCAL YEAR ENDED
                                          -----------------------------------------------------------
                        40 WEEKS ENDED
                        AUGUST 1, 1998     OCTOBER 25, 1997     OCTOBER 26, 1996     OCTOBER 28, 1995
                       ----------------   ------------------   ------------------   -----------------
High ...............    US$0.7304           US$0.7513            US$0.7462            US$0.7527
Low ................       0.6618              0.7145               0.7235               0.7024
Average ............       0.6925              0.7285               0.7322               0.7269
Period End .........       0.6618              0.7184               0.7438               0.7297



     On September 9, 1998, the exchange rate for one Canadian dollar expressed in US dollars, based on the Noon Buying Rate, was US$0.6577.

     The following table sets forth, for each period indicated, the high and low exchange rates for one US dollar expressed in Canadian dollars, the average of such exchange rates on the last day of each month during such period, and the exchange rate at the end of such period, based upon the noon spot rate of the Bank of Canada (the "Noon Spot Rate"):




                                                  SMITHFIELD FOODS FISCAL YEAR ENDED
                        13 WEEKS ENDED   -----------------------------------------------------
                        AUGUST 2, 1998    MAY 3, 1998(1)     APRIL 27, 1997     APRIL 28, 1996
                       ---------------   ----------------   ----------------   ---------------
High ...............    C$1.5111          C$1.4685           C$1.3993           C$1.3860
Low ................      1.4320            1.3635             1.3306             1.3282
Average ............      1.4666            1.4221             1.3636             1.3616
Period End .........      1.5111            1.4349             1.3965             1.3626


(1) Because May 3, 1998 was a Sunday, the Noon Spot Rate for May 4, 1998 is shown.


     On September 9, 1998, the exchange rate for one US dollar expressed in Canadian dollars was C$1.5204, based on the Noon Spot Rate.

                              OFFERS TO PURCHASE

TO: HOLDERS OF SCHNEIDER SHARES

THE ACCOMPANYING CIRCULAR CONTAINS IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFERS. THESE OFFERS TO PURCHASE AND THE CIRCULAR WHICH IS INCORPORATED INTO AND FORMS PART OF THESE OFFERS TO PURCHASE CONSTITUTE THE TAKE-OVER BID CIRCULAR REQUIRED UNDER CANADIAN PROVINCIAL SECURITIES LEGISLATION AND IS A PROSPECTUS FOR PURPOSES OF UNITED STATES FEDERAL SECURITIES LAWS.

1. THE OFFERS


     Subject to the terms and conditions set forth in Section 2 below and in the Letter of Transmittal and the Notice of Guaranteed Delivery, Smithfield Canada hereby offers to purchase any and all of the issued and outstanding Schneider Shares, including Class A Shares which may become outstanding on the exercise of outstanding Options prior to the Expiry Time. The Offers are for the purchase of each outstanding Schneider Share in exchange for 0.5415 of an Exchangeable Share of Smithfield Canada. According to Schneider's shareholder list, as at July 29, 1998 there were 738,954 Common Shares and 6,105,565 Class A Shares outstanding. Schneider has outstanding Options entitling holders to acquire 545,100 Class A Shares at exercise prices ranging from C$10.50 to C$14.75. The Offers are not made for any securities convertible or exercisable for Schneider Shares.


     Smithfield Canada will not issue fractional Exchangeable Shares. Instead of any fractional Exchangeable Share, the Shareholder will receive, at the option of Smithfield Canada, either a cash payment or a whole Exchangeable Share. For the purposes of determining the amount of any such payment, the Schneider Shares tendered by a holder in acceptance of the Offers will be aggregated.

     The Offers will be open for acceptance until the Expiry Time, unless withdrawn or extended at Smithfield Canada's sole discretion.


2. CONDITIONS TO THE OFFERS

     THE CLASS A SHARE OFFER

     The Class A Offer is conditional only upon Smithfield Canada acquiring any Common Shares pursuant to the Common Share Offer. Smithfield Canada reserves the right to withdraw the Class A Offer and not take up and pay for any Class A Shares deposited under the Class A Offer if Smithfield Canada does not acquire any Common Shares pursuant to the Common Share Offer. Accordingly, if the conditions to the Common Share Offer are not satisfied or waived, the sole condition to the Class A Offer will not be satisfied.


     COMMON SHARE OFFER

     Smithfield Canada reserves the right to withdraw the Common Share Offer and not take up and pay for any Common Shares deposited under the Common Share Offer unless all of the following conditions are satisfied or waived by Smithfield Canada prior to the Expiry Time:

     (a) there shall not have occurred or, if there shall have previously occurred, there shall not have been disclosed prior to the commencement of the Common Share Offer, any change (or any condition, event or development involving a prospective change) in the business, operations, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of Schneider which, in the judgment of Smithfield Canada, acting reasonably, is materially adverse to a purchaser of Schneider Shares;

     (b) the applicable waiting period under the Competition Act shall have expired and the Director of Investigation and Research (the "Director") appointed under the Competition Act shall have advised Smithfield Canada that the Director shall not oppose or threaten to oppose the purchase of any of the Schneider Shares under the Common Share Offer, or make or threaten to make an application under Part VIII of the Competition Act in respect of the purchase of any of the Schneider Shares;

     (c) all governmental or regulatory consents or approvals that Smithfield Canada, in its sole discretion, views as necessary or desirable to enable Smithfield Canada to consummate the Common Share Offer shall have been received on terms and conditions satisfactory to Smithfield Canada (see the Circular under the heading "Regulatory Matters");

     (d) there shall not be (i) any outstanding act, action, suit or proceeding taken before or by any domestic or foreign arbitrator, court or tribunal or any governmental agency or other regulatory authority or any administrative agency or commission by any elected or appointed public official or private person (including without limitation any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, or (ii) any law, regulation or policy proposed, enacted, promulgated or applied, in each case: (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to Smithfield Canada in relation to the Schneider Shares or the right of Smithfield Canada to own or exercise full rights of ownership of the Schneider Shares, (B) which has had or would have a material adverse effect upon Schneider or (C) which would prevent completion of the acquisition by Smithfield Canada of the Schneider Shares pursuant to a subsequent acquisition transaction;

     (e) there shall not exist any prohibition at law against Smithfield Canada taking up and paying for the Schneider Shares pursuant to the Common Share Offer;

     (f) Smithfield Canada shall not have become aware of, in any document filed by or on behalf of Schneider with any securities commission or similar securities regulatory authority in any of the provinces of Canada prior to the date of the Common Share Offer, any untrue statement of material fact or any omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), including without limitation as contained in any annual information form, financial statement, material change report or management proxy circular or in any document so filed or released by Schneider to the public;

     (g) Schneider shall not, or permit any of its subsidiaries to, have entered into any new agreements, commitments or undertakings of a material nature or undertaken any other material action except in the ordinary course of business;

     (h) Schneider shall not have declared or paid any dividend (other than its regular, historical quarterly dividend in the amount of C$0.09 per share), authorized any redemption of securities or otherwise proposed a distribution of assets to Shareholders;

     (i) Schneider shall not have entered into any agreement for the issuance of any securities other than with respect to the issuance of Schneider Shares by Schneider pursuant to currently outstanding Options;

     (j) all Options or other rights to acquire the Schneider Shares that are "out of the money" Options or rights shall have been terminated;

     (k) Smithfield Canada shall have determined in its discretion, acting reasonably, that no material right, franchise or license of Schneider or any of its subsidiaries has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, whether as a result of the making of the Common Share Offer, the taking up and paying for the Schneider Shares deposited under the Common Share Offer or otherwise, which might make it inadvisable for Smithfield Canada to proceed with the Common Share Offer and/or the taking up and paying for the Schneider Shares under the Common Share Offer and/or completing a subsequent acquisition transaction;

     (l) Schneider shall have received waivers relating to any change of control provisions in any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Schneider or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except such waivers the absence of which would not in the aggregate materially and adversely affect Schneider and its subsidiaries; and

     (m) The Schneider Family shall not be in breach of or default under any material provision of the Lock-up Agreement and neither the Schneider Family nor Smithfield Canada shall have exercised its right to terminate the Lock-up Agreement or any portion thereof.

     The foregoing conditions are for the exclusive benefit of Smithfield Canada and may be asserted by Smithfield Canada regardless of the circumstances (including any action or inaction by Smithfield Canada or any of its affiliates) giving rise to any such condition or may be waived by Smithfield Canada in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Smithfield Canada may have under either Offer. The failure by Smithfield Canada at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Smithfield Canada concerning the events described in this Section 2 will be final and binding upon all parties.

     Any waiver of a condition or the withdrawal of either Offer shall be effective upon written notice or other communication confirmed in writing by Smithfield Canada to that effect to the Depositary at its principal office in Toronto. Smithfield Canada, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary as soon as practicable thereafter to notify Shareholders in the manner set forth in Section 13 of the Offers to Purchase and shall provide a copy of such notice to the TSE. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. In the event of any waiver, all Schneider Shares deposited previously and not taken up or withdrawn will remain subject to the relevant Offer and may be accepted for purchase by Smithfield Canada in accordance with the terms of such Offer. If either Offer is withdrawn, Smithfield Canada shall not be obligated to take up or pay for any Schneider Shares deposited under such Offer and the Depositary will promptly return all certificates for deposited Schneider Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited in acceptance of such Offer.


3. PAYMENT FOR DEPOSITED SCHNEIDER SHARES

     If all of the conditions referred to in Section 2 of the relevant Offer have been fulfilled or waived at the Expiry Time, Smithfield Canada will become obligated to take up and pay for the Schneider Shares deposited under such Offer and not withdrawn no later than 10 days from the Termination Date, and to pay for the Schneider Shares taken up as soon as possible, but in any event not later than three days after taking up the Schneider Shares. In accordance with applicable law, Smithfield Canada will take up and pay for Schneider Shares deposited under an Offer after the date on which it first takes up Schneider Shares deposited under such Offer not later than 10 days after the deposit of such Schneider Shares.

     Subject to applicable law, Smithfield Canada may, in its discretion, at any time before the Expiry Time if the applicable rights to withdraw any deposited Schneider Shares have expired, take up and pay for all such Schneider Shares then deposited under the Class A Offer, Common Share Offer or both Offers, provided that Smithfield Canada agrees to take up and pay for all additional Schneider Shares validly deposited under such Offer or Offers thereafter.

     Smithfield Canada will be deemed to have taken up and accepted for payment Schneider Shares validly deposited and not withdrawn pursuant to an Offer if, as and when Smithfield Canada gives written notice or other communication confirmed in writing to the Depositary to that effect.

     Smithfield Canada will pay for Schneider Shares validly deposited pursuant to an Offer and not withdrawn by providing the Depositary with sufficient certificates for Exchangeable Shares for transmittal to persons depositing Schneider Shares and Options pursuant to the Offer. Under no circumstances will interest accrue or be paid by Smithfield Canada or the Depositary to persons depositing Schneider Shares on the purchase price of Schneider Shares purchased by Smithfield Canada pursuant to the Offers, regardless of any delay in making such payment. Smithfield Canada will not issue fractional Exchangeable Shares. Instead of any fractional Exchangeable Share, the Shareholder will receive, at the option of Smithfield Canada, either a cash payment or a whole Exchangeable Share. For the purposes of determining the amount of any such payment, the Schneider Shares beneficially owned by a holder will be aggregated.

     The Depositary will act as the agent of the persons who have deposited Schneider Shares pursuant to the Offers for the purposes of receiving Exchangeable Shares and cash, if any, from Smithfield Canada and transmitting Exchangeable Shares and cash, if any, to such persons. Receipt of payment by the Depositary shall be deemed to constitute receipt of payment by persons depositing Schneider Shares.

     Settlement will be made by the Depositary issuing or causing to be issued to each person who has validly deposited and not withdrawn Schneider Shares under an Offer a certificate representing Exchangeable Shares to which such person is entitled, together with, if Smithfield Canada elects to pay cash for fractional interests, a cheque in Canadian dollars in lieu of any fraction of an Exchangeable Share. Unless otherwise directed by the Letter of Transmittal, the certificate for such Exchangeable Shares and cheque, if any, will be issued in the name of the holder of the Schneider Shares so deposited.

     Unless a holder depositing Schneider Shares instructs the Depositary to hold the certificate for such Exchangeable Shares and cheque, if any, for pick-up by checking the appropriate box on the Letter of Transmittal certificates and cheques, if any, will be forwarded by first class insured mail to such holder at the address specified in the Letter of Transmittal. If no address is specified therein, certificates and cheques, if any, will be forwarded to the address of the holder as shown on the register maintained by Schneider.

     Depositing Shareholders will not be obligated to pay brokerage commissions. Transfer taxes, if any, on the purchase of Schneider Shares will be paid by Smithfield Canada.


4. TERMS OF THE EXCHANGEABLE SHARES AND THE VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

     Upon the terms and subject to the conditions described herein, Smithfield Canada is offering to purchase the outstanding Common Shares and Class A Shares in consideration for the issue of Exchangeable Shares. For a summary description of the provisions of the Exchangeable Shares and the related Voting, Support and Exchange Trust Agreement, see the Circular under the heading "Smithfield Canada Limited," which summary is qualified in its entirety by reference to the full text of the form of Voting, Support and Exchange Trust Agreement and Exchangeable Share Provisions contained in Annexes D and E, respectively.


5. TIME AND MANNER FOR ACCEPTANCE

     The Offers will expire, unless withdrawn or extended at the sole discretion of Smithfield Canada, at the Expiry Time.

     An Offer may be accepted by holders of Schneider Shares by depositing the following documents with the Depositary at the offices specified in the Letter of Transmittal on or before the Expiry Time:

     (a) the certificate or certificates representing Schneider Shares in respect of which the Offer is being accepted;

     (b) a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

     (c) any other relevant document required by the instructions set forth on the Letter of Transmittal.

     An Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time. Holders of Schneider Shares who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Schneider Shares may deposit certificates representing Schneider Shares pursuant to the procedures for guaranteed delivery described below.


6. PROCEDURE FOR GUARANTEED DELIVERY

     If a holder wishes to accept an Offer and either (i) the certificates representing such holder's Schneider Shares are not immediately available or
(ii) such holder cannot deliver the certificates and Letter of Transmittal to the Depositary by the Expiry Time, those Schneider Shares may nevertheless be deposited pursuant to such Offer, provided that all of the following conditions are met:

     (a) such deposit is made only at the principal office of the Depositary in Toronto by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile) is received by the Depositary at its principal office in Toronto at or before the Expiry Time; and

     (c) the certificate or certificates representing the deposited Schneider Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p.m. Toronto time on the third business day after the Expiry Time.

     The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.


7. ACCEPTANCE ALTERNATIVE FOR HOLDING COMPANIES

     Holders who hold Schneider Shares indirectly through a Special Holdco will be permitted to participate in the Offers by depositing all of such holder's shares of that Special Holdco pursuant to the Offers, in lieu of depositing such Schneider Shares, for consideration identical to that which the Shareholder would have been entitled to receive had such Schneider Shares been deposited under the Offers.

     Provided the terms and conditions set forth below have been satisfied and the applicable conditions of the relevant Offer have been satisfied or waived prior to the time by which Smithfield Canada is obliged to take up and pay for the Schneider Shares under such Offer, Smithfield Canada will purchase all of a holder's Holdco Shares from such holder where the holder has advised Smithfield Canada that it wishes to take advantage of the Acceptance Alternative. Smithfield Canada currently intends to wind up each Special Holdco the shares of which have been acquired under the Acceptance Alternative into Smithfield Canada under the voluntary winding-up or dissolution procedures of the OBCA, or to amalgamate the Special Holdco with Smithfield Canada (thereby directly holding the Schneider Shares previously held by the Special Holdco) or Schneider.

     The Acceptance Alternative will be available to an indirect holder of Schneider Shares provided all of the following terms and conditions are satisfied:

     (a) the holder holds such Schneider Shares indirectly through a Special Holdco;

     (b) the holder advises Smithfield Canada in writing, with a copy to the Depositary, at or before 5:00 p.m. Toronto time on a date that is at least 10 days prior to the Termination Date, that it wishes to take advantage of the Acceptance Alternative should it accept the Offer;

     (c) if required by Smithfield Canada, the holder properly completes and signs a letter of acceptance and transmittal (in a form to be provided by Smithfield Canada for such purpose) in respect of its Holdco Shares and deposits such letter of acceptance and transmittal, together with the certificates representing such holder's Holdco Shares and the Schneider Shares in respect of which such Holdco Shares are being tendered, with the Depositary prior to the Expiry Time;

     (d) all of the issued and outstanding shares of the Special Holdco are tendered to the Offer in accordance with the procedures set out herein;

     (e) the holder and the Special Holdco enter into an agreement (a "Tender Agreement") with Smithfield Canada on terms and conditions satisfactory to Smithfield Canada, and containing representations and warranties concerning the Special Holdco and the Holdco Shares (including, among other things, that the Special Holdco owns the Schneider Shares and has no assets other than its holding of Schneider Shares and no liabilities or obligations of any kind whatsoever, contingent or otherwise, and that the sole business or activity of the Special Holdco is and has always been the holding for investment purposes of Schneider Shares, other marketable securities and cash and ancillary activities, together with evidence to the satisfaction of Smithfield Canada in respect thereof), with such representations and warranties being effective both as of the date of the Tender Agreement and the date the Holdco Shares are acquired by Smithfield Canada;

     (f) the holder enters into an indemnity agreement (the "Indemnity Agreement") with Smithfield Canada, in the form required by Smithfield Canada, acting reasonably and provides Smithfield Canada with security satisfactory to Smithfield Canada in respect of such indemnification;

     (g) Smithfield Canada determines, in its sole discretion, that the purchase of the Holdco Shares will not have a material adverse consequence (whether tax or otherwise) to Smithfield Canada, Schneider or Smithfield;

     (h) the Special Holdco will not, other than by way of stock dividends, have effected any dividends or other distributions, except in an aggregate amount equal to the sum of (i) the after-tax amount of any dividends received by the Special Holdco on its Schneider Shares and any other marketable securities held by it, and (ii) the after-tax amount of any interest received by it on any cash held by it;

     (i) the holder will ensure the preparation and filing of all income tax returns of the Special Holdco in respect of the taxation year of the Special Holdco ending immediately prior to the acquisition of the Holdco Shares by Smithfield Canada and any prior taxation years for which income tax returns have not been filed, subject to Smithfield Canada's right to approve all such returns as to form and substance;

     (j) if the holder is a non-resident of Canada, such holder provides to Smithfield Canada on or before the Expiry Time a certificate under section 116 of the Canadian Tax Act in form and substance satisfactory to Smithfield Canada or enters into an agreement with Smithfield Canada in form and substance satisfactory to Smithfield Canada entitling Smithfield Canada to withhold in accordance with the Canadian Tax Act from amounts payable to the holder for the Holdco Shares and, if a certificate under section 116 of the Canadian Tax Act is not received by an agreed date, to remit the amounts withheld by it to the Receiver General of Canada in accordance with the Canadian Tax Act;

     (k) where the holder is a non-resident of Canada, the holder provides evidence sufficient to Smithfield Canada, acting reasonably, that the Special Holdco has withheld and/or remitted, on a timely basis, any amounts required to be withheld and/or remitted pursuant to Part XIII of the Canadian Tax Act, prior to the acquisition of the Holdco Shares by Smithfield Canada; and

     (l) the holder agrees that the rights and obligations of Smithfield Canada under the Tender Agreement will terminate if the applicable conditions of the Offer are not satisfied or waived prior to the time by which Smithfield Canada is obliged to take up and pay for the Schneider Shares under the Offer.

     Any holder wishing to take advantage of the Acceptance Alternative is encouraged to discuss such arrangements with Smithfield Canada at the earliest possible time and in any event within the time limit set forth in Section 7(b) above. Copies of the form of Tender Agreement and Indemnity Agreement may be obtained from Smithfield Canada on request by Shareholders wishing to use the Acceptance Alternative. Smithfield Canada will treat a valid deposit of Holdco Shares under an Offer as an acceptance of such Offer and, for purposes of the Offer, a valid deposit of Holdco Shares by a holder under the Offer will be considered to be a valid deposit of the Schneider Shares in respect of which such Holdco Shares are being tendered and such holder will be considered a Shareholder.

     ACCEPTANCE OF THE OFFERS THROUGH THE ACCEPTANCE ALTERNATIVE WILL HAVE INCOME TAX CONSEQUENCES TO A PARTICULAR INDIRECT HOLDER OF SCHNEIDER SHARES THAT ARE NOT DESCRIBED IN THIS DOCUMENT. SHAREHOLDERS WISHING TO USE THE ACCEPTANCE ALTERNATIVE SHOULD CONSULT WITH THEIR OWN TAX ADVISORS.


8. EXTENSIONS AND VARIATIONS OF THE OFFERS

     The Offers will be open for acceptance at the places of deposit specified in the Letter of Transmittal and Assignment until, but not after, the Expiry Time.

     Smithfield Canada may, at any time and from time to time while an Offer is open for acceptance, vary the terms of such Offer or extend the Expiry Time by giving notice in writing to the Depositary at its principal office in Toronto. Upon the giving of such notice to the Depositary, the Expiry Time shall be deemed to be extended to the date specified in such notice or such Offer shall be deemed to be varied in the manner described in such notice, as the case may be. Smithfield Canada will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension or variation to the Offer and cause the Depositary to mail a copy of any such notice to holders of Schneider Shares as required by applicable securities legislation at their respective addresses appearing in the applicable registers of Schneider. In addition, Smithfield Canada will provide a copy of such notice to the TSE. In the case of an extension, such announcement shall be made not later than 9:00 a.m. Toronto time on the next business day after the previously scheduled Expiry Time. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. During any extension, all Schneider Shares previously deposited and not taken up and paid for or withdrawn will remain subject to the Offer and, subject to applicable law, may be accepted for purchase by Smithfield Canada on or before the Expiry Time in accordance with the terms of the Offer.

     An extension of the Expiry Time shall not in and of itself constitute a waiver by Smithfield Canada of any of its rights under Section 2 of the Offers to Purchase.

     Under applicable Canadian provincial securities legislation, if there is a variation in the terms of an Offer, the period during which Schneider Shares may be deposited pursuant to such Offer shall not expire before 10 days after the notice of variation has been delivered. If, prior to the Expiry Time, Smithfield Canada in its sole discretion shall increase the consideration offered to holders of Schneider Shares under an Offer, such increase shall be applicable to all holders whose Schneider Shares are taken up pursuant to such Offer.

     Notwithstanding the foregoing, an Offer may not be extended by Smithfield Canada if all the terms and conditions of such Offer have been complied with, except those waived by Smithfield Canada, unless Smithfield Canada first takes up and pays for all Schneider Shares validly deposited under the Offer and not withdrawn.


9. RIGHT TO WITHDRAW DEPOSITED SCHNEIDER SHARES

     Except as otherwise provided in this Section 9, all deposits of Schneider Shares pursuant to an Offer are irrevocable. Schneider Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable law):

     (a) at any time before 5:00 p.m. local time, on o, 1998;

     (b) at any time before the expiration of the tenth day after the date upon which either:

              (i) a notice of change relating to a change which has occurred in the information contained in the Offer, which change is one that would reasonably be expected to affect the decision of a holder of Schneider Shares to accept or reject the Offer (other than a change that is not within the control of Smithfield Canada or any affiliate of Smithfield Canada, unless it is a change in a material fact relating to the Exchangeable Shares) in the event that such change occurs before the Expiry Time or after the Expiry Time but prior to the expiry of all rights of withdrawal in respect of such Offer; or

              (ii) a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Schneider Shares pursuant to such Offer where the time for deposit is not extended for a period of greater than 10 days), is mailed, delivered or otherwise properly communicated, but only if such deposited Schneider Shares have not been taken up and paid for by Smithfield Canada at the time of the notice, subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities; and

     (c) at any time after o, 1998, if the Schneider Shares deposited under the Offer have not then been taken up and paid for.

     A notice of withdrawal of deposited Schneider Shares must:

     (a) be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or electronic facsimile communication);

     (b) be made by or on behalf of the depositing holder;

     (c) be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Schneider Shares being withdrawn;

     (d) specify that person's name, the number of Schneider Shares to be withdrawn, the name of the registered holder of, and the certificate number shown on each certificate evidencing, the Schneider Shares to be withdrawn; and


     (e) actually be received by the Depositary at the place of deposit within the applicable time specified above.

     In addition, any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Transmittal or Notice of Guaranteed Delivery, except where the Schneider Shares were deposited for the account of an Eligible Institution.

     None of Smithfield Canada, the Depositary, the Dealer Manager or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

     Withdrawals may not be rescinded and any Schneider Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Schneider Shares may be redeposited at any time before the Expiry Time by again following one of the procedures described in Section 5 of the Offers to Purchase.

     In addition to the foregoing rights of withdrawal, holders of Schneider Shares in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See the description in the Circular under the heading "Statutory Rights."

     All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by Smithfield Canada in its sole discretion and such determinations shall be final and binding.


10. RETURN OF WITHDRAWN SCHNEIDER SHARES

     If any deposited Schneider Shares are not taken up by Smithfield Canada pursuant to the terms and conditions of an Offer for any reason, or if certificates are submitted for more Schneider Shares than are deposited, certificates for Schneider Shares that are not purchased will be returned, at the expense of Smithfield Canada, to the depositing Shareholder by first class registered or insured mail to the address of the depositing Shareholder specified in the Letter of Acceptance or, if no such address is specified, to the address of such Shareholder as shown on the share register maintained by Schneider. Certificates and other relevant documents will be returned as promptly as practicable following the Expiry Time or withdrawal or early termination of the relevant Offer.


11. MAIL SERVICE INTERRUPTION

     Notwithstanding the provisions of the Offers, certificates and cheques (if any) for Exchangeable Shares to be mailed by the Depositary will not be mailed if Smithfield Canada determines that delivery thereof by mail may be delayed. A person entitled to certificates and cheques (if any) which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Schneider Shares in respect of which the certificates and cheques (if any) are being issued were deposited, upon application to the Depositary, until such time as Smithfield Canada has determined that delivery by mail will no longer be delayed. Notwithstanding Section 13 of the Offers to Purchase, the deposit of certificates and cheques (if any) with the Depositary in such circumstance shall constitute delivery to the persons entitled thereto and the Schneider Shares shall be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by Smithfield Canada shall be given in accordance with
Section 13 of the Offers to Purchase.

12. DIVIDENDS, DISTRIBUTIONS AND PROXIES

     The execution of the Letter of Transmittal by a holder of Schneider Shares irrevocably appoints Smithfield Canada as the true and lawful agent, attorney and attorney in fact of that holder with respect to the holder's Purchased Securities and with respect to all of the holder's Other Securities. This appointment is effective from the date that Smithfield Canada purchases the Purchased Securities and affords Smithfield Canada full power of substitution, in the name and on behalf of the holder, to register, record, transfer and enter the transfer of such Purchased Securities and such Other Securities on the books of Schneider and to exercise any and all of the rights of the holder in respect of the Purchased Securities and any Other Securities. In addition, a holder of Schneider Shares who executes a Letter of Transmittal agrees, from and after the date on which Smithfield Canada purchases the Purchased
Securities:

     (a) not to vote any of the Purchased Securities or Other Securities at any meeting of holders of those securities;

     (b) not to exercise any other rights or privileges attached to any of those securities; and

     (c) to deliver to Smithfield Canada any and all instruments of proxy, authorizations or consents received in respect of all of those securities.

     At the date on which Smithfield Canada purchases the Purchased Securities, all prior proxies given by the holder of such Purchased Securities with respect thereto and to any Other Securities shall be revoked and no subsequent proxies may be given by that holder with respect thereto.

     If, on or after the date of the Offers, Schneider should subdivide, consolidate or otherwise change any of the Schneider Shares or its capitalization or disclose that it has taken any such action, Smithfield Canada may (in its sole discretion) make such adjustments as it deems appropriate to reflect such subdivision, consolidation or other change in the consideration and other terms of the Offers including (without limitation) the type of securities offered to be purchased and the amounts payable therefor.

     If Schneider should declare or pay any dividend (other than normal quarterly dividends not exceeding $0.09 per Schneider Share) or make any other distribution on or issue any rights, or other interests or distributions in respect of the Purchased Securities after the date of these Offers, that dividend, distribution or issue will be received and held by the depositing holder of Purchased Securities for the account of Smithfield Canada.

     Purchased Securities and Other Securities shall be acquired by Smithfield Canada free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom including the right to any and all dividends, distributions, payments, securities, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of those Securities and which are made payable or distributable to the holders of record of those Securities on a date on or after the date of these Offers (other than normal quarterly dividends not exceeding $0.09 per Schneider Share). However, if Smithfield Canada is the holder of Purchased Securities on the record date for any dividend, Smithfield Canada shall be entitled to receive the dividend payable to holders of record on that date.


13. NOTICE AND DELIVERY

     Without limiting any other lawful means of giving notice, any notice which Smithfield Canada or the Depositary may give or cause to be given under an Offer will be deemed to have been properly given to holders of Schneider Shares if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by Schneider and will be deemed to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more holders of Schneider Shares and notwithstanding any interruption of mail service following mailing. In the event of any interruption of mail service, Smithfield Canada intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which Smithfield Canada or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by holders of Schneider Shares if it is given to the TSE for dissemination through their facilities or if it is published in a newspaper or newspapers of general circulation in Toronto and Montreal or if it is given to the Canada News Wire Service.

     At Smithfield Canada's request, Schneider has provided a list of the names and addresses of the holders of Schneider Shares for the purposes of disseminating the Offers and any required notices to such holders.

     Unless post offices are not open for the deposit of mail, the Offers to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered holders of Schneider Shares. In addition, Smithfield

Canada will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmission to beneficial owners of Schneider Shares when such list or listing is received.


     Wherever the Offers to Purchase calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices specified in the Letter of Transmittal.


14. MARKET PURCHASES DURING THE OFFERS

     Smithfield Canada has no present intention of acquiring beneficial ownership of Schneider Shares while the Offers are outstanding other than as described in the Circular and the Offers to Purchase. However, Smithfield Canada reserves the right to, and may, acquire, or cause an affiliate to acquire, beneficial ownership of Class A Shares or Common Shares of Schneider by making purchases through the facilities of the TSE, subject to applicable law, at any time prior to the Expiry Time. In no event will Smithfield Canada make any such purchases of Class A Shares or Common Shares until the third business day following the date of the Offers. The aggregate number of Class A Shares or Common Shares beneficially acquired by Smithfield Canada through the facilities of the TSE while the Offers are outstanding shall not exceed 5% of the outstanding shares of each class, and Smithfield Canada will issue and file a press release disclosing the information prescribed by law forthwith after the TSE's close of business on each day on which Schneider Shares are purchased.


15. GENERAL

     The method of delivery of certificates representing Schneider Shares and all other documents is at the option and risk of each holder and delivery will be effective only when such documents are actually received by the Depositary. Smithfield Canada recommends that certificates and accompanying Letters of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit. If the documents are mailed, Smithfield Canada recommends that registered mail with return receipt or acknowledgment of receipt be used and that proper insurance be obtained.

     Holders of Schneider Shares registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Schneider Shares under the Offers.


     No fee or commission will be payable by a holder of Schneider Shares who delivers Schneider Shares directly to the Depositary or uses the facility of a soliciting dealer to accept the Offers.


     Smithfield Canada reserves the right to permit a holder of Schneider Shares to accept the Offers in a manner other than as set out above.

     All questions as to validity, form, eligibility (including timely receipt) and acceptance of any Purchased Securities or Other Securities deposited pursuant to an Offer or the Offers, including the propriety and effect of the execution of the Letter of Transmittal will be determined by Smithfield Canada in its sole discretion, and depositing holders of Purchased Securities or Other Securities agree that such determination shall be final and binding. Smithfield Canada reserves the absolute right to reject any and all deposits which it determines not to be in proper form, or which, in the opinion of counsel, it may be unlawful to accept under the laws of any jurisdiction. Smithfield Canada's interpretation of the terms and conditions of the Offers, the Circular, the Letter of Transmittal and Notice of Guaranteed Delivery will be final and binding.

     The deposit of Schneider Shares pursuant to the procedures described in the Offers to Purchase will constitute a binding agreement between the depositing Shareholder and Smithfield Canada and such agreement shall be subject to the conditions of the relevant Offer and include representations and warranties of the depositing Shareholders that (i) such person has full power and authority to deposit, sell, assign and transfer the Schneider Shares (and any Other Securities) being deposited; (ii) such person owns the Schneider Shares (and any Other Securities) being deposited; (iii) the deposit of such Schneider Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Schneider Shares are taken up and paid for by Smithfield Canada, Smithfield Canada will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.


16. OTHER TERMS OF THE OFFERS

     NO BROKER, DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF SMITHFIELD CANADA OTHER THAN AS CONTAINED IN THE OFFERS TO PURCHASE, AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offers to Purchase, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offers to Purchase.

     The Offers and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

     The Offers are not being made to (nor will deposits be accepted from or on behalf of) holders of Schneider Shares residing in any jurisdiction in which the making of the Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Smithfield Canada may, in its sole discretion, take such action as it may deem necessary to make the Offers in any such jurisdiction and extend the Offers to holders of Schneider Shares in any such jurisdiction.


Dated: o, 1998                          SMITHFIELD CANADA LIMITED


                                        By: (Signed) o

                               OFFERING CIRCULAR

     This Circular accompanies the Offers made by Smithfield Canada to acquire any and all of the Schneider Shares (including Class A Shares issuable upon exercise of outstanding Options). Shareholders are referred to the Offers to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights which are incorporated herein by reference. Defined terms used in the Offers to Purchase are used herein with the same meaning unless the context otherwise requires.

     The information concerning Schneider contained in this Circular, including in Annex C, has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Smithfield Canada was not involved in the preparation of the information and statements relating to Schneider contained in the Circular in reliance upon publicly available information and, although Smithfield Canada has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue or incomplete, Smithfield Canada does not assume any responsibility for the accuracy or completeness of the information taken from or based upon such documents and records, or for any failure by Schneider to disclose events that may have occurred or may affect the significance or accuracy of any such information.


SMITHFIELD FOODS, INC.

     CORPORATE OVERVIEW

     Smithfield Foods believes it is the largest combined hog slaughterer and further processor of pork in the United States. Smithfield produces a wide variety of fresh pork and processed meat products which it markets across the United States and internationally to over 25 markets outside the United States, including Japan, Russia and Mexico. Since 1975, when current management assumed control, Smithfield Foods has expanded its production capacity and markets through a combination of strong internal growth and selective acquisitions of regional and multi-regional companies with well-recognized brand identities. Smithfield's brands include Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, John Morrell, Patrick Cudahy and Lykes. To complement its hog slaughtering and further processing operations, Smithfield has vertically integrated into hog production through an 86-percent owned subsidiary and through a joint hog production arrangement with one of the United States' largest hog producers. These hog production operations collectively accounted for 10.8% of the hogs Smithfield slaughtered in fiscal 1998. In addition, Smithfield obtains a substantial portion of its hogs under market-indexed, multi-year agreements with several of the United States' largest suppliers of high quality hogs, strategically located in proximity to Smithfield's hog slaughtering and further processing operations in North Carolina and Virginia. These suppliers accounted for 42.9% of the hogs Smithfield slaughtered in fiscal 1998.

     In a number of U.S. markets, Smithfield's brands are among the leaders in selected product categories. In recent years, as consumers have become more health conscious, Smithfield has broadened its product line to include leaner fresh pork products as well as fat-free, lower fat and lower salt processed meats. Management believes that leaner pork products combined with the industry's efforts to heighten public awareness of pork as an attractive protein source have led to increased consumer demand for pork products. In order to capture the growing market for lower fat products, Smithfield has developed, and is marketing on a national basis in the United States, a line of extremely lean, premium fresh pork products under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers.

     For the fiscal year ended May 3, 1998, Smithfield had sales of US$3.9 billion and net income of US$53.4 million.


     The shares of Smithfield Common Stock are quoted on the Nasdaq National Market. On September 9, 1998, the closing price of Smithfield Common Stock on the Nasdaq National Market was US$16.09.



     DESCRIPTION OF SMITHFIELD FOODS CAPITAL STOCK

     The authorized capital stock of Smithfield Foods consists of 100,000,000 shares of Smithfield Common Stock, par value US$0.50 per share, and 1,000,000 shares of Preferred Stock, par value US$1.00 per share.

     SMITHFIELD FOODS COMMON STOCK. Holders of Smithfield Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Smithfield Common Stock do not have cumulative voting rights, and therefore holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Holders of Smithfield Common Stock are entitled to receive such dividends as may be declared from time to time by Smithfield's board of directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Smithfield Foods Preferred Stock, if any. In the event of the liquidation, dissolution or winding up of Smithfield Foods, the holders of Smithfield Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any. The Smithfield Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by Smithfield Foods. The Smithfield Common Stock issuable in exchange for Exchangeable Shares has been duly authorized and will be validly issued, fully paid and non-assessable. The Transfer Agent and Registrar for Smithfield Common Stock is Harris Trust and Savings Bank, New York, New York.

     SMITHFIELD FOODS PREFERRED STOCK. Smithfield's board of directors has the authority, without any vote or action by the shareholders, to issue Smithfield Foods Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. Under certain circumstances Smithfield's board of directors could utilize the issuance of Smithfield Foods Preferred Stock as a method of preventing a takeover of Smithfield Foods. There are no shares of Smithfield Foods Preferred Stock outstanding, and there are no agreements or understandings for the designation of any series of Smithfield Foods Preferred Stock or the issuance of shares thereunder, except pursuant to the preferred share purchase rights plan, and except for the single share of Special Voting Stock, each summarized below.


     PREFERRED SHARE PURCHASE RIGHTS PLAN. Effective September 2, 1997, Smithfield's board of directors declared a dividend distribution of one Right on each outstanding share of Smithfield Common Stock pursuant to a preferred share purchase rights plan and a related Rights Agreement between Smithfield Foods and Harris Trust and Savings Bank as the Rights Agent (as amended as of May 1, 1998, the "Rights Plan"). In general, the number of Rights outstanding equals the number of shares of Smithfield Common Stock outstanding from time to time, and the issuance of shares of Smithfield Common Stock (including without limitation issuances upon the exchange or redemption of Exchangeable Shares) will be accompanied by the issuance of a corresponding number of Rights. The Rights will expire on May 31, 2001 unless previously exercised or unless redeemed at the option of Smithfield's board of directors for US$.0001 per Right.


     Under the Rights Plan, the Rights will be exercisable only if a person or group acquires 20% or more of Smithfield Common Stock or announces a tender offer the consummation of which would result in ownership by a person or group of 20% or more of the Smithfield Common Stock. Each Right entitles its holder to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value US$1.00 per share ("Series A Preferred Shares"), at an exercise price of US$37.50, subject to further adjustment. Each Series A Preferred Share will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of Smithfield Common Stock. Smithfield's board of directors has authorized 100,000 Series A Preferred Shares for issuance pursuant to the Rights Plan, none of which has been issued.

     Under the Rights Plan, if Smithfield Foods is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% or more of the outstanding Smithfield Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of Smithfield Common Stock having a market value of twice such price.


     SPECIAL VOTING STOCK (SERIES B SPECIAL VOTING PREFERRED SHARE). In connection with the Offers made hereby, including the proposed issuance of Exchangeable Shares by Smithfield Canada, Smithfield Foods' board of directors has authorized the issuance of one Series B Special Voting Preferred Share, being the Special Voting Share referred to elsewhere in this document. The Special Voting Share will be issued to the Trustee to be held for the benefit of holders of Exchangeable Shares pursuant to the Voting, Support and Exchange Trust Agreement. The Special Voting Share will entitle the Trustee to an aggregate number of votes at a Smithfield Foods shareholders' meeting equal to the number of Exchangeable Shares outstanding (other than Exchangeable Shares held by Smithfield and its subsidiaries). Pursuant to the Voting, Support and Exchange Trust Agreement, the Trustee will provide to each holder of Exchangeable Shares all proxy and other materials relating to a Smithfield Foods shareholders' meeting and such holder may instruct the Trustee as to how their Exchangeable Shares are to be voted or may require the Trustee to provide a proxy so that the holder may attend the meeting in person and exercise such holder's Voting Rights. The terms of the Special Voting Share will be substantially in the form reproduced in Annex F hereto.


     FURTHER INFORMATION

     Further information with respect to Smithfield and its share capital is set forth in Annex B hereto, which is incorporated into and forms part of this Circular.

SMITHFIELD CANADA LIMITED

     CORPORATE OVERVIEW

     Smithfield Canada Limited was incorporated under the OBCA on January 19, 1998 for the purpose of making the Offers. Smithfield Canada is a wholly-owned subsidiary of Smithfield and has no material assets, capital or liabilities and no operating history. For additional information regarding the financial statements of Smithfield Canada, see Annex G -- Information Concerning Smithfield Canada Limited. Smithfield Canada has not entered into any material agreements, but will enter into the Voting, Support and Exchange Trust Agreement in connection with the closing of the Offers.


     The authorized capital of Smithfield Canada consists of an unlimited number of common shares. Before Smithfield Canada takes up and pays for any Schneider Shares deposited under the Offers, it will amend its articles to create an unlimited number of Exchangeable Shares. As at the date hereof, all of the outstanding Smithfield Canada Common Shares are owned by Smithfield and there are no Exchangeable Shares outstanding.

     Upon the filing of this Circular with the securities regulatory authorities in each of the Provinces of Canada, Smithfield Canada will become a reporting issuer (or its equivalent) in each of those jurisdictions. In addition, on April 8, 1998, the TSE conditionally approved the listing of the Exchangeable Shares, subject to the fulfilment by Smithfield Canada of all the requirements of the TSE on or before November 9, 1998. These requirements include, among other things, distribution of Exchangeable Shares to a minimum of 300 public holders, each holder holding at least 100 Exchangeable Shares.

     Immediately following consummation of the Offers, Smithfield Canada will own all of the Schneider Shares that are validly tendered under the Offers and not withdrawn prior to the Expiry Time and former holders of Schneider Shares that are acquired by Smithfield Canada pursuant to the Offers will own all of the outstanding Exchangeable Shares of Smithfield Canada. If all of the outstanding Schneider Shares are acquired by Smithfield Canada in connection with the Offers, Smithfield Canada will issue a maximum of 4,001,479 Exchangeable Shares. Each Exchangeable Share will be exchangeable for one share of Smithfield Common Stock. As at September 8, 1998, there were 37,537,362 shares of Smithfield Common Stock outstanding.


     Smithfield Canada's and Smithfield Sub's principal offices are located at Suite 4700, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario M5K 1E6. Smithfield Canada's principal executive offices are located at 200 Commerce Street, Smithfield, Virginia, 23430, telephone number (757) 365-3000.


     TERMS OF THE EXCHANGEABLE SHARES

     The following is a summary description of the material provisions of the Exchangeable Shares and is qualified in its entirety by reference to the full text of the form of Smithfield Canada share provisions which are attached as Annex E hereto.

     RANKING. The Exchangeable Shares will rank prior to the Smithfield Canada Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of Smithfield Canada.

     DIVIDENDS. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends, if any, paid from time to time by Smithfield on shares of Smithfield Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the shares of Smithfield Common Stock. See Annex B -- "Information Concerning Smithfield Foods, Inc. -- Dividend Policy."

     CERTAIN RESTRICTIONS. Smithfield Canada will not without obtaining the approval of the holders of the Exchangeable Shares as set forth below under the sub-heading " -- Amendment and Approval":

     (a) pay any dividend on the Smithfield Canada Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Smithfield Canada Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

     (b) redeem, purchase or make any capital distribution in respect of Smithfield Canada Common Shares or any other shares ranking junior to the Exchangeable Shares;

     (c) redeem or purchase any other shares of Smithfield Canada ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

     (d) issue any shares other than Exchangeable Shares, Smithfield Canada Common Shares and any other shares not ranking superior to the Exchangeable Shares.

     Notwithstanding the foregoing, the restrictions in clauses (a), (b) and
(c) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to any dividends declared on the Smithfield Common Stock have been declared and paid in full.

     LIQUIDATION OF SMITHFIELD CANADA. In the event of the liquidation, dissolution or winding up of Smithfield Canada or any other proposed distribution of the assets of Smithfield Canada among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share on the effective date of such liquidation, dissolution, winding up or other distribution (the "Liquidation Date") an amount to be satisfied by issuance of one share of Smithfield Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share (the "Liquidation Amount").

     On or after the Liquidation Date, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to Smithfield Canada's registered office or the office of the Smithfield Canada Transfer Agent. Upon receipt of the certificates and other documents and subject to the exercise by Smithfield or Smithfield Sub of the Liquidation Call Right, Smithfield Canada will deliver the Liquidation Amount to such holder at the address recorded in Smithfield Canada's securities register or will hold the Liquidation Amount for pick up by the holder at Smithfield Canada's registered office or the office of the Smithfield Canada Transfer Agent, as specified by Smithfield Canada in a notice to such holders.

     Upon the occurrence of a liquidation, dissolution or winding up of Smithfield Canada, Smithfield and Smithfield Sub will have the right to purchase all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Smithfield or Smithfield Sub) at a purchase price per Exchangeable Share equal to the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders thereof will be obligated to sell such Exchangeable Shares to Smithfield or Smithfield Sub, as applicable. The purchase by Smithfield or Smithfield Sub of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the Liquidation Date.

     The Liquidation Call Right may be exercised, at the election of Smithfield, by either Smithfield or Smithfield Sub.

     Upon the occurrence of a Smithfield Canada Insolvency Event, the Trustee on behalf of the holders of Exchangeable Shares will have the right to require Smithfield or Smithfield Sub to purchase any or all of the Exchangeable Shares then outstanding and held by such holders for the Liquidation Amount as described under the sub-heading "Voting, Support and Exchange Trust Agreement -- Optional Exchange Right in case of a Smithfield Canada Insolvency Event."

     AUTOMATIC EXCHANGE ON LIQUIDATION OF SMITHFIELD. In the event of a Smithfield Liquidation Event, Smithfield or Smithfield Sub will be required to purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Smithfield or Smithfield Sub) and holders of Exchangeable Shares will be required to sell the Exchangeable Shares held by them at that time, by exchanging one share of Smithfield Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

     Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instrument of transfer as Smithfield may reasonably require, Smithfield will deliver to such holder certificates representing an equivalent number of shares of Smithfield Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares.

     RETRACTION OF EXCHANGEABLE SHARES BY HOLDERS. Subject to the Retraction Call Right of Smithfield and Smithfield Sub described below, a holder of Exchangeable Shares will be entitled at any time to require Smithfield Canada to redeem any or all of the Exchangeable Shares held by such holder for a retraction price per Exchangeable Share to be satisfied by issuance of one share of Smithfield Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares. Holders of the Exchangeable Shares may request redemption by presenting a certificate or certificates to Smithfield Canada or the Smithfield Canada Transfer Agent representing the number of Exchangeable Shares the holder desires to have redeemed, together with a duly executed Retraction Request and such other documents as may be required to effect the redemption of the Exchangeable Shares (which may include, in the case of a holder having a registered address in the United States, a properly completed Substitute Form W-9). The redemption will become effective five business days after the date on which Smithfield Canada receives the Retraction Request from the holder.

     When a holder requests Smithfield Canada to redeem the Exchangeable Shares, Smithfield and Smithfield Sub will have an overriding right (the "Retraction Call Right") to purchase on the Retraction Date all but not less than all of the Exchangeable Shares that the holder has requested Smithfield Canada to redeem at a purchase price per Exchangeable Share equal to one share of Smithfield Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

     At the time of a Retraction Request by a holder of Exchangeable Shares, Smithfield Canada will immediately notify Smithfield and Smithfield Sub. Smithfield or Smithfield Sub must then advise Smithfield Canada within two business days as to whether the Retraction Call Right will be exercised. If either Smithfield or Smithfield Sub so advises Smithfield Canada within such two business day period, Smithfield Canada will notify the holder of Exchangeable Shares as soon as possible thereafter that the Retraction Call Right will be exercised. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by Smithfield or Smithfield Sub nor be redeemed by Smithfield Canada. If the holder does not revoke his or her Retraction Request, on the Retraction Date the Exchangeable Shares that the holder has requested Smithfield Canada to redeem will be purchased by Smithfield or Smithfield Sub or redeemed by Smithfield Canada, as the case may be, in each case at a purchase price per Exchangeable Share equal to one share of Smithfield Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

     The Retraction Call Right may be exercised, at the election of Smithfield, by either Smithfield or Smithfield Sub.

     If, as a result of solvency provisions of applicable law, Smithfield Canada is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Smithfield Canada will redeem only those Exchangeable Shares tendered by the holder as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Smithfield Canada will be deemed to have required Smithfield to purchase such unretracted Exchangeable Shares in exchange for Smithfield Common Stock on the Retraction Date pursuant to the optional Exchange Right.

     REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and the Redemption Call Right of Smithfield and Smithfield Sub, on the Company Redemption Date, Smithfield Canada will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per Exchangeable Share to be satisfied by the issuance of one share of Smithfield Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares (the "Redemption Price"). Smithfield Canada will, at least 90 days prior to the Company Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Smithfield Canada. On or after the date such notice is provided, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required (which may include, in the case of a holder having a registered address in the United States, a properly completed Substitute Form W-9) at the office of the Smithfield Canada Transfer Agent or the registered office of Smithfield Canada, Smithfield Canada will deliver the Redemption Price to the holder at the address of the holder recorded in Smithfield Canada's securities register or by holding the Redemption Price for pick up by the holder at the registered office of Smithfield Canada or the office of the Smithfield Canada Transfer Agent as specified in the written notice.

     Smithfield and Smithfield Sub will be granted a right (the "Redemption Call Right"), notwithstanding a proposed redemption of the Exchangeable Shares by Smithfield Canada on the Company Redemption Date pursuant to the Exchangeable Share Provisions, to purchase on the Company Redemption Date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Smithfield or Smithfield Sub) in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders of all of the then outstanding Exchangeable Shares will be obligated to sell such shares to Smithfield or Smithfield Sub, as applicable. If either Smithfield or Smithfield Sub exercises the Redemption Call Right, Smithfield Canada's right to redeem the Exchangeable Shares on the Company Redemption Date will terminate. The Redemption Call Right may be exercised, at the election of Smithfield, by either Smithfield or Smithfield Sub.

     VOTING RIGHTS. Except as required by applicable law, the holders of the Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of the shareholders of Smithfield Canada or to vote at any such meeting.

     AMENDMENT AND APPROVAL. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon (other than shares beneficially owned by Smithfield and its subsidiaries) at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 50% of the then outstanding Exchangeable Shares are present in person or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than 10 days later) as may be determined at the original meeting and the holders of Exchangeable Shares present in person or represented by proxy at the adjourned meeting will constitute a quorum thereat and may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Exchangeable Shares.

     ACTIONS BY SMITHFIELD CANADA UNDER VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT. Under the Exchangeable Share Provisions, Smithfield Canada will agree to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to facilitate the performance and compliance by Smithfield with its obligations under, the Voting, Support and Exchange Trust Agreement.


     VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT
     The following is a summary description of the material provisions of the Voting, Support and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the form of Voting, Support and Exchange Trust Agreement which appears as Annex D hereto and the form of Special Voting Share provisions which appears as Annex F hereto.

     VOTING RIGHTS

     Pursuant to the Voting, Support and Exchange Trust Agreement, Smithfield will issue the Special Voting Share to the Trustee for the benefit of the holders (other than Smithfield and its subsidiaries) of the Exchangeable Shares. At any meeting at which Smithfield shareholders are entitled to vote, the Special Voting Share will have a number of votes equal to the number of outstanding Exchangeable Shares (other than shares held by Smithfield and its subsidiaries).

     Each holder of Exchangeable Shares on the record date for any meeting at which Smithfield stockholders are entitled to vote will be entitled to instruct the Trustee to exercise the vote attached to the Special Voting Share for each Exchangeable Share held by such holder. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder of Exchangeable Shares and, in the absence of instructions from a holder as to voting, will not exercise such vote. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder or the holder's nominee to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the holder is entitled.

     The Trustee will send to the holders of the Exchangeable Shares notice of each meeting at which the Smithfield shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holders may instruct the Trustee to exercise the votes attaching to the Special Voting Share, at the same time as Smithfield sends such notice and materials to the Smithfield shareholders. The Trustee will also send to the holders copies of all information statements, interim and annual financial statements, reports and other materials sent by Smithfield to the holders of shares of Smithfield Common Stock at the same time as such materials are sent to the Smithfield shareholders. To the extent such materials are provided to the Trustee by Smithfield, the Trustee will also send to the holders all materials sent by third parties to Smithfield shareholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Smithfield shareholders.

     All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Share will cease upon the exchange of all of such holder's Exchangeable Shares for shares of Smithfield Common Stock.

     OPTIONAL EXCHANGE RIGHT IN CASE OF A SMITHFIELD CANADA INSOLVENCY EVENT.

     Upon the occurrence and during the continuance of a Smithfield Canada Insolvency Event, a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Smithfield or Smithfield Sub to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of a Smithfield Canada Insolvency Event or any event which may, with the passage of time or the giving of notice, become a Smithfield Canada Insolvency Event, Smithfield Canada and Smithfield will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right.

     The purchase price payable by Smithfield or Smithfield Sub for each Exchangeable Share to be purchased under the optional Exchange Right will be satisfied by the issuance of one share of Smithfield Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Share.

     If, as a result of solvency provisions of applicable law, Smithfield Canada is unable to redeem all of a holder's Exchangeable Shares which such holder is entitled to have redeemed in accordance with the Exchangeable Share Provisions, the holder will be deemed to have exercised the optional Exchange Right with respect to the unredeemed Exchangeable Shares and Smithfield or Smithfield Sub will be required to purchase such shares from the holder in the manner set forth above.

     SMITHFIELD SUPPORT OBLIGATION

     Under the Voting, Support and Exchange Trust Agreement, Smithfield will agree that: (i) it will not declare or pay dividends on the Smithfield Common Stock unless Smithfield Canada simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) it will advise Smithfield Canada in advance of the declaration of any dividend on the Smithfield Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as that for the Smithfield Common Stock and that such dates will correspond with any requirement of any stock exchange on which the Exchangeable Shares are then listed; (iii) it will ensure that the record date for any dividend declared on the Smithfield Common Stock is not less than 10 business days after the declaration date for such dividend or such shorter period within which applicable law may be complied with; (iv) it will take all actions and do all things necessary to ensure that Smithfield Canada is able to pay to the holders of the Exchangeable Shares the equivalent number of shares of Smithfield Common Stock plus any additional amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Shares in the event of a liquidation, dissolution or winding up of Smithfield Canada, the giving of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Smithfield Canada; (v) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding up of Smithfield Canada; and (vi) it will enable Smithfield Canada to maintain a listing for the Exchangeable Shares on a Canadian stock exchange.

     The Voting, Support and Exchange Trust Agreement also provides that, without the prior approval of Smithfield Canada and the holders of the Exchangeable Shares (as set forth in this Circular under "Smithfield Canada Limited -- Terms of the Exchangeable Shares -- Amendment and Approval"), Smithfield will not distribute additional shares of Smithfield Common Stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of Smithfield Common Stock, nor change any of the rights, privileges or other terms of the Smithfield Common Stock, unless the same or an equivalent distribution on, or change to the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the Smithfield Common Stock, Smithfield will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of Smithfield Common Stock.

     The Voting, Support and Exchange Trust Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Smithfield or any of its subsidiaries, Smithfield will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares, remain the direct or indirect beneficial owner of more than 50% of all issued and outstanding voting securities of Smithfield Canada.

     With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of Smithfield, the Smithfield Canada Board of Directors, the Trustee and the Trustee's counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Voting, Support and Exchange Trust Agreement may not be amended without the approval of the holders of the Exchangeable Shares as set forth in this Circular under the heading "Smithfield Canada Limited -- Terms of the Exchangeable Shares -- Amendment and Approval".

     Under the Voting, Support and Exchange Trust Agreement, Smithfield has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any of its subsidiaries on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Voting, Support and Exchange Trust Agreement).

     DELIVERY OF SMITHFIELD COMMON STOCK

     Smithfield will make such filings and seek such regulatory consents and approvals as are necessary so that the shares of Smithfield Common Stock issuable upon the exchange of Exchangeable Shares will be issued in compliance with applicable securities laws in Canada and the United States and may be traded freely on the Nasdaq National Market or such other United States stock market or quotation system on which such shares may be listed, quoted or posted for trading from time to time.

     DIRECTORS AND OFFICERS

     The names, municipalities and principal occupations for the directors and officers of Smithfield Canada are as follows:




                                               POSITION WITH
 NAME AND MUNICIPALITY OF RESIDENCE          SMITHFIELD CANADA                       PRINCIPAL OCCUPATION
------------------------------------   ----------------------------   --------------------------------------------------
Joseph W. Luter, III                   President and Director         Chairman of the Board and Chief Executive Officer
 Smithfield, Virginia                                                  of Smithfield Foods, Inc.
Aaron D. Trub                          Vice President, Secretary,     Vice President, Chief Financial Officer and
 Virginia Beach, Virginia               Treasurer and Director         Secretary of Smithfield Foods, Inc.
Rene R. Sorell                         Director                       Partner, McCarthy Tetrault (law firm)
 Toronto, Ontario
Graham P.C. Gow                        Director                       Partner, McCarthy Tetrault (law firm)
 Toronto, Ontario
Robert J. Richardson                   Director                       Associate, McCarthy Tetrault (law firm)
 Ajax, Ontario


     Each of the persons listed above has held his principal occupation for the last five years except for Mr. Richardson, who was an associate at Tory Tory DesLauriers & Binnington (a law firm) prior to March 1994. None of the directors or officers of the Smithfield Canada receives any remuneration in respect of his appointment in such capacities.


     AUDITORS, REGISTRAR AND TRANSFER AGENT

     Arthur Andersen LLP, 8000 Towers Crescent Drive, Vienna, Virginia, 22182, are the auditors of Smithfield Canada. CIBC Mellon Trust Company at its office in Toronto, Ontario is the registrar and transfer agent for the Exchangeable Shares.


     FURTHER INFORMATION

     Further information with respect to Smithfield Canada Limited is set forth in Annex G hereto, which is incorporated into and forms part of this Circular.


SCHNEIDER CORPORATION

     CORPORATE OVERVIEW

     Schneider Corporation of Kitchener, Ontario is one of Canada's largest producers of premium quality food products. The business was founded in 1890 by John Metz Schneider. Schneider is publicly owned and has 4,000 employees manufacturing and selling its branded and private label products in retail and food service markets. These products are sold throughout Canada and the United States, Japan and other foreign markets. Schneider is governed by the OBCA and its head office is located at 321 Courtland Avenue East, Kitchener, Ontario, N2G 3X8.

     CONFLICTS OF INTEREST


     Each of Douglas W. Dodds, Gerald A. Hooper, Paul E. Lang, John E. Lauer and Eric N. Schneider (collectively, the "Schneider executives") has an agreement in respect of his employment with Schneider and its affiliates. Under these agreements, each of the Schneider executives will be entitled to resign his employment within one year immediately following a change of control of Schneider. Under their respective agreements, if either Mr. Hooper or Mr. Schneider resign within one year of a change of control of Schneider, he will be entitled to receive 24 months' remuneration. If either Mr. Lang or Mr. Lauer resigns within one year of a change of control of Schneider, he will be entitled to receive 18 months' remuneration. If Mr. Dodds resigns within one year of a change of control of Schneider, he will be entitled to receive 30 months' remuneration. Based on their publicly disclosed annual salaries for the year ended December 31, 1997, the aggregate amount payable by Schneider to the Schneider executives under these change of control arrangements would be approximately C$3.1 million, based upon the Schneider executives' remuneration for the three years ended October 25, 1997. Although Smithfield Canada has no present intention of making any changes to the senior management of Schneider if the Offers are successful, no assurances of continued employment have been given to the Schneider executives.


     In addition, Messrs. Dodds, Hooper and Schneider are Shareholders and each of the Schneider executives is an Option holder. Reference is made to the Schneider Corporation Management Information Circular dated February 18, 1998, a copy of which is reproduced on page C-2 of this Offer and Circular.

     FURTHER INFORMATION

     Further information with respect to Schneider and the Schneider Shares is set forth in Annex C hereto, which is incorporated into and forms part of this Circular. All such information has been taken from or based upon publicly available information, including documents and records on file with Canadian securities regulatory authorities and other public sources. Neither Smithfield Foods nor Smithfield Canada is affiliated with Schneider. Smithfield Foods and Smithfield Canada were not involved in the preparation of the information and statements relating to Schneider contained in this document, are not able to verify any such information or statements, and make no representation or warranty as to its accuracy or completeness.


BACKGROUND TO THE OFFERS

     Certain of the information presented to explain the background to the Offers is derived from filings with Canadian securities regulators by Maple Leaf Foods, Inc. ("Maple Leaf") or Schneider. Smithfield and Smithfield Canada are not able to verify all of such information independently.

     On November 5, 1997, Maple Leaf announced its intention to offer to purchase all of the Schneider Shares at a price per share of C$19.00 in cash. On November 4, 1997, the day preceding Maple Leaf's announcement, the TSE closing price of the Class A Shares was C$13.80. The Maple Leaf Offer was made by a wholly-owned subsidiary of Maple Leaf, SCH Acquisition Inc. ("SCH"), to Shareholders pursuant to a takeover bid circular of SCH dated November 14, 1997. The Maple Leaf Offer was open initially for acceptance until December 6, 1997 and was subject to several conditions, including that at least 66 2/3% of each class of Schneider Shares, calculated on a diluted basis, be deposited under the Maple Leaf Offer and not withdrawn (the "Minimum Condition").

     On November 6, 1997, Schneider responded to the Maple Leaf Offer by appointing a special committee of independent directors (the "Special Committee") to consider and advise the full board on the Maple Leaf Offer and other possible offers that might come from other interested parties. The Special Committee engaged Nesbitt Burns Inc. ("Nesbitt Burns") as its independent financial adviser and also retained independent legal counsel. Nesbitt Burns began canvassing various potentially interested parties to determine if a more advantageous transaction could be found for the Shareholders.

     On about November 19, 1997, a representative of Nesbitt Burns contacted Joseph W. Luter, III, the Chairman and Chief Executive Officer of Smithfield Foods, to inquire whether Smithfield would be interested in making a takeover bid for Schneider. Mr. Luter indicated to Nesbitt Burns that Smithfield would consider the possibility of making such an offer and, at the request of the Special Committee, Smithfield signed a confidentiality agreement with Schneider dated November 20, 1997 (the "Confidentiality Agreement"). The Confidentiality Agreement contained a "standstill" provision, under which Smithfield agreed, among other things, that it would not acquire any Schneider shares during the two-year period following the date of the Confidentiality Agreement without the prior authorization of Schneider's board of directors.

     On November 23, 1997, Schneider's board of directors issued a directors' circular recommending that Shareholders reject the Maple Leaf Offer, and advising the Shareholders that the Maple Leaf Offer was inadequate, unfair and opportunistic. The November 23, 1997, directors' circular stated also that the Maple Leaf Offer was not an "Exclusionary Offer," as such term is defined in the Schneider Articles.

     On November 24, 1997, Mr. Luter and another Smithfield executive attended a formal presentation arranged by Nesbitt Burns. The presentation was attended by representatives of Nesbitt Burns and senior executives of Schneider. Mr. Luter did not propose any transaction with Schneider at the November 24 meeting and had little further contact with Nesbitt Burns or Schneider during the ensuing two weeks.

     On December 2, 1997, on the recommendation of the Special Committee, Schneider adopted a shareholder rights plan, which was announced by a notice of change to the Schneider's directors' circular dated December 3, 1997. On December 5, 1997, the expiry date of the Maple Leaf Offer was extended to December 16, 1997.

     On or about December 9, 1997, Schneider advised Smithfield that its board of directors would be meeting within the next few days and that proposals from interested parties should be presented in that time. On December 10, 1997, Mr. Luter and other members of Smithfield's management visited Schneider's offices and also reviewed materials in a data room that had been established at the Toronto offices of the legal advisors to the Special Committee. By this date, the only publicly announced bid for the Schneider Shares was the C$19.00 Maple Leaf Offer.

     On December 11, 1997, Mr. Luter proposed an exchange offer to Schneider's board of directors under which, in effect, C$24.00 of Smithfield Common Stock would be exchanged for each Schneider Share. In this oral proposal, one share of Smithfield Common Stock was valued at US$35.00 and an exchange rate of C$1.00 = US$0.70 was used. Smithfield later learned that Schneider had written to Maple Leaf, urging Maple Leaf to deliver an enhanced proposal for Schneider's consideration, as the negotiation process was drawing to a close. Smithfield learned from public filings by both Schneider and Maple Leaf that Maple Leaf was urged to put forth an offer on a basis that most appropriately and fairly reflected the inherent and strategic values to Maple Leaf of Schneider.

     On December 12, 1997, Maple Leaf and SCH announced that the Maple Leaf Offer was amended by increasing the cash price under the Maple Leaf Offer from C$19.00 per share to C$22.00 per share and adding Maple Leaf as a new offeror to permit Shareholders to elect to receive, in lieu of cash, 1.35 common shares of Maple Leaf for each Schneider Share, up to a maximum of 4.65 million Maple Leaf common shares. The December 12, 1997 amendment also removed certain conditions, but not the "Minimum Condition", from the original Maple Leaf Offer. Though the changes made on December 12, 1997 and later by Maple Leaf to the original offer were characterized as amendments for purposes of Canadian securities laws, Smithfield believes that such changes produced a new and legally distinct offer for the Schneider Shares because Maple Leaf was added as an offeror and certain other terms of the original Maple Leaf Offer were changed.

     The Schneider Family, the Special Committee and their respective advisers each considered the amended Maple Leaf Offer during the weekend of December 13 and 14, 1997. The Special Committee also received and considered advice from Schneider's management that a strategic merger would be in the best long-term interests of Schneider and the Shareholders.

     On December 15, 1997, Smithfield and its advisers continued discussions with Nesbitt Burns and Schneider's management, with a view to proposing a transaction that would be both acceptable to Smithfield and offer greater value to Shareholders than the C$22.00 per Schneider share then being offered under the amended Maple Leaf Offer. The Schneider Family had indicated to the Schneider board of directors that the Schneider Family preferred an offer that would enable Shareholders, including the Schneider Family, to retain an investment in the Schneider business.

     On December 16, 1997, Smithfield offered to enhance its original proposal on the conditions that such proposal would be final, that it had to be accepted or rejected as made, and that it could not be used as a basis for further negotiation either with Smithfield or with rival bidders. Smithfield also advised the Schneider Family that, if the Schneider Family decided to support an offer by Smithfield, the Schneider Family would be required to enter into an irrevocable lock-up agreement with Smithfield.

     On these conditions, Smithfield proposed an offer to purchase all of the outstanding Schneider Shares and Options, with payment to be made in shares of Smithfield Common Stock. Under the proposal, C$25.00 of Smithfield Common Stock was to be offered for each of the Schneider Shares using a value of US$32.50 per share for Smithfield Common Stock. This produced an exchange ratio of
0.5415 of a share of Smithfield Common Stock for each Schneider Share using an exchange rate of C$1.00 = US$0.704. Smithfield also agreed to structure its offer with exchangeable shares of a Canadian corporation, so as to allow certain Shareholders a Canadian tax deferral.

     On December 17, 1997, Schneider's board of directors met to consider, among other things, the amended Maple Leaf Offer and Smithfield's proposed offer. Following this meeting, a meeting of Schneider's Special Committee was convened. At that meeting, Nesbitt Burns orally advised the Special Committee of its view that the consideration being offered under Smithfield's proposal was, at that date, inadequate to Shareholders from a financial point of view. Nesbitt Burns also advised the Special Committee of its view that, if no control transaction involving Schneider were consummated, the Common Shares and the Class A Shares would settle in a trading range of between C$18.00 and C$20.00 per share. Smithfield Canada has been advised that, to date, Nesbitt Burns has not provided any formal fairness opinion in respect of the Offers.

     Following the December 17, 1997 meeting of Schneider's board of directors, Smithfield was advised that Schneider's board of directors had waived the standstill provision contained in each of the confidentiality agreements that had been signed and redeemed the rights issued on December 2, 1997 under Schneider's shareholder rights plan. Smithfield and the Schneider Family then instructed their lawyers to settle the terms of the Lock-up Agreement, which was completed on December 18, 1997. On December 18, 1997, press releases were issued by Schneider and Smithfield describing the terms of the Lock-up Agreement. Smithfield and its advisors then commenced to prepare the Offers, the Circular and the related applications for regulatory approvals.

     On December 22, 1997, Maple Leaf and SCH again amended the Maple Leaf Offer, producing a further legally distinct offer, by increasing the cash price to C$29.00 per Schneider Share and by increasing the share consideration to
1.767 Maple Leaf common shares for each Schneider Share, to a maximum of 6.2 million Maple Leaf common shares. The amendment to the Maple Leaf Offer did not change the "Minimum Condition," despite the fact that Smithfield and Schneider had announced in their respective press releases that the Schneider Family had agreed irrevocably, in the Lock-up Agreement, to tender the Schneider Family Shares (representing approximately 75% of the Common Shares and 17% of the Class A Shares) to Smithfield under the Offers.

     Nesbitt Burns, the financial adviser to the Special Committee, delivered an opinion with effect on December 30, 1997 to Schneider's board of directors that the consideration of C$29.00 or 1.767 Maple Leaf common shares offered by Maple Leaf on December 22, 1997 for each Schneider Share was fair from a financial point of view to Shareholders. On December 31, 1997, the Schneider board of directors declined to endorse the new C$29.00 Maple Leaf Offer because that offer could not succeed without the support of the Schneider Family, which such offer did not have.

     In a further notice of variation dated January 8, 1998, Maple Leaf extended the Maple Leaf Offer until January 29, 1998 and asserted publicly for the first time that the Maple Leaf Offer was an Exclusionary Offer for the purposes of the Schneider Articles. No such disclosure had been made by Maple Leaf in its first takeover bid circular dated November 14, 1997 or in any of the three notices of variation that had been mailed to Shareholders by Maple Leaf after November 14, 1997 and before January 8, 1998. In essence, an Exclusionary Offer is an offer to purchase Common Shares that is not made concurrently with an offer to purchase Class A Shares on identical terms. Subject to certain conditions (described below), an Exclusionary Offer entitles the holders of outstanding Class A Shares to convert such shares into Common Shares for the purpose of tendering such shares in acceptance of the Exclusionary Offer. If such conversion rights came into effect and all of the outstanding Class A Shares were converted, the Schneider Family Shares would represent only 20% of the outstanding Common Shares instead of the 75% which Smithfield intended to acquire under the Offers. See "Litigation Relating to the Maple Leaf Offer".


     By further notices of variation, the time for acceptance of the Maple Leaf Offer has been successively extended until October 10, 1998.



LITIGATION RELATING TO THE MAPLE LEAF OFFER

     On January 14, 1998, a Shareholder and another party having control or direction over Schneider Shares commenced an action in the Ontario Court (General Division) seeking, among other things, an order certifying the action as a class action, a declaration that Schneider's board of directors have acted in an oppressive manner that unfairly disregarded the interests of all Shareholders, an order permitting each holder of Class A Shares to convert Class A Shares into Common Shares pursuant to the conversion rights described below and an order enjoining the making of the Offers by Smithfield Canada. On February 10, 1998, Maple Leaf commenced its own action seeking substantially the same remedies. On February 23, 1998 Royal Mutual Funds Inc. and Royal Bank Investment Management Inc. (both of which are affiliates of Maple Leaf's financial adviser) and MacKenzie Financial Corporation, on behalf of accounts managed by them holding approximately 26.3% of the outstanding Class A Shares, commenced an action against the defendants in the Maple Leaf action, including Smithfield, seeking substantially the same remedies as Maple Leaf in its action, as well as an order setting aside the Lock-up Agreement. All of the actions were heard together in a single trial before the Ontario Court (General Division), which began on April 14, 1998 and ended on April 24, 1998.

     The plaintiffs alleged that the Class A Shares should be convertible into Common Shares because the specific language of the Maple Leaf Offer makes that offer an Exclusionary Offer for purposes of the Schneider Articles. Prior to the announcement by Smithfield that it had entered into the Lock-up Agreement with the Schneider Family, neither Maple Leaf nor the two plaintiff Shareholders had asserted that the Maple Leaf Offer was an Exclusionary Offer. In fact, on November 23, 1997, Schneider's board of directors stated in their directors' circular that the Maple Leaf Offer was not an Exclusionary Offer. Neither Maple Leaf nor any other person publicly challenged this interpretation by Schneider's board of directors until it became expedient to do so in order to interfere with Smithfield's and the Schneider Family's respective rights under the Lock-up Agreement.

     The Schneider Articles provide that, if an Exclusionary Offer is made, each outstanding Class A Share becomes convertible into one Common Share for a limited period at the option of the holder. An election by a holder of a Class A Share to exercise this conversion right is deemed also to constitute an irrevocable election by such holder to deposit the Common Shares resulting from such conversion pursuant to the Exclusionary Offer. An "Exclusionary Offer" means an offer to purchase Common Shares that (i) must, by reason of applicable securities legislation or the requirements of the stock exchange on which the Common Shares are listed, be made to all or substantially all holders of Common Shares who are in a province of Canada to which this requirement applies; and
(ii) is not made concurrently with an offer to purchase Class A Shares that is identical to the offer to purchase Common Shares, in terms of price per share and percentage of outstanding shares to be taken up and in all other material respects, and that has no condition attached other than the right not to take up and pay for Schneider Shares tendered if no Schneider Shares are tendered to the offer to purchase Common Shares.

     These conversion rights, commonly referred to as "coat-tails", are intended to encourage any person considering acquiring control of Schneider by making an offer to acquire Common Shares to also make an offer to acquire the Class A Shares on the same terms.

     The Schneider Articles provide also that these conversion rights are deemed not to come into effect if, prior to the time that an Exclusionary Offer is made or, if an Exclusionary Offer has been made, within seven days of the date of the Exclusionary Offer, there is delivered to Schneider's corporate secretary and its transfer agent a certificate or certificates signed by or on behalf of one or more Shareholders owning, in the aggregate, as at the time the Exclusionary Offer is made, more than 50% of the then outstanding Common Shares confirming that each such Shareholder (i) will not accept the Exclusionary Offer, (ii) will not make or is not making any Exclusionary Offer, (iii) is not an associate or affiliate of, or acting jointly or in concert with, any person or company that makes or that has made any Exclusionary Offer, and (iv) will not transfer any Common Shares, directly or indirectly, during the time which any Exclusionary Offer is outstanding. Smithfield understands that the Schneider Family has delivered such certificates on several occasions in connection with the Maple Leaf Offer.

     Smithfield contested the allegations made by Maple Leaf and the two plaintiff Shareholders in this litigation and brought its own claim against Maple Leaf seeking, among other things, damages for interference with the Lock-up Agreement. On May 11, 1998, the Ontario Court (General Division) dismissed all of the claims made by the plaintiffs, finding that there was no oppression by either Schneider or the Schneider Family and declaring that the Maple Leaf Offer is not an Exclusionary Offer. The trial decision means that neither the Maple Leaf Offer nor the Offers made hereby will engage the conversion rights described above. In light of the fact that the Offers made hereby are able to proceed as contemplated by the Lock-up Agreement, the Court dismissed Smithfield's counterclaim against Maple Leaf.


     On June 1, 1998, Maple Leaf announced in a press release that it had decided to appeal the trial Court's decision and had instructed its counsel to seek to have the appeal heard as soon as possible. Maple Leaf served its notice of appeal on June 5, 1998 and two of the other plaintiffs served their notices of appeal on June 8, 1998. Smithfield and the other defendants defended the trial judgment on the appeal, which was heard by the Ontario Court of Appeal on August 5-7, 1998. The Court of Appeal reserved its decision, which will be released at a later date.


     Smithfield is proceeding with the Offers in reliance on the Schneider board of directors' advice contained in the November 23, 1997 directors' circular that the Maple Leaf Offer is not an Exclusionary Offer and in reliance on the Court's decision that the Maple Leaf Offer is not an Exclusionary Offer. The condition attaching to Smithfield Canada's Class A Offer is expressed using substantially the same language that is used in the Maple Leaf Offer.

     Smithfield Canada's obligations under the Offers are subject to certain conditions, including that there shall not be any outstanding action before any court to enjoin, prohibit or impose material limitations or conditions on the purchase by Smithfield Canada in relation to the Schneider Shares or which would prevent completion of the acquisition by Smithfield Canada of the Schneider Shares pursuant to a subsequent acquisition transaction. Similarly, it is a condition of Smithfield Canada's obligations under the Offers that there shall not have occurred prior to the commencement of the Common Share Offer any change (or any condition, event or development involving a prospective change) in the capitalization of Schneider which, in the judgment of Smithfield Canada, is materially adverse to a purchaser of Schneider Shares.


     If the Ontario Court of Appeal orders that the Class A Shares are convertible into Common Shares, and if all Shareholders exercise such conversion rights, the Schneider Family Shares will represent approximately 20% of the then outstanding Common Shares. This result would deprive Smithfield and Smithfield Canada of the benefit of the Lock-up Agreement, which was intended by Smithfield to ensure that Smithfield Canada acquired voting control of Schneider if it took up and paid for any Common Shares under the Offers.


LOCK-UP AGREEMENT

     On December 18, 1997, Smithfield entered into the Lock-up Agreement with the Schneider Family under which the Schneider Family agreed irrevocably to tender all of the Schneider Family Shares (being 549,587 Common Shares and 1,019,212 Class A Shares) in acceptance of the Offers. In addition, the Schneider Family agreed not to sell, transfer, pledge or otherwise encumber the Schneider Family Shares, except to Smithfield Canada under the Offers and to take steps to give effect to the Lock-up Agreement and to refrain from soliciting offers to purchase the Schneider Family Shares or take any action that would interfere with or delay the completion of the Offers.

     In the Lock-up Agreement, Smithfield agreed to cause a new Canadian subsidiary to make the Offers by March 18, 1998, unless delayed beyond such date due to the regulatory review process. The regulatory review process was not completed until the date hereof. In the Lock-up Agreement, Smithfield also agreed to use its reasonable commercial efforts to have a representative of the Schneider Family appointed to Smithfield's board of directors at the next annual Smithfield shareholders meeting. In addition, Smithfield agreed not to resell any Schneider Shares or cause to be sold any substantial portion of the assets of Schneider within a period of two years from the date Smithfield Canada takes up and pays for the Schneider Shares under the Offers.

     The Schneider Family's obligations under the Lock-up Agreement will terminate if all of the conditions of the Offers are satisfied or waived and Smithfield, through Smithfield Canada, fails to take up and pay for the Schneider Family Shares pursuant to the Offers.


ACCOUNTING TREATMENT

     Smithfield intends to account for the acquisition of Schneider using the purchase method of accounting in accordance with U.S. GAAP. Under the purchase method of accounting, the recorded assets and liabilities of Schneider will be valued at fair value at the date of acquistion. Recognition of purchase price in excess of the carrying value of the net assets of Schneider is required of Smithfield. See Annex A -- "Pro Forma Condensed Consolidated Financial Statements."


PURPOSE OF THE OFFERS AND SMITHFIELD'S PLANS FOR SCHNEIDER

     The purpose of the Offers is to enable Smithfield Canada to acquire as many of the outstanding Schneider Shares as possible. Smithfield Canada's current intention is to acquire, if possible, any Schneider Shares not deposited under the Offers. See "Acquisition of Shares Not Deposited and Appraisal Rights." The exact timing and details of any Compulsory Acquisition or Subsequent Acquisition Transaction involving Schneider will depend necessarily upon a variety of factors, including the number of Schneider Shares acquired pursuant to the Offers.

     If sufficient Schneider Shares are tendered in acceptance of the Offers, Schneider will become an indirect subsidiary of Smithfield Foods. Smithfield believes that the acquisition of Schneider will enable Smithfield to build a solid base of operations in Canada and to expand its product mix, pork marketing capabilities and international processed meats business. Smithfield expects to cause Schneider to conduct its business operations in substantially the same manner as Schneider has conducted such operations in the recent past. Based on preliminary discussions held with Schneider in early December 1997, and subject to further consideration by Smithfield following completion of the Offers, Smithfield is generally supportive of Schneider's long-term plans to make improvements to Schneider's meat processing plant in Kitchener, Ontario and to continue renovating and modernizing Schneider's pork slaughtering and processing facilities in Winnipeg, Manitoba. Under the terms of the Lock-up Agreement, Smithfield has agreed that it will not resell any Schneider Shares or cause to be sold any substantial portion of the assets of Schneider within the two period after the date that Smithfield takes up and pays for the Schneider Shares under the Offers.


CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The following is the opinion of McCarthy Tetrault, Canadian counsel to Smithfield and Smithfield Canada, as to all material consequences under the Canadian Tax Act generally applicable to certain Shareholders as set out below in respect of: (i) the disposition of Schneider Shares pursuant to the Offers or a Compulsory Acquisition, (ii) the receipt of Exchangeable Shares by a holder pursuant to the Offers or a Compulsory Acquisition and the holding of such shares, (iii) a redemption of Exchangeable Shares, an acquisition of such shares by Smithfield or Smithfield Sub or another disposition of such shares, and (iv) the acquisition, holding and disposition of the shares of Smithfield Common Stock.

     This opinion is based on the current provisions of the Canadian Tax Act and the Regulations thereunder (the "Canadian Tax Regulations") in force as of the date hereof, the current published administrative policies of Revenue Canada and all specific proposals (the "Tax Proposals") to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by the Minister of Finance of Canada prior to the date hereof. This opinion is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action, and does not take into account provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein. With respect to the Tax Proposals, no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

     THIS OPINION IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS, AND PARTICULARLY THOSE TO WHOM THIS SUMMARY IS NOT APPLICABLE (SUCH AS HOLDERS

OF HOLDCO SHARES), SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES TO THEM HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.


     SHAREHOLDERS RESIDENT IN CANADA

     This part of the opinion is applicable to Shareholders who, for purposes of the Canadian Tax Act and at all relevant times, are resident in Canada, hold their Schneider Shares and will hold their Exchangeable Shares and any shares of Smithfield Common Stock as capital property and deal at arm's length with Schneider, Smithfield and Smithfield Canada.

     Shareholders should consult their own tax advisors as to whether they hold their Schneider Shares and will hold their Exchangeable Shares and any shares of Smithfield Common Stock as capital property for purposes of the Canadian Tax Act. Shares in the capital of a corporation will generally be considered to be capital property to a shareholder unless the shareholder holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities, the Shareholder acquired the shares in an adventure in the nature of trade or the Shareholder is a "financial institution" and the shares are "mark-to-market property" of such Shareholder (as those terms are defined in the Canadian Tax
Act). Certain Shareholders whose shares might not otherwise be considered to be capital property may be entitled to have their shares deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

     THE OFFERS

     A Shareholder whose Schneider Shares are taken up and paid for by Smithfield Canada pursuant to the Offers will be considered to have disposed of such Schneider Shares for purposes of the Canadian Tax Act. On such disposition, the Shareholder will realize a capital gain (or a capital loss) equal to the amount by which the Shareholder's proceeds of disposition in respect of the disposition of such Schneider Shares exceed (or are exceeded by) the total of (i) the adjusted cost base of such Schneider Shares to the Shareholder, and (ii) any reasonable costs of disposition. Shareholders who held Schneider Shares on December 31, 1971 and thereafter without interruption, or who acquired Schneider Shares in certain non-arm's length transactions, may be subject to the "tax-free zone" rules in determining the adjusted cost base of the Schneider Shares to them and such Shareholders should consult their own tax advisors on the application of the rules to them.

     A Shareholder's proceeds of disposition in respect of the disposition of the Shareholder's Schneider Shares will depend on whether the Shareholder is an Eligible Shareholder and, if the Shareholder is an Eligible Shareholder, whether the Shareholder makes a Joint Election. Subject to the comments under "Ancillary Rights and Call Rights" below, in the case of (i) a Shareholder who is not an Eligible Shareholder, or (ii) a Shareholder who is an Eligible Shareholder but who does not make a Joint Election, the Shareholder will be considered to have disposed of such Shareholder's Schneider Shares for proceeds of disposition equal to the total of (i) the amount of any cash, and (ii) the fair market value of the Exchangeable Shares, received by the Shareholder pursuant to the Offers.

     In the case of a Shareholder who is an Eligible Shareholder and who makes a Joint Election, the Shareholder will be considered to have disposed of such Shareholder's Schneider Shares for proceeds of disposition equal to the amount at which such Shareholder and Smithfield Canada elect in the Joint Election. There are detailed rules set out in the Canadian Tax Act prescribing limits as to the amount at which a Shareholder and Smithfield Canada can elect in a Joint Election. Subject to the comments under "Ancillary Rights and Call Rights" below, in general, the elected amount cannot be less than (i) the amount of any cash received by the Shareholder pursuant to the Offers or (ii) the lesser of the adjusted cost base of such Shareholder's Schneider Shares to such Shareholder and the fair market value of such Shareholder's Schneider Shares at the time such shares are taken up and paid for pursuant to the Offers, nor can the elected amount be greater than the fair market value of such Shareholder's Schneider Shares at such time. For the procedure to be followed by an Eligible Shareholder to make a Joint Election, refer to the description under the sub-heading "Joint Election -- Procedure."

     ABSENT THE MAKING OF A JOINT ELECTION, ELIGIBLE SHAREHOLDERS MAY REALIZE A CAPITAL GAIN ON THE DISPOSITION OF THEIR SCHNEIDER SHARES PURSUANT TO THE OFFERS. CONSEQUENTLY, ELIGIBLE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO WHETHER THEY SHOULD MAKE A JOINT ELECTION.

     A Shareholder must include in income three-quarters of the amount of any resulting capital gain as a "taxable capital gain" for the taxation year in which such Shareholder's Schneider Shares are taken up and paid for pursuant to the Offers and will generally be entitled to deduct three-quarters of the amount of any resulting capital loss as an "allowable capital loss" against taxable capital gains realized in such taxation year or in any of the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances described in the Canadian Tax Act.

     A corporate Shareholder that is throughout the relevant taxation year a "Canadian controlled private corporation" may be liable to pay, in addition to the tax otherwise payable under the Canadian Tax Act, a refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include an amount in respect of taxable capital gains.

     Capital gains realized by individuals or trusts, other than certain specified trusts, may be subject to alternative minimum tax. The Canadian Tax Act provides that the tax payable by individuals and such trusts is the greater of the tax otherwise determined and an alternative minimum tax. For purposes of computing the alternative minimum tax, one-quarter of the total of all capital gains is added back to the individual's or the trust's income as otherwise determined.

     A capital loss otherwise arising on the disposition of Schneider Shares by a Shareholder which is a corporation may in certain circumstances be reduced by the amount of dividends, if any, received or deemed to have been received on such Schneider Shares. Similar rules apply where a corporation is a member of a partnership or a beneficiary of a trust (other than a certain specified trust) which owns Schneider Shares. The Tax Proposals will extend those rules to apply where a trust (other than a certain specified trust) is a member of a partnership or a partnership or trust is a beneficiary of a trust (other than a certain specified trust).

     Subject to the comments under "Ancillary Rights and Call Rights" below, the adjusted cost base to a Shareholder of Exchangeable Shares received by the Shareholder pursuant to the Offers will be equal to the Shareholder's proceeds of disposition in respect of the disposition of such Shareholder's Schneider Shares as described above, reduced by the amount of any cash received by the Shareholder pursuant to the Offers.

     ANCILLARY RIGHTS AND CALL RIGHTS

     A Shareholder is required to determine the fair market value of the Ancillary Rights on a reasonable basis for purposes of the Canadian Tax Act in computing the Shareholder's proceeds of disposition in respect of the disposition of the Shareholder's Schneider Shares pursuant to the Offers and the grant of the Call Rights by the shareholder. Further, Shareholders must make a similar fair market value determination with respect to the Call Rights granted by them to Smithfield and Smithfield Sub. Smithfield and Smithfield Canada believe and have advised counsel that the Ancillary Rights and the Call Rights will have only nominal value. If that view is correct, a Shareholder's receipt or grant of such rights will not result in any material Canadian federal income tax consequences. Such determinations of value are not binding on Revenue Canada and, while counsel believes it unlikely, Revenue Canada could take the position that the Ancillary Rights or the Call Rights have greater than nominal value.

     If Revenue Canada successfully asserts that the Ancillary Rights when received by a Shareholder have more than nominal value, such greater value must be taken into account in determining the Shareholder's proceeds of disposition in respect of the disposition of the Shareholder's Schneider Shares and the grant of the Call Rights by the Shareholder, the elected amount in any Joint Election made by the Shareholder and the adjusted cost base of the Shareholder's Exchangeable Shares to such Shareholder. In such case, the Shareholder's cost of the Ancillary Rights will equal such greater value. If Revenue Canada successfully asserts that the Call Rights when granted by a Shareholder have more than nominal value, the Shareholder may realize a capital gain in respect of the granting of the Call Rights equal to the amount of such greater value. In such case, in general terms, the fair market value of the Call Rights (other than the portion thereof attributable to the grant of the Ancillary Rights) will be included in computing the adjusted cost base of the Exchangeable Shares to such holder.

     JOINT ELECTION - PROCEDURE

     Smithfield Canada will make a Joint Election with an Eligible Shareholder to permit the Eligible Shareholder to obtain a full or partial deferral of any tax that might otherwise arise on the disposition of the Shareholder's Schneider Shares pursuant to the Offers or a Compulsory Acquisition. The Joint Election allows the Eligible Shareholder, together with Smithfield Canada, to elect an amount (the "Elected Amount") which will be treated as the Eligible Shareholder's proceeds of disposition in respect of the disposition of the Shareholder's Schneider Shares. The Elected Amount will be the amount(s) determined by the Shareholder subject to the limitations under the Canadian Tax Act as described above under "The Offers." No Joint Election will be made with any Shareholder who is not an Eligible Shareholder.

     An Eligible Shareholder who wishes to make a Joint Election must duly complete and forward to the Depositary a package of documents described below (a "Tax Election Filing Package") in the manner and within the time set out below. An Eligible Shareholder should obtain a Tax Election Filing Package from the Depositary. The Joint Election forms may also be obtained directly from Revenue Canada and the Ministere du Revenu du Quebec. An Eligible Shareholder interested in obtaining a Tax Election Filing Package should indicate same on the Letter of Transmittal accompanying these Offers in the space provided therein. The Tax Election Filing Package consists of:

     (a) two copies of Federal Election Form T-2057 or, if the Shareholder is a partnership as indicated on the Letter of Transmittal, two copies of Federal Election Form T-2058;

     (b) if the Eligible Shareholder is required to file in Quebec as indicated on the Letter of Transmittal, then two copies of the Quebec Tax Election Form TP-518V or, if the shareholder is required to file in Quebec and is a partnership as indicated on the Letter of Transmittal, then three copies of Quebec Tax Election Form TP-529V; and

     (c) a letter authorizing the making of the Joint Election (two copies if the holder is required to file in Quebec as indicated on the Letter of Transmittal).

     A duly completed Tax Election Filing Package together with any required supporting schedules must be signed and forwarded by an Eligible Shareholder to the Depositary on or before March 31, 1999. SMITHFIELD CANADA WILL NOT EXECUTE ANY JOINT ELECTION RECEIVED BY THE DEPOSITARY AFTER MARCH 31, 1999. Any Eligible Shareholder who does not ensure that the Depositary has received a duly completed Tax Election Filing Package on or before March 31, 1999 will not be able to benefit from the "rollover" provisions of the Canadian Tax Act.

     Smithfield Canada agrees to execute any properly completed Joint Election contained in a Tax Election Filing Package received by the Depositary from an Eligible Shareholder and to forward such Tax Election Filing Package by mail within 30 days after the receipt thereof by the Depositary to the appropriate tax authority (authorities) with a copy to such Shareholder. In order for Revenue Canada (and where applicable the Ministere du Revenu du Quebec) to accept a Tax Election Filing Package without a late filing penalty being paid by an Eligible Shareholder, the Tax Election Filing Package, duly completed and executed by both the Shareholder and Smithfield Canada, must be received by such tax authority (authorities) on or before the day that is the earliest date on or before which either Smithfield Canada or the Eligible Shareholder is required to file an income tax return for the taxation year in which such Shareholder's Schneider Shares are taken up and paid for pursuant to the Offers or a Compulsory Acquisition, as the case may be. Smithfield Canada has a taxation year ending on the last Saturday in April of each year and is required to file an income tax return within six months of the end of its taxation year. ELIGIBLE SHAREHOLDERS WHICH ARE NOT INDIVIDUALS MAY BE REQUIRED TO FORWARD A TAX ELECTION FILING PACKAGE TO THE DEPOSITARY PRIOR TO MARCH 31, 1999 IN ORDER TO AVOID LATE FILING PENALTIES.

     Where Schneider Shares are held in joint ownership and two or more of the co-owners wish to elect, one of the co-owners designated for such purpose should file the designation and a Federal Election Form T-2057 (and, where applicable, the corresponding provincial form) for each co-owner along with a list of all co-owners electing, which list should contain the address and social insurance number, or the corporation account or business number for each co-owner. Where the Schneider Shares are held as partnership property, a partner designated by the partnership should file a Federal Election Form T-2058 on behalf of (but not for) each member of the partnership (and, where applicable, the corresponding provincial form). Such Federal Election Form T-2058 (and corresponding provincial form, if applicable) must be accompanied by a list containing the address and social insurance number, or the corporation account or business number, for each partner as well as the letter signed by each partner authorizing the designated partner to complete and file the form.

     An Eligible Shareholder who completes the Tax Election Filing Package and forwards such package to the Depositary will be considered to have represented to Smithfield Canada that the Shareholder complies with the conditions of being an Eligible Shareholder. Compliance with the requirements to ensure the validity of a Joint Election will be the sole responsibility of the Eligible Shareholder making the election. Smithfield Canada will not be responsible for the proper completion of any Joint Election and, except for Smithfield Canada's obligation to file a properly completed Tax Election Filing Package within 30 days of its being received by the Depositary, the Shareholder will be solely responsible for the payment of any late filing penalty. Smithfield Canada will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete any Joint Election, nor will Smithfield Canada be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly file a Joint Election in the prescribed form and manner and within the time prescribed in the Canadian Tax Act and the corresponding provisions of any applicable provincial income tax legislation (except any failure by Smithfield Canada to file a properly completed Tax Election Filing Package within 30 days of its being received by the Depositary).

     Eligible Shareholders who wish to make a Joint Election are referred for further information to Information Circular 76-19R3 and Interpretation Bulletin IT-291R2 issued by Revenue Canada.

     ACQUISITION OF SCHNEIDER SHARES NOT DEPOSITED

     As discussed in the Circular under the heading "Acquisition of Shares Not Deposited and Appraisal Rights", Smithfield Canada may, in certain circumstances, acquire Schneider Shares not deposited under the Offers pursuant to a Compulsory

Acquisition. A Shareholder whose Schneider Shares are acquired by Smithfield Canada pursuant to a Compulsory Acquisition or pursuant to the exercise of dissent rights on such an acquisition will realize a capital gain (or a capital loss) generally calculated in the same manner, and subject to the same tax treatment, as described above with respect to a disposition of Schneider Shares pursuant to the Offers.


     If Smithfield Canada is unable to use a Compulsory Acquisition, Smithfield Canada may propose a Subsequent Acquisition Transaction as described in the Circular under the heading "Acquisition of Shares Not Deposited and Appraisal Rights". The tax treatment of such a transaction to a Shareholder will depend upon the manner in which the transaction is carried out and may be substantially the same as or materially different from that described above. A Shareholder may realize a capital gain (or a capital loss) and/or a deemed dividend. EXCEPT WITH RESPECT TO THE SUBSEQUENT ACQUISITION TRANSACTION SET OUT BELOW, THIS OPINION DOES NOT DESCRIBE THE TAX CONSEQUENCES OF A SUBSEQUENT ACQUISITION TRANSACTION TO A SHAREHOLDER.


     As discussed in the Circular under the heading "Acquisition of Shares Not Deposited and Appraisal Rights", Smithfield Canada will consider an amalgamation of Schneider with an affiliate of Smithfield Canada on the basis that outstanding Schneider Shares be exchanged for Exchangeable Shares at the same rate and with the same terms as in the Offers. On such amalgamation, a Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner, and subject to the same tax treatment, as described above with respect to a disposition of Schneider Shares pursuant to the Offers. Subject to the comments under "Ancillary Rights and Call Rights" above, for purposes of computing such capital gain (or capital loss), the proceeds of disposition in respect of the disposition of a Shareholder's Schneider Shares will be equal to the total of (i) the amount of any cash, and
(ii) the fair market value of the Exchangeable Shares, received by the Shareholder on the amalgamation.

     It is understood that, under the current administrative practice of Revenue Canada, Shareholders who receive payment for their Schneider Shares pursuant to the exercise of their right of dissent from such an amalgamation will be considered to have disposed of their Schneider Shares and to have realized a capital gain (or a capital loss) generally calculated in the same manner, and subject to the same tax treatment, as described above with respect to a disposition of Schneider Shares pursuant to the Offers.


     If the Schneider Shares cease to be listed on a prescribed stock exchange in Canada, the Schneider Shares may no longer be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. Any Shareholder that is such a trust may be subject to a penalty tax of 1% per month of the fair market value of the Shareholder's Schneider Shares at the time such Schneider Shares were acquired by the Shareholder for each month following the date the Schneider Shares cease to be qualified investments under the Canadian Tax Act at the end of which the Shareholder continues to hold the Schneider Shares and, in addition, any Shareholder that is a trust governed by a registered retirement savings plan or a registered retirement income fund may be subject to tax on dividends and on capital gains arising from the disposition of such Shareholder's Schneider Shares.


     DIVIDENDS

     (A) EXCHANGEABLE SHARES

     A Shareholder who is an individual will be required to include dividends received or deemed to be received on the Exchangeable Shares in computing the Shareholder's income, subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     A Shareholder that is a corporation will be required to include dividends received or deemed to be received on the Exchangeable Shares in computing the corporation's income and, subject to the special rules and limitations described below, such dividends will normally be deductible in computing the corporation's taxable income. In the case of a corporate Shareholder that is a specified financial institution, such dividends will be deductible in computing the Shareholder's taxable income only to the extent that either:

      (i) the Shareholder did not acquire the Exchangeable Shares in the ordinary course of the business carried on by it; or

      (ii) at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the Shareholder, either alone or together with persons with whom it does not deal at arm's length, does not receive (and is not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding Exchangeable Shares.

A corporation is a specified financial institution if it is a bank, a trust company, a credit union, an insurance corporation, a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, a corporation controlled by one or more such corporations, or a corporation related to any corporation described above.

     Subject to the exemption described below, dividends received or deemed to be received on the Exchangeable Shares by a Shareholder that is a corporation will not be deductible in computing the Shareholder's taxable income to the extent Smithfield or any other person with whom Smithfield does not deal at arm's length is a specified financial institution when a dividend is paid or is deemed to be paid. Smithfield believes and has advised counsel that none of Smithfield, Smithfield Sub, nor any person with whom they do not deal at arm's length is a specified financial institution at present, but there can be no assurance that this status will not change prior to any dividend being received or being deemed to be received by a corporate Shareholder. The foregoing denial of the dividend deduction will not apply in respect of a Shareholder to the extent that, at the time a dividend is received or deemed to be received, the Exchangeable Shares are listed on a prescribed stock exchange in Canada, Smithfield controls Smithfield Canada, and the Shareholder, either alone or together with persons with whom it does not deal at arm's length, does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     A corporate Shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the Shareholder's taxable income.

     A corporate Shareholder that is throughout the relevant taxation year a "Canadian controlled private corporation" may be liable to pay, in addition to the tax otherwise payable under the Canadian Tax Act, a refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include any non-deductible dividends.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Smithfield Canada will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct 9/4 of such tax in computing its taxable income under Part I of the Canadian Tax Act. Dividends received or deemed to be received by a corporate Shareholder on the Exchangeable Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.


     In the event the IRS imposes United States non-resident withholding tax with respect to dividends paid on the Exchangeable Shares as set out below under the heading "United States Federal Income Tax Considerations," it is unlikely that a Canadian resident holder would be entitled to a foreign tax credit in Canada with respect to such U.S. withholding tax.

     (B) SMITHFIELD COMMON STOCK

     Dividends on Smithfield Common Stock will be required to be included in computing a Shareholder's income for the purposes of the Canadian Tax Act. Such dividends received by a Shareholder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will generally not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

     REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

     A Shareholder will be considered to have disposed of Exchangeable Shares on (i) a redemption (including pursuant to a Retraction Request) of such Exchangeable Shares by Smithfield Canada, or (ii) an acquisition of such Exchangeable Shares by Smithfield or Smithfield Sub. Although such a disposition is a taxable transaction for the Shareholder whether it arises on a redemption or acquisition, the Canadian federal income tax consequences of the disposition are quite different for the Shareholder depending on whether the event giving rise to the disposition is a redemption or an acquisition. A Shareholder who exercises the right to require redemption of an Exchangeable Share by giving a Retraction Request cannot control whether the Exchangeable Share will be acquired by Smithfield or Smithfield Sub under the Retraction Call Right or redeemed by Smithfield Canada; however, the holder will be notified if the Retraction Call Right will not be exercised in which case the holder may cancel the Retraction Request and retain the Exchangeable Share.

     On a redemption (including pursuant to a Retraction Request) of an Exchangeable Share by Smithfield Canada, a portion of the redemption proceeds may be deemed to be a dividend received by the Shareholder. The deemed dividend is equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption of the Exchangeable Share so redeemed. The deemed dividend is subject to the tax treatment described above under "Dividends -- Exchangeable Shares." For this purpose, the redemption proceeds of an Exchangeable Share will be equal to the fair market value of a share of Smithfield Common Stock at the time of the redemption plus the amount of all declared but unpaid dividends, if any, on the Exchangeable Share. In the case of a shareholder that is a corporation, in some circumstances the amount of such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     Further, on such a redemption, the Shareholder is also considered to dispose of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend described above. A Shareholder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Share exceeds (or is exceeded by) such proceeds of disposition.

     Where an Exchangeable Share of a Shareholder is acquired by Smithfield or Smithfield Sub for a share of Smithfield Common Stock or on any other disposition or deemed disposition of an Exchangeable Share by a holder, in general the holder will realize a capital gain (or a capital loss) equal to the amount by which the holder's proceeds of disposition in respect of the disposition of the Exchangeable Share exceed (or are exceeded by) the total of
(i) the adjusted cost base of the Exchangeable Share to the holder, and (ii) any reasonable costs of disposition. For this purpose, where the disposition arises on an acquisition of an Exchangeable Share by Smithfield or Smithfield Sub for a share of Smithfield Common Stock, the proceeds of disposition in respect of the disposition of the Exchangeable Share will be equal to the fair market value of the share of Smithfield Common Stock at the time of the exchange plus the amount of all declared but unpaid dividends, if any, on the Exchangeable Share. The acquisition of an Exchangeable Share of a Shareholder by Smithfield or Smithfield Sub should not result in a deemed dividend to the Shareholder.

     See the description of the Canadian federal income tax treatment of capital gains and capital losses under "The Offers" above.

     ACQUISITION AND DISPOSITION OF SMITHFIELD COMMON STOCK

     The cost of a share of Smithfield Common Stock to a Shareholder received on the redemption or acquisition of an Exchangeable Share will be equal to the fair market value of the share of Smithfield Common Stock at the time of such redemption or acquisition.

     A disposition or deemed disposition of shares of Smithfield Common Stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the holder's proceeds of disposition in respect of the disposition of the shares exceed (or are exceeded by) the total of (i) the adjusted cost base of the holder's shares to such holder, and

(ii) any reasonable costs of disposition. See the description of the Canadian federal income tax treatment of capital gains and capital losses under "The Offers" above.

     FOREIGN PROPERTY INFORMATION REPORTING


     A holder of Exchangeable Shares or shares of Smithfield Common Stock who is a "specified Canadian entity" and whose aggregate cost amount at any time in a year or fiscal period of all of the holder's "specified foreign property" (which includes the Exchangeable Shares and shares of Smithfield Common Stock) exceeds C$100,000 will be required to file an information return in respect of such shares disclosing the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of such shares. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts and partnerships.


     SHAREHOLDERS NOT RESIDENT IN CANADA

     This part of the opinion is applicable to Shareholders who, for purposes of the Canadian Tax Act and at all relevant times, are not resident or deemed to be resident in Canada, deal at arm's length with Smithfield, Smithfield Canada and Schneider, hold their Schneider Shares and will hold their Exchangeable Shares and any shares of Smithfield Common Stock as capital property and do not use or hold, and are not deemed to use or hold, such shares in, or in the course of, carrying on a business in Canada and to whom such shares do not otherwise constitute "taxable Canadian property." Generally, a Shareholder's shares of Smithfield Common Stock will not constitute taxable Canadian property to the Shareholder and a Shareholder's Schneider Shares or Exchangeable Shares will not constitute such property to the Shareholder at the time of a disposition of such shares if, at that time, the shares are listed on a prescribed stock exchange (which currently includes the TSE and the Nasdaq National Market), the Shareholder does not use or hold, and is not deemed to use or hold, the shares in connection with carrying on a business in Canada and none of the Shareholder, persons with whom the Shareholder does not deal at arms length or the Shareholder and such persons together has owned (or had under option), at any time during the immediately preceding five year period, 25 percent or more of the issued shares of any class or series of the capital stock of Schneider or Smithfield Canada, as the case may be. A Shareholder's Schneider Shares and/or Exchangeable Shares can be deemed to be "taxable Canadian property" in certain circumstances set out in the Canadian Tax Act. In particular, where a Shareholder's Schneider Shares are taxable Canadian property and the Shareholder makes a Joint Election in respect of the disposition of the Shareholder's Schneider Shares pursuant to the Offers or a Compulsory Acquisition, the Shareholder's Exchangeable Shares will be deemed to be taxable Canadian property.

     A Shareholder will not be subject to tax under the Canadian Tax Act on any capital gain realized upon the disposition of the Shareholder's Schneider Shares pursuant to the Offers, on an exchange of an Exchangeable Share for a share of Smithfield Common Stock (except to the extent the exchange is effected by way of a redemption of an Exchangeable Share) or on a sale or other disposition of an Exchangeable Share or a share of Smithfield Common Stock. A holder whose Exchangeable Shares are redeemed (either under Smithfield Canada's redemption right or pursuant to the holder's rights to require a redemption) will be deemed to have received a dividend computed in the same manner as described above for Shareholders resident in Canada under "Redemption or Exchange of Exchangeable Shares." The amount of the deemed dividend will be subject to the tax treatment accorded to dividends described below.

     Dividends paid or deemed to be paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25 percent, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Canada-United States Income Tax Convention, the rate is generally reduced to 15 percent in respect of dividends paid to a person who is the beneficial owner of the dividends and who is resident in the United States for purposes of the treaty.

     EXCEPT AS SET OUT BELOW, THIS OPINION DOES NOT DESCRIBE THE TAX CONSEQUENCES OF ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AS DESCRIBED IN THE CIRCULAR UNDER "ACQUISITION OF SHARES NOT DEPOSITED AND APPRAISAL RIGHTS." It is possible that such a transaction could result in a Shareholder being deemed to have received a dividend in respect of the Shareholder's Schneider Shares, which dividend will be subject to the withholding tax treatment described above.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     SHAREHOLDERS THAT ARE UNITED STATES HOLDERS

     The following discussion is the opinion of McGuire, Woods, Battle & Boothe LLP, United States counsel to Smithfield and Smithfield Canada ("U.S. Counsel") with respect to the material United States federal income tax considerations generally applicable to Shareholders that are "United States persons," as defined for United States federal income tax purposes, and that hold Schneider Shares as capital assets ("U.S. Holders"), arising from the exchange of Schneider Shares for Exchangeable Shares and the receipt of shares of Smithfield Common Stock in exchange for Exchangeable Shares. For United States federal income tax purposes, "United States persons" are United States citizens or residents, corporations or partnerships organized under the laws of the United States or any state thereof, estates subject to United States federal income tax on their income regardless of source and trusts subject to the primary supervision of a court within the United States and control of a United States fiduciary as described in Section 7701(a)(30) of the U.S. Code.

     This discussion is based on applicable provisions of the U.S. Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares and the Ancillary Rights. Consequently (as discussed more fully below), some aspects of the United States federal income tax treatment of the receipt and ownership of Exchangeable Shares and the exchange of Exchangeable Shares for shares of Smithfield Common Stock are not certain under current law. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service ("IRS") regarding the United States federal income tax consequences of any of the transactions described herein.

     This discussion does not address aspects of United States taxation other than United States federal income tax, nor does it address all aspects of United States federal income tax that may be applicable to particular U.S. Holders, including, without limitation, Option holders, holders of Schneider Shares acquired as a result of the exercise of Options and U.S. Holders that own, or have owned during a five-year lookback period, 10% or more of the voting power of the voting stock of Schneider. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the receipt and ownership of the Exchangeable Shares or shares of Smithfield Common Stock.

     HOLDERS OF SCHNEIDER SHARES THAT ARE UNITED STATES PERSONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN RELATION TO THEIR PARTICULAR TAX SITUATION TO DETERMINE THE UNITED STATES TAX CONSEQUENCES TO THEM AS A RESULT OF THEIR TENDERING THEIR SCHNEIDER SHARES PURSUANT TO THE OFFERS.

     RECEIPT OF EXCHANGEABLE SHARES.

     Assuming the Exchangeable Shares are respected as stock of Smithfield Canada for United States federal income tax purposes, the transfer of Schneider Shares to Smithfield Canada in exchange for the Exchangeable Shares should be characterized as a transfer described in section 351 of the U.S. Code.

     If the exchange of Schneider Shares for Exchangeable Shares qualifies under section 351, a U.S. Holder receiving Exchangeable Shares pursuant to the Offers would have the following treatment:

     (a) The U.S. Holder would not recognize taxable gain or loss on the receipt of the Exchangeable Shares;

     (b) The U.S. Holder's adjusted basis in the Exchangeable Shares would be equal to such Holder's adjusted basis in the Schneider Shares exchanged therefor; and

     (c) The U.S. Holder's holding period in the Exchangeable Shares would include the period during which the Schneider Shares were held, provided the Schneider Shares were held as capital assets.

In the case of a U.S. Holder who owns 5% or more of the value of all outstanding shares of Smithfield Canada stock immediately after the exchange, this treatment would be available only if the U.S. Holder enters into a "gain recognition agreement" with the IRS.

     Although U.S. Counsel is of the opinion that the exchange of Schneider Shares for Exchangeable Shares should qualify as a tax-free exchange under section 351, in the absence of specific administrative guidance it is possible that a U.S. Holder could be required to recognize taxable gain on the receipt of Exchangeable Shares. Under 1997 amendments to section 351, a U.S. Holder could be required to recognize gain if the Exchangeable Shares are characterized as "nonqualified preferred stock." In general, "nonqualified preferred stock" includes any preferred stock if (i) (A) the holder has the right to require the issuer or a related person to redeem or purchase the stock, (B) the issuer or a related person is required to redeem or purchase the stock, or (C) the issuer or a related person has the right to redeem or purchase the stock, and
(ii) as of the issue date, it is more likely than not that such right will be exercised, if the right or obligation referred to in clause (i) may be exercised within 20 years of the date of issuance. For purposes of the preceding sentence, "preferred stock" means stock that is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.

     Because the dividend payable on the Exchangeable Shares is not limited to a specified amount, and because the Exchangeable Shares have the potential to appreciate in the same manner as Smithfield Common Stock, U.S. Counsel is of the opinion that the Exchangeable Shares do not constitute "preferred stock" and therefore do not come within the definition of "nonqualified preferred stock", and U.S. Counsel believes that this is the position that would be taken by the IRS. To date, however, the IRS has not issued any administrative guidance regarding the scope of the term "nonqualified preferred stock" and therefore there can be no assurance that this interpretation is correct. If the IRS were to take the position that the Exchangeable Shares constitute nonqualified preferred stock for purposes of section 351, and if such position were sustained by the courts, a U.S. Holder would have the following tax treatment on the receipt of Exchangeable Shares:

     (a) The U.S. Holder would recognize taxable gain or loss on the difference, if any, between the fair market value of the Exchangeable Shares on the date of the exchange and such Holder's adjusted basis in the Schneider Shares surrendered in the exchange;

     (b) The U.S. Holder's holding period in the Exchangeable Shares would begin on the day after the date of the exchange; and

     (c) The U.S. Holder's basis in the Exchangeable Shares would be equal to their fair market value on the date of the exchange.


     POSSIBLE CHARACTERIZATION OF EXCHANGEABLE SHARES AS SMITHFIELD COMMON
   STOCK

     The discussion of the federal income tax consequences of the receipt of Exchangeable Shares set forth in the preceding section is based on the assumption that the Exchangeable Shares are characterized as shares of Smithfield Canada for United States federal income tax purposes. Smithfield and Smithfield Canada intend to treat the Exchangeable Shares as shares of Smithfield Canada for United States federal income tax purposes. There is, however, no direct authority addressing the proper characterization of instruments similar to the Exchangeable Shares for United States federal income tax purposes. Because the Exchangeable Shares are exchangeable into shares of Smithfield Common Stock and have dividend rights based on the dividends paid with respect to Smithfield Common Stock, it is possible that the Internal Revenue Service could take the position that the Exchangeable Shares should be recharacterized as shares of Smithfield Common Stock for United States federal income tax purposes.


     In the event of such a recharacterization, a United States person exchanging Schneider Shares for Exchangeable Shares would be required to recognize taxable gain or loss on the receipt of Exchangeable Shares unless Smithfield Canada owns at least 80% of both classes of Schneider Shares immediately after such exchange. Therefore, such a recharacterization would not adversely affect the federal income tax treatment of the receipt of Exchangeable Shares by a United States person.



      RECEIPT OF ANCILLARY RIGHTS AND CALL RIGHTS.

     Although the value of the Ancillary Rights received and any Call Rights deemed to be conveyed by Schneider Shareholders who receive Exchangeable Shares pursuant to the transaction is uncertain, Smithfield believes that such Ancillary Rights and Call Rights will have only nominal value and, therefore, that their receipt or conveyance, as the case may be, will not result in any material United States federal income tax consequences.

     RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES.

     U.S. Holders who receive cash in lieu of their right to receive fractional Exchangeable Shares generally will recognize capital gain on the receipt of such cash, to the extent that the fair market value of their Schneider Shares on the date of the exchange exceeds their adjusted tax basis in their Schneider Shares.

     EXCHANGE OF EXCHANGEABLE SHARES.

     It is anticipated that (subject to certain exceptions described below) a U.S. Holder that exercises such holder's rights to exchange the Exchangeable Shares for shares of Smithfield Common Stock generally will recognize gain or loss on the receipt of the shares of Smithfield Common Stock in exchange for such Exchangeable Shares. Such gain or loss will be equal to the difference between the fair market value of the shares of Smithfield Common Stock at the time of the exchange and the U.S. Holder's tax basis in the Exchangeable Shares exchanged therefor. The gain or loss will be capital gain or loss, except that ordinary income may be recognized by the holder on the receipt of Smithfield Common Stock in exchange for the right to receive accrued but unpaid dividends. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Exchangeable Shares exceeds one year at the time of the exchange. Gain recognized on the exchange of Exchangeable Shares for shares of Smithfield Common Stock generally will be treated as United States source gain. The U.S. Holder will take as such holder's tax basis in the shares of Smithfield Common Stock the fair market value of the shares of Smithfield Common Stock received by the U.S. Holder in the exchange, and such holder's holding period will begin on the day after such exchange.

     In view of the likelihood of the recognition of gain or loss upon the exchange of the Exchangeable Shares for Smithfield Common Stock, U.S. Holders may wish to consider delaying such exchange until such time as they intend to dispose of the Smithfield Common Stock receivable in exchange for their Exchangeable Shares or (as discussed below) until such time as Smithfield will own at least 80% of all of the then issued and outstanding Exchangeable Shares.



     Under certain limited circumstances, the exchange by a U.S. Holder of Exchangeable Shares for shares of Smithfield Common Stock may be characterized as a tax-free exchange. First, an exchange of Exchangeable Shares for Smithfield Common Stock generally may be characterized as a tax-free exchange if, at the time of such exchange, (i) at least 80% of the then-outstanding Exchangeable Shares (and at least 80% of any other class of outstanding shares of Smithfield Canada) are held by Smithfield or Smithfield Sub and (ii) in such exchange, Smithfield or Smithfield Sub, respectively, rather than Smithfield Canada, acquires the Exchangeable Shares in exchange for shares of Smithfield Common Stock pursuant to the exercise of its Call Rights. In any case, the exchange would not be tax free unless certain other requirements are satisfied, which, in turn, will depend upon facts and circumstances existing at the time of the exchange and cannot be accurately predicted as of the date hereof. If such exchange did qualify as a tax-free exchange, a U.S. Holder's tax basis in the shares of Smithfield Common Stock received would be equal to such holder's tax basis in the Exchangeable Shares exchanged therefor. The holding period of the Smithfield Common Stock received by such U.S. Holder should include the holding period of the Exchangeable Shares exchanged therefor, which in turn, should include the holding period of the Schneider Shares exchanged pursuant to the Offers, provided that such Schneider Shares and Exchangeable Shares have been held as capital assets immediately prior to their disposition.


     RECEIPT OF DIVIDENDS ON THE EXCHANGEABLE SHARES.

     A U.S. Holder of Exchangeable Shares generally will be required to include in gross income as ordinary income dividends paid on the Exchangeable Shares to the extent paid out of the earnings and profits of Smithfield Canada, as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Under the Canada-United States Income Tax Convention, such distributions will be subject to Canadian withholding tax at a rate of 15%. Subject to certain limitations of United States federal income tax law, a U.S. Holder generally should be entitled to credit such withholding tax against such holder's United States federal income tax liability or to deduct such tax in computing United States taxable income.

     The preceding paragraph assumes that dividends, if any, that may be paid on the Exchangeable Shares will be treated as dividends from Smithfield Canada, rather than from Smithfield. As described above, however, there is no direct authority addressing the proper characterization of instruments such as the Exchangeable Shares for United States federal income tax purposes, and it is possible that the Internal Revenue Service could take the position that the Exchangeable Shares are shares of Smithfield rather than Smithfield Canada. See " -- Possible Characterization of Exchangeable Shares as Smithfield Common Stock" above. If the Exchangeable Shares were characterized as shares of Smithfield, dividends paid with respect to the Exchangeable Shares would be includible in the gross income of a U.S. Holder as ordinary income. However, such dividends would be characterized as United States-source income rather than foreign-source income, with the result that any Canadian withholding tax imposed on such dividends would not be creditable against the United States federal income tax imposed on such dividends, in the absence of an agreement between the IRS and Revenue Canada as to the proper treatment of such dividends.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS.

     For United States federal income tax purposes, Schneider or Smithfield Canada generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets of Schneider will be attributed to Smithfield Canada.

     While there can be no assurance with respect to the classification of Smithfield Canada as a PFIC, Schneider believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Offers. At the present time, Schneider and Smithfield intend to endeavour to cause Smithfield Canada to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change.


     For purposes of applying the 50% asset test following the Offers, Schneider's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Smithfield Canada will be a PFIC for taxable years ending after the consummation of the Offers even though less than 50% of Schneider's assets (measured by the fair market value of such assets) constitute passive assets. Smithfield Canada intends to monitor its status regularly, and promptly following the end of each taxable year it will notify U.S. Holders of Exchangeable Shares if it believes that it was a PFIC for that taxable year.

     Although the matter is not free from doubt, if Schneider has been a PFIC at any time during a particular U.S. Holder's holding period for its Schneider Shares, and the U.S. Holder has not made an election to treat Schneider as a qualified electing fund (a "QEF") under Section 1295 of the U.S. Code (a "QEF Election"), then such U.S. Holder might be required to recognize gain upon the exchange of its Schneider Shares for Exchangeable Shares. In the event that gain recognition were so required, the amount of such gain would be equal to the excess of the fair market value of the Schneider Shares over the U.S. Holder's adjusted tax basis in the Schneider Shares. Further, in such event, any exchange of Exchangeable Shares for shares of Smithfield Common Stock would be taxable under the rules described below.

     If Smithfield Canada is a PFIC during a U.S. Holder's holding period for such holder's Exchangeable Shares, and the U.S. Holder does not make a QEF Election, then (i) the U.S. Holder would be required to allocate income recognized upon receiving certain excess dividends with respect to, and gain recognized upon the disposition of, such U.S. Holder's Exchangeable Shares (including upon the exchange of Exchangeable Shares for shares of Smithfield Common Stock) ratably over the U.S. Holder's holding period for such Exchangeable Shares, (ii) the amount allocated to each year other than (x) the year of the excess dividend payment or disposition of the Exchangeable Shares or (y) any year prior to the beginning of the first taxable year of Schneider for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax is allocated), and (iii) amounts allocated to periods described in (x) and (y) will be taxable to the U.S. Holder as ordinary income.

     If the U.S. Holder makes a QEF Election, then the U.S. Holder generally will be taxable currently on such holder's pro rata share of Smithfield Canada's ordinary earnings and net capital gains (at ordinary income and capital gains rates respectively) for each taxable year of Smithfield Canada in which Smithfield Canada is classified as a PFIC, even if no dividend distributions are received by such U.S. Holder, unless such U.S. Holder makes an election to defer such taxes. If Smithfield Canada believes that it was a PFIC for a taxable year, it will provide U.S. Holders of Exchangeable Shares with information sufficient to allow eligible holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of Smithfield Canada's ordinary earnings and profits and net capital gains for such taxable year. U.S. Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if Smithfield Canada is a PFIC for any taxable year.

     The foregoing discussion of the possible application of the PFIC rules to Schneider, Smithfield Canada and the U.S. Holders describes only certain material aspects of those rules. Because the United States federal tax consequences to a U.S. Holder under the PFIC provisions are significant, U.S. Holders are urged to discuss those consequences with their tax advisors.


     SHAREHOLDERS THAT ARE NOT UNITED STATES HOLDERS

     The following summary is applicable to Shareholders that are not U.S. Holders ("non-U.S. Holders").

     RECEIPT OF EXCHANGEABLE SHARES.

     A non-U.S. Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of Schneider Shares for Exchangeable Shares, unless (i) such gain is attributable to an office or fixed place of business and effectively connected with a trade or business of the non-U.S. Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States, or (ii) the non-U.S. Holder is an individual who holds the Schneider Shares as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

     RECEIPT OF DIVIDENDS ON EXCHANGEABLE SHARES.

     Dividends received by a non-U.S. Holder with respect to the Exchangeable Shares should not be subject to United States withholding tax, and Smithfield Canada and Smithfield do not intend that Smithfield Canada or Smithfield will withhold any amounts in respect of such tax from such dividends. The treatment described in the preceding sentence is based on the position of Smithfield and Smithfield Canada that the Exchangeable Shares should be treated as shares of Smithfield Canada for United States federal income tax purposes and that dividends paid on Exchangeable Shares do not constitute United States-source income.

     As described above, however, there is no direct authority addressing the proper characterization of instruments such as the Exchangeable Shares for United States federal income tax purposes, and it is possible that the Internal Revenue Service could take the position that the Exchangeable Shares are shares of Smithfield rather than Smithfield Canada. See "Shareholders That Are United States Holders -- Possible Characterization of Exchangeable Shares as Smithfield Common Stock" above. If the Exchangeable Shares were characterized as shares of Smithfield, a non-U.S. Holder of Exchangeable Shares could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-U.S. Holder's country of residence (generally 15% on dividends paid to residents of Canada under the Canada-United States Income Tax Convention). See "Canadian Federal Income Tax Considerations -- Shareholders Resident in Canada -- Dividends" above.

     SALE OF EXCHANGEABLE SHARES OR SMITHFIELD COMMON STOCK.

     A non-U.S. Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of Exchangeable Shares for shares of Smithfield Common Stock, or on the sale or exchange of shares of Smithfield Common Stock, unless (i) such gain is attributable to an office or fixed place of business and effectively connected with a trade or business of the non-U. S. Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States, or (ii) the non-U.S. Holder is an individual who holds the Exchangeable Shares or shares of Smithfield Common Stock (as the case may be) as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

     Under the FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT OF 1980 ("FIRPTA"), gain or loss recognized by a non-U.S. Holder on the sale or exchange of Exchangeable Shares or Smithfield Common Stock will be subject to regular United States federal income tax, as if such gain or loss were effectively connected with a U.S. trade or business, if (a) Smithfield is a "U.S. real property holding corporation" ("USRPHC") and (b) such non-U.S. Holder is a "greater than 5% shareholder" of Smithfield. Smithfield will be a USRPHC with respect to any greater than 5% shareholder if at any time during the shorter of
(x) the five-year period ending on the date of the sale or exchange of Exchangeable Shares or Smithfield Common Stock (as the case may be) or (y) the period during which such greater than 5% shareholder held such Exchangeable shares or shares of Smithfield Common Stock (as the case may be) (such period the "FIRPTA holding period"), the fair market value of Smithfield's interests in United States real property equal or exceed 50% of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). Smithfield considers it unlikely that Smithfield will become a USRPHC in the future unless its interests in United States real property increase significantly as a result of one or more acquisitions, but there can be no assurance that Smithfield will not in any event become a USRPHC in the future. Smithfield intends to monitor its USRPHC status regularly and will provide information as to its USRPHC status to holders of Exchangeable Shares who are greater than 5% shareholders at the Expiry Time, if such holders have properly requested such information prior to the Expiry Time.

     The definition of a "greater than 5% shareholder" is complex and subject to some uncertainty. In the case of a non-U.S. Holder who owns only shares of Smithfield Common Stock (actually and constructively), such non-U.S. Holder will be a greater than 5% shareholder if such non-U.S. Holder holds more than 5% of the total fair market value of the Smithfield Common Stock outstanding (on a non-diluted basis). In the case of a non-U.S. Holder who owns only Exchangeable Shares (actually and constructively, other than shares of Smithfield Common Stock constructively owned by reason of ownership of Exchangeable Shares), such non-U.S. Holder will be a greater than 5% shareholder if either (a) such non-U.S. Holder holds more than 5% of the total fair market value of the Exchangeable Shares outstanding and the Exchangeable Shares are treated as "regularly traded on an established securities market" or
(b) such non-U.S. Holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5% of the total fair market value of the Smithfield Common Stock outstanding (on a non-diluted basis) on such date and the Exchangeable Shares are not treated as "regularly traded on an established securities market." The Exchangeable Shares will be traded on the TSE which should be considered an "established securities market" for this purpose. The Exchangeable Shares will be treated as regularly traded on that market if they are registered by Smithfield under Section 12 of the Exchange Act or Smithfield makes certain filings with the IRS, and certain other conditions are met. Smithfield intends to register the Exchangeable Shares under Section 12 of the Exchange Act. Notwithstanding the foregoing, the Exchangeable Shares will not be considered regularly traded on the TSE during any calendar quarter in which 100 or fewer persons own 50% or more of the Exchangeable Shares. If a non-U.S. Holder which is a greater than 5% shareholder during a period in which Smithfield is a USRPHC subsequently disposes of sufficient Exchangeable Shares or Smithfield Common Stock so that such non-U.S. Holder is no longer a greater than 5% shareholder, such non-U.S. Holder will still be subject to United States federal income tax on subsequent dispositions until Smithfield has ceased to be a USRPHC for at least five years. If at any time, the shares of Smithfield Common Stock were not regularly traded on an established securities market, or the Exchangeable Shares were traded on an established securities market located in the United States, different rules, not described herein, may apply. Non-U.S. Holders who believe they may be greater than 5% shareholders are particularly urged to consult their own tax advisors to determine the possible application of FIRPTA to them.


     A non-U.S. Holder that is a greater than 5% shareholder may be subject to withholding on the sale or exchange of Exchangeable Shares, if at the time of such sale or exchange, such Exchangeable Shares are not treated as regularly traded on an established securities market. Upon the sale or exchange of Exchangeable Shares, the transferee of such Exchangeable Shares would be required to withhold ten percent of the amount realized in the sale or exchange, unless, in general, the non-U.S. Holder obtains from Smithfield and provides to the transferee a statement signed under penalties of perjury to the effect that Smithfield is not a USRPHC and was not a USRPHC at any time during the FIRPTA holding period (described above). Any tax withheld may be credited against the United States federal income tax owed by the non-U.S. Holder for the year in which the sale or exchange occurs.

     The foregoing summary of the possible application of the FIRPTA rules to non-U.S. Holders is only a summary of certain material aspects of these rules. Because the United States federal income tax consequences to a non-U.S. Holder under FIRPTA may be significant and are complex, non-U.S. Holders are urged to discuss those consequences with their tax advisors.

     FEDERAL ESTATE TAX TREATMENT.

     Shares of Smithfield Common Stock (or a previously triggered obligation of Smithfield or Smithfield Canada to deliver Smithfield Common Stock along with unpaid dividends) held by an individual non-U.S. Holder at the time of his or her death generally will be subject to United States federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the individual's country of residence.

     The Exchangeable Shares should not be treated as United States situs assets for purposes of United States federal estate tax law. However, there is no direct authority addressing the proper treatment of instruments similar to the Exchangeable Shares for United States federal estate tax purposes, and therefore this treatment is subject to some uncertainty. See "Shareholders That Are United States Shareholders -- Possible Characterization of Exchangeable Shares as Smithfield Common Stock". There can be no assurance that the IRS would not take the position that Exchangeable Shares are United States situs assets for federal estate tax purposes.


REGULATORY MATTERS

     Smithfield Canada's obligation to take up and pay for Schneider Shares tendered under the Offers is conditional upon obtaining all governmental or regulatory consents or approvals that Smithfield Canada, in its sole discretion, views as necessary or desirable to enable Smithfield Canada to consummate the Offers, on terms and conditions satisfactory to Smithfield Canada.


     HART-SCOTT-RODINO ACT

     Under the HSR Act and the rules promulgated thereunder by the FTC, certain transactions, including the completion of the Offers, may not be consummated unless notification has been given and certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. In February 1998, Smithfield and Schneider filed the required information with the FTC and the Antitrust Division for review in connection with the Offers and, on March 8, 1998, the waiting period under the HSR Act expired.


     COMPETITION ACT (CANADA)

     Unless the Director of Investigation and Research of the Bureau of Competition Policy (the "Director") issues an advance ruling certificate under the Competition Act in respect of a proposed transaction, that Act requires a notification filing to be submitted to the Director in respect of a transaction that surpasses certain prescribed size and other thresholds. The acquisition contemplated by the Offers exceeds the relevant thresholds.

     The Competition Act also establishes a procedure whereby a merger, which is defined to include the acquisition of control through the purchase of shares, may be subject to review by the Competition Tribunal on the application of the Director. If the Tribunal finds that a merger or a proposed merger prevents or lessens, or is likely to prevent or lessen, competition substantially, the Competition Tribunal may order, among other things, that the acquisition not proceed, that the acquisition be dissolved, or that the shares acquired be disposed of in whole or in part.

     On February 18, 1998 the Director issued an advance ruling certificate in respect of the Offers, which provides assurance that the Director will not challenge the completion of the acquisition contemplated by the Offers or initiate proceedings under the merger provisions of the Competition Act after the completion of the Offers.


     INVESTMENT CANADA ACT

     The acquisition contemplated by the Offers is reviewable under the Investment Canada Act, a Canadian statute governing the acquisition of control of Canadian businesses by non-Canadians. A reviewable investment is one for which the acquiror must submit an application for review with prescribed information to Industry Canada.

     Before a reviewable investment may be completed, the Minister of the federal Cabinet responsible for Industry Canada must determine that the investment is likely to be of "net benefit to Canada." The Minister has an initial 45-day period to make his determination. The Minister may extend the period for a further 30 days by giving notice to the prospective acquiror. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, he must send a notice to that effect to the prospective acquiror, and the acquiror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his decision.

     An application for review under the Investment Canada Act was filed by Smithfield Canada on February 4, 1998. By letter dated July 6, 1998, the Minister advised Smithfield that he is satisfied that the acquisition contemplated by the Offers is likely to be of net benefit to Canada and approved the making of the Offers.


     SECURITIES REGULATORY MATTERS

     Upon the filing of this Circular with the Canadian securities regulatory authorities, Smithfield Canada will become a reporting issuer (or its equivalent) in each of the Canadian provinces. Smithfield Canada has obtained relief from statutory financial and other reporting requirements imposed by Canadian provincial securities legislation, including relief exempting insiders of Smithfield Canada from the requirements to file insider reports with respect to trades of Smithfield Canada securities. As a consequence of such relief, Smithfield will file with such Canadian securities regulators copies of certain of the reports filed by Smithfield with the SEC and holders of Exchangeable Shares will receive certain materials that are sent by Smithfield to holders of Smithfield Common Stock.

     In addition, Smithfield Canada obtained relief from certain form and content requirements imposed by Canadian securities legislation with respect to the disclosure in the Circular concerning Smithfield. In particular, the disclosure concerning Smithfield has been prepared in accordance with United States securities laws and the financial statements of Smithfield included in this Circular have been prepared in accordance with U.S. GAAP.

     As a consequence of obtaining this regulatory relief, certain protections, rights and remedies afforded under Canadian securities legislation with respect to a prospectus, including statutory rights of rescission and damages, will not be available in respect of the Smithfield Common Stock. In addition, the shares of Smithfield Common Stock issuable on exercise of the Exchangeable Shares will not be freely tradeable within Canada. However, in accordance with the terms of the securities regulatory relief obtained by Smithfield Canada in connection with the Offers, such shares of Smithfield Common Stock can be traded through the facilities of Nasdaq in accordance with Nasdaq's rules.


ACQUISITION OF SHARES NOT DEPOSITED AND APPRAISAL RIGHTS

     COMPULSORY ACQUISITION

     If within 120 days after the date hereof, holders of not less than 90% of either the issued and outstanding Class A Shares or Common Shares (or both) have accepted the Offers, and such Schneider Shares have been taken up and paid for by Smithfield Canada, Smithfield Canada intends to acquire pursuant to the provisions of section 188 of the OBCA the remaining Schneider Shares of the relevant class on the same terms as the Schneider Shares acquired under the Offers.

     To exercise such statutory rights, Smithfield Canada must give notice (the "Offeror's Notice") to each holder of Schneider Shares who did not accept the relevant Offer (and each person who subsequently acquires any such Schneider Shares) (in each case, an "Offeree") and to the Director under the OBCA of such proposed acquisition on or before the earlier of 60 days from the Expiry Time and 180 days from the date of the Offers. Within 20 days after giving the Offeror's Notice, Smithfield Canada must pay or transfer to Schneider the consideration Smithfield Canada would have had to pay or transfer to the Offerees if they had elected to accept the relevant Offer, to be held in trust for the Offerees. In accordance with section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Offeree must send the certificates representing the Schneider Shares held by such Offeree to Schneider, and must elect either to transfer such Schneider Shares to Smithfield Canada on the terms of the relevant Offer or to demand payment of the fair value of such Schneider Shares held by such holder by so notifying Smithfield Canada. If an Offeree has elected to demand payment of the fair value of such Schneider Shares, Smithfield Canada may apply to a court having jurisdiction to hear an application to fix the fair value of such Schneider Shares of that Offeree. If Smithfield Canada fails to apply to such court within 20 days after it made the payment or transferred the consideration to Schneider referred to above, the Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Offeree within such period, the Offeree will be deemed to have elected to transfer such Shares to Smithfield Canada on the terms of the relevant Offer. Any judicial determination of the fair value of the Schneider Shares could be more or less than the amount paid pursuant to the Offers. The foregoing is a summary only. Reference is made to section 188 of the OBCA for the text of the relevant statutory provisions.

     SUBSEQUENT ACQUISITION TRANSACTION

     If the statutory right of compulsory acquisition described above is not available, or if Smithfield Canada elects not to proceed under such provisions, Smithfield Canada will consider other methods of acquiring all of the Schneider Shares without the consent of the Shareholders in accordance with applicable law, including an amalgamation, reclassification, statutory arrangement, consolidation or other transaction (each, a "Subsequent Acquisition Transaction") involving Smithfield Canada or one of its affiliates on such terms and conditions as Smithfield Canada at the time believes to be fair and equitable to Smithfield Canada and the other Shareholders. In particular, Smithfield Canada will consider an amalgamation of Schneider with an affiliate of Smithfield Canada on the basis that outstanding Schneider Shares be exchanged for Exchangeable Shares on the same basis as in the Offers. The timing and details of any such transaction would necessarily depend upon a variety of factors, including the number of Schneider Shares acquired pursuant to the Offers.

     In any amalgamation, statutory arrangement or other Subsequent Acquisition Transaction, Shareholders may have the right of dissent under the OBCA to be paid fair value for their Schneider Shares, with such fair value to be determined by a court.

     Policy Statement 9.1 of the OSC ("Policy 9.1") and Policy Statement Q-27 of the Quebec Securities Commission ("Policy Q-27") may deem certain types of Subsequent Acquisition Transactions to be "related party transactions." Policy
9.1 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a related party transaction should prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide the holders of the affected securities a summary of such valuation. An exemption is available where the price to be offered to security holders was arrived at within the 12 months immediately preceding the date of the announcement of the transaction through an arm's length negotiation with a selling security holder of a control block of securities or a selling security holder of a sizeable block of securities where the selling security holder had full knowledge and access to information concerning the offeree issuer such that the underlying value of the offeree issuer was a material factor considered by the selling security holder in arriving at the price. Smithfield Canada believes that the negotiation between Smithfield and the Schneider Family leading to the execution of the Lock-up Agreement should provide grounds for Smithfield Canada to rely on the exemption from the valuation requirement. It is a condition of the exemption that if there are non-financial factors or factors peculiar to the selling security holder known to the offeror after reasonable inquiry which are considered relevant by the selling security holder in assessing the price offered by the offeror, disclosure must be made of these factors and why such factors did not have the effect of reducing the price which would otherwise have been considered acceptable by the selling security holder. The Lock-up Agreement contains a representation from the Schneider Family that there were no such non-financial factors or factors peculiar to the Schneider family which it considered relevant in assessing the price negotiated with Smithfield. Smithfield Canada certifies that it is not aware of any prior event in the affairs of Schneider which was undisclosed at the time the Lock-up Agreement was negotiated which, if disclosed, could reasonably be expected to have affected the price arrived at in the negotiation with the Schneider Family and no intervening event has occurred that could reasonably be expected to increase the value of the Schneider Shares, other than increases which have occurred in the market for the shares of Smithfield Common Stock and changes in the Canadian and United States currency exchange rate.

     Policy 9.1 and Policy Q-27 also require that, unless exempted and in addition to any other required security holder approval, a related party transaction be approved by a simple or two-thirds majority (depending on the nature of the transaction) of the votes cast by "minority" shareholders of the affected securities.

COMPARISON OF SHAREHOLDER RIGHTS

     In the event that the acquisition contemplated by the Offers is consummated, Shareholders who tender Schneider Shares under the Offers will have their Schneider Shares exchanged for Exchangeable Shares. A holder of Exchangeable Shares will have the right to exchange these shares for an equivalent number of shares of Smithfield Common Stock. Schneider is a corporation governed by the OBCA. Smithfield is a corporation governed by the VSCA. While the rights and privileges of shareholders of an Ontario corporation are, in many instances, comparable to those of shareholders of a Virginia corporation, there are certain differences. These differences arise from differences between Ontario and Virginia law and between the Schneider Articles and Schneider By-laws and the Smithfield Articles and Smithfield By-laws. For a description of the rights of the holders of Schneider Shares, see Annex C -- "Information Concerning Schneider Corporation." For a description of the rights of holders of Smithfield Common Stock, see this Circular under the heading -- "Smithfield Foods, Inc. -- Description of Smithfield Foods Common Stock." Set forth below is a discussion of all such material differences.


     VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

     Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     Under the Smithfield Articles, such transactions and any share exchange in which shares of Smithfield Common Stock are acquired by another corporation must be approved by holders of a majority of the issued and outstanding shares of each voting group entitled to vote. In addition, consistent with Virginia law, the board of directors of Smithfield may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than otherwise required.


     AMENDMENT TO GOVERNING DOCUMENTS

     Under the OBCA, any amendment to the articles generally requires approval by special resolution. The OBCA provides that unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, such action is effective on the date approved by the board of directors, but the board of directors is required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.


     The Smithfield Articles generally can be amended by the vote of a majority of the issued and outstanding shares of each voting group of Smithfield entitled to vote. The Smithfield Bylaws may be amended by either the board of directors or the shareholders.



     DISSENTERS' RIGHTS

     The OBCA provides that shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection with such matters. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (a) any amalgamation with another corporation (other than with certain affiliated corporations); (b) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (c) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise; (d) a continuance under the laws of another jurisdiction; (e) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (f) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation; and (g) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

     The VSCA provides that shareholders have the right, in some circumstances, to dissent from certain corporate mergers and share exchanges and instead to demand payment of the fair value of their shares. The VSCA generally does not provide for dissenters' rights if no vote of the shareholders of the surviving corporation is required. Further, dissenters' rights are not available under the VSCA for shares listed on a securities exchange, including the Nasdaq National Market, or held by at least 2,000 shareholders of record, unless the articles of incorporation otherwise provide or unless the holders are required to accept anything in exchange for their shares other than cash, stock or stock and cash in lieu of fractional shares of the surviving or acquiring entity or of any other entity which are listed on a national securities exchange, or held by at least 2,000 shareholders of record, or a combination of the foregoing.


     OPPRESSION REMEDY

     The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of where it is satisfied upon application by a complainant (as defined below) that: (a) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (b) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner; or
(c) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates; and (c) any other person who in the discretion of the court is a proper person to make such application.

     The VSCA does not provide for a similar remedy.


     DERIVATIVE ACTION

     Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the OBCA, no action may be brought and no intervention in an action may be made unless the complainant has given 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that
(a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (b) the complainant is acting in good faith; and (c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

     Under the OBCA, the court in a derivative action may make any order it thinks fit. In addition, under the OBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

     Derivative actions may be brought in Virginia by a shareholder on behalf of, and for the benefit of, the corporation. A shareholder must aver in the complaint that he or she was a shareholder of the corporation at the time of the transaction of which he or she complains, that his or her share thereafter devolved on him or her by operation of law or that he or she became a shareholder before public disclosure and without knowledge of the act or omission. The complaint must also allege the efforts made by the shareholder to obtain the action he or she desires from the corporation and that 90 days have expired from the date the demand was made, unless irreparable harm would result by waiting.


     SHAREHOLDER CONSENT IN LIEU OF MEETING

     Under the OBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting. Special meetings of shareholders may be called by the board of directors or, in certain circumstances, requisitioned by a holder of at least 5% of the outstanding shares or a court.


     Action required or permitted by the VSCA to be taken at a shareholders' meeting may be taken without a meeting and without action by the board of directors if the action is taken by all the shareholders entitled to vote on the action. Special meetings of shareholders may be called only by a majority of the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, if any, of Smithfield.

 DIRECTOR QUALIFICATIONS

     Under the OBCA, a corporation that has completed a public offering of its securities must have not fewer than three directors and a majority of the directors generally must be resident Canadians. The OBCA also requires that at least one-third of the directors of such a corporation must not be officers or employees of the corporation or any of its affiliates.

     The VSCA does not impose comparable requirements.


     FIDUCIARY DUTIES OF DIRECTORS

     Directors of corporations governed by the OBCA have fiduciary obligations to the corporation. Under the OBCA, the duty of loyalty requires directors of an Ontario corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Directors of corporations incorporated or organized under the VSCA have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." The duty of care generally requires that the directors act in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty can be summarized as the duty to act in good faith in a manner which the directors reasonably believe to be in the best interests of the shareholders, without regard to the director's self-interest.


     INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a subsidiary of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in
(a) and (b), above. The Schneider By-laws provide for indemnification of directors and officers to the fullest extent authorized by the OBCA.

     To the fullest extent permitted by Virginia law, the Smithfield Articles require Smithfield Foods to indemnify any director or officer who is made a party to any proceeding because he or she was or is a director or officer of Smithfield Foods against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Smithfield Articles, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Smithfield Foods. Similarly, "liability" is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Smithfield Articles also provide that it may, but is not obligated to, indemnify its other employees or agents. Smithfield Foods must indemnify any person who is or was serving at the written request of Smithfield Foods as a director, officer, employee or agent of another corportion, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Smithfield Foods to pay reasonable expenses incurred by a director or officer of Smithfield Foods in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Smithfield Foods if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

     The rights of indemnification provided in the Smithfield Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Smithfield Articles authorize Smithfield Foods to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Smithfield Foods, whether or not Smithfield Foods would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the corporation or any other legal entity at the request of the corporation.


     DIRECTOR LIABILITY

     The OBCA does not permit the limitation of a director's liability for breach of fiduciary liability through the charter of a corporation.

     The Smithfield Articles eliminate the personal liability of each director of Smithfield to Smithfield or any of its shareholders for damages resulting from breaches of fiduciary duty as a director involving any act or omission of any such director. Under Virginia law, the liability of a director cannot be limited or eliminated with respect to matters in which the director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.


     ANTI-TAKEOVER PROVISIONS AND INTERESTED SHAREHOLDER TRANSACTIONS

     Other than the requirement to obtain shareholder approval for certain amalgamations, arrangements and sales of all or substantially all of a corporation's assets, the OBCA does not contain any restrictive provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the OSC, contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10 percent of the voting securities of the issuer.

     Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 also requires, subject to certain exceptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

     The VSCA contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the VSCA, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

     Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined). A Disinterested Director is defined in the VSCA as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder or (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

     The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of the highest per share price for their shares as was paid by the Interested Shareholder for his, her or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

     In addition, the VSCA provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or by-laws providing that the Affiliated Transactions provisions shall not apply to the corporation. Smithfield has not adopted such an amendment.

     The Virginia Control Share Acquisitions statute also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity, or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33- 1/3%, 33- 1/3% to 50% or more than 50% (a "Control Share Acquisition"). Shares that are subject to a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or a special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions statute also enables a corporation to make provision for redemption of Control Shares with no voting rights. A corporation may opt out of the statute by so providing in its by-laws. Smithfield has not adopted such a provision. Among the acquisitions specifically excluded from the statute are acquisitions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the VSCA.


PRICE RANGE AND TRADING VOLUMES OF CLASS A SHARES OF SCHNEIDER
     The Class A Shares are listed and posted for trading on the TSE. The volume of trading and the price ranges of the Class A Shares on the TSE (as reported by the TSE) are set forth in the following table for the periods indicated:


                                                          HIGH          LOW       VOLUME
                                                      ------------ ------------ ----------
       FISCAL 1996 (ENDING OCTOBER 26, 1996)
       Second Quarter ...............................  C$14.25      C$13.00       309,679
       Third Quarter ................................    14.50        12.50       425,777
       Fourth Quarter ...............................    12.05        10.00       613,348
       FISCAL 1997 (ENDING OCTOBER 25, 1997)
       First Quarter ................................    11.30        10.00       428,222
       Second Quarter ...............................    11.75        10.70       297,589
       Third Quarter ................................    13.50        11.00       505,565
       Fourth Quarter ...............................    14.00        12.80        59,292
       FISCAL 1998
       First Quarter (ending February 14, 1998) .....    26.00        12.80     1,226,524
       Second Quarter (ending May 9, 1998) ..........    26.50        23.25       164,100
       Third Quarter (ending August 1, 1998) ........    25.95        18.50     2,574,065
       August .......................................    20.50        16.50        29,706
       September (to September 9) ...................    17.00        16.50           533



     On November 4, 1997, the day prior to Maple Leaf's public announcement of the Maple Leaf Offer, the closing price of the Class A Shares on the TSE was C$13.80. Smithfield announced its intention to make the Offers on December 18, 1997. The closing trading price of the Class A Shares on the TSE on December 17, 1997, the last day on which the Schneider Class A Shares traded prior to the announcement by Smithfield of its intention to make the Offers, was C$23.00.

PRICE RANGE AND TRADING VOLUMES OF COMMON SHARES OF SCHNEIDER

     The Common Shares are listed and posted for trading on the TSE. The volume of trading and the price ranges of the Common Shares on the TSE (as reported by the TSE) are set forth in the following table for the periods indicated:




                                                          HIGH          LOW      VOLUME
                                                      ------------ ------------ -------
       FISCAL 1996 (ENDING OCTOBER 26, 1996)
       Second Quarter ...............................  C$13.75      C$12.50     15,975
       Third Quarter ................................    13.50        12.75      2,872
       Fourth Quarter ...............................    12.75        11.50      4,282
       FISCAL 1997 (ENDING OCTOBER 25, 1997)
       First Quarter ................................    12.00        10.50     14,224
       Second Quarter ...............................    12.25        11.00      9,752
       Third Quarter ................................    14.25        11.05     19,852
       Fourth Quarter ...............................    13.90        13.00     10,562
       FISCAL 1998
       First Quarter (ending February 14, 1998) .....    25.50        13.00     74,728
       Second Quarter (ending May 9, 1989) ..........    29.00        25.50     44,500
       Third Quarter (ending August 1, 1998) ........    23.00        21.00      2,670
       August .......................................    23.00        19.00      1,500
       September (to September 9) ...................       nt           nt         nt



     On November 3, 1997, the last trading of the Common Shares prior to Maple Leaf's announcement of the Maple Leaf Offer, the closing price of the Common Shares on the TSE was C$13.00. Smithfield announced its intention to make the Offers on December 18, 1997. The closing trading price of the Common Shares on the TSE on December 17, 1997, the last day on which the Common Shares traded prior to the announcement by Smithfield of its intention to make the Offers, was C$23.75.



PRICE RANGE AND TRADING VOLUMES OF SHARES OF COMMON STOCK OF SMITHFIELD FOODS

     Shares of Smithfield Common Stock are quoted on the Nasdaq National Market. The volume of trading and the price ranges of the shares of Smithfield Common Stock on the Nasdaq National Market (as reported by Nasdaq) are set forth in the following table for the periods indicated:


                                                       HIGH(1)        LOW(1)      VOLUME(1)
                                                    ------------   ------------ ------------
      FISCAL 1996 (ENDING APRIL 28, 1996)
      Fourth Quarter ............................     US$15.53       US$12.62     9,558,030
      FISCAL 1997 (ENDING APRIL 27, 1997)
      First Quarter .............................        15.00          11.31    10,161,144
      Second Quarter ............................        16.25          11.62    14,261,066
      Third Quarter .............................        19.31          14.25    12,773,850
      Fourth Quarter ............................        24.75          16.19    23,779,262
      FISCAL 1998 (ENDING MAY 3, 1998)
      First Quarter .............................        31.12          22.00    27,079,838
      Second Quarter ............................        31.62          22.75    16,878,366
      Third Quarter .............................        35.62          24.37    11,460,705
      Fourth Quarter ............................        36.37          28.62    13,379,384
      FISCAL 1999
      First Quarter (ending August 2, 1998) .....        31.00          22.62    17,621,789
      August ....................................        27.00          18.25     5,878,787
      September (to September 9) ................        20.12          15.87     2,304,348

Note:

(1) All share prices and share volumes have been adjusted to reflect a two-for-one stock split effected in September 1997.

     Smithfield announced its intention to make the Offers on December 18, 1997. The closing price of shares of Smithfield Common Stock on the Nasdaq National Market on December 17, 1997, the last day on which shares of Smithfield Common Stock traded prior to the announcement by Smithfield of its intention to make the Offers, was US$31.50. The closing price of shares of Smithfield Common Stock on September 9, 1998 was US$16.09.



ELIGIBILITY FOR INVESTMENT IN CANADA

     In the opinion of McCarthy Tetrault, Canadian counsel to Smithfield and Smithfield Canada, if the Offers were to be completed effective on the date hereof, the Exchangeable Shares would not be precluded as investments under or by the following statutes (and, where applicable, the regulations thereunder):


       INSURANCE COMPANIES ACT (Canada)             PENSION BENEFITS ACT (Ontario)
       PENSION BENEFITS STANDARDS ACT, 1985 (Canada)SUPPLEMENTAL PENSION PLANS ACT (Quebec)
       TRUST AND LOAN COMPANIES ACT (Canada)        AN ACT RESPECTING INSURANCE (Quebec)
       LOAN AND TRUST CORPORATIONS ACT (Ontario)


subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to above (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals and, in certain cases, the filing of such policies or goals.

     Provided the Exchangeable Shares and the shares of Smithfield Common Stock are listed on a prescribed stock exchange (which currently includes the TSE and Nasdaq), such securities will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The Ancillary Rights will not be qualified investments under the Canadian Tax Act. However, as noted above, Smithfield believes that the fair market value of such rights is nominal.


     Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada and Smithfield Canada continues to maintain a substantial presence in Canada, the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons. Smithfield Canada will be considered to have a substantial presence in Canada if it satisfies certain asset tests or if it maintains an office in Canada and it, or a corporation controlled by it, employs more than five employees in Canada full time other than primarily in connection with an investment activity or a business carried on through a partnership of which the corporation carrying on the business is not a majority interest partner. Assuming that Smithfield Canada acquires control of Schneider pursuant to the Offers, Smithfield Canada will satisfy this test and expects that Smithfield Canada will continue to satisfy this test in the future.


     The shares of Smithfield Common Stock and the Ancillary Rights will be foreign property under the Canadian Tax Act.


OWNERSHIP OF SECURITIES OF SCHNEIDER

     Smithfield Canada has the right to acquire 549,587 Common Shares and 1,019,212 Class A Shares under the Lock-up Agreement described in the Circular under the heading "Lock-up Agreement." No other securities of Schneider are owned beneficially, directly or indirectly, nor is control or direction exercised over any other securities of Schneider, by Smithfield Canada or by directors or senior officers of Smithfield Canada or, to the knowledge of the directors and senior officers of Smithfield Canada after reasonable enquiry, by any associate or affiliate of Smithfield Canada or by any associate of a director or senior officer of Smithfield Canada. No person other than Smithfield is acting jointly or in concert with Smithfield Canada with respect to the Offers. To the knowledge of the directors and senior officers of Smithfield Canada after reasonable enquiry, no person or company other than Smithfield beneficially owns, directly or indirectly, more than 10% of any class of equity securities of Smithfield Canada.


TRADING IN SECURITIES OF SCHNEIDER

     No securities of Schneider have been traded during the 6 month period preceding the date of the Offers by Smithfield Canada or by directors or senior officers of Smithfield Canada or, to the knowledge of directors and senior officers of Smithfield Canada after reasonable enquiry, by associates or affiliates of Smithfield Canada or by associates of the directors or senior officers of Smithfield Canada.

COMMITMENTS TO ACQUIRE SECURITIES OF SCHNEIDER

     Except pursuant to the Lock-up Agreement, neither Smithfield Canada, nor any director or senior officer of Smithfield Canada, nor to the knowledge of directors and senior officers of Smithfield Canada after reasonable enquiry, any associate or affiliate of Smithfield Canada or any associate of any director or senior officer of Smithfield Canada, has entered into any commitments to acquire any equity securities of Schneider.


ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS

     There are no arrangements or agreements made or proposed to be made between Smithfield or Smithfield Canada and any of the directors or senior officers of Schneider and no payments or other benefits are proposed to be made or given by Smithfield or Smithfield Canada to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office. Except for the Lock-up Agreement described above, there are no contracts, arrangements or understandings, formal or informal, between Smithfield or Smithfield Canada and any security holder of Schneider with respect to the Offers or between Smithfield Canada and any person or company with respect to any securities of Schneider in relation to the Offers.


ACCEPTANCE OF THE OFFERS

     Except pursuant to the Lock-up Agreement described above, Smithfield Canada has no knowledge as to whether any Shareholders will accept the Offers.


MATERIAL CHANGES AND OTHER INFORMATION

     Except for these Offers and as otherwise disclosed publicly by Schneider, Smithfield Canada is not aware of any information which indicates that any material change has occurred in the affairs of Schneider since the date of the last available published financial statements of Schneider.


EFFECT OF THE OFFERS ON MARKET AND LISTINGS FOR THE SCHNEIDER SHARES

     The purchase of the Schneider Shares by Smithfield Canada pursuant to the Offers will reduce the number of Schneider Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Schneider Shares purchased under the Offers, could adversely affect the liquidity and market value of the remaining Schneider Shares held by the public. After the purchase of the Schneider Shares under the Offers, it may be possible for Schneider to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province in which it has an insignificant number of security holders.

     The rules and regulations of the TSE establish certain criteria which, if not met, could lead to the delisting of the Schneider Shares from the TSE. Among such criteria are the number of Shareholders, the number of Schneider Shares publicly held and the aggregate market value of the Schneider Shares publicly held. Depending on the number of Schneider Shares purchased pursuant to the Offers, it is possible that the Schneider Shares would fail to meet the criteria for continued listing on the TSE. If this were to happen, the Schneider Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Schneider Shares. Smithfield Canada intends to cause Schneider to apply to delist the Schneider Shares from the TSE as soon as practicable after the completion of the Offers, any Compulsory Acquisition or Subsequent Acquisition Transaction.


DEPOSITARY

     Smithfield Canada has engaged the Depositary for the receipt of the certificates in respect of the Schneider Shares, the Letters of Transmittal and other documents. The Depositary will also receive Notices of Guaranteed Delivery deposited under the Offers, give notices where necessary and make payment for all Schneider Shares purchased by Smithfield Canada under the Offers. The Depositary will receive reasonable and customary compensation from Smithfield Canada for its services in connection with the Offers, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.


SOLICITING DEALER ARRANGEMENTS

     Smithfield Canada has engaged the services of First Marathon Securities Limited (the "Dealer Manager") to provide financial advisory services to Smithfield Canada and to solicit acceptances of the Offers.

     In Canada, the Dealer Manager has undertaken to form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and of the stock exchanges in Canada to solicit acceptances of the Offers. Each member of the soliciting dealer group, including the Dealer Manager, is referred to in this Circular as a "Soliciting Dealer." Smithfield Canada has agreed to pay each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Schneider Shares a fee of C$0.20 for each such Schneider Share deposited and taken up by Smithfield Canada under the Offers. The aggregate amount payable with respect to any single depositing holder of Smithfield Shares will be not less than C$85.00 nor more than C$1,500. Where Schneider Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum and maximum amounts will be applied separately in respect of each such beneficial owner. Smithfield Canada may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to Smithfield Canada at the time of deposit.

     No brokerage fees or commissions will be payable by any holder of Schneider Shares who transmits Schneider Shares directly to the Depositary or who uses the services of a Soliciting Dealer to accept the Offers. Shareholders should contact the Depositary, the Dealer Manager or a broker or dealer for assistance in accepting the Offers and in depositing the Schneider Shares with the Depositary.


LEGAL MATTERS

     The validity of the Exchangeable Shares offered hereby by Smithfield Canada will be passed upon for Smithfield Canada and Smithfield Foods, and the opinions contained under the headings "Canadian Federal Income Tax Considerations" and "Eligibility for Investment in Canada" have been provided, by McCarthy Tetrault, Canadian counsel to Smithfield Foods and Smithfield Canada. Rene R. Sorell, Graham P. C. Gow and Robert J. Richardson are lawyers with McCarthy Tetrault and are also directors of Smithfield Canada. The validity of the shares of Smithfield Common Stock, the Rights and the Special Voting Stock offered hereby by Smithfield Foods will be passed upon for Smithfield Foods and Smithfield Canada, and the opinions contained under the heading "United States Federal Income Tax Considerations" have been provided, by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, a limited liability partnership, which is U.S. counsel to Smithfield Foods and Smithfield Canada. Robert L. Burrus, Jr., a partner of McGuire, Woods, Battle & Boothe LLP, is a director of Smithfield Foods and owns 1,000 shares of Smithfield Common Stock.


EXPERTS

     The audited consolidated financial statements and schedules of Smithfield Foods and Smithfield Canada Limited included and incorporated by reference in this Offer and Circular and elsewhere in the Registration Statement of which this Offer and Circular is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto dated June 10, 1998, and appearing in Annex B and Annex G, respectively, of the Offer and Circular, and are included herein in reliance upon the authority of such firm as experts in giving such reports.


STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides holders of Schneider Shares with, in addition to any other rights they may have at law, rights of recission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Schneider Shares. However, such rights must be exercised within prescribed time limits. Holders of Schneider Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                         CONSENT OF MCCARTHY TETRAULT

TO: The Directors of Smithfield Canada Limited

     We hereby consent to the reference to our opinions contained under "Canadian Federal Income Tax Considerations" and "Eligibility for Investment in Canada" in the Circular included in the Offers to Purchase dated o, 1998 made by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation.



Toronto, Ontario                                                  (Signed) o
o, 1998


                 CONSENT OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP



TO: The Directors of Smithfield Canada Limited

     We hereby consent to the reference to our opinion contained under "United States Federal Income Tax Considerations" in the Circular included in the Offers to Purchase dated o , 1998 made by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation.



Richmond, Virginia                                                (Signed) o
o , 1998

                         CONSENT OF ARTHUR ANDERSEN LLP

Ontario Securities Commission,
British Columbia Securities Commission,
Alberta Securities Commission,
Saskatchewan Securities Commission,
Manitoba Securities Commission,
Commission des valeurs mobilieres du Quebec, Nova Scotia Securities Commission,
Administrator of Securities, New Brunswick,
Registrar of Securities, Prince Edward Island,
Registrar of Deeds, Companies and Securities, Newfoundland.

Dear Sirs:

RE: SMITHFIELD FOODS, INC. (THE "COMPANY")


     We refer to the Offer and Circular which includes the Offers to Purchase dated September 23, 1998 by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation.

     We consent to the use in the above mentioned Offer and Circular of our auditors' report dated June 10, 1998 to the shareholders of Smithfield Foods, Inc. on the following financial statements:

     o consolidated balance sheets as at May 3, 1998 and April 27, 1997;

     o consolidated statements of income, cash flows and shareholders' equity for each of the fiscal years in the three year period ended May 3, 1998.


     We also consent to the use in the above mentioned Offer and Circular of our auditors' report dated September 23, 1998 to the stockholders of Smithfield Canada Limited on the following financial statements:

      o balance sheet as at August 2, 1998.


     We report that we have read the Offer and Circular referred to above and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

     This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirements of their securities regulations and not for any other purpose.


Richmond, Virginia                         (signed) o
September 23, 1998

                        CONSENT OF ARTHUR ANDERSEN & CO.

Ontario Securities Commission,
British Columbia Securities Commission,
Alberta Securities Commission,
Saskatchewan Securities Commission,
Manitoba Securities Commission,
Commission des valeurs mobilieres du Quebec, Nova Scotia Securities Commission,
Administrator of Securities, New Brunswick,
Registrar of Securities, Prince Edward Island,
Registrar of Deeds, Companies and Securities, Newfoundland.

Dear Sirs:

RE: SMITHFIELD FOODS, INC. (THE "COMPANY")


     We refer to the Offer and Circular which includes the Offers to Purchase dated September 23, 1998 by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation.

     We consent to the use in the above mentioned Offer and Circular of our compilation report dated September 22, 1998 to the Directors of Smithfield Foods, Inc. and Smithfield Canada Limited on the following financial statements:

      o pro forma consolidated condensed balance sheet as at August 2, 1998;

      o pro forma consolidated condensed statements of income for the thirteen weeks ended August 2, 1998 and for the fiscal year ended May 3, 1998.



     We report that we have read the Offer and Circular referred to above and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from the financial statements upon which we have reported or that is within our knowledge as a result of our audit of such financial statements.

     This letter is provided to the securities regulatory authorities to which it is addressed pursuant to the requirements of their securities regulations and not for any other purpose.


Toronto, Ontario                         (signed) o
September 23, 1998

                                CONSENT OF KPMG



Ontario Securities Commission
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Commission des valeurs mobilieres du Qu-bec
Office of the Administrator of Securities, New Brunswick
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities of Newfoundland

Dear Sirs:

RE: SMITHFIELD FOODS, INC.

     We refer to the Offer and Circular which includes the Offers to Purchase dated July 30, 1998 by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation.

     We consent to the use in the above mentioned Offer and Circular of our auditors' report dated December 5, 1997 to the shareholders of Schneider Corporation on the following financial statements:

     o consolidated balance sheets as at October 25, 1997 and October 26, 1996;

     o consolidated statements of earnings, retained earnings and changes in financial position for each of the fiscal years in the three year period ended October 25, 1997.

Waterloo, Ontario                                             (Signed) o
July 30, 1998

                           APPROVAL AND CERTIFICATE

     The contents of the Offers to Purchase and the Offering Circular have been approved, and the sending, communication or delivery thereof to the Shareholders of Schneider Corporation has been authorized by, the Board of Directors of Smithfield Canada Limited. The foregoing, together with the Annexes attached hereto, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offers.

Dated: o , 1998.



   (Signed) o                                          (Signed) o
     Chief Executive Officer                           Chief Financial Officer

                      On behalf of the Board of Directors




   (Signed) o                                               (Signed) o
   Director                                                 Director

     This compilation report is presented solely to satisfy the regulatory requirements in Canada. The rules governing the issuance of such report in Canada differ from those under United States Generally Accepted Auditing Standards ("US GAAS".) US GAAS does not provide for an expression of an opinion on a compilation report. Furthermore, in order to issue a compilation report in conformity with US GAAS, an examination greater in scope than that performed would be required and, therefore, no opinion is expressed under US GAAS. No accounting firm has performed an audited or limited review of the financial information of Schneider in connection with the issuance of this compilation report.


                                    ANNEX A

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                              COMPILATION REPORT



To the Directors of Smithfield Foods, Inc. and Smithfield Canada Limited:


     We have reviewed, as to compilation only, the accompanying pro forma consolidated condensed balance sheet of Smithfield Foods, Inc. as at August 2, 1998 and the pro forma consolidated condensed statement of income for the thirteen weeks ended August 2, 1998 and the fiscal year ended May 3, 1998, which have been prepared assuming the purchase method of accounting. These pro forma consolidated condensed statements have been prepared for inclusion in the Offer and Circular which includes the Offers to Purchase dated September 23, 1998 made by Smithfield Canada Limited to the holders of Common Shares and Class A Shares of Schneider Corporation. In our opinion, the pro forma consolidated condensed balance sheet and the pro forma consolidated condensed statement of income have been properly compiled to give effect to the proposed acquisition and the assumptions described in the accompanying notes thereto.



Toronto, Ontario                            (signed) o
September 23, 1998



OTHER MATTERS

     This compilation report is presented solely to satisfy the regulatory requirements in Canada. The rules governing the issuance of such report in Canada differ from those under United States Generally Accepted Auditing Standards ("US GAAS"). US GAAS does not provide for an expression of an opinion on a compilation report. Furthermore, in order to issue a compilation report in conformity with US GAAS, an examination greater in scope than that performed would be required and, therefore, no opinion is expressed under US GAAS. No accounting firm has performed an audited or limited review of the financial information of Schneider in connection with the issuance of this compilation report.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


        INDEX TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS





                                                                                              PAGE(S)
                                                                                             --------
Pro Forma Consolidated Condensed Balance Sheet (Unaudited) as at August 2, 1998 ..........      A-3
Pro Forma Consolidated Condensed Statement of Operations (Unaudited) for the Twelve Weeks
Ended
 August 2, 1998 ..........................................................................      A-4
Pro Forma Consolidated Condensed Statement of Operations (Unaudited) for the Fiscal Year
Ended
 May 3, 1998 .............................................................................      A-5
NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
1) Basis of Reporting ....................................................................      A-6
2) Consolidated Condensed Balance Sheet Pro Forma Adjustments ............................      A-7
3) Consolidated Condensed Statements of Operations Pro Forma Adjustments .................      A-7


                              ACCOUNTING TREATMENT

     Smithfield intends to account for the acquisition of Schneider using the purchase method of accounting in accordance with U.S. GAAP. Under the purchase method of accounting, the recorded assets and liabilities of Schneider will be valued at fair value at the date of acquisition. Recognition of purchase price in excess of the carrying value of the net assets of Schneider is required of Smithfield.


                                PERIODS INCLUDED


     The Pro Forma Consolidated Condensed Balance Sheet (unaudited) as at August 2, 1998 presents the combined financial position of Smithfield as at August 2, 1998 (unaudited) and Schneider as at August 1, 1998 (unaudited) under the purchase method of accounting.

     The Pro Forma Consolidated Condensed Statement of Operations for the thirteen weeks ended August 2, 1998 presents the combined results of operations of Smithfield for the thirteen weeks ended August 2, 1998 (unaudited) and of Schneider for the twelve weeks ended August 1, 1998 (unaudited) under the purchase method of accounting.

     The Pro Forma Consolidated Condensed Statement of Operations for the fiscal year ended May 3, 1998 presents the combined results of operations of Smithfield for the fiscal year ended May 3, 1998 (audited) and of Schneider for the fifty-two weeks ended May 9, 1998 (unaudited) under the purchase method of accounting.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


          PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)



                             AS AT AUGUST 2, 1998






                                                                  HISTORICAL
                                                       ---------------------------------
                                                          SMITHFIELD        SCHNEIDER
                                                          FOODS, INC.      CORPORATION         PRO FORMA
                                                             AS AT            AS AT           ADJUSTMENTS        PRO FORMA
                                                        AUGUST 2, 1998   AUGUST 1, 1998        (NOTE 2)          COMBINED
                                                       ---------------- ---------------- -------------------- --------------
(IN THOUSANDS OF US DOLLARS)                              (UNAUDITED)      (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash ................................................    $    37,944       $      --       $        --        $    37,944
 Accounts receivable, net ............................        177,991          38,136                --            216,127
 Inventories .........................................        294,938          29,671                --            324,609
 Other current assets ................................         36,324           4,220                --             40,544
                                                          -----------       ---------       -----------        -----------
   Total current assets ..............................        547,197          72,027                --            619,224
Net property, plant and equipment ....................        574,819          65,980             6,349  (a)       647,148
Other assets .........................................        111,820          42,212           (19,176) (b)       190,927
                                                                                                  1,386  (c)
                                                                                                 54,685  (d)
                                                                                            -----------
                                                          $ 1,233,836       $ 180,219       $    43,244        $ 1,457,299
                                                          ===========       =========       ===========        ===========
LIABILITIES AND SHAREHOLDERS'
 EQUITY
CURRENT LIABILITIES:
 Notes payable .......................................    $    12,165       $      --       $        --        $    12,165
 Current portion of long-term debt and
   capital lease obligations .........................         12,871           9,466                --             22,337
 Accounts payable ....................................        123,042          38,402                --            161,444
 Accrued liabilities .................................        120,945          17,257             1,386   (c)       139,588
                                                          -----------       ---------       -----------        -----------
   Total current liabilities .........................        269,023          65,125             1,386             335,534
Long-term debt and capital lease obligations .........        539,144          41,841                --            580,985
Other noncurrent liabilities .........................         69,734          15,976           (19,176) (b)        59,627
                                                                                                 (6,907) (e)
Common shareholders' equity ..........................        355,935          57,277           (57,277) (f)       481,153
                                                                                                125,218
                                                                                            -----------
                                                          $ 1,233,836       $ 180,219       $    43,244        $ 1,457,299
                                                          ===========       =========       ===========        ===========


See the accompanying Notes to the Pro Forma Consolidated Condensed Financial
                                  Statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                      THIRTEEN WEEKS ENDED AUGUST 2, 1998






                                                                   HISTORICAL
                                                       -----------------------------------
                                                           SMITHFIELD         SCHNEIDER
                                                           FOODS, INC.       CORPORATION
                                                        FOR THE THIRTEEN   FOR THE TWELVE      PRO FORMA
                                                           WEEKS ENDED       WEEKS ENDED      ADJUSTMENTS      PRO FORMA
                                                         AUGUST 2, 1998    AUGUST 1, 1998       (NOTE 3)       COMBINED
                                                       ------------------ ---------------- ----------------- ------------
(IN THOUSANDS OF US DOLLARS)                                                 (UNAUDITED)
Sales ................................................     $ 865,823          $130,599        $    (52) (h)    $996,370
Cost of sales ........................................       793,046           115,314             (52) (h)     908,308
                                                           ---------          --------        --------         --------
Gross profit .........................................        72,777            15,285              --           88,062
Selling, general and administrative expenses .........        57,997            10,117             484  (i)      68,525
                                                                                                   (73) (j)
Depreciation expense .................................        12,939             2,056              79  (k)      15,074
Interest expense .....................................         9,706             1,254              30  (l)      10,990
Income (loss) before income taxes ....................        (7,865)            1,858            (520)          (6,527)
Income taxes (benefit) ...............................        (2,540)              693            (232) (m)      (2,079)
                                                           ---------          --------        --------         --------
Net income (loss) ....................................     $  (5,325)         $  1,165        $   (288)        $ (4,448)
                                                           =========          ========        ========         ========
Net loss per share:
 Basic ...............................................     $    (.14)                                          $   (.11)
                                                           =========                                           ========
 Diluted .............................................     $    (.14)                                          $   (.11)
                                                           =========                                           ========
Average common shares outstanding:
 Basic ...............................................        37,537                                             41,389
                                                           =========                                           ========
 Diluted .............................................        37,537                                             43,389
                                                           =========                                           ========


See the accompanying Notes to the Pro Forma Consolidated Condensed Financial
                                  Statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)


                         FISCAL YEAR ENDED MAY 3, 1998






                                                                    HISTORICAL
                                                         --------------------------------
                                                            SMITHFIELD        SCHNEIDER
                                                            FOODS, INC.      CORPORATION
                                                          FOR THE FISCAL      FOR THE 52         PRO FORMA
                                                            YEAR ENDED       WEEKS ENDED        ADJUSTMENTS        PRO FORMA
                                                            MAY 3, 1998      MAY 9, 1998         (NOTE 3)           COMBINED
                                                         ----------------   -------------   ------------------   -------------
(IN THOUSANDS OF US DOLLARS)                                                 (UNAUDITED)
Sales ................................................     $ 3,867,442        $537,764         $     (209)(h)     $4,404,997
Cost of sales ........................................       3,479,828         466,658               (209)(h)      3,946,277
                                                           -----------        --------         ----------         ----------
Gross profit .........................................         387,614          71,106                 --            458,720
Selling, general and administrative expenses .........         219,861          46,676              2,339 (i)        268,572
                                                                                                     (304)(j)
Depreciation expense .................................          42,300           9,125                334 (k)         51,759
Interest expense .....................................          31,891           5,438                177 (l)         37,506
Nonrecurring item ....................................          12,600           1,125                 --             13,725
Gain on divestitures .................................              --            (805)                --               (805)
                                                           -----------        --------         ----------         ----------
Income before income taxes ...........................          80,962           9,547             (2,546)            87,963
Income taxes .........................................          27,562           3,958             (1,136)(m)         30,384
                                                           -----------        --------         ----------         ----------
Net income ...........................................     $    53,400        $  5,589         $   (1,410)        $   57,579
                                                           ===========        ========         ==========         ==========
Net income per share:
 Basic ...............................................     $      1.42                                            $     1.39
                                                           ===========                                            ==========
 Diluted .............................................     $      1.34                                            $     1.32
                                                           ===========                                            ==========
Average common shares outstanding:
 Basic ...............................................          37,537                                                41,389
                                                           ===========                                            ==========
 Diluted .............................................          39,732                                                43,584
                                                           ===========                                            ==========



See the accompanying Notes to the Pro Forma Consolidated Condensed Financial
                                  Statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES



        NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                                  (UNAUDITED)


(1) BASIS OF REPORTING

     The unaudited Pro Forma Consolidated Condensed Financial Statements of Smithfield Foods, Inc. and subsidiaries ("Smithfield" or "Smithfield Foods") are provided to give effect to the offer to purchase of each of the outstanding Common Shares and Class A Shares of Schneider Corporation ("Schneider") in exchange for 0.5415 of an Exchangeable Share of Smithfield Canada Limited ("Smithfield Canada"), a wholly-owned subsidiary of Smithfield.

     The pro forma information is based on the historical consolidated financial statements of the Smithfield and Schneider giving effect to the acquisition under the purchase method of accounting. Schneider financial information has been translated to U.S. dollars and is presented in accordance with U.S. GAAP, using estimates and assumptions that could affect the information presented. Actual results could differ from these estimates. The pro forma information does not purport to be indicative of the combined historical or future results of operations or financial position that would have been or will be reported had the assumptions and adjustments been transacted as described below.


     The Pro Forma Consolidated Condensed Financial Statements should be read in conjunction with Smithfield's Annual Report for the fiscal year ended May 3, 1998, Smithfield's unaudited financial statements for the thirteen weeks ended August 2, 1998, the historical financial statements and notes of Schneider for the fiscal year ended October 25, 1997, and Schneider's unaudited financial statements for the forty weeks ended August 1, 1998 and the twenty-eight weeks ended May 9, 1998.


     KEY ASSUMPTIONS
     Certain assumptions have been made in the preparation of these unaudited Pro Forma Consolidated Condensed Financial Statements. These assumptions are noted below to assist in interpretation of the statements.

     (A) Smithfield's fiscal year ends on the Sunday nearest April 30. Each Smithfield fiscal quarter is thirteen weeks long. Schneider's fiscal year ends on the last Saturday of October. The first Schneider fiscal quarter is sixteen weeks long with the remaining fiscal quarters being twelve weeks long.

     (B) The historical financial statements of Schneider presented in these unaudited Pro Forma Consolidated Condensed Financial Statements have been translated to U.S. dollars and adjusted for material differences between Canadian GAAP and U.S. GAAP as noted below:


      i) U.S. GAAP requires accrual of postretirement benefit costs which is not required under Canadian GAAP. Actuarial calculations are in accordance with Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). As at August 1, 1998, the accrued postretirement benefit cost adjusted to Schneider's balance sheet is US$17.4 million, with a resulting US$7.8 million deferred tax adjustment to noncurrent liabilities. The total cost of postretirement benefits under SFAS 106 is netted against the amount Schneider actually recorded for the benefits for each period. The net adjustments made to selling, general and administrative expenses for the 12 weeks ended August 1, 1998 and the 52 weeks ended May 9, 1998 were US$0.2 million and US$0.7 million, respectively.


      ii) Under Canadian GAAP, Schneider accounts for its 50%-owned joint ventures using proportionate consolidation with respect to the joint ventures' assets, liabilities, revenues and expenses. U.S. GAAP requires accounting for these investments in joint ventures under the equity method of accounting. The Schneider historical information presented in these Pro Forma Consolidated Condensed Financial Statements has been adjusted to remove the effect of the proportionate share of the joint ventures.


      iii) These Pro Forma Consolidated Condensed Financial Statements assume
   3.85 million common shares will be issued on exchange of Smithfield Canada's Exchangeable Shares. This 3.85 million common shares is comprised of 738,954 shares (each share converted to .5415 of a share of Smithfield Common Stock) of Common Shares and 6,105,565 shares (each share converted to .5415 of a share of Smithfield Common Stock) of Class A Shares and the balance relates to options.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

        NOTES TO PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)


(1) BASIS OF REPORTING -- Continued:


     (C) Smithfield management estimates acquisition costs will total US$2.0 million. Schneider management estimates legal costs associated with the acquisition will total US$2.1 million. These acquisition costs are reflected in the pro forma consolidated condensed balance sheets in pro forma adjustment
(c). In the pro forma consolidated condensed income statement, these costs are reflected as a recurring amortization charge in pro forma adjustment (i).

     The pro forma consolidated condensed balance sheet presents the combined financial position of Smithfield as at August 2, 1998 (unaudited) and Schneider as at August 1, 1998 (unaudited), assuming the acquisition had been completed as of that date. The pro forma consolidated condensed statement of income present the combined results of operations of the Smithfield and Schneider entities for the fiscal year ended May 3, 1998 (audited) and May 9, 1998 (unaudited), respectively.



(2) CONSOLIDATED CONDENSED BALANCE SHEET PRO FORMA ADJUSTMENTS


     The Pro Forma Consolidated Condensed Balance Sheet gives effect to the adjustments described below:


      (a) To adjust the carrying value of property, plant and equipment values to estimated fair market value.

      (b) To reclassify Schneider long-term prepaid pension asset to offset Smithfield long-term accrued pension liability.

      (c) To accrue estimated acquisition costs to other assets.

      (d) To record excess of the purchase price over the net assets acquired under the purchase method of accounting. See adjustment (i).


      (e) To adjust prepaid pension costs for Schneider to the excess of plan assets over projected benefit obligation. The adjustment is recorded to offset Smithfield's existing long-term accrued pension costs at August 2, 1998.


      (f) To eliminate the pre-acquisition equity of Schneider.

      (g) To record the estimated 3.85 million shares to be issued to Schneider shareholders at $32.50 per share.


(3) CONSOLIDATED CONDENSED STATEMENTS OF INCOME PRO FORMA ADJUSTMENTS

     Under the purchase method of accounting, the Pro Forma Consolidated Condensed Statements of Income give effect to the adjustments described below:

      (h) To eliminate estimated intercompany sales.

      (i) To record amortization of the cost in excess of net assets acquired and acquisition costs. These costs are amortized over 40 years and 5 years, respectively. See adjustment (d).

      (j) To record the change in net periodic pension cost related to amortization of deferred gains/losses, transition costs and plan changes, as a result of the FAS 87 prepaid pension asset write-up.

      (k) To record additional depreciation associated with the increase in the carrying value for property, plant and equipment over an average useful life of 20 years.


      (l) To record the interest costs related to the estimated acquisition costs borrowed under Smithfield's revolving credit facilities. The weighted average interest rate is 6.8% for both the thirteen weeks ended August 2, 1998 and the fiscal year ended May 3, 1998.


      (m) To record the tax effect of the pro forma adjustments at Schneider's marginal tax rate of 44.6%.

                                    ANNEX B

                 INFORMATION CONCERNING SMITHFIELD FOODS, INC.

                                     INDEX




Management's Discussion and Analysis
 of Financial Condition and Results of Operations .........    B-1
Business ..................................................    B-7
Management ................................................   B-13
Principal Shareholders ....................................   B-14
Dividend Policy ...........................................   B-15
Related Party Transactions ................................   B-15
Index to Financial Statements .............................   B-17


     THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THE OFFER AND CIRCULAR. ALL REFERENCES TO FISCAL YEAR IN THIS ANNEX B REFER TO THE FISCAL YEAR ENDING ON THE SUNDAY CLOSEST TO APRIL 30 OF EACH YEAR (E.G. "FISCAL 1998" IS THE FISCAL YEAR ENDING ON MAY 3, 1998). ALL REFERENCES IN THIS ANNEX B TO "SMITHFIELD", "SMITHFIELD FOODS" OR THE "COMPANY" MEAN SMITHFIELD FOODS, INC., A VIRGINIA CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT INDICATES OTHERWISE. ALL SHARE AND PER SHARE DATA IN THIS OFFER AND CIRCULAR HAVE BEEN ADJUSTED TO REFLECT A TWO-FOR-ONE SPLIT OF THE SMITHFIELD COMMON STOCK EFFECTIVE SEPTEMBER 26, 1997.

     FOR A DISCUSSION OF RISK FACTORS TO BE CONSIDERED BY SHAREHOLDERS IN EVALUATING WHETHER TO ACCEPT THE OFFERS, SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THE OFFER AND CIRCULAR.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Smithfield, as a holding company, conducts its pork processing operations through five principal subsidiaries: Gwaltney of Smithfield, Ltd. ("Gwaltney") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"), both based in Smithfield, Virginia; John Morrell & Co. ("John Morrell"), based in Cincinnati, Ohio; Patrick Cudahy Incorporated ("Patrick Cudahy"), based in Cudahy, Wisconsin; and Lykes Meat Group, Inc. ("Lykes") based in Plant City, Florida. Smithfield also conducts hog production operations through its 86-percent owned subsidiary, Brown's of Carolina, Inc. ("Brown's"), and through a 50-percent interest in Smithfield-Carroll's ("Smithfield-Carroll's"), a joint hog production arrangement between Smithfield and Carroll's Foods of Virginia, Inc., an affiliate of Carroll's Foods, Inc., one of the largest hog producers in the United States. Both Brown's and Smithfield-Carroll's produce hogs for Smithfield's pork processing plants in Bladen County, North Carolina and Smithfield, Virginia. Smithfield is also a participant in the Circle Four joint hog production arrangement ("Circle Four") with certain of the principal hog suppliers for Smithfield's Eastern operations, which conducts hog production operations in Milford, Utah. The hogs produced by Circle Four are sold to an unrelated party.

     The Company is comprised of a Meat Processing Group ("MPG") and a Hog Production Group ("HPG"). The MPG consists of five pork processing subsidiaries, Gwaltney, John Morrell, Lykes, Patrick Cudahy, and Smithfield Packing. The HPG consists of Brown's and the Company's interests in Smithfield-Carroll's and Circle Four.


ACQUISITIONS

     The Company has expanded through selective acquisitions of regional and multi-regional meat processing companies with well-recognized brand identities. The Company acquired John Morrell in December 1995 and Lykes in November 1996. The Company's fiscal 1998 operating results include those of John Morrell and Lykes for the full fiscal year. The Company's fiscal 1997 operating results include those of John Morrell for the full year and those of Lykes for 25 weeks. The Company's fiscal 1996 operating results include those of John Morrell for 18 weeks.

PRICE-RISK MANAGEMENT

     Substantially all of the Company's products are manufactured from commodity-based raw materials, primarily live hogs. The cost of live hogs is subject to wide fluctuations due to unpredictable factors such as the price of corn and soybean meal (the principal feed ingredients for a hog), weather conditions, economic conditions, government regulation and other unforeseen circumstances. The pricing of the Company's fresh pork and processed meats are monitored and adjusted upward and downward in reaction to changes in the cost of the underlying raw materials. The unpredictability of the raw material costs limit the Company's ability to forward price fresh pork and processed meat products without the use of commodity contracts through a program of price-risk management. The Company uses price-risk management to enhance its ability to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts for future periods to reduce or eliminate the effect of fluctuations in future raw material costs on the profitability of the related sales. While this may tend to limit the Company's ability to participate in gains from favorable commodity price fluctuations, it also tends to reduce the risk of loss from adverse changes in raw material prices. In addition, the Company utilizes commodity contracts for live hogs and corn to manage hog production margins when management determines that conditions are appropriate for such hedges. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods for the hedges. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. As a result, gains and losses from hedging transactions are recognized when the related sales are made and the hedges are lifted.

     As of May 3, 1998 and April 27, 1997, the Company had deferred $1.9 million and $2.2 million, respectively, of unrealized hedging gains on outstanding futures contracts. As of May 3, 1998 and April 27, 1997, the Company had open futures contracts with fair values of $59.6 million and $44.3 million, respectively. As of May 3, 1998 and April 27, 1997, the Company had deposits with brokers for outstanding futures contracts of $10.9 million and $3.5 million, respectively, included in prepaid expenses and other current assets.

     For open futures contracts, the Company uses a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments. As of May 3, 1998, the potential change in fair value of open futures contracts, assuming a 10% change in the underlying commodity price, was $2.1 million.



OPERATIONS

     During the fiscal quarter ended August 2, 1998, the Company increased its investment in Circle Four from 37% to 74%, requiring the Company to consolidate the accounts of Circle Four and to discontinue using the equity method of accounting for Circle Four. The impact of this consolidation on the consolidated condensed balance sheet as of August 2, 1998 was to increase total assets $121.7 million and long-term debt $54.0. The Company's operating results for the first quarter ended August 2, 1998 include those of Circle Four for nine weeks.

     While the Company has consolidated the accounts of Circle Four in the accompanying consolidated condensed financial statements, it is negotiating the sale of a substantial portion of its investment in Circle Four to an unrelated party.


 13 WEEKS ENDED JULY 27, 1997 COMPARED TO 13 WEEKS ENDED AUGUST 2, 1998

     Sales in the first quarter of fiscal 1999 decreased $49.1 million, or 5.4%, from the comparable period in fiscal 1998. The decrease in sales reflected a 16.7% decrease in unit sales prices reflecting the impact of significantly lower live hog costs, which were not totally offset by a 12.5% increase in sales tonnage and the inclusion of the operating results of Circle Four. The increase in sales tonnage reflected a 12.1% increase in fresh pork tonnage, an 11.0% increase in processed meats tonnage and a 16.2% increase in the tonnage of other products. The increase in fresh pork tonnage was primarily related to operations of the second shift of John Morrell's Sioux City, Iowa plant which was temporarily shutdown in the first quarter of fiscal 1998.

     Cost of sales decreased $46.7 million, or 5.6%, in the first quarter of fiscal 1999, reflecting a 30.5% decrease in live hog costs offset by increased sales tonnage, the inclusion of the operating results of Circle Four and a loss incurred in the Company's commodity hedging program on certain anticipatory hog purchase hedges that locked in raw material costs at relatively high prices. These positions were closed out in June and July.

     Gross profit in the first quarter of fiscal 1999 decreased $2.4 million, or 3.2%, from the comparable period in fiscal 1998. The decrease in gross profit was primarily due to substantially lower margins at the HPG, reflecting sharply lower hog prices, and the loss in the commodity hedging program partially offset by improved margins on higher sales of fresh pork and processed meats at the MPG.

     Selling, general and administrative expenses increased $8.8 million, or 17.9%, in the first quarter of fiscal 1999 from the comparable period in fiscal 1998. The increase was primarily due to higher selling, marketing and product promotion costs associated with intensive efforts to market branded fresh pork and processed meats and the inclusion of the operating results of Circle Four.

     Depreciation expense increased $3.2 million, or 33.2%, in the first quarter of fiscal 1999 from the comparable period in fiscal 1998. The increase was related to completed capital projects at several of the Company's processing plants and the inclusion of the operating results of Circle Four.

     Interest expense increased $2.3 million, or 31.7%, in the first quarter of fiscal 1999 from the comparable period in fiscal 1998, reflecting the higher cost of long-term debt placed in the fourth quarter of fiscal 1998 and the inclusion of the operating results of Circle Four.

     A nonrecurring charge of $12.6 million in the first quarter of fiscal 1998 reflected the imposition of civil penalties against the Company by the U.S. District Court for the Eastern District of Virginia in a civil action brought by the U.S. Environmental Protection Agency. The Company has appealed the Court's judgment to the U.S. Court of Appeals for the Fourth Circuit.

     Income before taxes in the first quarter of fiscal 1999 was adversely affected by a loss of $3.7 million at the HPG compared to a profit of $10.4 million in the same period of fiscal 1998.

     The effective income tax rate for the first quarter of fiscal 1999 was 32.3% compared with 32.0%, excluding the nonrecurring charge, in the corresponding period in fiscal 1998.

     Reflecting the factors previously discussed, the Company incurred a net loss of $5.3 million, or $.14 per diluted share, in the first quarter of fiscal 1999 compared with a net loss of $6.5 million, or $.17 per diluted share, in the comparable period of fiscal 1998. Excluding the nonrecurring charge, net income was $6.1 million, or $.15 per diluted share, in the first quarter of fiscal 1998.

     The operating results of the MPG and HPG are influenced by several factors including the supply of hogs and as a result are largely counter-cyclical in nature. While the Company expects to incur losses at the HPG for the remainder of fiscal 1999, these losses should be offset by improved margins at the MPG.


     FISCAL 1998 COMPARED TO FISCAL 1997.


     Fiscal 1998 represented 53 weeks of operations compared to fiscal 1997 and 1996, each of which represented 52 weeks of operations. Accordingly, sales and all expense categories in fiscal 1998 reflect the impact of an additional week of operations compared to fiscal 1997.

     Sales in fiscal 1998 were flat compared to fiscal 1997. Sales reflected a 9.4% increase in sales tonnage offset by a 9.0% decrease in unit sales prices, reflecting the impact of lower live hog costs. The increase in sales tonnage reflected a 9.4% increase in fresh pork tonnage, a 12.4% increase in processed meats tonnage and a 4.5% increase in the tonnage of other products. The increase in fresh pork tonnage was primarily related to an increase in the number of hogs slaughtered at the Company's Sioux City, Iowa and Bladen County, North Carolina plants. The increase in processed meats tonnage was primarily related to Lykes.

     Cost of sales decreased $69.8 million, or 2.0%, in fiscal 1998, reflecting the increased sales tonnage offset by a 17.3% decrease in live hog costs.

     Gross profit increased $66.7 million, or 20.8%, in fiscal 1998 compared to fiscal 1997. The increase in gross profit reflected sharply improved margins on higher sales of both fresh pork (56.1% of dollar sales) and processed meats (40.2% of dollar sales).

     Selling, general and administrative expenses increased $28.6 million, or 15.0%, in fiscal 1998. This increase was primarily due to Lykes and to higher selling, marketing and product promotion costs associated with intensified efforts to market branded fresh pork and processed meats.

     Depreciation expense increased $6.5 million, or 18.1%, in fiscal 1998. The increase was primarily due to completed capital projects at several of the Company's processing plants and to Lykes.

     Interest expense increased $5.7 million, or 21.7%, in fiscal 1998, reflecting the higher cost of long-term debt placed during the past two fiscal years and higher average borrowing costs related to higher levels of inventory and accounts receivable in the first half of fiscal 1998.

     A nonrecurring charge of $12.6 million in fiscal 1998 reflected the imposition of civil penalties against the Company by the U.S. District Court for the Eastern District of Virginia in a civil action brought by the U.S. Environmental Protection Agency. The Company has appealed the Court's judgment to the U.S. Court of Appeals for the Fourth Circuit.

     Income before income taxes in fiscal 1998 was adversely affected by a loss of $1.2 million at the HPG compared to a $20.7 million profit in fiscal 1997.

     The effective income tax rate for fiscal 1998 increased to 34.0% from 33.6% in fiscal 1997, reflecting the impact of the $12.6 million nondeductible nonrecurring charge offset by a lower tax rate on increased foreign sales, benefits related to certain insurance contracts, and employment-related tax credits. Excluding the nonrecurring charge, the effective income tax for fiscal 1998 decreased to 29.5% from 33.6% in fiscal 1997. The Company had no valuation allowance related to income tax assets as of May 3, 1998, and there was no change in the valuation allowance during fiscal 1998.

     Excluding the nonrecurring charge, net income was $66.0 million, or $1.66 per diluted share, in fiscal 1998. Including the nonrecurring charge, net income increased to $53.4 million in fiscal 1998, or $1.34 per diluted share, from $44.9 million, or $1.17 per diluted share, in fiscal 1997.


     FISCAL 1997 COMPARED TO FISCAL 1996.

     Sales in fiscal 1997 increased $1.49 billion, or 62.4%, from fiscal 1996. This increase was due to the inclusion of the sales of John Morrell and Lykes, significant increases in unit sales prices for both fresh pork and processed meats, and increased sales of fresh pork related to an increase in the number of hogs slaughtered at the Company's Bladen County, North Carolina plant. The increase in unit sales prices reflected the pass-through of higher raw material costs due to an 18.8% increase in live hog costs. The increase in sales reflected a 41.9% increase in fresh pork tonnage and a 45.2% increase in processed meats tonnage, primarily related to John Morrell and Lykes.

     Cost of sales increased $1.35 billion, or 61.1%, in fiscal 1997, reflecting the increased sales tonnage and increased live hog costs.

     Gross profit increased $140.7 million, or 78.0%, in fiscal 1997 compared to fiscal 1996, reflecting the inclusion of the operations of John Morrell and Lykes and increased overall margins at the Company's other operating subsidiaries. The increase in gross profit reflected significantly improved margins on sales of processed meats (37.3% of dollar sales) that were somewhat offset by lower margins on sales of fresh pork (58.9% of dollar sales). Fresh pork margins were adversely impacted by relatively high hog costs due to a shortage of live hogs, excess industry slaughter capacity and strong competition at the retail level from comparatively lower-priced beef and chicken.

     Selling, general and administrative expenses increased $88.1 million, or 85.5%, in fiscal 1997. This increase was primarily due to John Morrell and Lykes.

     Depreciation expense increased $9.8 million, or 37.9%, in fiscal 1997. The increase was primarily due to John Morrell and Lykes.

     Interest expense increased $5.3 million, or 25.2%, in fiscal 1997, reflecting borrowings to finance the acquisition of Lykes, increased carrying costs on higher levels of inventories and accounts receivable related to higher live hog costs and the higher cost of long-term debt placed during the fiscal year.

     Income before income taxes was favorably affected by a $20.7 million profit at the HPG in fiscal 1997 compared to a $10.8 million profit in fiscal 1996.

     The effective income tax rate in fiscal 1997 decreased to 33.6% from 34.6% in fiscal 1996, reflecting a lower tax rate on increased foreign sales and a reduction in the effective rate of state income taxes. The Company had no valuation allowance related to income tax assets as of April 27, 1997, and there was no change in the valuation allowance during fiscal 1997.

     Income from continuing operations increased $25.1 million in fiscal 1997, reflecting the operating results of John Morrell for the full fiscal year, significantly improved margins on processed meats and substantially increased profitability of the HPG.

     Reflecting the factors discussed above, net income increased to $44.9 million, or $1.17 per diluted share, in fiscal 1997, up from $15.9 million, or $.42 per diluted share, in the prior fiscal year.


FINANCIAL CONDITION

     The pork processing industry is characterized by high sales tonnage and rapid turnover of inventories and accounts receivable. Because of the rapid turnover rate, the Company considers its inventories and accounts receivable highly liquid and readily convertible into cash. Borrowings under the Company's credit facilities are used to finance increases in the levels of inventories and accounts receivable resulting from seasonal and other market-related fluctuations in raw material costs. The demand for seasonal borrowings usually peaks in early November when ham inventories are at their highest levels, and borrowings are repaid in January when accounts receivable generated by sales of the hams are collected.

     In July 1997, the Company entered into loan agreements with a bank group providing for $350 million in revolving credit facilities, consisting of a five-year $300 million revolving credit facility and a 364-day $50 million revolving credit facility. In connection with this refinancing, the Company repaid all borrowings under its previous $300 million credit facilities, which were terminated. The 364-day $50 million revolving credit facility was terminated in February 1998.

     Average borrowings under the facilities were $149.7 million in fiscal 1998, $165.1 million in fiscal 1997 and $133.4 million in fiscal 1996 at average interest rates of approximately 7% for each year. Maximum borrowings were $247.0 million in fiscal 1998, $215.0 million in fiscal 1997 and $179.8 million in fiscal 1996. There were no borrowings under the facility as of May 3, 1998. The outstanding borrowings were $150.0 million as of April 27, 1997 at an average interest rate of 7%.

     In February 1998, the Company issued $200 million in aggregate principal amount of 10-year 7.625% senior subordinated notes. The net proceeds from the sales of the notes were used to repay indebtedness under the Company's $300 million revolving credit facility with the balance invested in short-term marketable debt securities.


     Capital expenditures totaled $92.9 million in fiscal 1998 and included renovation and expansion of certain of the Company's processing plants, as well as the acquisition of an idle slaughter plant in South Dakota and hog production facilities in North Carolina. In addition, during fiscal 1998, the Company acquired substantially all of the assets and business of Curly's Foods, Inc. and certain of the assets and business of Mohawk Packing Co. for an aggregate $15.9 million in cash plus $11.8 million of assumed liabilities. The capital expenditures and the business acquisitions were funded with internally generated funds. The Company expended another $20.0 million in the first quarter of fiscal 1999 on capital projects, including renovations and expansion projects at several of the Company's processing plants, additional hog production facilities at Circle Four and replacement systems associated with the Year 2000. In addition, the Company invested $23.5 million in Circle Four and acquired all of the capital stock of a processed meats company in Iowa for $6.5 million in cash and $2.0 million in notes. These capital expenditures and acquisitions were funded with borrowings under the Company's revolving credit facility.

     As of August 2, 1998, the Company had definitive commitments of $25.2 million for capital expenditures primarily to increase its processed meats capacity at several of its processing plants and to replace and upgrade portions of its hardware and software in response to the Year 2000 issue. The Company plans to make capital expenditures in fiscal 1999 to expand its hog production operations and to increase its processed meats business through strategic acquisitions and joint ventures, both in the United States and internationally. This will be funded by cash flows from operations and borrowings under the $300 million revolving credit facility.


     The Company's various debt agreements contain financial covenants that require the maintenance of certain levels and ratios for working capital, net worth, current ratio, fixed charges, capital expenditures and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets, and payment of dividends to shareholders.



RECENT DEVELOPMENTS

     On September 1, 1998, the Company acquired 100% of the common stock of Societe Bretonne De Salaisons ("SBS"), the largest private-label manufacturer of ham, pork shoulder and bacon products in France, with annual sales of approximately US$115.0 million.


YEAR 2000

     The Company began addressing the potential exposure associated with the Year 2000 during fiscal 1998. The Company has completed the hardware and application software inventory of its information technology ("IT") and non-IT systems.

Management has approved the plan necessary to remediate, upgrade, and replace the affected systems to be Year 2000 compliant. A corrective five-point action plan has been developed including: 1) analysis and planning, 2) allocation of resources and commencing correction, 3) remediation, correction and replacement, 4) testing, and 5) development of contingency plans.

     The Company is in the second phase of this plan, allocating resources and commencing corrective action. Critical systems are being given the highest priority. These systems include any technology used in manufacturing or administration with date-sensitive information which is critical to the day-to-day operations of the business. The replacement, remediation and testing of all critical non-IT and IT systems is expected to be completed by the end of June 1999. The Company has expensed approximately $0.7 million to date including $0.3 million in the first quarter of fiscal 1999 for the Year 2000, primary related to planning and evaluating system status. The forecasted cost of the Year 2000 solution, including hardware and software replacement, is expected to be approximately $31.7 million. The Company estimates $18.5 million will be capitalized in accordance with generally accepted accounting principles. These expenditures are anticipated to be incurred through December 1999.

     Third party risk is being proactively assessed through inquiries and questionnaires. Significant vendors, electronic commerce customers and financial institutions have been sent inquiries about the status of their compliance for the Year 2000. Additionally, the Company will follow up the inquiries and questionnaires with interviews. This process is expected to be an ongoing evaluation and at this point management cannot determine the level of risk associated with third parties.

     The Company believes its planning efforts are adequate to address its Year 2000 concerns. The Company is not at a stage to determine a worst case scenario; however the Company is developing various contingency plans including evaluating the criticality of each manufacturing process, determining possible manual alternatives including the purchase of additional inventory and related storage for production supplies.

     While the Company believes it is taking the appropriate steps to address its readiness for the Year 2000, the costs of the project and expected completion dates are dependent upon the continued availability of certain resources and other factors. There can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that could influence the results may include, but are not limited to, the availability and cost of personnel trained in this area, and the ability to locate and correct all relevant computer codes and similar uncertainties.



INCOME PER COMMON SHARE

     Income per common share is computed on the basis of weighted average common shares outstanding and common equivalent shares in the form of stock options. Smithfield adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share," during the third quarter of fiscal 1998. All income per common share amounts have been restated in accordance with this standard.


QUARTERLY RESULTS


     Smithfield's business is seasonal, with the highest percentage of sales typically occurring in the third quarter of the fiscal year, and the lowest percentage in the first quarter. This seasonality is due to the impact of the "holiday season" on consumer demand for pork products. The following table sets forth summary unaudited quarterly financial information for each quarter in fiscal 1997 and fiscal 1998 and for the first quarter in fiscal 1999. In the opinion of management, such information has been prepared on the same basis as the financial statements appearing elsewhere in Annex B and reflects all necessary adjustments (consisting of only normal recurring adjustments) for a fair presentation of such unaudited quarterly results when read in conjunction with the financial statements and the related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period and there can be no assurance that any trends reflected in such results will continue in the future.

                                             FISCAL 1997
                       -------------------------------------------------------
                        1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                       ------------- ------------- ------------- -------------
                                        (IN THOUSANDS OF US$)
                                             (UNAUDITED)
Sales ................    $892,870      $969,226    $1,080,979      $927,536
Gross profit .........      58,762        73,577        88,704        99,895
Income (loss)
 from
 continuing
 operations
 before
 income taxes                1,161        14,100        23,967        28,449
EBITDA ...............      16,679        30,314        41,064        44,888



                                             FISCAL 1998                        FISCAL 1999
                       ------------------------------------------------------- -------------
                        1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   1ST QUARTER
                       ------------- ------------- ------------- ------------- -------------
                                               (IN THOUSANDS OF US$)
                                                    (UNAUDITED)
Sales ................   $914,963       $982,699    $1,095,999      $873,781     $865,823
Gross profit .........     75,184         93,970       116,663       101,797       72,777
Income (loss)
 from
 continuing
 operations
 before
 income taxes              (3,690)        22,404        33,064        29,184       (7,865)
EBITDA ...............     26,748         41,618        53,431        36,928       15,780


                                    BUSINESS

GENERAL

     Smithfield Foods believes it is the largest combined hog slaughterer and further processor of pork in the United States. Smithfield produces a wide variety of fresh pork and processed meat products which it markets throughout the United States and internationally to over 25 markets outside of the United States, including Japan, Russia and Mexico. Since 1975, when current management assumed control of Smithfield, Smithfield has expanded its production capacity and markets through a combination of strong internal growth and selective acquisitions of regional and multi-regional companies with well-recognized brand identities. Smithfield's brands include Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, John Morrell, Patrick Cudahy and Lykes. To complement its hog slaughtering and further processing operations, Smithfield has vertically integrated into hog production through an 86-percent owned subsidiary and through a joint hog production arrangement with one of the United States' largest hog producers. These hog production operations collectively accounted for 10.8% of the hogs Smithfield slaughtered in fiscal 1998. In addition, Smithfield obtains a substantial portion of its hogs under market-indexed, multi-year agreements with several of the United States largest suppliers of high quality hogs, strategically located in proximity to Smithfield's hog slaughtering and further processing operations in North Carolina and Virginia. These suppliers accounted for 42.9% of the hogs Smithfield slaughtered in fiscal 1998.

     Smithfield's fresh pork and processed meats are available across the United States. In a number of markets, Smithfield's brands are among the leaders in selected product categories. In recent years, as consumers have become more health conscious, Smithfield has broadened its product line to include leaner fresh pork products as well as fat-free, lower fat and lower salt processed meats. Management believes that leaner pork products combined with the industry's efforts to heighten public awareness of pork as an attractive protein source have led to increased consumer demand for pork products. In order to capture the growing market for lower fat products, Smithfield has developed, and is marketing throughout the United States, a line of extremely lean, premium fresh pork products under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers.


BUSINESS STRATEGY

     Since 1975, when current management assumed control, Smithfield Foods has expanded both its production capacity and its markets through a combination of strong internal growth and the acquisition of regional and multi-regional companies with well-recognized brand identities. In fiscal 1982, Smithfield acquired Gwaltney, then Smithfield Packing's principal Mid-Atlantic United States competitor. This acquisition doubled Smithfield's sales and slaughter capacity and added several popular lines of branded products along with a highly efficient hot dog and lunch meats production facility. The proximity of Gwaltney to Smithfield Packing allowed for synergies and cost savings in manufacturing, purchasing, engineering and transportation.

     This combination set the stage for a series of acquisitions of smaller regional processors with widely-recognized brands. In fiscal 1985, Smithfield Foods acquired Patrick Cudahy, which added a prominent line of dry sausage products to Smithfield's existing line of processed meats. In fiscal 1986, Smithfield Foods acquired Esskay, Inc., a firm with a broad line of deli products having substantial brand loyalty in the Baltimore-Washington, D.C. metropolitan area. In fiscal 1991, Smithfield Foods acquired the Mash's brand name and a ham processing plant in Landover, Maryland. In fiscal 1993, Smithfield acquired the Valleydale brand name and a bacon processing plant in Salem, Virginia.

     In December 1995, Smithfield Foods acquired John Morrell, a major Midwestern United States pork processor with primary markets in the Midwestern, Northeastern and Western United States. This acquisition changed Smithfield's character from a large multi-regional pork processor to one with distribution capabilities across the United States. It also doubled Smithfield's sales and slaughter capacity, added several popular lines of branded processed meat products along with four efficient processing facilities and more than doubled Smithfield's sales outside the United States. Smithfield believes that John Morrell's strength in smoked sausage, hot dogs, lunch meats, bacon and smoked hams complements the strong smoked meats, hot dog and bacon business of Smithfield's Eastern United States operations. The acquisition of John Morrell also presented substantial opportunities for cost savings in the areas of processing, marketing, purchasing and distribution.

     In November 1996, Smithfield acquired the assets and businesses of Lykes. Lykes is a pork processor with primary markets in the Southern and Southeastern United States. Lykes produces branded processed meats, including bacon, hot dogs, and breakfast and dinner sausages, under the Lykes and Sunnyland brands.

     Smithfield Foods' business is based on four strategic initiatives: (i) vertical integration into hog production through Smithfield-owned hog production operations and long-term partnerships and alliances with large and efficient hog producers; (ii) use of genetics which produce hogs that are among the leanest commerically available to enable Smithfield to market highly differentiated pork products; (iii) continued growth through strategic acquisitions; and (iv) a heightened emphasis on expansion into non-U.S. markets.

     As a complement to Smithfield Foods' hog processing operations, Smithfield has vertically integrated into highly efficient hog production through Brown's and Smithfield-Carroll's. In addition, Smithfield is supplementing the hogs it obtains from these hog production operations with market-indexed, multi-year agreements with several of the United States largest suppliers of high quality hogs, strategically located in proximity to Smithfield's hog slaughtering and further processing operations in North Carolina and Virginia, including Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc., and Prestage Farms, Inc.

     In May 1991, Smithfield-Carroll's acquired from National Pig Development Company ("NPD"), a British firm, the exclusive United States franchise rights for genetic lines of specialized breeding stock. Smithfield-Carroll's has sub-licensed these franchise rights to certain of Smithfield Foods' strategic partners. The hogs produced from these genetic lines are among the leanest hogs commercially available, and enable Smithfield to market highly differentiated pork products. Management believes that the leanness and increased meat yields of these hogs will, over time, improve Smithfield's profitability with respect to both fresh pork and processed meat. In fiscal 1998, Smithfield processed 2.5 million NPD hogs and expects to increase that number substantially in future years.


REVENUES BY SOURCE

     Smithfield Foods' sales are in one industry segment, meat processing. The following table shows for the fiscal periods indicated the percentages of Smithfield's revenues derived from fresh pork, processed meats and other products.



                               1994       1995       1996       1997       1998
                             --------   --------   --------   --------   --------
Fresh Pork ...............       48%        51%        59%        59%        56%
Processed Meats ..........       49%        45%        37%        37%        40%
Other Products ...........        3%         4%         4%         4%         4%
                                 --         --         --         --         --
                                100%       100%       100%       100%       100%

     The increase in percentage of revenues derived from fresh pork since fiscal 1994 resulted principally from an increase in the number of hogs slaughtered at its Bladen County, North Carolina plant. The meat industry is generally characterized by narrow margins; however, profit margins on processed meats are greater than profit margins on fresh pork and on other products.


FRESH PORK PRODUCTS

     Smithfield Foods is one of the largest fresh pork processors in the United States. Smithfield slaughters hogs at five of its plants (three in the Southeastern and two in the Midwestern United States), with an aggregate slaughter capacity of 78,300 hogs per day. Smithfield owns a fourth plant in the Southeastern United States not currently in operation, which has the capacity to slaughter an additional 6,500 hogs per day. A substantial portion of Smithfield's fresh pork is sold to retail customers as unprocessed, trimmed cuts such as loins (including roasts and chops), butts, picnics and ribs. Smithfield Foods also sells hams, bellies and trimmings to other further processors. Smithfield is putting greater emphasis on the sale of value-added, higher margin fresh pork products, such as boneless loins, hams, butts and picnics. In addition, Smithfield provides its own processing operations with raw material of much higher quality and freshness than that generally available through open market purchases.

     Smithfield Foods is marketing an extensive product line of NPD fresh pork cuts (including boneless loins, shoulder cuts, chops, ribs and processed and cubed pork) under the Smithfield Lean Generation Pork brand to selected retail chains and institutional foodservice customers. Smithfield Packing has also developed a case-ready pork program designed to supply supermarket chains with pre-packaged, weighed, labeled and priced fresh pork, ready for immediate sale to the consumer. Management believes that these initiatives, over time, will result in greater brand identification and higher margins for Smithfield's fresh pork products.


PROCESSED MEAT PRODUCTS

     Smithfield Foods manufactures a wide variety of processed meats, including smoked and boiled hams, bacon, sausage, hot dogs (pork, beef and chicken), deli and lunch meats and specialty products such as pepperoni and dry salami. Smithfield markets its processed meat products under brands that include, among others, Smithfield, Smithfield Premium, Smithfield Lean Generation Pork, Gwaltney, Patrick Cudahy and John Morrell, as well as Dinner Bell, Esskay, Jamestown, Kretschmar, Luter's, Lykes, Peyton's, Tobin's First Prize and Valleydale. Smithfield also sells a substantial quantity of processed meats as private label products. Smithfield Foods believes it is one of the largest producers of smoked hams and picnics in the United States.

     In response to growing consumer preference for more nutritious and healthy meats, Smithfield has for several years emphasized production of more closely-trimmed, leaner and lower-salt processed meats, such as 40 percent-lower-fat bacon. Smithfield Foods markets a lower-fat line of value-priced lunch meats, smoked sausage and hot dogs, as well as fat-free hot dogs and fat-free deli hams.


RAW MATERIALS

     Smithfield Foods' primary raw material is live hogs. Historically, hog prices have been subject to substantial fluctuations. In addition, hog prices tend to rise seasonally as hog supplies decrease during the hot summer months and tend to decline as supplies increase during the fall. This is due to lower farrowing performance during the winter months and slower animal growth rates during the hot summer months. Hog supplies, and consequently prices, are also affected by factors such as corn and soybean prices, weather and interest rates.

     Smithfield produces its own hogs through Brown's and Smithfield-Carroll's and purchases hogs from several of the largest hog producers in the U.S., strategically located in proximity to Smithfield's hog slaughtering and further processing operations in North Carolina and Virginia, such as Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc. and Prestage Farms, Inc. as well as from other independent hog producers and dealers located in the Eastern, Southeastern and Midwestern United States. Smithfield Foods obtained 10.8% of the hogs it processed in fiscal 1998 from Brown's and Smithfield-Carroll's. Smithfield's raw material costs fall when hog production at Brown's and Smithfield-Carroll's is profitable and conversely rise when such production is unprofitable. The profitability of hog production is directly related to the market price of live hogs and the cost of corn. Hog producers such as Brown's and Smithfield-Carroll's generate higher profits when hog prices are high and corn prices are low, and lower profits (or losses) when hog prices are low and corn prices are high. Management believes that hog production at Brown's and Smithfield-Carroll's furthers Smithfield Foods' strategic initiative of vertical integration and reduces Smithfield's exposure to fluctuations in profitability historically experienced by the pork processing industry. Smithfield has also established multi-year agreements with Carroll's Foods, Inc., Maxwell Foods, Inc., Murphy Family Farms, Inc. and Prestage Farms, Inc. which provide Smithfield with a stable supply of high-quality hogs at market-indexed prices. These producers supplied 42.9% of the hogs processed by Smithfield in fiscal 1998.

     Smithfield Foods purchases its hogs on a daily basis at its Southeastern and Midwestern United States slaughter plants; at Smithfield-owned buying stations in three Southeastern and five Midwestern U.S. states; from certain Canadian sources; and through certain exclusive dealer-operated buying stations in the Midwestern United States. Smithfield Foods also purchases fresh pork from other meat processors to supplement its processing requirements, and raw beef, poultry and other meat products to add to its sausage, hot dogs and lunch meats. Such meat products and other materials and supplies, including seasonings, smoking and curing agents, sausage casings and packaging materials are readily available from numerous sources at competitive prices.

CUSTOMERS AND MARKETING

     Smithfield Foods has significant market presence in the United States, and strong market positions in the Mid-Atlantic, Southeastern, Southern and Midwestern United States. Smithfield's fundamental marketing strategy is to sell large quantities of value-priced processed meat products as well as fresh pork to national and regional supermarket chains, wholesale distributors and the foodservice industry (fast food, restaurant and hotel chains, hospitals and other institutional customers) and export markets. Management believes that this marketing approach reaches the largest number of value-conscious consumers without requiring large advertising and promotional campaigns. Smithfield Foods uses both in-house salesmen as well as independent commission brokers to sell its products. In fiscal 1998, Smithfield sold its products to more than 3,500 customers, none of whom accounted for as much as 10% of Smithfield's revenues. Smithfield Foods has no significant or seasonally variable backlog because most customers prefer to order products shortly before shipment, and therefore, do not enter into formal long-term contracts. Management believes that its trademarks have been important to the success of its branded processed meat products.

     Smithfield Foods in recent years has placed major emphasis on growing and expanding its non-U.S. sales. In fiscal 1998, non-U.S. sales comprised approximately 6% of Smithfield's total dollar sales. Smithfield provides the Japanese market with a line of unique branded, as well as other chilled and frozen unbranded, fresh pork products. In connection with export sales to Japan, Smithfield Foods maintains a distributorship arrangement with Sumitomo Corporation of America. To serve other non-U.S. markets, Smithfield may also enter into similar distribution and sales arrangements, as well as make international acquisitions or establish strategic joint ventures in countries other than the United States not only for product sales but also for hog production and pork processing. Smithfield also had export sales to Russia, Mexico and to more than two dozen other countries in fiscal 1998. Smithfield Foods expects continued growth in its international sales for the foreseeable future. Non-U.S. sales are subject to factors beyond Smithfield's control, such as general economic conditions, tariffs, exchange rate fluctuations and changes in governmental policies. Smithfield conducts all of its export sales in U.S. dollars and therefore bears no currency translation risk.

     Smithfield's processed meats business is somewhat seasonal in that, traditionally, the heavier periods of sales for hams are the holiday seasons such as Thanksgiving, Christmas and Easter, and the heavier periods of sales of smoked sausage, hot dogs and lunch meats are the summer months. Smithfield Foods typically builds substantial inventories of hams in anticipation of its seasonal holiday business.

     Smithfield Foods uses recognized price-risk management and commodities hedging techniques to enhance sales and to reduce the effect of adverse price changes on Smithfield's profitability. Smithfield's price-risk management and commodities hedging activities currently are utilized in the areas of forward sales, hog production margin management, procurement of raw materials (ham and bacon) for seasonal demand peaks, inventory hedging, hog contracting and truck fleet fuel purchases.


TRADEMARKS

     Smithfield Foods owns and uses numerous marks, which are registered trademarks of Smithfield or are otherwise subject to protection under applicable intellectual property laws. Smithfield considers these marks and the accompanying goodwill and customer recognition valuable and material to its business.


DISTRIBUTION

     Smithfield Foods uses a private fleet of leased tractors and trailers, as well as independent common carriers, to distribute both fresh pork and processed meats to its customers, as well as to move raw material between plants for further processing. Smithfield coordinates deliveries and uses backhauling to reduce overall transportation costs. Smithfield distributes its products directly from certain of its plants and from leased distribution centers located in Connecticut, Indiana, Missouri, Kansas, Texas and California. In addition, during fiscal 1998, Smithfield Foods completed a distribution center adjacent to its plant in Sioux Falls, South Dakota.


COMPETITION

     The protein industry generally, and the pork processing industry in particular, are highly competitive. Smithfield's products compete with a large number of other protein sources, including beef, chicken, turkey and seafood, but Smithfield's principal competition comes from other pork processors.

     Management believes that the principal competitive factors in the pork processing industry are price, quality, product distribution and brand loyalty. Some of Smithfield's competitors are larger, have correspondingly greater financial and other resources and enjoy wider recognition for their branded products. Some of these competitors are also more diverse than Smithfield Foods. To the extent that their other operations generate profits, such companies may be able to subsidize their pork processing operations for a time.


EMPLOYEES

     As of May 3, 1998, Smithfield Foods had approximately 19,500 employees, approximately 10,800 of whom are covered by collective bargaining agreements expiring between December 31, 1998 and May 5, 2002. Smithfield believes that its relationship with its employees is good.


LEGAL PROCEEDINGS

     Smithfield Foods and its subsidiaries and affiliates are from time to time party to lawsuits arising in the ordinary course of business, excluding certain environmental litigation and investigations discussed under " -- Regulation" below. In the opinion of management, any ultimate liability with respect to such matters will not have a material adverse effect on Smithfield's financial position or results of operations. For a discussion of the environmental litigation and investigations, see " -- Regulation."


REGULATION

     REGULATION GENERALLY. Like other participants in the meat processing industry, Smithfield Foods is subject to various laws and regulations administered by United States, state and other government entities, including the Environmental Protection Agency ("EPA") and corresponding state agencies such as the Virginia State Water Control Board ("VSWCB"), the Virginia Department of Environmental Quality ("VDEQ"), the North Carolina Department of Environment and Natural Resources ("DENR"), the Iowa Department of Natural Resources and the South Dakota Department of Environment and Natural Resources, as well as the United States Department of Agriculture, the United States Food and Drug Administration and the United States Occupational Safety and Health Administration. Management believes that Smithfield presently is in compliance with all such laws and regulations in all material respects, and that continued compliance with these standards will not have a material adverse effect on the Company's financial position or results of operations. Furthermore, with respect to the litigation and investigations discussed below, Smithfield Foods believes that the ultimate resolution of these suits will not have a material adverse effect on Smithfield's financial position or annual results of operations.

     PERMIT VIOLATIONS AT SMITHFIELD PACKING AND GWALTNEY PLANTS; ADMINISTRATIVE CONSENT ORDERS; CONNECTION TO HRSD SYSTEM. The National Pollutant Discharge Elimination System permit (the "discharge permit") for the Smithfield Packing and Gwaltney plants in Smithfield, Virginia, as modified by the VSWCB in 1990, imposed more stringent effluent limitations on phosphorus and two species of nitrogen (ammonia and Total Kjeldahl Nitrogen) than the wastewater treatment facilities at those plants were designed to meet. To achieve compliance with these new limitations, Smithfield Foods agreed to discontinue wastewater discharges into the Pagan River and connect its wastewater treatment facilities to the regional sewage collection and treatment system operated by the Hampton Roads Sanitation District ("HRSD"), when available. This agreement was embodied in an administrative consent order issued by the VSWCB in 1991 (the "1991 Order"). The VSWCB issued a second consent order (the "1994 Order") which concerned compliance with other discharge permit terms pending connection to the HRSD system.

     Smithfield Foods connected its Gwaltney and Smithfield Packing wastewater treatment facilities to the HRSD system in June 1996 and July 1997, respectively, which were the earliest dates that the HRSD could serve those individual plants. To prepare for making these connections, Smithfield made more than US$2.7 million in capital expenditures to upgrade its existing wastewater treatment facilities. Smithfield must continue to operate these facilities to produce a wastewater suitable for treatment in the HRSD system and, in addition, pay the HRSD approximately US$1.8 million per year for wastewater treatment. Smithfield will account for these wastewater treatment costs as current period charges in the years in which such costs are incurred.

     These wastewater treatment facilities no longer make any discharges that are subject to regulation under the discharge permit. However, before being connected to the HRSD system, these facilities exceeded applicable discharge permit and consent orders limitations as discussed below.

     RECORD-KEEPING VIOLATIONS. Under its discharge permit, Smithfield Foods regularly tested wastewater to determine compliance with applicable effluent limitations. United States and state laws require that records of such tests be maintained for three years. Failure to maintain these records may result in the imposition of civil penalties, and criminal sanctions may be imposed in the event of false reporting or destruction of records. In July 1994, Smithfield learned that records of many tests conducted from 1991 through early 1994 could not be found. Despite a careful search, most of these records were never found and are believed to have been destroyed. The employee responsible for the supervision of the tests and the maintenance of the test records was replaced and subsequently terminated. In October 1996, that former employee entered a guilty plea and was convicted in the United States District Court for the Eastern District of Virginia of 23 violations of the United States Clean Water Act, including records destruction and making false reports. Eight of these violations related to his duties as Smithfield's employee, while 15 violations were committed during his outside consulting activities for public and private entities unrelated to Smithfield. Beginning in January 1998, several Smithfield Foods employees responsible for wastewater treatment were subpoenaed and testified before a federal grand jury in Norfolk, Virginia. Subsequently, the grand jury issued subpoenas requiring production of various environmental materials relating to Smithfield's Smithfield, Virginia wastewater and further testimony by Smithfield employees. Neither Smithfield nor any of its other present or former employees has been charged with any criminal violation arising from these matters, but there can be no assurance that charges will not be brought.

     EPA SUIT. On August 8, 1997, in UNITED STATES OF AMERICA V. SMITHFIELD FOODS, INC. ET AL. (Civil Case No. 2:96:cv1204), a federal judge for the United States District Court for the Eastern District of Virginia imposed a US$12.6 million civil penalty on Smithfield Foods and its Smithfield Packing and Gwaltney subsidiaries. Smithfield recognized a nonrecurring charge of US$12.6 million during the first quarter of fiscal 1998 with respect to this penalty. This suit was brought by the EPA for violations of the United States Clean Water Act before Smithfield's wastewater treatment facilities were connected to the HRSD system. The court found 6,982 days of violation. Smithfield Foods asserted in its defense that approximately 5,500 of these violations were excused by the 1991 and 1994 Orders, which were issued by VSWCB in its role as primary enforcement authority under the federal-state Clean Water Act program. The Court held that the EPA was not bound by its awareness of, and failure to object to, those orders. Smithfield has appealed this and other aspects of the court's decision to the United States Court of Appeals for the Fourth Circuit in Richmond, Virginia. There can be no assurance as to the outcome of such appeal or any subsequent proceedings regarding this matter.

     SUIT BY COMMONWEALTH OF VIRGINIA. On August 30, 1996, VDEQ filed a civil suit under the laws of the Commonwealth of Virginia against Smithfield Foods in the Circuit Court of the County of Isle of Wight, Virginia. This suit alleged a total of 22,517 discharge permit violations at the Gwaltney and Smithfield Packing facilities during the period from 1986 until such facilities were connected to the HRSD system in 1996 and 1997, respectively. The difference in the number of total violations charged by the EPA and the Commonwealth of Virginia is mainly attributable to their different methods of counting violations. The same categories of violations were involved in both suits, except that the Commonwealth of Virginia did not charge Smithfield with any permit violation excused by the 1991 and 1994 Orders. The Commonwealth's total was larger in part because the Commonwealth counted every missing record as a separate violation, and the EPA counted the number of days records were missing. In addition, the Commonwealth's suit alleged a separate violation for each failure to test chlorine levels every hour, failure to make certain required reports, and failure on certain days to properly staff Smithfield's facilities. While each violation is subject to a maximum penalty of US$25,000, the Commonwealth's civil penalties policy is designed to recapture any economic benefit which accrued to the violator as a result of the noncompliance, and to impose a surcharge penalty for having committed such violations. In addition, the policy would increase the amount of penalties based upon the extent of environmental damage caused by the violations.


     At the beginning of the July 1997 trial of its case, the Commonwealth contended that Smithfield should pay a total of US$6 million for the violations alleged, which included an alleged economic benefit of US$4 million. In the middle of the trial, however, the Commonwealth voluntarily dismissed its suit. One week later, the Commonwealth refiled the same suit in Isle of Wight County Circuit Court. On June 29, 1998 the Court overruled Smithfield's motions to dismiss this second suit on double jeopardy and RES JUDICATA grounds. If the Commonwealth's charges go to trial again, Smithfield will argue that no economic benefit accrued to Smithfield and that no environmental damage was caused by the violations. There can be no assurance as to the outcome of any such proceeding.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF SMITHFIELD FOODS

     The directors and executive officers of Smithfield Foods are set forth below.



                                     Years in Pork
            NAME             Age        Industry            Positions with Smithfield and Other Information
--------------------------   --      -----------      ----------------------------------------------------------------
 Joseph W. Luter, III         59           29         Director; Chairman of the Board and Chief Executive Officer
                                                       of Smithfield Foods
 Lewis R. Little              54           34         Director; President and Chief Operating Officer of Smithfield
                                                       Foods, Lykes and Smithfield Packing
 Roger R. Kapella             56           34         Director; President and Chief Operating Officer of Patrick
                                                       Cudahy
 Joseph B. Sebring            51           22         Director; President and Chief Operating Officer of John
                                                       Morrell
 Timothy A. Seely             48           26         President and Chief Operating Officer of Gwaltney
 C. Larry Pope                43           16         Vice President, Finance of Smithfield Foods
 Richard J.M. Poulson         59           --         Vice President and Senior Advisor to the Chairman
 Aaron D. Trub                63           27         Director; Vice President, Chief Financial Officer and Secretary
                                                       of Smithfield Foods
 Robert L. Burrus, Jr.        63           --         Director; Chairman of the law firm of McGuire, Woods,
                                                       Battle & Boothe LLP, Richmond, Virginia
 F. J. Faison, Jr.            64           24         Director; President of Carroll's Foods, Inc.,* Warsaw,
                                                       North Carolina, a hog and turkey producer
 Joel W. Greenberg            60           --         Director; Commodity Analyst, Alaron Trading Corp., Chicago,
                                                       Illinois, a commodities brokerage firm
 George E. Hamilton, Jr.      82           60         Director; Retired President and Chief Operating Officer of
                                                       Smithfield Packing
 Richard J. Holland           72           --         Director; Chairman of the Board of The Farmers Bank,
                                                       Windsor, Virginia
 William H. Prestage          63           30         Director; Chairman of the Board, President and Chief
                                                       Executive Officer of Prestage Farms, Inc.,* Clinton,
                                                       North Carolina, a hog and turkey producer


---------

* As discussed elsewhere in this annex, this producer is a party to various hog supply contracts and/or hog production arrangements with Smithfield. For further information, see "Business -- Business Strategy," " -- Raw
  Materials" and "Related Party Transactions."

MR. GREENBERG'S CEASE AND DESIST ORDER

     On July 30, 1998, the Securities and Exchange Commission (the "Commission") issued an order (the "Order") pursuant to Section 21C of the Exchange Act finding that Joel W. Greenberg, a member of the Smithfield Foods Board of Directors, (i) violated Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 thereunder by failing to file an amended Schedule 13D with respect to his ownership of stock of Incomnet, Inc. ("Incomnet") and (ii) caused violations by Incomnet of Sections 10(b) and 13(a) of the Exchange Act and Rules 10b-5, 12b-20, 13a-11 and 13a-13 thereunder by failing to take any action to ensure the accuracy and completeness of certain public statements and filings made by Incomnet. The violation of Section 13(d) relates to Mr. Greenberg's failure to disclose on Schedule 13D a loan arrangement entered into in January 1995 under which Mr. Greenberg borrowed $1.8 million and collateralized the loan with 513,167 shares of Incomnet stock. The Commission found violations of Sections 10(b) and 13(a) in certain public statements and in filings on Form 8-K and Form 10-Q, wherein Incomnet falsely stated that its board of directors had previously authorized certain trading in Incomnet securities by the former chief executive officer of Incomnet (the "Former CEO"). Such trading was found to have taken place from approximately June 1994 to July 1995 utilizing a brokerage account in the name of an inactive corporation owned by the Former CEO and his spouse. In August 1995, Mr. Greenberg and the other members of Incomnet's board of directors executed an "Irrevocable Tender of Payment" (the "ITP") according to which the Former CEO tendered to Incomnet short swing profits earned and losses avoided from the trading in such account. The ITP contained the false statement described above and was filed by Incomnet as an exhibit to Form 8-K. In addition to the findings contained in the Order, the Commission has ordered that Mr. Greenberg cease and desist from committing or causing any violations or any future violations of Sections 10(b) and 13(d) of the Exchange Act and Rules 10b-5, 13d-1 and 13d-2 thereunder and from causing any violations or future violations of Section 13(a) of the Exchange Act and Rules 12b-20, 13a-11 and 13a-13 thereunder. Mr. Greenberg has consented to the issuance of the agreed Order without admitting or denying the findings contained in it.


LOANS TO SMITHFIELD OFFICERS


     On September 9, 1998, Smithfield made loans aggregating $9,450,000 to seven officers of Smithfield and its subsidiaries. The loans were made to facilitate the officers' payment of the purchase price and taxes upon the exercise of stock options granted under Smithfield's 1984 Stock Option Plan. The options, which would have expired in 1999, covered an aggregate of 1,260,000 shares. The loans bear interest payable quarterly at a rate of 8% per annum and become due and payable in full on April 30, 1999. Each officer's loan is secured by a pledge to Smithfield of the shares acquired upon exercise of the options. The following executive officers received loans in the amounts indicated: Mr. Luter - $7,500,000; Mr. Kapella - $300,000; Mr. Pope - $300,000;
and Mr. Trub - $750,000.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information concerning (i) the share ownership of each person known to Smithfield Foods to be the beneficial owner of more than five percent of the outstanding shares of Smithfield's Common Stock and (ii) the share ownership of Smithfield's Common Stock by all Directors and executive officers as a group, in each case as of September 8, 1998.





                                                 AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP
             NAME AND ADDRESS OF                  (NUMBER OF SHARES      PERCENT
               BENEFICIAL OWNER                  BENEFICIALLY OWNED)     OF CLASS
---------------------------------------------   ---------------------   ---------
Joseph W. Luter, III                                  4,336,682 (1)        11.3%
 Smithfield Foods, Inc
 200 Commerce Street
 Smithfield, VA 23430
Carroll's Foods, Inc.                                 2,956,000 (2)         7.9%
 P. O. Drawer 356
 Warsaw, NC 28398
Montgomery Asset Management L.P.                      2,346,000 (3)         6.2%
 101 California Street
 San Francisco, CA 94111
Directors and Executive Officers as a group           7,962,246 (4)        20.6%


---------
(1) Includes 650,064 shares owned by Luter Packing Company, a corporation of which Mr. Luter is an officer, director and the owner of 81-percent of its capital stock and 1,000,000 shares which Mr. Luter has the right to acquire pursuant to the exercise of presently exercisable stock options. Mr. Luter has sole voting power and sole dispositive power with respect to the 650,064 shares owned by Luter Packing Company. Mr. Luter may be deemed a control person of Smithfield Foods.

(2) The number of shares in the table is based upon an amended Schedule 13D, dated January 10, 1996, filed by Carroll's Foods, Inc. The reported shares are owned of record by Carroll's Swine Investment Partnership, which is a Virginia general partnership between Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc. F. J. Faison, Jr., a director of Smithfield Foods, is an officer and director of Carroll's Foods, Inc. and Carroll's Foods of Virginia, Inc., but is not a stockholder of either corporation. Mr. Faison disclaims personal beneficial ownership of the reported shares.

(3) The number of shares in the table is based upon a Schedule 13G, dated January 30, 1998, filed by Montgomery Asset Management, LLC
    ("Montgomery"), according to which Montgomery holds sole dispositive power with respect to all such shares and sole voting power with respect to 1,658,000 shares.

(4) Includes 1,180,000 shares subject to presently exercisable stock options.

                                DIVIDEND POLICY

     Smithfield Foods has never paid a cash dividend on the Smithfield Common Stock and does not anticipate paying any cash dividend on the Smithfield Common Stock in the forseeable future. In addition, certain of Smithfield's financing agreements prohibit payment of dividends.


                           RELATED PARTY TRANSACTIONS

     Joseph W. Luter, III, a Director and the Chairman of the Board and Chief Executive Officer of Smithfield Foods, is an officer, director and the owner of 81-percent of the capital stock of Luter Packing Company, a wholesale distributor of meat and other food products. Smithfield sold US$322,000 of its fresh pork and processed meat products to Luter Packing Company in fiscal 1998. The sales to Luter Packing Company were made by Smithfield Foods in the ordinary course of its business, and in the opinion of Smithfield's management, the terms of those transactions were as favorable to Smithfield Foods as those made to unaffiliated parties. In addition, Smithfield purchased US$18,524,000 of comminuted chicken meat for use in its frank and bologna products from a company 48-percent of the capital stock of which was owned by Mr. Luter's three adult children. Smithfield believes that the terms under which Gwaltney made such purchases were as advantageous to Gwaltney as those Gwaltney would have received from any other comminuted chicken meat producer.

     Mr. Luter's daughter and son-in-law are the sole members of Fishing Creek Farms LLC ("Fishing Creek"). Brown's, an 86-percent owned subsidiary of Smithfield Foods, has arrangements with B&G Farms LLC ("B&G"), a limited liability company in which Brown's and Fishing Creek each have a 50-percent interest, for the production of hogs for Smithfield's pork processing plants. The arrangements involve, among other things, (i) the lease of certain hog production facilities by B&G to Brown's until December 31, 2009 at an annual rent of approximately US$465,000 per year, and (ii) advances by B&G to Brown's of cash for working capital. Working capital advances totaling US$1,504,000 were outstanding as of May 3, 1998. All profits and losses from the hog production operations on land owned by B&G and leased by Brown's are shared equally by Brown's and Fishing Creek. All advances made pursuant to the arrangements accrue interest at a rate equal to the prime rate charged by one of Smithfield's lending banks. Brown's hog production operations on the B&G land generated US$7,944,000 of sales to other subsidiaries of Smithfield Foods in fiscal 1998. Smithfield Foods believes that the terms of the foregoing arrangements are no less favorable to Smithfield than if entered into with unaffiliated parties.

     F. J. Faison, Jr., a director of Smithfield, is the president and a director of Carroll's Foods, Inc. ("CFI") and its affiliates, Carroll's Farms of Virginia, Inc. ("CFAV") and Carroll's Foods of Virginia, Inc. ("CFOV"). Smithfield Foods has arrangements with CFI and its affiliates for production of hogs for Smithfield's meat processing plants. The arrangements involve, inter alia, (i) Smithfield-Carroll's Farms, a partnership consisting of Smithfield Hog Farms, Inc., a wholly-owned subsidiary of Smithfield Foods, and CFAV, which partnership owns hog raising facilities and leases them to CFOV, and (ii) multi-year purchase agreements between Smithfield and CFOV and CFI which obligate Smithfield to purchase hogs produced by CFOV and CFI. Substantially all revenues of the Smithfield-Carroll's Farms partnership consist of CFOV's lease payments, which cover debt service, depreciation charges and other operating expenses. Such revenues were US$7,386,000 in fiscal 1998. Pursuant to the purchase agreements, the Company purchased US$79,087,000 and US$246,371,000 of live hogs from CFOV and CFI, respectively, in fiscal 1998. Smithfield believes that the prices paid under the purchase agreement with CFI are equivalent to market. The purchase agreement with CFOV results in decreased raw material costs to Smithfield during periods when hog production is profitable and, conversely, an increase in such costs when such production is unprofitable. The agreement with CFOV resulted in decreased raw material costs to Smithfield (as compared to market costs) of US$359,000 in fiscal 1998 compared to decreased raw material costs of US$5,245,000 in fiscal 1997.

     William H. Prestage, a director of Smithfield Foods, is the chairman of the board, president and chief executive officer of Prestage Farms, Inc. ("PFI"), a hog and turkey producer located in Clinton, North Carolina. Smithfield has a market-indexed, multi-year purchase agreement with PFI which obligates Smithfield to purchase hogs produced by PFI in the States of Virginia, North Carolina and South Carolina. Pursuant to the purchase agreement, Smithfield Foods purchased US$168,829,000 of live hogs from PFI in fiscal 1998. Smithfield believes that the prices paid under the purchase agreement with PFI are equivalent to market.

     Wendell H. Murphy, a director of Smithfield until May 1998, is the chairman of the board and chief executive officer and the principal stockholder of Murphy Family Farms, Inc. ("MFF"), a hog producer located in Rose Hill, North Carolina. Smithfield Foods has a market-indexed, multi-year purchase agreement with MFF which obligates Smithfield to purchase hogs finished by MFF in the Southeastern United States. Pursuant to the purchase agreement, Smithfield purchased US$366,397,000 of live hogs from MFF in fiscal 1998. Smithfield believes that the prices paid under the purchase agreement with MFF are equivalent to market.

     H. Gordon Maxwell, III, a director of Smithfield until May 1998, is a director and owns 50% of the voting stock of Maxwell Foods, Inc. ("MFI"), a hog producer located in Goldsboro, North Carolina. Smithfield has a market-indexed, multi-year purchase agreement with MFI which obligates Smithfield to purchase hogs produced by MFI in the State of North Carolina. Under the purchase agreement, Smithfield purchased US$118,041,000 of live hogs from MFI in fiscal 1998. Smithfield believes that the prices paid under the purchase agreement with MFI are equivalent to market. In addition, Mr. Maxwell is a stockholder of a corporation which owns a controlling interest in Carolina Turkeys, Inc. ("CTI"). During fiscal 1998, Smithfield purchased US$1,252,000 of comminuted chicken meat from CTI. Smithfield Foods believes that the terms under which it made such purchases were as advantageous to Smithfield as those it would have received from any other comminuted chicken meat producer.

     Smithfield of Utah, Inc. ("Smithfield-Utah"), a wholly-owned subsidiary of Smithfield Foods, is a participant in a joint hog production arrangement with certain other companies to produce hogs in the state of Utah for sale to an unrelated party. During fiscal 1998, the other companies participating in the joint hog production arrangement were (i) Carroll's Foods of Utah, Inc. (an affiliate of Carroll's Foods, Inc.), of which F. J. Faison, Jr., a director of Smithfield Foods until May 1998, is the president and a director, (ii) West Isle Partners, Inc., ("WIPI") of which Wendell H. Murphy, a director of Smithfield Foods until his resignation in May 1998, is the president and a director and members of Mr. Murphy's family are the sole stockholders, and
(iii) Prestage Farms of Utah, Inc., of which William H. Prestage, a director of Smithfield, is the president and a director and Mr. Prestage and his wife are the sole stockholders. Smithfield-Utah contributed US$6,300,000 to the arrangement in fiscal 1998 and had a 37 percent interest in its profits or losses as of May 3, 1998. Smithfield believes that the terms of the joint arrangement are no less favorable to Smithfield Foods than if entered into with unaffiliated parties. In June 1998, Smithfield Foods paid $15,000,000 to WIPI in connection with WIPI's complete withdrawal from the arrangement.

     Cecil W. Gwaltney, who was serving as a director of Smithfield Foods at the time of his death in September 1997, was chairman of the board of Gwaltney Motor Company ("GMC"), which was paid US$899,000 by the Company in fiscal 1998 for automotive equipment and parts, and maintenance and leasing services. Smithfield Foods leases substantially all of its automobiles under three-year leases arranged by GMC. As of May 3, 1998, Smithfield was obligated to make a total of US$1,249,000 in future lease payments under such leases in effect on that date. Smithfield believes that the terms of all of its purchase transactions with GMC and the terms of the leases arranged by GMC are comparable to those available from other suppliers.

                             SMITHFIELD FOODS, INC.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE



                                                                                              PAGE(S)
                                                                                           -------------
    AUDITED YEAR-END FINANCIAL STATEMENTS
     Report of Independent Public Accountants ............................................ B-17
     Consolidated Balance Sheets for the Fiscal Years Ended May 3, 1998,
       and April 27, 1997 ................................................................ B-18
     Consolidated Statements of Income for the Fiscal Years 1998, 1997, and 1996 ......... B-19
     Consolidated Statements of Cash Flows for the Fiscal Years 1998, 1997, and 1996 ..... B-20
     Consolidated Statements of Shareholders' Equity for the Fiscal Years ended April 28,
       1996, April 27, 1997, and May 3, 1998 ............................................. B-21
     Notes to Consolidated Financial Statements .......................................... B-22 to B-38
    UNAUDITED INTERIM FINANCIAL STATEMENTS
     Consolidated Condensed Balance Sheets at August 2, 1998 and May 3, 1998 ............. B-39
     Consolidated Statements of Operations for the 13 Weeks ended August 2, 1998 and July 27, 1997 ................................................................. B-40
     Consolidated Statements of Cash Flows for the 13 Weeks ended August 2, 1998 and July 27, 1997 ................................................................. B-41
     Notes to Consolidated Condensed Financial Statements ................................ B-42



                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



TO THE SHAREHOLDERS OF SMITHFIELD FOODS, INC.:


We have audited the accompanying consolidated balance sheets of Smithfield Foods, Inc. (a Virginia corporation) and subsidiaries as of May 3, 1998, and April 27, 1997, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended May 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smithfield Foods, Inc. and subsidiaries as of May 3, 1998 and April 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 3, 1998, in conformity with generally accepted accounting principles.


                                                        ARTHUR ANDERSEN LLP



Richmond, Virginia
 June 10, 1998

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                                                                                         FISCAL YEARS ENDED
                                                                                   -------------------------------
                                                                                        MAY 3,         APRIL 27,
                                                                                         1998             1997
                                                                                   ---------------   -------------
                                                                                           (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents .....................................................     $    60,522      $   25,791
 Accounts receivable less allowances of $1,541 and $1,499 ......................         156,091         166,094
 Inventories ...................................................................         249,511         253,276
 Prepaid expenses and other current assets .....................................          44,999          43,217
                                                                                     -----------      ----------
 Total current assets ..........................................................         511,123         488,378
                                                                                     -----------      ----------
Property, plant and equipment:
 Land ..........................................................................          15,157          13,964
 Buildings and improvements ....................................................         240,032         205,523
 Machinery and equipment .......................................................         418,810         344,328
 Construction in progress ......................................................          31,873          50,578
                                                                                     -----------      ----------
                                                                                         705,872         614,393
 Less accumulated depreciation .................................................        (233,652)       (187,518)
                                                                                     -----------      ----------
   Net property, plant and equipment ...........................................         472,220         426,875
                                                                                     -----------      ----------
Other assets:
 Investments in partnerships ...................................................          49,940          44,582
 Goodwill, net of accumulated amortization of $1,964 and $1,716 ................          12,360           4,062
 Other .........................................................................          38,002          31,357
                                                                                     -----------      ----------
   Total other assets ..........................................................         100,302          80,001
                                                                                     -----------      ----------
                                                                                     $ 1,083,645      $  995,254
                                                                                     ===========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable .................................................................     $         -      $   77,500
 Current portion of long-term debt and captial lease obligations ...............           8,511           7,800
 Accounts payable ..............................................................         118,909         132,268
 Accrued expenses and other current liabilities ................................         124,515         106,498
                                                                                     -----------      ----------
   Total current liabilities ...................................................         251,935         324,066
                                                                                     -----------      ----------
Long-term debt and capital lease obligations ...................................         407,272         288,486
                                                                                     -----------      ----------
Other noncurrent liabilities:
 Pension and postretirement benefits ...........................................          38,486          55,320
 Deferred income taxes .........................................................          11,745           7,260
 Other .........................................................................          13,197          12,636
                                                                                     -----------      ----------
   Total other noncurrent liabilities ..........................................          63,428          75,216
                                                                                     -----------      ----------
Commitments and contingencies
Shareholders' equity:
 Preferred stock, $1.00 par value, 1,000,000 authorized shares .................               -               -
 Common stock, $.50 par value, 100,000,000 and 25,000,000 shares authorized;
   37,537,362 and 19,196,681 issued ............................................          18,769           9,598
 Additional paid-in capital ....................................................          96,971         113,661
 Retained earnings .............................................................         245,270         191,870
 Treasury stock, at cost, 437,000 shares .......................................               -          (7,643)
                                                                                     -----------      ----------
   Total shareholders' equity ..................................................         361,010         307,486
                                                                                     -----------      ----------
                                                                                     $ 1,083,645      $  995,254
                                                                                     ===========      ==========

The accompanying notes are an integral part of these consolidated balance sheets.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                      FISCAL YEARS
                                                                  ----------------------------------------------------
                                                                        1998               1997              1996
                                                                  ----------------   ----------------   --------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales .........................................................     $  3,867,442       $  3,870,611      $ 2,383,893
Cost of sales .................................................        3,479,828          3,549,673        2,203,626
                                                                    ------------       ------------      -----------
 Gross profit .................................................          387,614            320,938          180,267
Selling, general and administrative expenses ..................          219,861            191,225          103,095
Depreciation expense ..........................................           42,300             35,825           25,979
Interest expense ..............................................           31,891             26,211           20,942
Nonrecurring charge (Note 12) .................................           12,600                  -                -
                                                                    ------------       ------------      -----------
Income from continuing operations before income taxes .........           80,962             67,677           30,251
Income taxes ..................................................           27,562             22,740           10,465
                                                                    ------------       ------------      -----------
Income from continuing operations .............................           53,400             44,937           19,786
Loss from discontinued operations, net of tax .................                -                  -           (3,900)
                                                                    ------------       ------------      -----------
Net income ....................................................     $     53,400       $     44,937      $    15,886
                                                                    ============       ============      ===========
Net income available to common shareholders ...................     $     53,400       $     43,699      $    14,734
                                                                    ============       ============      ===========
Income (loss) per basic share:
 Continuing operations ........................................     $       1.42       $       1.21      $       .55
 Discontinued operations ......................................                -                  -            ( .11)
                                                                    ============       ============      ===========
 Net income ...................................................     $       1.42       $       1.21      $       .44
                                                                    ============       ============      ===========
Income (loss) per diluted share:
 Continuing operations ........................................     $       1.34       $       1.17      $       .53
 Discontinued operations ......................................                -                  -            ( .11)
                                                                    ============       ============      ===========
 Net income ...................................................     $       1.34       $       1.17      $       .42
                                                                    ============       ============      ===========


 The accompanying notes are an integral part of these consolidated statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                        FISCAL YEARS
                                                                         -------------------------------------------
                                                                              1998            1997           1996
                                                                         -------------   -------------   -----------
                                                                                       (IN THOUSANDS)
Cash flows from operating activities:
 Net income ..........................................................    $   53,400      $   44,937      $  15,886
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization .....................................        45,872          39,057         28,299
   Deferred income taxes .............................................        14,752           7,810        (27,059)
   (Gain) loss on sale of property and equipment .....................           216          (3,288)         2,168
   Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable ..............................................        15,115         (12,606)        (9,251)
    Inventories ......................................................        11,672         (30,008)       (41,316)
    Prepaid expenses and other current assets ........................       (10,550)         (1,605)         1,535
    Other assets .....................................................        (7,746)        (10,410)        22,682
    Accounts payable, accrued expenses and other liabilities .........       (25,194)          9,377         19,166
                                                                          ----------      ----------      ---------
Net cash provided by operating activities ............................        97,537          43,264         12,110
                                                                          ----------      ----------      ---------
Cash flows from investing activities:
 Capital expenditures ................................................       (92,913)        (69,147)       (74,888)
 Business acquisitions, net of cash acquired .........................        (7,810)        (34,835)       (14,079)
 Investments in partnerships .........................................        (5,357)         (7,293)        (2,486)
 Net advances to joint hog production arrangements ...................             -            (113)         6,464
 Proceeds from sale of property and equipment ........................         1,153           4,141             82
                                                                          ----------      ----------      ---------
Net cash used in investing activities ................................      (104,927)       (107,247)       (84,907)
                                                                          ----------      ----------      ---------
Cash flows from financing activities:
 Net (repayments) borrowings on notes payable ........................       (75,000)        (33,063)        33,592
 Proceeds from issuance of long-term debt ............................       450,050         171,250         50,000
 Principal payments on long-term debt and capital lease obligations         (333,053)        (76,974)       (16,672)
 Proceeds from issuance of preferred stock ...........................             -               -         20,000
 Exercise of common stock options ....................................           124           1,270            768
 Dividends on preferred stock ........................................             -          (1,238)        (1,152)
                                                                          ----------      ----------      ---------
Net cash provided by financing activities ............................        42,121          61,245         86,536
                                                                          ----------      ----------      ---------
Net increase (decrease) in cash and cash equivalents .................        34,731          (2,738)        13,739
Cash and cash equivalents at beginning of year .......................        25,791          28,529         14,790
                                                                          ----------      ----------      ---------
Cash and cash equivalents at end of year .............................    $   60,522      $   25,791      $  28,529
                                                                          ==========      ==========      =========
Supplemental disclosures of cash flow information:
 Interest paid, net of amount capitalized ............................    $   31,428      $   25,751      $  20,684
                                                                          ----------      ----------      ---------
 Income taxes paid ...................................................    $   10,179      $   15,043      $   1,685
                                                                          ----------      ----------      ---------
 Non-cash investing and financing activities:
   Refinancing of long-term debt .....................................    $        -      $   59,707      $       -
                                                                          ----------      ----------      ---------
   Conversion of preferred stock to common stock .....................    $        -      $   20,000      $  10,000
                                                                          ----------      ----------      ---------
   Common stock issued for acquisition ...............................    $        -      $        -      $  33,000
                                                                          ----------      ----------      ---------
   Conversion of net advances to joint hog production
    arrangements to investments in partnerships ......................    $        -      $    7,691      $       -
                                                                          ==========      ==========      =========

 The accompanying notes are an integral part of these consolidated statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                      COMMON STOCK          ADDITIONAL
                                                ------------------------     PAID-IN       RETAINED        TREASURY
                                                  SHARES      PAR VALUE      CAPITAL       EARNINGS         STOCK
                                                ----------   -----------   -----------   ------------   -------------
                                                                           (IN THOUSANDS)
Balance, April 30, 1995 .....................     16,834      $  8,417      $ 49,804      $ 133,437       $  (7,643)
 Net income .................................          -             -             -         15,886               -
 Common stock issued for acquisition of
   John Morrell & Co. .......................      1,094           547        32,453              -               -
 Conversion of preferred stock ..............        465           233         9,767              -               -
 Exercise of stock options ..................         60            30           738              -               -
 Dividends on preferred stock ...............          -             -             -         (1,152)              -
                                                  ------      --------      --------      ---------       ---------
Balance, April 28, 1996 .....................     18,453         9,227        92,762        148,171          (7,643)
 Net income .................................          -             -             -         44,937               -
 Conversion of preferred stock ..............        667           333        19,667              -               -
 Exercise of stock options ..................         77            38         1,232              -               -
 Dividends on preferred stock ...............          -             -             -         (1,238)              -
                                                  ------      --------      --------      ---------       ---------
Balance, April 27, 1997 .....................     19,197         9,598       113,661        191,870          (7,643)
 Net income .................................          -             -             -         53,400               -
 Two-for-one stock split ....................     19,200         9,600        (9,600)             -               -
 Exercise of stock options ..................         14             8           116              -               -
 Reclassification of treasury stock .........       (874)         (437)       (7,206)             -           7,643
                                                  ------      --------      --------      ---------       ---------
Balance, May 3, 1998 ........................     37,537      $ 18,769      $ 96,971      $ 245,270       $       -
                                                  ======      ========      ========      =========       =========

 The accompanying notes are an integral part of these consolidated statements.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     NATURE OF BUSINESS

     Smithfield Foods, Inc. and subsidiaries (the "Company") operate as a producer, manufacturer, marketer, seller and distributor of fresh pork and processed meats. The Company's principal hog slaughtering and further processing operations are conducted through five wholly-owned subsidiaries:
Gwaltney of Smithfield, Ltd. ("Gwaltney"), John Morrell & Co. ("John Morrell"), Lykes Meat Group, Inc. ("Lykes"), Patrick Cudahy Incorporated ("Patrick Cudahy") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"). The Company also conducts hog production operations, principally through its 86%-owned subsidiary, Brown's of Carolina, Inc. ("Brown's").


     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company after elimination of all material intercompany balances and transactions. Investments in partnerships are accounted for using the equity method of accounting.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in these financial statements. Actual results could differ from those estimates.


     FISCAL YEAR

     The Company's fiscal year is the 52- or 53-week period ending on the Sunday nearest April 30. The fiscal year ended May 3, 1998 includes 53 weeks while the fiscal years ended April 27, 1997 and April 28, 1996 each include 52 weeks.


     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash equivalents approximates market value. At May 3, 1998, cash and cash equivalents include $30,100,000 in short-term marketable debt securities.


     INVENTORIES

     The Company's inventories are valued at the lower of first-in, first-out cost or market. Cost includes direct materials, labor and applicable manufacturing and production overhead. Inventories consist of the following:



                                             MAY 3, 1998     APRIL 27, 1997
                                            -------------   ---------------
                                                    (IN THOUSANDS)
      Fresh and processed meats .........     $ 171,090        $ 183,480
      Hogs on farms .....................        49,263           44,563
      Manufacturing supplies ............        18,538           15,732
      Other .............................        10,620            9,501
                                              ---------        ---------
                                              $ 249,511        $ 253,276
                                              =========        =========

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets. Buildings and improvements are depreciated over periods from 20 to 40 years. Machinery and equipment is depreciated over periods from 2 to 20 years. Repair and maintenance charges are expensed as incurred. Improvements that materially extend the life of the asset are capitalized. Gains and losses from dispositions or retirements of property, plant and equipment are recognized currently.

     Interest on capital projects is capitalized during the construction period. Total interest capitalized was $2,530,000 in fiscal 1998, $2,640,000 in fiscal 1997 and $2,021,000 in fiscal 1996. Repair and maintenance expenses totaled $106,481,000, $89,670,000 and $59,951,000 in fiscal 1998, 1997 and
1996, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued:

     OTHER ASSETS

     Goodwill is being amortized over no more than 40 years. Organization costs are amortized over a five-year period. Deferred debt issuance costs are amortized over the terms of the related loan agreements.


     REVENUE RECOGNITION

     Revenues from product sales are recorded upon shipment to customers.

     PRICE-RISK MANAGEMENT

     Substantially all of the Company's products are manufactured from commodity-based raw materials, primarily live hogs. The cost of live hogs is subject to wide fluctuations due to unpredictable factors such as the price of corn and soybean meal (the principal feed ingredients for a hog), weather conditions, economic conditions, government regulation and other unforeseen circumstances. The pricing of the Company's fresh pork and processed meats are monitored and adjusted upward and downward in reaction to changes in the cost of the underlying raw materials. The unpredictability of the raw material costs limit the Company's ability to forward price fresh pork and processed meat products without the use of commodity contracts through a program of price-risk management. The Company uses price-risk management to enhance its ability to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts for future periods to reduce or eliminate the effect of fluctuations in future raw material costs on the profitability of the related sales. While this may tend to limit the Company's ability to participate in gains from favorable commodity price fluctuations, it also tends to reduce the risk of loss from adverse changes in raw material prices. In addition, the Company utilizes commodity contracts for live hogs and corn to manage hog production margins when management determines that conditions are appropriate for such hedges. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods for the hedges. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. As a result, gains and losses from hedging transactions are recognized when the related sales are made and the hedges are lifted.

     As of May 3, 1998 and April 27, 1997, the Company had deferred $1,867,000 and $2,183,000, respectively, of unrealized hedging gains on outstanding futures contracts. As of May 3, 1998 and April 27, 1997, the Company had open futures contracts with fair values of $59,645,000 and $44,291,000, respectively. As of May 3, 1998 and April 27, 1997, the Company had deposits with brokers for outstanding futures contracts of $10,888,000 and $3,512,000 respectively, included in prepaid expenses and other current assets.

     For open futures contracts, the Company uses a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments. As of May 3, 1998, the potential change in fair value of open futures contracts, assuming a 10% change in the underlying commodity price, was $2,124,000.

     ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and cleanups are probable and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action (see Note 12).

     SELF-INSURANCE PROGRAMS

     The Company is self-insured for certain levels of general and vehicle liability, workers' compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued:


     INCOME PER SHARE

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("SFAS 128"), effective for fiscal 1998. SFAS 128 requires a dual computation and presentation of income per share (see
Note 13). The basic computation is based on average common shares outstanding during the period. The diluted computation reflects the potentially dilutive effect of common stock equivalents such as options and convertible preferred stock during the period. All income per share amounts for all periods are presented to conform to the SFAS 128 requirements. On September 26, 1997, a two-for-one stock split of the Company's common stock was effected in the form of a stock dividend. Accordingly, all historical share and per share amounts have been restated to reflect the stock split.


     RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. Adoption of SFAS 130 in fiscal 1999 will have no impact on the Company's net income or shareholders' equity.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for determining an entity's operating segments and for disclosure of financial information on such segments. Adoption of SFAS 131 in fiscal 1999 will have no impact on the Company's financial position or results of operations, but will require expanded disclosure for identified operating segments.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements No. 87, 88 and 106" ("SFAS 132"). In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 132 and SFAS 133 are not required to be adopted until fiscal 2000. The Company has not completed all of the analysis required to estimate the impact of these statements.


NOTE 2 -- ACQUISITIONS

     In November 1996, the Company acquired substantially all of the assets and business of Lykes from Lykes Bros. Inc. for $34,835,000 in cash and the assumption of $10,616,000 of current liabilities.

     The following unaudited pro forma information combines the operating results of the Company and Lykes, assuming the acquisition had been made as of the beginning of each of the periods presented:


                                                          1997               1996
                                                    ----------------   ----------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE
                                                                   DATA)
      Sales .....................................     $  3,948,091       $  2,630,031
      Income from continuing operations .........           33,839             12,291
      Net income ................................           33,839              8,391
      Income per basic share:
        Continuing operations ...................     $        .90       $        .33
        Net income ..............................              .90                .21
      Income per diluted share:
        Continuing operations ...................     $        .88       $        .32
        Net income ..............................              .88                .21

     The preceding pro forma amounts are not intended to be projections of future results or trends and do not purport to be indicative of what actual consolidated results of operations might have been if the acquisitions had been effective as of the beginning of the periods presented.

     The Company made several acquisitions in fiscal 1998 which, in the aggregate, would not have a material effect on pro forma results.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 2 -- ACQUISITIONS -- Continued:

     The Company accounted for the Lykes and other acquisitions using the purchase method of accounting. The results of operations of these acquired businesses are included in the accompanying consolidated statements of income from the respective dates of acquisition.

NOTE 3 -- JOINT HOG PRODUCTION ARRANGEMENTS

     SMITHFIELD-CARROLL'S

     The Company has an arrangement with certain affiliates of Carroll's Foods, Inc. ("CFI") to produce hogs for the Company's meat processing plants in North Carolina and Virginia. The arrangement ("Smithfield-Carroll's") involves: (1) Smithfield-Carroll's Farms, a partnership owned jointly by the Company and Carroll's Farms of Virginia, Inc. ("CFAV"), which owns the hog raising facilities, and (2) a long-term purchase contract between the Company and Carroll's Foods of Virginia, Inc. ("CFOV"), which leases and operates the facilities, obligating the Company to purchase all the hogs produced by CFOV at prices equivalent to market at the time of delivery. A director of the Company is the president and a director of CFI, CFAV and CFOV. In addition, the Company has a long-term agreement to purchase hogs from CFI at prices which, in the opinion of management, are equivalent to market.

     As of May 3, 1998 and April 27, 1997, the Company had investments of $29,357,000 and $27,943,000, respectively, in the Smithfield-Carroll's partnership. Profits and losses are shared equally under the arrangement. During fiscal 1997, the Company converted net advances to the arrangement of $7,691,000 to investments in the arrangement.

     Substantially all revenues of the partnership consist of lease payments from CFOV which cover debt service, depreciation charges and other operating expenses. For the fiscal years 1998, 1997 and 1996, revenues were $7,386,000, $8,227,000 and $8,912,000, respectively.

     Pursuant to the long-term purchase contract, the Company purchased $79,087,000, $93,049,000 and $70,540,000 of live hogs from CFOV in fiscal 1998,
1997 and 1996, respectively. The contract resulted in decreased raw material costs (as compared to market costs) of $359,000, $5,245,000 and $2,617,000 in fiscal 1998, 1997 and 1996, respectively. In fiscal 1997, the Company received $6,905,000 from CFOV in repayment of all outstanding demand loans. Pursuant to the agreement with CFI, the Company purchased $246,371,000, $269,499,000 and $201,878,000 of hogs in fiscal 1998, 1997 and 1996, respectively.

     CIRCLE FOUR

     The Company has an arrangement with certain of its principal hog suppliers to produce hogs in the state of Utah for sale to an unrelated party. The chief executive officers of two of the suppliers and the president of another served as directors of the Company during fiscal 1998. As of May 3, 1998, the Company had a 37% interest in the arrangement. As of May 3, 1998 and April 27, 1997, the Company had investments of $16,198,000 and $12,673,000, respectively, in the arrangement.

     B&G

     Brown's has an arrangement with a company owned by the daughter and son-in-law of the chairman and chief executive officer of the Company. The arrangement, B&G Farms LLC ("B&G"), involves the leasing of hog production facilities to Brown's and the production of hogs by Brown's on a contractual basis. In addition, the Company has a contract to purchase all of the hogs produced by B&G at prices which, in the opinion of management, are equivalent to market. Profits and losses are shared equally under the arrangement. As of May 3, 1998 and April 27, 1997, B&G had advanced $1,504,000 and $1,430,000, respectively, to Brown's for working capital. As of May 3, 1998 and April 27, 1997, the Company had investments of $1,147,000 and $1,291,000, respectively, in B&G.

     B&G's revenues consist of lease payments from Brown's, which cover debt service and depreciation charges, and the profits or losses on the sale of hogs. Pursuant to the contract, the Company purchased $7,944,000, $6,439,000 and $7,990,000 of hogs in fiscal 1998, 1997 and 1996, respectively.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 3 -- JOINT HOG PRODUCTION ARRANGEMENTS -- Continued:

     The following summarized financial information represents an aggregation of the financial position of the unconsolidated hog production operations of Smithfield-Carroll's, Circle Four and B&G:



                                               MAY 3, 1998     APRIL 27, 1997
                                              -------------   ---------------
                                                      (IN THOUSANDS)
      Current assets ......................     $  25,738        $  17,116
      Property and equipment, net .........       147,171          134,937
      Other assets ........................         1,988            6,978
                                                ---------        ---------
                                                $ 174,897        $ 159,031
                                                =========        =========
      Current liabilities .................     $  21,773        $  15,721
      Long-term debt ......................        72,290           71,094
      Equity ..............................        80,834           72,216
                                                ---------        ---------
                                                $ 174,897        $ 159,031
                                                =========        =========

NOTE 4 -- DEBT

     Long-term debt consists of the following:



                                                                       MAY 3, 1998     APRIL 27, 1997
                                                                      -------------   ---------------
                                                                              (IN THOUSANDS)
      7.625% senior subordinated notes, due February 2008 .........     $ 200,000        $       -
      8.52% senior notes, due August 2006 .........................       100,000          100,000
      8.34% senior notes, due August 2003 .........................        40,000           40,000
      8.41% senior notes, payable through August 2004 .............        14,779           14,779
      9.85% senior notes, payable through November 2006 ...........        11,333           13,000
      8.41% senior notes, payable through August 2006 .............         9,853            9,853
      9.80% senior notes, payable through August 2003 .............         7,500            8,437
      10.75% senior notes, payable through August 2005 ............         7,250            8,500
      Long-term credit facility ...................................             -           75,000
      Other long-term debt ........................................         6,126            4,036
                                                                        ---------        ---------
                                                                          396,841          273,605
      Less current portion ........................................        (7,020)          (5,949)
                                                                        ---------        ---------
                                                                        $ 389,821        $ 267,656
                                                                        =========        =========

     Scheduled maturities of long-term debt are as follows:



                              (IN THOUSANDS)
                             ---------------
  Fiscal year
  1999 ...................       $  7,020
  2000 ...................          2,915
  2001 ...................          3,170
  2002 ...................          3,083
  2003 ...................         10,473
  Thereafter .............        370,180
                                 --------
                                 $396,841
                                 ========

     In July 1997, the Company entered into loan agreements with a bank group for $350,000,000 in revolving credit facilities, consisting of a five-year $300,000,000 revolving credit facility and a 364-day $50,000,000 revolving credit facility. In connection with this refinancing, the Company repaid all borrowings under its previous $300,000,000 credit facilities, which

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 4 -- DEBT -- Continued:

were terminated. The borrowings are prepayable and bear interest, at the Company's option, at various rates based on margins over the federal funds rate or Eurodollar rate. The Company pays a commitment fee on the unused portion. The 364-day $50,000,000 revolving credit facility was terminated in February 1998.

     In February 1998, the Company issued $200,000,000 in aggregate principal amount of 10-year 7.625% senior subordinated notes. The net proceeds from the sale of the notes were used to repay indebtedness under the Company's revolving credit facility with the balance invested in short-term marketable debt securities.

     In fiscal 1997, the Company privately placed $140,000,000 of senior secured notes with a group of institutional lenders. The placement consisted of $40,000,000 of seven-year 8.34% notes and $100,000,000 of 10-year 8.52% notes.
The proceeds of the financing were used to repay $65,200,000 of long-term bank debt and to reduce short-term borrowings. In conjunction with the placement of the senior secured notes, the Company refinanced $59,707,000 of existing institutional long-term debt with the same institutional lenders. The refinancing resulted in revised maturity dates and repayment schedules for the refinanced debt; however, no additional proceeds resulted from this refinancing.

     Average borrowings under credit facilities were $149,723,000 in fiscal 1998, $165,071,000 in fiscal 1997 and $133,400,000 in fiscal 1996 at average interest rates of approximately 7% for each year. Maximum borrowings were $247,000,000 in fiscal 1998, $215,000,000 in fiscal 1997 and $179,800,000 in fiscal 1996. There were no borrowings under the facility as of May 3, 1998. The outstanding borrowings were $150,000,000 as of April 27, 1997, at an average interest rate of 7%.

     The senior subordinated notes are unsecured. The senior notes are secured by four of the Company's major processing plants and certain other property, plant and equipment. The credit facility is secured by substantially all of the Company's inventories and accounts receivable. The Company determines the fair value of long-term debt instruments for public debt using quoted market prices and values all other debt using discounted cash flow techniques at estimated market prices for similar issues.

     As of May 3, 1997, the fair value of long-term debt, based on the market value of debt with similar maturities and covenants, was approximately $407,511,000.

     The Company's various debt agreements contain financial covenants that require the maintenance of certain levels and ratios for working capital, net worth, current ratio, fixed charges, capital expenditures and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets, and payments of dividends to shareholders.


NOTE 5 -- INCOME TAXES

     Total income tax expense (benefit) was allocated as follows:



                                                        1998          1997          1996
                                                    -----------   -----------   -----------
                                                                (IN THOUSANDS)
      Income from continuing operations .........    $ 27,562      $ 22,740      $ 10,465
      Discontinued operations ...................           -             -        (2,600)
                                                     --------      --------      --------
                                                     $ 27,562      $ 22,740      $  7,865
                                                     ========      ========      ========

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 5 -- INCOME TAXES -- Continued:

     Income tax expense attributable to income from continuing operations consists of the following:



                                            1998          1997          1996
                                        -----------   -----------   ------------
                                                     (IN THOUSANDS)
      Current tax expense:
        Federal .....................    $ 11,315      $ 12,765       $  8,850
        State .......................       2,043         2,805          1,530
                                         --------      --------       --------
                                           13,358        15,570         10,380
                                         --------      --------       --------
      Deferred tax expense (benefit):
        Federal .....................      15,684         9,424           (129)
        State .......................      (1,480)       (2,254)           214
                                           14,204         7,170             85
                                         --------      --------       --------
                                         $ 27,562      $ 22,740       $ 10,465
                                         ========      ========       ========

     A reconciliation of taxes computed at the federal statutory rate to the provision for income taxes is as follows:



                                                                    1998         1997         1996
                                                                 ----------   ----------   ----------
                                                                            (IN THOUSANDS)
      Federal income taxes at statutory rate .................       35.0%        35.0%        35.0%
      State income taxes, net of federal tax benefit .........        1.0          1.7          3.9
      Nondeductible settlements ..............................        4.5          1.6            -
      Foreign sales corporation benefit ......................       (2.0)        (1.4)        (2.4)
      Benefits of certain insurance contracts ................       (3.3)        (3.6)        (3.1)
      Other ..................................................       (1.2)         0.3          1.2
                                                                     ----         ----         ----
                                                                     34.0%        33.6%        34.6%
                                                                     ====         ====         ====

     The tax effects of temporary differences consist of the following:



                                                                         MAY 3, 1998     APRIL 27, 1997
                                                                        -------------   ---------------
                                                                                (IN THOUSANDS)
      Deferred tax assets:
        Employee benefits ...........................................      $ 23,264         $ 28,986
        Alternative minimum tax credit ..............................         5,781           12,278
        Tax credits, carryforwards and net operating losses .........        12,773           11,807
        Inventories .................................................         1,286            1,377
        Accrued expenses ............................................        12,867           12,519
                                                                           --------         --------
                                                                           $ 55,971         $ 66,967
                                                                           ========         ========
      Deferred tax liabilities:
        Property, plant and equipment ...............................      $ 36,488         $ 35,072
        Investments in subsidiaries .................................           719            3,154
        Other assets ................................................         6,875            2,100
                                                                           --------         --------
                                                                           $ 44,082         $ 40,326
                                                                           ========         ========

     As of May 3, 1998 and April 27, 1997, the Company had $23,634,000 and $33,901,000, respectively, of net current deferred tax assets included in prepaid expenses and other current assets. The Company had no valuation allowance related to income tax assets as of May 3, 1998 and April 27, 1997, and there was no change in the valuation allowance during fiscal 1998 and 1997.


     The tax credits, carryforwards and net operating losses expire from fiscal 1998 to 2012. The alternative minimum tax credits do not expire.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


NOTE 6 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:



                                                       MAY 3, 1998     APRIL 27, 1997
                                                      -------------   ---------------
                                                              (IN THOUSANDS)
      Payroll and related benefits ................     $  46,834        $  43,723
      Self-insurance reserves .....................        24,794           18,112
      Pension and postretirement benefits .........        23,931           17,518
      Other .......................................        28,956           27,145
                                                        ---------        ---------
                                                        $ 124,515        $ 106,498
                                                        =========        =========

NOTE 7 -- SHAREHOLDERS' EQUITY AND PREFERRED STOCK

     REINCORPORATION AND TREASURY STOCK

     In August 1997, the Company's shareholders approved the reincorporation of the Company in Virginia from Delaware. The purpose of the reincorporation was to reduce annual franchise taxes and does not affect the Company's capitalization or the manner in which it operates. Since Virginia law does not recognize treasury stock, the shares previously classified as treasury stock reverted to unissued shares resulting in a reduction in common stock and additional paid-in capital for the cost basis of the shares.

     AUTHORIZED COMMON SHARES

     In August 1997, the Company's shareholders approved an increase in the number of authorized common shares from 25,000,000 to 100,000,000.

     STOCK SPLIT

     As discussed in Note 1, the Company effected a two-for-one split of its common stock in September 1997. Share amounts presented in the Consolidated Balance Sheets and the Consolidated Statements of Shareholders' Equity reflect the actual share amounts outstanding for each period presented. Stock option agreements provide for the issuance of additional shares for the stock split. All stock options outstanding and per share amounts for all periods have been restated to reflect the effect of this split.

     ISSUANCE OF COMMON STOCK

     In fiscal 1996, the Company issued 2,188,546 split-adjusted shares of its common stock to Chiquita Brands International, Inc. as part of the acquisition of John Morrell.

     PREFERRED STOCK

     The Company has 1,000,000 shares of $1.00 par value preferred stock authorized, none of which are issued. The board of directors is authorized to issue preferred stock in series and to fix, by resolution, the designation, dividend rate, redemption provisions, liquidation rights, sinking fund provisions, conversion rights and voting rights of each series of preferred stock.

     In fiscal 1996, the Company authorized and issued 2,000 shares of Series C 6.75% cumulative convertible redeemable preferred stock in a private transaction for $20,000,000. In fiscal 1997, all of these shares were converted into 1,333,332 split-adjusted shares of the Company's common stock at $15.00 per share.

     In fiscal 1996, all of the Series B 6.75% cumulative convertible redeemable preferred stock, totaling $10,000,000, was converted into 930,232 split-adjusted shares of the Company's common stock at $10.75 per share.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 7 -- SHAREHOLDERS' EQUITY AND PREFERRED STOCK -- Continued:


     STOCK OPTIONS

     Under the Company's 1984 Stock Option Plan (the "1984 Plan"), officers and certain key employees were granted incentive and nonstatutory stock options to purchase shares of the Company's common stock for periods not exceeding 10 years at prices that were not less than the fair market value of the common stock on the date of grant. Stock appreciation rights which are exercisable upon a change in control of the Company are attached to the options granted pursuant to the 1984 Plan. The 1984 Plan has expired with the exception of outstanding options.

     Under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), management and other key employees may be granted nonstatutory stock options to purchase shares of the Company's common stock exercisable five years after grant for periods not exceeding 10 years. The exercise price for options granted prior to August 31, 1994 was not less than 150% of the fair market value of the common stock on the date of grant. On August 31, 1994, the Company amended and restated the 1992 Plan, changing the exercise price of options granted on or after that date to not less than the fair market value of the common stock on the date of grant. The Company reserved 2,500,000 shares of common stock under the 1992 Plan. As of May 3, 1998, there were 394,000 options available for grant under the 1992 Plan.

     The following is a summary of transactions for the 1984 Plan and the 1992 Plan during fiscal 1998, 1997 and 1996:



                                                 STOCK OPTION     AVERAGE PRICE
                                                    SHARES          PER SHARE
                                                --------------   --------------
      Outstanding at April 30, 1995 .........     3,132,200        $   7.90
        Granted .............................       690,000           12.65
        Exercised ...........................      (119,200)           3.30
        Cancelled ...........................      (100,000)          11.53
                                                  ---------        --------
      Outstanding at April 28, 1996 .........     3,603,000            8.86
        Granted .............................       160,000           15.67
        Exercised ...........................      (154,000)           3.11
        Cancelled ...........................      (540,000)          12.29
                                                  ---------        --------
      Outstanding at April 27, 1997 .........     3,069,000            8.90
        Granted .............................       314,000           25.39
        Exercised ...........................       (17,000)           4.06
                                                  ---------        --------
      Outstanding at May 3, 1998 ............     3,366,000        $  10.47
                                                  =========        ========

     As of May 3, 1998, April 27, 1997 and April 28, 1996, the number of option shares exercisable were 1,260,000, 1,278,000 and 1,432,000, respectively, at average per share exercise prices of $4.06, $4.06 and $3.96, respectively.

     The following table summarizes information about stock options outstanding as of May 3, 1998:



                      OPTION SHARES
     EXERCISE          OUTSTANDING     AVERAGE REMAINING        AVERAGE
    PRICE RANGE        MAY 3, 1998      CONTRACTUAL LIFE     EXERCISE PRICE
------------------   --------------   -------------------   ---------------
$  4.06                  1,260,000             1.0              $  4.06
  10.72 to  11.75        1,291,000             5.6                11.52
  13.62 to  15.31          450,000             7.7                13.70
  16.47 to  17.84          100,000             8.6                16.88
  25.53 to  27.72          200,000             9.1                26.51
  31.63 to  32.75           65,000             9.6                32.42

     Stock options with an exercise price of $4.06 per share are the only options exercisable as of May 3, 1998.

     The Company has adopted the supplemental disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, compensation costs are not recognized for the stock option plans. Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted in fiscal 1998, 1997 and 1996 consistent with the provisions of SFAS 123, the Company's income

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 7 -- SHAREHOLDERS' EQUITY AND PREFERRED STOCK -- Continued:

from continuing operations and income per common share from continuing operations would have been reduced to the pro forma amounts as follows:



                                                                      1998            1997            1996
                                                                 -------------   -------------   -------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
      Income from continuing operations, as reported .........     $  53,400       $  44,937       $  19,786
      Pro forma income from continuing operations ............        52,571          44,553          19,715
      Income per common share from continuing operations,
        as reported:
        Basic ................................................     $    1.42       $    1.21       $     .55
        Diluted ..............................................          1.34            1.17             .53
      Pro forma income per common share from continuing
        operations:
        Basic ................................................     $    1.40       $    1.20       $     .55
        Diluted ..............................................          1.32            1.16             .53

     The weighted-average fair values of option shares granted were $11.88, $7.62 and $6.01 for fiscal 1998, 1997 and 1996, respectively. The fair value of each stock option share granted beginning in fiscal 1995 is estimated at date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:



                                                1998          1997          1996
                                           ------------- ------------- -------------
      Expected option life ............... 6.0 years     6.0 years     6.0 years
      Expected annual volatility .........    35.0%         35.0%         35.0%
      Risk-free interest rate ............     6.3%          6.2%          5.8%
      Dividend yield .....................     0.0%          0.0%          0.0%

     PREFERRED SHARE PURCHASE RIGHTS

     As part of the reincorporation, the Company adopted a preferred share purchase rights plan (the "Rights Plan") and declared a dividend of one preferred share purchase right (a "Right") on each outstanding share of common stock. Under the terms of the Rights Plan, if the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% (or other applicable percentage, as summarized in the Rights Plan) or more of the outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of shares of common stock having a market value of twice such price.

     Each Right will entitle its holder to buy one one-thousandth of a Series A junior participating preferred share ("Preferred Share"), par value $1.00 per share, at an exercise price of $37.50 subject to adjustment. Each Preferred Share will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of common stock. The Rights will expire on May 31, 2001 unless the date is extended or unless the Rights are earlier redeemed or exchanged at the option of the board of directors for $.0001 per Right. Generally, each share of common stock issued after May 31, 1991, will have one Right attached.


NOTE 8 -- PENSION AND OTHER RETIREMENT PLANS

     The Company sponsors several defined benefit pension and defined contribution plans covering substantially all employees. Pension plans covering salaried employees provide benefits based on years of service and average salary levels. Pension plans covering hourly employees provide benefits of stated amounts for each year of service. The Company's funding policy for pension plans is to contribute annually the minimum amount required under ERISA. The pension plan assets are invested primarily in equities, debt securities, insurance contracts and money market funds.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 8 -- PENSION AND OTHER RETIREMENT PLANS -- Continued:

     The status of the Company's pension plans and the components of pension expense are as follows:




                                                                       MAY 3, 1998                   APRIL 27, 1997
                                                               ----------------------------   -----------------------------
                                                                OVERFUNDED     UNDERFUNDED     OVERFUNDED      UNDERFUNDED
                                                                   PLANS          PLANS           PLANS           PLANS
                                                               ------------   -------------   ------------   --------------
                                                                                      (IN THOUSANDS)
Accumulated benefit obligation .............................    $  42,938      $  185,420      $  30,974       $  170,850
                                                                =========      ==========      =========       ==========
Vested benefit obligation ..................................    $  34,508      $  181,563      $  26,483       $  168,222
                                                                =========      ==========      =========       ==========
Plan assets at fair value ..................................    $  63,447      $  139,945      $  47,179       $  123,417
Projected benefit obligation ...............................      (48,664)       (193,890)       (38,805)        (177,114)
                                                                ---------      ----------      ---------       ----------
Excess (deficiency) of plan assets over projected benefit
 obligation ................................................       14,783         (53,945)         8,374          (53,697)
Items not recorded on balance sheets:
 Unrecognized net transition gain ..........................            -               -            (90)               -
 Unrecognized net gain from experience differences .........      (11,121)         (1,874)        (6,799)         (10,173)
 Unrecognized prior service cost ...........................          797               -            992               88
                                                                ---------      ----------      ---------       ----------
 Prepaid (accrued) pension costs ...........................    $   4,459      $  (55,819)     $   2,477       $  (63,782)
                                                                =========      ==========      =========       ==========


                                                                  1998           1997          1996
                                                              ------------   ------------   ----------
Net periodic pension cost included the following:
 Service costs for benefits earned ........................    $   4,103      $   4,054      $  2,662
 Interest accrued on projected benefit obligation .........       16,730         16,299         7,532
 Actual return on plan assets .............................      (35,052)       (15,556)       (6,691)
 Net amortization and deferral ............................       18,606            878          (200)
                                                               ---------      ---------      --------
   Net periodic pension cost ..............................    $   4,387      $   5,675      $  3,303
                                                               =========      =========      ========

     In determining the projected benefit obligation in fiscal 1998 and 1997, the average assumed discount rate was 7% and 8%, respectively, while the assumed rate of increase in future compensation was 4% in fiscal 1998 and 5% in fiscal 1997. The average expected long-term rate of return on plan assets was 9% in fiscal 1998 and 1997.

     The Company provides health care and life insurance benefits for certain retired employees. These plans are unfunded and generally pay covered costs reduced by retiree premium contributions, co-payments and deductibles. The Company retains the right to modify or eliminate these benefits.

     The status of the Company's postretirement plans are as follows:




                                                                         MAY 3, 1998     APRIL 27, 1997
                                                                        -------------   ---------------
                                                                                (IN THOUSANDS)
      Accumulated postretirement benefit obligation:
        Retirees and dependents .....................................     $  6,806          $  8,226
        Active plan participants ....................................        4,011             1,404
                                                                          --------          --------
        Total accumulated postretirement benefit obligation .........       10,817             9,630
        Unrecognized net gain (loss) ................................       (1,060)              651
                                                                          --------          --------
      Accrued postretirement benefit cost ...........................     $  9,757          $ 10,281
                                                                          ========          ========

     In determining the accumulated postretirement benefit obligation in fiscal 1998 and 1997, the average assumed discount rate was 7% and 8%, respectively. The assumed annual rate of increase in per capita cost of covered health care benefits is

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 8 -- PENSION AND OTHER RETIREMENT PLANS -- Continued:

7.5% for fiscal 1998, 6.5% for fiscal 1999 and 5.5% thereafter. An increase of 1% in the health care cost trend would increase the accumulated postretirement benefit obligation as of May 3, 1998 by $1,228,000 and the annual expense by $94,000.

     The total cost of postretirement benefits was $894,000, $1,072,000 and $673,000 in fiscal 1998, 1997 and 1996, respectively.


NOTE 9 -- LEASE OBLIGATIONS AND COMMITMENTS

     The Company leases transportation equipment under operating leases ranging from one to 10 years with options to cancel at earlier dates. In addition, the Company has a long-term maintenance agreement related to this equipment. Maintenance fees are based upon fixed monthly charges for each vehicle, as well as the maintenance facility itself and contingent fees based upon transportation equipment usage. The amounts shown below as minimum rental commitments do not include contingent maintenance fees.

     The Company has agreements, expiring in fiscal 2004 and 2008, to use two cold storage warehouses owned by a partnership, 50% of which is owned by the Company. The Company has agreed to pay prevailing competitive rates for use of the facilities, subject to aggregate guaranteed minimum annual fees of $3,600,000. In fiscal 1998, 1997 and 1996, the Company paid $6,228,000,
$5,372,000 and $4,641,000, respectively, in fees for use of the facilities. As of May 3, 1998 and April 27, 1997, the Company had investments of $1,411,000 and $1,137,000, respectively, in the partnership.

     In fiscal 1998, the Company entered into a 15-year agreement, expiring in 2013, to use a cold storage warehouse owned by a partnership, 50% of which is owned by the Company. The Company has agreed to lease the facility, beginning in fiscal 1999, for an amount which will cover debt service costs plus a minimum guaranteed annual fee totaling $2,174,000 in fiscal 1999. As of May 3, 1998, the Company had an investment of $1,826,000 in the partnership.

     Minimum rental commitments under all noncancelable operating leases and maintenance agreements are as follows:

                        (IN THOUSANDS)
  Fiscal year
  1999 ...............    $  20,986
  2000 ...............       18,774
  2001 ...............       16,219
  2002 ...............       21,535
  2003 ...............        9,900
  Thereafter .........       34,651
                          ---------
                          $ 122,065
                          =========

     Rental expense was $24,839,000 in fiscal 1998, $24,270,000 in fiscal 1997 and $17,664,000 in fiscal 1996. Rental expense in fiscal 1998, 1997 and 1996 included $3,231,000, $3,593,000 and $3,389,000 of contingent maintenance fees, respectively.

     The Company has a sale and leaseback arrangement for certain hog production facilities at Brown's. The arrangement provides for an early termination at predetermined amounts in fiscal 2004.

     Property, plant and equipment under capital leases as of May 3, 1998 consists of land of $1,911,000, buildings and improvements of $5,647,000, and machinery and equipment of $6,550,000, less accumulated depreciation of $6,001,000.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES

NOTE 9 -- LEASE OBLIGATIONS AND COMMITMENTS -- Continued:

     Future minimum lease payments for assets under capital leases and the present value of the net minimum lease payments are as follows:




                                             (IN THOUSANDS)
  Fiscal year
  1999 ....................................    $  3,016
  2000 ....................................       3,070
  2001 ....................................       3,184
  2002 ....................................       3,190
  2003 ....................................       3,190
  Thereafter ..............................       9,602
                                               --------
                                                 25,252
  Less amounts representing interest ......      (6,310)
                                               --------
  Present value of net minimum obligations       18,942
  Less current portion ....................      (1,491)
                                               --------
  Long-term capital lease obligations .....    $ 17,451
                                               ========

     As of May 3, 1998, the Company had definitive commitments of $18,871,000 for capital expenditures primarily to increase its processed meats and value-added fresh pork capacities at several of its processing plants and to replace and upgrade portions of its hardware and software in response to the Year 2000.

NOTE 10 -- RELATED PARTY TRANSACTIONS

     A director of the Company is the chairman, president and chief executive officer and a director of Prestage Farms, Inc. ("PFI"). The Company has a long-term agreement to purchase hogs from PFI at prices which, in the opinion of management, are equivalent to market. Pursuant to this agreement with PFI, the Company purchased $168,829,000, $182,576,000 and $129,577,000 of hogs in fiscal 1998, 1997 and 1996, respectively.

     The chairman and chief executive officer and a director of Murphy Family Farms, Inc. ("MFF") was a director of the Company until May 1998. The Company has a long-term agreement to purchase hogs from MFF at prices which, in the opinion of management, are equivalent to market. Pursuant to this agreement with MFF, the Company purchased $366,397,000, $433,861,000 and $330,033,000 of hogs in fiscal 1998, 1997 and 1996, respectively.

     A director and the owner of 50% of the voting stock of Maxwell Foods, Inc. ("MFI") was a director of the Company until May 1998. The Company has a long-term agreement to purchase hogs from MFI at prices which, in the opinion of management, are equivalent to market. Pursuant to this agreement with MFI, the Company purchased $118,041,000, $109,470,000 and $76,448,000 of hogs in fiscal 1998, 1997 and 1996, respectively.

     In fiscal 1998, 1997 and 1996, the Company purchased raw materials totaling $18,524,000, $12,772,000 and $10,069,000, respectively, from a company which was 48%-owned by the chairman and chief executive officer's children. In the opinion of management, these purchases were made at prices that were equivalent to market.

     The Company is engaged in hog production arrangements with several related parties. See Note 3 for additional information regarding these arrangements.

NOTE 11 -- DISCONTINUED OPERATIONS

     In fiscal 1996, the Company completed the disposition of the assets and business of Ed Kelly, Inc., its former retail electronics subsidiary, which is reported separately as discontinued operations in the consolidated statements of income. A loss from discontinued operations of $3,900,000 is reflected in fiscal 1996.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


NOTE 12 -- REGULATION AND LITIGATION

     Like other participants in the meat processing industry, the Company is subject to various laws and regulations administered by federal, state and other government entities, including the U.S. Environmental Protection Agency ("EPA"), the U.S. Department of Agriculture, the U.S. Food and Drug Administration, the U.S. Occupational Safety and Health Administration and corresponding state agencies in states where the Company operates. Management believes that the Company presently is in compliance with all such laws and regulations in all material respects and that continued compliance will not have a material adverse effect on the Company's financial position or results of operations. The Company believes that the ultimate resolution of the litigation and investigations discussed below will not have a material adverse effect on its financial position or results of operations.

     Under the water pollution control laws of the United States and the Commonwealth of Virginia ("Virginia"), the Company is required to maintain certain test records for three years. Failure to do so may result in the imposition of civil penalties. Criminal sanctions may be imposed in the event of false reporting or destruction of records. In July 1994, the Company learned that records of many tests conducted at its Smithfield, Virginia packing plants from 1991 through early 1994 could not be found and may have been destroyed. In 1997, the employee responsible for such testing and record-keeping was convicted in the United States District Court for the Eastern District of Virginia on eight charges of records destruction and making false reports. Since January 1998, several of the Company's employees responsible for wastewater treatment operations have been called to testify under subpoena before a federal grand jury in Norfolk, Virginia. The grand jury also issued subpoenas requiring production of various environmental materials relating to the Company's wastewater treatment operations at these plants. Neither the Company nor any of its other present or former employees has been charged with any criminal violation arising from these matters, but there can be no assurance that such charges will not be brought.

     On August 8, 1997, in a civil suit filed by the EPA against the Company, the United States District Court for the Eastern District of Virginia imposed a $12,600,000 civil penalty on the Company for Clean Water Act violations at its Smithfield, Virginia packing plants. The Company recorded a nonrecurring charge of $12,600,000 during the first quarter of fiscal 1998 with respect to this penalty. The Company has appealed this decision to the United States Court of Appeals for the Fourth Circuit. There can be no assurance as to the outcome of such appeal or any subsequent proceedings regarding this matter.

     Prior to the filing of the EPA suit, the Commonwealth of Virginia filed a civil suit against the Company in the Circuit Court of the County of Isle of Wight, Virginia under Virginia's water pollution control laws. Virginia's action alleged 22,517 discharge permit violations at the Smithfield, Virginia packing plants during the period 1986 until 1997. Most of these alleged violations were also presented in the EPA suit. While each violation is subject to a maximum penalty of $25,000, Virginia follows a civil penalties policy designed to recapture from the violator any economic benefit which accrued as a result of the noncompliance, plus a surcharge penalty for having committed such violations. In addition, the policy may increase the amount of penalties based upon the extent of environmental damage caused by the violations.

     At the beginning of the July 1997 trial of its case, Virginia contended that the Company had received an economic benefit of $4,000,000 due to its noncompliance and should pay a total of $6,000,000 for the alleged violations. In the middle of the trial, however, Virginia voluntarily dismissed its suit. One week later, Virginia refiled the same suit in Isle of Wight County Circuit Court. On June 29, 1998, the Court overruled the Company's motions to dismiss this second suit on double jeopardy and res judicata grounds. If Virginia's charges go to trial again, the Company will present evidence to show and argue, among other things, that no economic benefit accrued to the Company as a result of, and that no environmental damage was caused by, the violations. There can be no assurance as to the outcome of any such proceeding.

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


NOTE 13 -- INCOME PER SHARE

     The computation for basic and diluted income per share is as follows:




                                                                           INCOME     SHARES   PER SHARE
                                                                        ------------ -------- ----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                                    AMOUNTS)
      Fiscal 1998
      Net income per basic share ......................................   $ 53,400    37,532   $  1.42
      Effect of dilutive stock options ................................          -     2,200         -
                                                                          --------    ------   -------
       Net income per diluted share ...................................   $ 53,400    39,732   $  1.34
                                                                          ========    ======   =======
      Fiscal 1997
      Net income per basic share ......................................   $ 44,937         -         -
      Less preferred stock dividends ..................................     (1,238)        -         -
                                                                          --------    ------   -------
      Net income available to common shareholders per basic share .....     43,699    36,121   $  1.21
      Effect of dilutive stock options ................................          -     1,144         -
      Effect of dilutive convertible preferred stock ..................      1,238     1,293         -
                                                                          --------    ------   -------
       Net income per diluted share ...................................   $ 44,937    38,558   $  1.17
                                                                          ========    ======   =======
      Fiscal 1996
      Income from continuing operations ...............................   $ 19,786         -         -
      Less preferred stock dividends ..................................     (1,152)        -         -
                                                                          --------    ------   -------
      Income from continuing operations available to common
       shareholders per basic share ...................................     18,634    33,865   $   .55
      Effect of dilutive stock options ................................          -     1,135         -
                                                                          --------    ------   -------
       Income from continuing operations per diluted share ............   $ 18,634    35,000   $   .53
                                                                          ========    ======   =======

     The summary below lists stock options outstanding at the end of each fiscal year which were not included in the computation of income per diluted share because the average exercise price of the options was greater than the average market price of the common shares. These options, which have varying expiration dates, were still outstanding at May 3, 1998.




                                               1998        1997         1996
                                           ----------- ------------ ------------
                                                   (SHARES IN THOUSANDS)
      Stock option shares excluded .......    65,000      100,000      440,000
      Average option price per share .....  $  32.42    $   16.88    $   13.70

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


NOTE 14 -- QUARTERLY RESULTS OF OPERATIONS




                                         FIRST           SECOND             THIRD            FOURTH
                                     -------------   --------------   ----------------   --------------
                                                                (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
      Fiscal 1998
      Sales ......................     $ 914,963       $  982,699       $  1,095,999       $  873,781
       Gross profit ..............        75,184           93,970            116,663          101,797
      Net income (loss) ..........        (6,541)          15,548             23,719           20,674
      Net income per common share:
      Basic ......................     $    (.17)      $      .41       $        .63       $      .55
      Diluted ....................          (.17)             .39                .60              .52
      Fiscal 1997
      Sales ......................     $ 892,870       $  969,226       $  1,080,979       $  927,536
       Gross profit ..............        58,762           73,577             88,704           99,895
      Net income .................           746            9,017             15,734           19,440
      Net income per common share:
      Basic ......................     $     .01       $      .24       $        .43       $      .53
      Diluted ....................           .01              .23                .40              .50

                    SMITHFIELD FOODS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


NOTE 15 -- DIFFERENCES BETWEEN US AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (UNAUDITED)

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). In certain respects, U.S. GAAP differs from generally accepted accounting principles in Canada ("Canadian GAAP").

     The only adjustment required to reflect Smithfield Foods financial statements in accordance with Canadian GAAP relate to accounting for investments in joint ventures. U.S. GAAP requires accounting for investments in joint ventures under the equity method of accounting, while under Canadian GAAP investments in joint ventures are accounted for under the proportionate consolidation method. The equity method of accounting will produce the same results as the proportionate consolidation method for income from continuing operations, net income, income per common share and stockholder's equity. The reconciliation of the equity method of accounting to the proportionate consolidation method for certain financial statement captions is as follows:



(IN THOUSANDS)                          MAY 3, 1998     APRIL 27, 1997     APRIL 28, 1996
Sales under U.S. GAAP ..............    $3,867,442        $3,870,611         $2,383,893
Joint venture sales ................        11,493             5,612              1,490
                                        ----------        ----------         ----------
Sales under Canadian GAAP ..........    $3,878,935        $3,876,223         $2,385,383
                                        ==========        ==========         ==========


                                                 MAY 3, 1998     APRIL 27, 1997     APRIL 28, 1996
(IN THOUSANDS)                                  -------------   ----------------   ---------------
Current assets under U.S. GAAP ..............    $  511,123        $  488,378         $  420,407
Joint venture current assets ................         9,095             6,653              3,966
                                                 ----------        ----------         ----------
Current assets under Canadian GAAP ..........    $  520,218        $  495,031         $  424,373
                                                 ==========        ==========         ==========


                                               MAY 3, 1998     APRIL 27, 1997     APRIL 28, 1996
(IN THOUSANDS)                                -------------   ----------------   ---------------
Total assets under U.S. GAAP ..............    $1,083,645        $  995,254         $  857,619
Joint venture total assets ................        68,445            38,723             35,007
                                               ----------        ----------         ----------
Total assets under Canadian GAAP ..........    $1,152,090        $1,033,977         $  892,626
                                               ==========        ==========         ==========


                                                      MAY 3, 1998     APRIL 27, 1997     APRIL 28, 1996
(IN THOUSANDS)                                       -------------   ----------------   ---------------
Current liabilities under U.S. GAAP ..............    $  251,935        $  324,066         $  332,381
Joint venture current liabilities ................         8,104             6,774              6,251
                                                      ----------        ----------         ----------
Current liabilities under Canadian GAAP ..........       260,039        $  330,840         $  338,632
                                                      ==========        ==========         ==========


                                                    MAY 3, 1998     APRIL 27, 1997     APRIL 28, 1996
(IN THOUSANDS)                                     -------------   ----------------   ---------------
Total liabilities under U.S. GAAP ..............    $  722,635        $  687,768         $  615,102
Joint venture total liabilities ................        34,931            38,723             35,007
                                                    ----------        ----------         ----------
Total liabilities under Canadian GAAP ..........    $  757,566        $  726,491         $  650,109
                                                    ==========        ==========         ==========

                         PART I. FINANCIAL INFORMATION

                            SMITHFIELD FOODS, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS





(IN THOUSANDS)                                               AUGUST 2, 1998      MAY 3, 1998
---------------                                            ----------------   --------------
ASSETS                                                         (UNAUDITED)
Current assets:
 Cash and cash equivalents ..............................      $   37,944        $   60,522
 Accounts receivable, net ...............................         177,991           156,091
 Inventories ............................................         294,938           249,511
 Prepaid expenses and other current assets ..............          36,324            44,999
                                                               ----------        ----------
   Total current assets .................................         547,197           511,123
                                                               ----------        ----------
Property, plant and equipment ...........................         820,214           705,872
 Less accumulated depreciation ..........................        (245,395)         (233,652)
                                                               ----------        ----------
   Net property, plant and equipment ....................         574,819           472,220
                                                               ----------        ----------
Other assets:
 Investments in partnerships ............................          33,572            49,940
 Goodwill ...............................................          17,463            12,360
 Other ..................................................          60,785            38,002
                                                               ----------        ----------
   Total other assets ...................................         111,820           100,302
                                                               ----------        ----------
                                                               $1,233,836        $1,083,645
                                                               ==========        ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Notes payable ..........................................      $   12,165        $       --
 Current portion of long-term debt and capital lease
   obligations ..........................................          12,871             8,511
 Accounts payable .......................................         123,042           118,909
 Accrued expenses and other current liabilities .........         120,945           124,515
                                                               ----------        ----------
   Total current liabilities ............................         269,023           251,935
                                                               ----------        ----------
Long-term debt and capital lease obligations ............         539,144           407,272
                                                               ----------        ----------
Other noncurrent liabilities:
 Pension and post-retirement benefits ...................          32,633            38,486
 Other ..................................................          37,101            24,942
                                                               ----------        ----------
   Total other noncurrent liabilities ...................          69,734            63,428
                                                               ----------        ----------
Shareholders' equity:
 Preferred stock, $1.00 par value, 1,000,000 authorized
   shares ...............................................              --                --
 Common stock, $.50 par value, 100,000,000 authorized
   shares; 37,537,362 issued ............................          18,769            18,769
 Additional paid-in capital .............................          96,971            96,971
 Retained earnings ......................................         239,945           245,270
 Accumulated other comprehensive income .................             250                --
                                                               ----------        ----------
   Total shareholders' equity ...........................         355,935           361,010
                                                               ----------        ----------
                                                               $1,233,836        $1,083,645
                                                               ==========        ==========



    See accompanying notes to consolidated condensed financial statements.

                            SMITHFIELD FOODS, INC.


                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                  (UNAUDITED)





                                                          13 WEEKS ENDED     13 WEEKS ENDED
(IN THOUSANDS, EXCEPT PER SHARE DATA)                     AUGUST 2, 1998     JULY 17, 1997
------------------------------------------------------   ----------------   ---------------
Sales ................................................      $ 865,823          $ 914,963
Cost of sales ........................................        793,046            839,779
                                                            ---------          ---------
Gross Profit .........................................         72,777             75,184
Selling, general and administrative expenses .........         57,997             49,192
Depreciation expense .................................         12,939              9,715
Interest expense .....................................          9,706              7,367
Nonrecurring charge ..................................             --             12,600
                                                            ---------          ---------
Loss before income taxes .............................         (7,865)            (3,690)
Income taxes (benefit) ...............................         (2,540)             2,851
                                                            ---------          ---------
Net loss .............................................      $  (5,325)         $  (6,541)
                                                            =========          =========
Net loss per common share:
 Basic ...............................................      $    (.14)         $    (.17)
                                                            =========          =========
 Diluted .............................................      $    (.14)         $    (.17)
                                                            =========          =========
Average common shares outstanding:
 Basic ...............................................         37,537             37,527
                                                            =========          =========
 Diluted .............................................         37,537             37,527
                                                            =========          =========



    See accompanying notes to consolidated condensed financial statements.

                            SMITHFIELD FOODS, INC.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                  (UNAUDITED)





                                                                        13 WEEKS           13 WEEK
                                                                          ENDED             ENDED
                          (IN THOUSANDS)                             AUGUST 2, 1998     JULY 27, 1998
-----------------------------------------------------------------   ----------------   --------------
Cash flows from operating activities:
 Net loss .......................................................      $  (5,325)        $  (6,541)
 Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization ................................         13,939            10,471
   Loss (gain) on sale of property, plant and equipment .........            588              (460)
   Changes in operating assets and liabilities, net of effect of acquisitions:
    Accounts receivable .........................................        (18,109)          (13,080)
    Inventories .................................................        (21,577)          (13,250)
    Prepaid expenses and other current assets ...................        (10,981)           (2,579)
    Other assets ................................................            574             1,565
    Accounts payable, accrued expenses and other
     liabilities ................................................        (11,504)           (2,057)
                                                                       ---------         ---------
Net cash used in operating activities ...........................        (52,395)          (25,931)
                                                                       ---------         ---------
Cash flows from investing activities:
 Capital expenditures ...........................................        (19,997)          (18,518)
 Business acquisitions, net of cash .............................        (23,837)          (10,123)
 Proceeds from sale of property, plant and equipment ............              7               148
 Investments in partnerships and other assets....................         (2,278)           (6,731)
                                                                       ---------         ---------
Net cash used in investing activities ...........................        (46,105)          (35,224)
                                                                       ---------         ---------
Cash flows from financing activities:
 Net repayments on notes payable ................................             --           (75,000)
 Net borrowings on long-term credit facility ....................         77,000           215,000
 Principal payments on long-term debt and capital lease
   obligations ..................................................         (1,078)          (78,280)
 Exercise of common stock options ...............................             --                83
                                                                       ---------         ---------
Net cash provided by financing activities .......................         75,922            61,803
                                                                       ---------         ---------
Net increase (decrease) in cash and cash equivalents ............        (22,578)              648
Cash and cash equivalents at beginning of period ................         60,522            25,791
                                                                       ---------         ---------
Cash and cash equivalents at end of period ......................      $  37,944         $  26,439
                                                                       =========         =========
Supplemental disclosures of cash flow information:
 Cash payments during period:
   Interest (net of amount capitalized) .........................      $   6,049         $   7,298
                                                                       =========         =========
   Income taxes .................................................      $      39         $   1,409
                                                                       =========         =========



    See accompanying notes to consolidated condensed financial statements.

                            SMITHFIELD FOODS, INC.



             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) These statements should be read in conjunction with the Consolidated Financial Statements and related notes which are included in the Company's Annual Report for the fiscal year ended May 3, 1998.

(2) The interim consolidated condensed financial information furnished herein is unaudited. The information reflects all adjustments (which include only normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the financial position and the results of operations for the periods included in this report.

(3) Inventories consist of the following:





              (IN THOUSANDS)                  AUGUST 2, 1998     MAY 3, 1998
------------------------------------------   ----------------   ------------
      Fresh and processed meats ..........       $192,707         $171,090
      Hogs on farms ......................         70,594           49,263
      Manufacturing supplies .............         20,407           18,538
      Other ..............................         11,230           10,620
                                                 --------         --------
                                                 $294,938         $249,511
                                                 ========         ========



(4) Income per basic share is computed based on the average common shares outstanding during the period. Income per diluted share is computed based on the average common shares outstanding adjusted for the effect of potential common shares, such as stock options. The fiscal quarters ended August 2, 1998 and July 27, 1997 reflected net losses, resulting in the Company's stock options being antidilutive and, thus, excluded from the computation of income per diluted share. Accordingly, basic income per share and diluted income per share are the same.

    Summarized below are stock option shares outstanding at the end of each fiscal period which were not included in the computation of income per diluted share because (a) the assumed exercise of the options would be antidilutive, or (b) the average exercise price of the options was greater than the average market price of the common shares.





                                                              AUGUST 2, 1998     JULY 27, 1997
                                                             ----------------   --------------
      Antidilutive stock option shares ...................       3,451,000         3,061,000
      Average option price per share .....................     $     10.81       $      8.92
      Stock options shares above exercise price ..........          65,000                --
      Average option price per share .....................     $     32.42                --



(5) The Company has adopted Statement of Financial Accounting Standards No. 128, "Reporting Comprehensive Income," effective for the first quarter of fiscal 1999. The components of comprehensive loss, net of related tax, consist of:





(IN THOUSANDS)                                     AUGUST 2, 1998     JULY 27, 1997
-----------------------------------------------   ----------------   --------------
      Net loss ................................       $ (5,325)         $ (6,541)
      Unrealized gains on securities ..........            250                --
                                                      --------          --------
      Comprehensive loss ......................       $ (5,075)         $ (6,541)
                                                      ========          ========



    As of August 2, 1998, accumulated other comprehensive income, net of related tax, consisted of unrealized gains on securities of $250,000. As of July 27, 1997, there were no components of accumulated other comprehensive income.

(6) In August 1997, the U.S. District Court for the Eastern District of Virginia imposed $12.6 million in civil penalties against the Company in a civil action brought by the U.S. Environmental Protection Agency. This amount is reflected as a nonrecurring charge in the thirteen weeks ended July 27, 1997. The Company has appealed this decision to the U.S. Court of Appeals for the Fourth Circuit.

(7) In fiscal 1998, the Board of Directors of the Company declared a 2-for-1 stock split of the Company's common stock. Common shares outstanding and net loss per share amounts have been adjusted in the consolidated condensed statements of operations to reflect the stock split.

                                    ANNEX C


                 INFORMATION CONCERNING SCHNEIDER CORPORATION

     The information in this Annex C has been obtained from Schneider's public filings with Canadian securities regulatory authorities. While Smithfield Foods and Smithfield Canada have included such information concerning Schneider insofar as it is known or reasonably available to Smithfield Foods and Smithfield Canada, neither Smithfield Foods nor Smithfield Canada is affiliated with Schneider.

     IN THIS ANNEX C, ALL REFERENCES TO "$" REFER TO CANADIAN DOLLARS AND ALL REFERENCES TO "THE CORPORATION" OR "THE ISSUER" REFER TO SCHNEIDER CORPORATION.




                         INDEX TO SCHNEIDER INFORMATION



Schneider Corporation Management Information Circular dated February 18, 1998 for the
Annual Meeting of Shareholders held on April 22, 1998 ....................................    C-2
Schneider Corporation audited Consolidated Financial Statements for the fiscal years
ended October 25, 1997, October 26, 1996 and October 28, 1995 ............................    C-14
Schneider Corporation Annual Information Form concerning the fiscal year ended October
25, 1997, as of February 10, 1997 ........................................................    C-27
Excerpts from Schneider Corporation's 1997 Annual Report (including management's discussion and analysis) that are incorporated by reference in the Annual Information
Form concerning the fiscal year ended October 25, 1997 ...................................    C-31
Schneider Corporation unaudited interim financial statements for the forty weeks ended
 August 1, 1998 ..........................................................................    C-41

                             SCHNEIDER CORPORATION


                        MANAGEMENT INFORMATION CIRCULAR

SOLICITATION OF PROXIES

     THIS INFORMATION CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF THE MANAGEMENT OF SCHNEIDER CORPORATION (HEREINAFTER CALLED THE "CORPORATION") FOR USE AT THE ANNUAL MEETING OF THE COMMON SHAREHOLDERS TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF THE MEETING OR ANY ADJOURNMENT THEREOF. It is expected that the solicitation will be primarily by mail. Proxies may also be solicited personally by regular employees of the Corporation at nominal cost. The cost of solicitation by or on behalf of management will be borne by the Corporation.

     The Corporation is distributing copies of the Notice of the Annual Meeting of Shareholders, this circular, form of proxy and the annual report (collectively, the "documents") to clearing agencies, banks and trust companies, or their nominees ("intermediaries") for onward distribution to shareholders of the Corporation whose shares are held by or in the custody of those intermediaries ("non-registered shareholders"). The intermediaries are required to forward the documents to non-registered shareholders.

     The solicitation of proxies from non-registered shareholders will be carried out by intermediaries or by the Corporation if the names and addresses of non-registered shareholders are provided by the intermediaries. The cost of the solicitation will be borne by the Corporation.

     Non-registered shareholders who wish to file proxies should follow the directions of their intermediary with respect to the procedure to be followed. Generally, non-registered shareholders will either:

   (a) be provided with a form of proxy executed by their intermediary but otherwise uncompleted. The non-registered shareholder may complete the proxy and return it directly to the Corporation's transfer agent;

     or

   (b) be provided by their intermediary with a request for voting instructions. The intermediary is required to send the Corporation an executed form of proxy completed in accordance with any voting instructions received by it.


APPOINTMENT AND REVOCATION OF PROXIES

     THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE OFFICERS OF THE CORPORATION. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND, ACT AND VOTE FOR SUCH SHAREHOLDER AT THE SAID MEETING OTHER THAN THOSE NAMED IN THE ENCLOSED FORM OF PROXY. A SHAREHOLDER DESIRING TO APPOINT SOME PERSON OTHER THAN THOSE NAMED IN THE ENCLOSED FORM OF PROXY TO REPRESENT SUCH SHAREHOLDER AT THE MEETING MAY DO SO EITHER BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE ENCLOSED FORM OF PROXY AND STRIKING OUT THE NAMES OF THE TWO SPECIFIED PERSONS OR BY COMPLETING ANOTHER FORM OF PROXY.

     All proxies to be used at the aforesaid meeting must be deposited with the Corporation (321 Courtland Avenue East, P.O. Box 130, Kitchener, Ontario, N2G
3X8) or its agent, CIBC Mellon Trust Company (by mail: Corporate Trust Services, P.O. Box 12005, Stn. BRM B, Toronto, Ontario, M7Y 2K5; by hand delivery: 393 University Avenue, 5th Floor, Toronto, Ontario) prior to 9:00 a.m. on Tuesday, the 21st day of April, 1998. A Shareholder who has given a Proxy may revoke it at any time before it is exercised. Section 110(4) of the BUSINESS CORPORATIONS ACT (Ontario) sets out a procedure for revoking proxies by the deposit of an instrument in writing at the registered office of the Corporation (321 Courtland Avenue East, Kitchener, Ontario) at any time up to and including the last business day preceding the day of the meeting or any adjournment thereof or with the Chairman on the day of such meeting.


EXERCISE OF DISCRETION BY PROXIES

     THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY WILL VOTE THE SHARES IN RESPECT OF WHICH THEY ARE APPOINTED IN ACCORDANCE WITH THE DIRECTIONS OF THE SHAREHOLDERS APPOINTING THEM. IF NO DIRECTION IS MADE IN A PROXY WITH RESPECT TO ANY MATTER SET OUT THEREIN, THE PROXY WILL BE VOTED FOR SUCH MATTER.

     The enclosed form of Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting to which the Proxy relates and with respect to other matters which may properly come before the meeting. Management of the Corporation knows of no such amendment, variation or other matters to come before the meeting referred to herein other than the matters referred to in the Notice of Meeting. However, if any other matters which are not now known to management should properly come before the meeting, the Proxy will be voted on such matters in accordance with the best judgment of the person or persons voting the Proxy.


COMMON SHARES

     As at February 18, 1998, the Corporation had outstanding 738,954 Common shares carrying the right to one vote per share shown as registered in the name of the shareholder on the list of shareholders which is available for inspection during usual business hours at CIBC Mellon Trust Company, 393 University Avenue, 5th Floor, Toronto, and at the meeting of shareholders. A list of shareholders will be prepared as of March 11, 1998, the record date fixed for determining shareholders entitled to notice of the meeting. A person who acquires ownership of shares after that date may establish such ownership and demand, not later than ten days before the meeting, that the name of such person be included in the list of shareholders.


PRINCIPAL HOLDERS OF COMMON SHARES

     As at February 18, 1998, the only persons or corporations to the knowledge of the directors or officers of the Corporation who beneficially own directly or indirectly, or exercise control or direction over Common shares of the Corporation carrying more than 10% of the voting rights attached to all Common shares of the Corporation outstanding and the number and percentage of Common shares so owned, controlled, or directed, are:



                                         COMMON SHARES   % OF VOTING SHARES
                                        --------------- -------------------
      Frederick P. Schneider ..........     215,012              29.1
      Betty L. Schneider ..............     121,348              16.4
      Herbert J. Schneider ............     102,230              13.8
      Jean M. Hawkings ................      82,500              11.2

     The above named individuals hold the preponderance of their interests in the Common shares of the Corporation through J.M. Schneider Family Holdings Limited ("Family Holdco") a holding company controlled by them, which holds 515,104 Common shares of the Corporation. The said 515,104 Common shares are included in the figures above for the named individuals. Subsequent to the 1997 fiscal year end, Family Holdco entered into a "lock-up" agreement with Smithfield Foods, Inc. ("Smithfield") of Norfolk, Virginia, pursuant to which Smithfield agreed to make an offer to acquire any and all Common shares and Class A shares of the Corporation on the basis of .5415 of an exchangeable share of a newly incorporated wholly-owned Canadian subsidiary of Smithfield. Each whole exchangeable share is to be exchangeable for one share of common stock of Smithfield. The exchangeable shares are to have voting, dividend and liquidation rights that are, as nearly as practicable, equivalent to those of the Smithfield common stock. Smithfield's offer is expected to be made in March, 1998. THE BOARD OF DIRECTORS OF THE CORPORATION HAS NOT MADE ANY RECOMMENDATION ON THE OFFER TO BE MADE BY SMITHFIELD. THE BOARD OF DIRECTORS OF THE CORPORATION WILL RESPOND FORMALLY TO THE OFFER TO BE MADE BY SMITHFIELD, AS IS REQUIRED BY LAW, ONCE IT HAS RECEIVED AND REVIEWED SUCH OFFER.


CLASS A SHARES

     The Class A shares are restricted shares in that they are generally non-voting and only vote in very limited circumstances on matters respecting the attributes of the class itself or in relation to the Common shares where class approval is specifically required.

     A "coat-tail provision" has been attached to the Class A shares and would come into effect in the event of an Exclusionary Offer (as defined below). This is designed to ensure that all holders of the Class A shares will have an equal opportunity to participate with the holders of the Common shares in any premium offered to Common shareholders in the context of a change of control transaction involving the Corporation. If an Exclusionary Offer is made, each outstanding Class A share shall be convertible into one Common share at the option of the holder during the period commencing on the eighth day after the date of the Exclusionary Offer and terminating on the last day upon which holders of Common shares may accept the Exclusionary Offer. An election by a holder of a Class A share to exercise this conversion right shall be deemed to also constitute irrevocable elections by such holder to deposit the Common shares resulting from such conversion ("Converted Shares") pursuant to the Exclusionary Offer (subject to such holder's right to subsequently withdraw the

Converted Shares from the Exclusionary Offer) and to exercise the right to reconvert any such Converted Shares in respect of which such holder exercises his, her or its right of withdrawal, or which are otherwise not taken up under the Exclusionary Offer, into Class A shares. An Exclusionary Offer means an offer to purchase Common shares that (i) must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Common shares are listed, be made to all or substantially all holders of Common shares who are in a province of Canada to which the requirement applies; and
(ii) is not made concurrently with an offer to purchase Class A shares that is identical to the offer to purchase Common shares in terms of price per share and percentage of outstanding shares to be taken up and in all other material respects. The conversion right referred to above is deemed not to come into effect if, prior to the time the Exclusionary Offer is made or, if the Exclusionary Offer has been made, within seven days of the date of the Exclusionary Offer, a certificate or certificates are delivered to the transfer agent and the Secretary of the Corporation on behalf of one or more shareholders owning more than 50% of the then outstanding Common shares to the effect that, INTER ALIA, such holders do not intend on accepting any Exclusionary Offer.

     Full details of all share attributes (including the "coat-tail provision") are available to all shareholders from the Secretary of the Corporation, 321 Courtland Avenue East, P.O. Box 130, Kitchener, Ontario N2G 3X8.


ELECTION OF DIRECTORS

     The Corporation currently has nine (9) directors, all of whom are to be elected annually by the Common shareholders for one (1) year terms. The persons named in the enclosed form of Proxy solicited in respect of the meeting of Common shareholders intend to vote such Proxies for the election of the directors shown in the table below.

     IN THE EVENT THAT PRIOR TO THE MEETING ANY VACANCIES OCCUR IN THE FOREGOING SLATE OF NOMINEES, IT IS INTENDED THAT DISCRETIONARY AUTHORITY SHALL BE EXERCISED TO VOTE THE PROXIES SOLICITED IN RESPECT OF THE MEETING FOR THE ELECTION OF ANOTHER PERSON OR PERSONS AS DIRECTORS. Each Director so elected will hold office until the next Annual Meeting of the Common shareholders of the Corporation or until his or her successor is elected or appointed.

                 INFORMATION CONCERNING NOMINEES AS DIRECTORS



                                                                          APPROXIMATE NUMBER OF
             NAME & PRINCIPAL OCCUPATION         YEAR FIRST BECAME      COMMON SHARES BENEFICIALLY
           AND/OR POSITION WITH CORPORATION           DIRECTOR         OWNED DIRECTLY OR INDIRECTLY
        -------------------------------------   -------------------   -----------------------------
        Douglas W. Dodds, FCMA                         1987                       13,750
        Chairman and
        Chief Executive Officer of the
        Corporation
        Anne C. Fontana, P.Eng.                        1989                        4,783
        Director of Logistics
        of the Corporation's affiliate, J.M.
        Schneider Inc.
        Gerald A. Hooper, C.A.                         1988                        8,200
        Vice President and
        Chief Financial Officer of the
        Corporation
  *     Frederick D. Morash, FCMA                      1993                          100
        President and Chief Executive
        Officer
        The Island Telephone Company
        Limited
  *     Larry J. Pearson                               1996                           --
  *     Brian J. Ruby, C.A.                            1989                          200
        President
        Krug Furniture Inc.
                                                       1996                       24,934
        Eric N. Schneider
        Vice President, Secretary and
        General Counsel of the
        Corporation
  *     Ronald J. Simmons                              1996                           --
        President
        Waterloo Furniture Components
        Limited
        Hugh W. Sloan                                  1987                          100
        President
        Woodbridge Automotive Group

---------
* Member of the Audit Committee

Mr. Pearson held the position of Chief Operating Officer of Linamar Corporation until October, 1997 and the position of President of Linamar Corporation until the end of February, 1998.

The information as to shares beneficially owned, not being within the knowledge of the Corporation, has been furnished by the respective directors individually.

CORPORATE GOVERNANCE PRACTICES

     The Toronto Stock Exchange (the "Exchange") requires annual disclosure by each listed corporation of its approach to corporate governance with reference to Guidelines For Improved Corporate Governance in Canada (the "Guidelines") published by the Exchange. The Guidelines address matters such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness and education of board members. The Exchange recognizes that the Guidelines are not suitable for total adoption by all corporations, and there is no requirement, expectation or desire on the part of the Exchange that every corporation follow all of the Guidelines.

     The Board of Directors of the Corporation (the "Board") is charged with supervising the management of the business and affairs of the Corporation. The Board has explicitly assumed responsibility for stewardship of the Corporation, including a strategic planning process, risk management system, succession planning, communications policy and integrity of internal control systems.

     Family Holdco owns approximately 70% of the Common shares of the Corporation and is therefore a "significant shareholder" as defined in the Guidelines. The Board elected in March, 1997 comprised 9 members, four of whom (D.W. Dodds, A.C. Fontana, G.A. Hooper and E.N. Schneider) were full time officers or employees of the Corporation or its subsidiaries and were "related" as defined in the Guidelines. A.C. Fontana and E.N. Schneider also have interests in the significant shareholder. The remaining five members of the Board were "unrelated" directors. The composition of the Board is accordingly within the Guidelines as they relate to the holders of Common shares. The Guidelines recognize that a number of Canadian corporations have significant shareholders with an equity interest which is less than the voting interest. Such is the case of the Corporation. No separate numerical target for "unrelated" directors is specified in the Guidelines for such corporations. Taking into account the total shareholders' equity of the Corporation, including Common and Class A shares, the Corporate Governance and Nominating Committee is of the view that the proportion of directors unrelated to both the Corporation and its significant shareholder is not inappropriate to fairly reflect the investment in the Corporation by other shareholders.

     The Board has the following committees:

     AUDIT COMMITTEE -- Comprising solely unrelated directors, this committee has a minimum of three (3) members and is responsible for reviewing the integrity of the Corporation's internal control and management information systems, the audited and unaudited financial statements, changes in accounting practices or policies, the corporate code of conduct, appointment of auditors and material claims and contingencies. In 1997, the members of the Audit Committee were:

                                           B.J. Ruby - Chairman, unrelated
                                           F.D. Morash - unrelated
                                           L.J. Pearson - unrelated
                                           R.J. Simmons - unrelated

     COMPENSATION AND HUMAN RESOURCES COMMITTEE -- Comprising solely unrelated directors, this committee has a minimum of three (3) members and is responsible for succession planning, monitoring the performance of the Chief Executive Officer and other senior managers, reviewing the compensation of the Chief Executive Officer, senior managers and board members and the Corporation's compensation policies, labour relations, and human resource policies. In 1997, the members of the Compensation and Human Resources Committee were:

                                           H.W. Sloan - Chairman, unrelated
                                           L.J. Pearson - unrelated
                                           R.J. Simmons - unrelated

     CORPORATE GOVERNANCE AND NOMINATING COMMITTEE -- Comprising a majority of unrelated directors, this committee has a minimum of three (3) directors and is responsible for nominating directors and assessing the effectiveness of the Board and for enunciating a process and structure to be used by the Corporation to direct and manage its business and affairs. In 1997, the members of the Corporate Governance and Nominating Committee were:

                                           B.J. Ruby - Chairman, unrelated
                                           E.N. Schneider - related
                                           H.W. Sloan - unrelated

     PENSION FUND INVESTMENT COMMITTEE -- Comprising both related and unrelated directors, this committee has a minimum of three (3) members and is responsible for establishing and annually reviewing the policies and objectives of the Corporation's pension plans, selecting fund managers, consultants, performance measurement services, auditors and trustee. In 1997, the members of the Pension Fund Investment Committee were:

                                           G.A. Hooper - Chairman, related
                                           D.W. Dodds - related
                                           A.C. Fontana - related
                                           F.D. Morash - unrelated
                                           R.J. Simmons - unrelated

     All committees are mandated to examine particular issues and report back to the Board with a recommendation, rather than to act on behalf of the Board, except for matters of an administrative nature.

     The following matters require prior approval by the Board:
   (a) three year strategic plans and changes in strategic direction
   (b) annual business plans and corporate objectives
   (c) capital expenditures in excess of $500,000
   (d) share issuance
   (e) acquisitions
   (f) executive compensation

     The Board recruits new directors and assesses Board performance through the Corporate Governance and Nominating Committee.

     Shareholder feedback is sought via an investor relations function provided by the office of the Corporate Secretary and via a shareholders' inquiry "800" service provided by the Corporation's transfer agent. Contact particulars for both the above are provided in the Corporation's annual report. Any significant shareholder concerns are brought to the attention of the full Board.

     The Board's expectations of management are enunciated in the Corporation's values and mission, its annual business plan and three year strategic plan, and its Code of Ethics and Standards of Conduct.

EXECUTIVE COMPENSATION

COMPOSITION OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

     Members of the Compensation and Human Resources Committee of the Board of Directors of the Corporation (the "Committee") during 1997 were H.W. Sloan (Chairman), L.J. Pearson and R.J. Simmons. No member of the Committee was an officer or employee, or was formerly an officer or employee, of the Corporation or any of its subsidiaries.

REPORT ON EXECUTIVE COMPENSATION

     The Committee is responsible for recommending to the Board the compensation of designated executives. Through its overall compensation program for executives, the Corporation aims to attract, retain and motivate top quality people at the executive level and influence and reward individual and team performance which increases shareholder value, promotes corporate development, corporate business strategies and the annual business plan, and supports the basic commitment and values of the Corporation's mission.

     The Corporation's direct compensation program for executives comprises base salary, annual cash incentive and long term incentive. At target performance, the variable portion of executives' (other than the Chief Executive Officer's) direct compensation will be about one third of total direct compensation. The Corporation's policy is to pay a base salary for a fully qualified and experienced executive which is between the median and 75th percentile of similarly sized autonomous Canadian companies. The positioning of an executive's salary within the comparator group will reflect the level of sustained contribution by the executive. The annual cash incentive is performance based and is designed to provide median incentive compensation at target performance. Corporate, team and individual performance is assessed by measuring results achieved compared with predetermined objectives. Fiscal 1997 was considered to be a year in which it was critical that the Corporation's strategic repositioning objectives be achieved and accordingly, such objectives were given predominance by the Committee in assessing performance. Long term incentives are seen as playing an important role in aligning the interests of executive officers with the Corporation's shareholders. The Corporation's compensation program design includes long term incentives based on stock options to be granted annually at the market price. The number of options is based generally on the median competitive practices of the comparator group.

     In 1997, the Board resolved, subject to shareholder approval, to grant options to the Named Executive Officers (as defined below) in accordance with the compensation program design. Such options were not ultimately granted due to the Corporation's decision not to proceed with the special meeting of shareholders scheduled to be held on November 14, 1997, at which meeting the underlying share capital approvals for the options were to be sought. The Board accordingly rescinded its resolution granting options and in lieu thereof made payments against each Named Executive Officer's loan outstanding under the Share Purchase Plan, the Corporation's previous long term incentive compensation program, along with a payment to Revenue Canada in respect of tax liability on the deemed benefit arising from such Share Purchase Plan loan reduction.

     The Corporation also provides pensions and benefits which are designed to be similar to plans provided within the industry and by other similarly sized employers, with emphasis on the retention of executive officers.

     The Committee engages independent compensation consultants to gather information regarding the compensation levels and practices of other companies. The Corporation through its human resources staff and the Committee through its consultants regularly survey the market independently and review and refine the Corporation's compensation levels and practices in response to the changing business environment to ensure that they continue to reflect the Corporation's mission, values and performance.


COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The compensation philosophy described above applies equally to the Chief Executive Officer. As the most senior officer, the Chief Executive Officer's actions have more impact on the Corporation's performance and accordingly, his compensation is tied generally more closely to the overall performance of the Corporation. At target performance, the variable portion of the Chief Executive Officer's direct compensation will be slightly less than one half of the Chief Executive Officer's total direct compensation. The targeted levels of annual incentive and long term incentive are equal to the median levels of similarly sized autonomous Canadian companies.

     The Chief Executive Officer's salary is based on assessments of competitive rates of other similarly sized autonomous Canadian companies. The Corporation's intended range for the Chief Executive Officer's base salary is between the median and 75th percentile of the comparator group. D.W. Dodds' base salary level places him in this range.

     The important strategic objectives achieved which were heavily weighted in assessing the Chief Executive Officer's performance in 1997 were focused on changing the mix of the Corporation's business, emphasizing geographic expansion and value-added products, and repositioning manufacturing capabilities to be competitive. These initiatives included completion of the first phase of the Winnipeg hog processing facility, completion of a new western distribution facility, expansion of Fleetwood production, expansion of bacon production, expansion of Italian deli line, expansion of the Corporation's grocery product offering, and discontinuance of pork slaughter and cut operations in Kitchener.

     No options were granted to the Chief Executive Officer as outlined above under the section of this circular entitled "Report on Executive Compensation".


     Submitted by the Compensation and Human Resources Committee of the Board of Directors:

   H.W. Sloan (Chairman)
   L.J. Pearson
   R.J. Simmons

                          SUMMARY COMPENSATION TABLE

     The following table states information concerning compensation during the last three fiscal years of the Corporation's Chief Executive Officer and the four other executive officers who had the highest total annual salary and bonus during fiscal 1997 (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE


                                                                              LONG-TERM
                                               ANNUAL COMPENSATION           COMPENSATION
                                        ---------------------------------- ---------------
                                                             OTHER ANNUAL     SECURITIES     ALL OTHER
                                          SALARY    BONUS    COMPENSATION   UNDER OPTIONS   COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     ($)       ($)        ($)(1)           (#)           ($)(2)
-------------------------------- ------ --------- --------- -------------- --------------- -------------
   Douglas W. Dodds              1997   400,000   350,000      11,449           nil           527,308
   Chairman & CEO                1996   400,000     nil        25,261          75,000          34,409
   Schneider Corporation         1995   360,000   230,000      28,526          30,000          18,186

   Gerald A. Hooper              1997   210,000   150,000       5,263           nil           219,288
   Vice President & CFO          1996   210,000     nil        11,506          25,000           2,623
   Schneider Corporation         1995   205,000    90,000      13,033          10,000           2,071

   Paul E. Lang                  1997   210,000   150,000       4,333           nil           207,096
   President, Consumer Foods     1996   210,000     nil         9,598          25,000           6,906
   J.M. Schneider Inc.           1995   180,000   100,000      10,824          10,000          11,363

   John E. Lauer                 1997   190,000   150,000       2,062           nil           127,746
   President, Agribusiness       1996   190,000     nil         4,779          25,000           2,200
   J.M. Schneider Inc.           1995   180,000    90,000       5,450          10,000           8,685

   Eric N. Schneider
   Vice President, Secretary &   1997   160,000   100,000       9,365           nil           103,725
   General Counsel               1996   160,000     nil        18,976          15,000           3,518
   Schneider Corporation         1995   145,000    65,000      20,310           5,000             410

Notes: (1) Reflects imputed interest under securities purchase program. See
           "Indebtedness of Executive and Senior Officers under Securities Purchase Program". Perquisites do not exceed the lesser of $50,000 and ten percent of a Named Executive Officer's salary plus bonus.

       (2) Reflects the dollar value of insurance premiums paid by the Corporation with respect to term life insurance for the benefit of the Named Executive Officer and buyout of foregone vacation. In addition, the 1997 figures include loan reductions and associated payments to Revenue Canada in lieu of granting options under the Corporation's long term incentive program discussed more fully in the section of this circular entitled "Report on Executive Compensation." The payments against loans and in respect of associated income taxes for the Named Executive Officers were as follows: Mr. Dodds, $250,000 loan reduction and $250,000 tax payment; Messrs. Hooper and Lang, $100,000 loan reduction and $100,000 tax payment; Mr. Lauer, $60,000 loan reduction and $60,000 tax payment; Mr. Schneider, $50,000 loan reduction and $50,000 tax payment.

LONG TERM INCENTIVE PLAN

     No options were granted during fiscal 1997. See note 2 under the Summary Compensation Table and the section of this circular entitled "Report on Executive Compensation." The following table states information concerning exercise of options during fiscal 1996 and the financial year-end value of unexercised options for each of the Named Executive Officers.


        AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED
              FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES



                                                                                                VALUE OF UNEXERCISED
                                                                          UNEXERCISED               IN-THE-MONEY
                                                                           OPTIONS AT             OPTIONS/SARS AT
                                                                             FY-END                    FY-END
                                                                              (#)                        $
                                                                    -----------------------   -----------------------
                       SECURITIES ACQUIRED ON     AGGREGATE VALUE         EXERCISABLE/              EXERCISABLE/
        NAME                  EXERCISE               REALIZED            UNEXERCISABLE             UNEXERCISABLE
-------------------   ------------------------   ----------------   -----------------------   -----------------------
                                                                     80,700 exercisable/      $15,000 exercisable/
Douglas W. Dodds                 nil                    nil         126,600 unexercisable     $206,250 unexercisable
                                                                     29,300 exercisable/      $5,000 exercisable/
Gerald A. Hooper                 nil                    nil          43,400 unexercisable     $68,750 unexercisable
                                                                     19,750 exercisable/      $3,750 exercisable/
Paul E. Lang                     nil                    nil          39,250 unexercisable     $68,750 unexercisable
                                                                     19,950 exercisable/      $3,750 exercisable/
John E. Lauer                    nil                    nil          39,350 unexercisable     $68,750 unexercisable
                                                                     13,950 exercisable/      $2,500 exercisable/
Eric N. Schneider                nil                    nil          23,850 unexercisable     $41,250 unexercisable

Notes: (1) Financial year end market price for shares was $13.25 per share.

PENSION PLANS

     The Corporation provides retirement benefits to executive officers from a registered defined benefit pension plan and, for certain executives designated by the Board, additional retirement benefits from a funded supplementary executive retirement plan which relates solely to years of executive service. These plans provide a retirement income with 60% payable to the surviving spouse in the event of death after retirement. Normal retirement age is sixty-five and unreduced benefits are available at age sixty. Benefits from these plans are in addition to any other entitlement with respect to the Canada Pension Plan.

     Table 1 shows the estimated annual retirement income payable for non-executive years of service from the registered pension plan. Benefits are based on the highest average annual earnings (salary, excluding bonus or other compensation) over thirty-six consecutive months during the final ten years of employment.


TABLE 1



                                        YEARS OF NON-EXECUTIVE SERVICE
  REMUNERATION     ------------------------------------------------------------------------
       ($)            5         10         15         20         25         30         35
----------------   -------   --------   --------   --------   --------   --------   -------
100,000 and up     8,610     17,220     25,830     34,440     43,050     51,660     60,270

     Table 2 shows the estimated annual retirement income at normal retirement age payable for executive years of service from the registered pension plan and the supplementary executive retirement plan. Benefits are based on the highest average annual earnings (salary plus actual or target bonus, whichever is the lesser) over thirty-six consecutive months during the final ten years of employment.


TABLE 2



                               YEARS OF EXECUTIVE SERVICE
 REMUNERATION   ---------------------------------------------------------
     ($)            15          20          25          30          35
-------------   ---------   ---------   ---------   ---------   ---------
   125,000        37,500      50,000      62,500      75,000      87,500
   150,000        45,000      60,000      75,000      90,000     105,000
   175,000        52,500      70,000      87,500     105,000     122,500
   200,000        60,000      80,000     100,000     120,000     140,000
   225,000        67,500      90,000     112,500     135,000     157,500
   250,000        75,000     100,000     125,000     150,000     175,000
   300,000        90,000     120,000     150,000     180,000     210,000
   400,000       120,000     160,000     200,000     240,000     280,000
   500,000       150,000     200,000     250,000     300,000     350,000
   600,000       180,000     240,000     300,000     360,000     420,000

     The aggregate retirement income for an executive is the total of Table 1 for years of non-executive service and Table 2 for years of executive service. The maximum number of years of service from a combination of non-executive and executive service is thirty-five.

     The current credited years of service for the Named Executive Officers are: Mr. Dodds -- 10 years non-executive and 18 years executive; Mr. Hooper -- 11 years executive; Mr. Lang -- 24 years non-executive and 9 years executive; Mr. Lauer -- 15 years non-executive and 20 years executive; Mr. Schneider -- 1 year non-executive and 6 years executive.


TERMINATION OF EMPLOYMENT, CHANGE IN RESPONSIBILITIES AND EMPLOYMENT CONTRACTS

     Each of the Named Executive Officers has an agreement in respect of his employment with the Corporation and its affiliates. The salaries payable under the employment agreements are determined following annual reviews by the Compensation and Human Resources Committee. These employment agreements contain restrictions on employment of the Named Executive Officers in competition with the Corporation for a period of time after the termination of their employment which varies from 24 months to 30 months. The employment agreements also provide for life insurance, health, pension (see "Pension Plans") and other benefits. For the Named Executive Officers other than the Chairman and Chief Executive Officer, if the executive's employment is terminated by the Corporation without just cause, the Corporation is required to pay the executive from 24 to 30 months remuneration in lieu of notice of termination. If the Chairman and Chief Executive Officer's employment is terminated by the Corporation without just cause, the Corporation is required to pay him 30 to 36 months remuneration in lieu of notice of termination. In the event of a change of control, the Chairman and Chief Executive Officer may elect to resign and receive 30 months remuneration.

     On November 14, 1997, in order to ensure that the Named Executive Officers would not be distracted from the business of the Corporation and would continue to act in the best interests of the Corporation and shareholders in the context of a proposed change of control transaction, the Board of Directors approved the entering into of employment amending agreements with the Named Executive Officers. Pursuant to these amending agreements, each of the Named Executive Officers (other than the Chairman and Chief Executive Officer) would be entitled to resign his employment within a one year period immediately following a change of control upon three month's notice. Such Named Executive Officers would be entitled, upon such resignation, to receive 24 months remuneration in the case of the Vice President and Chief Financial Offer and the Vice President, Secretary and General Counsel and 18 months remuneration in the case of President, Consumer Foods and President, Agribusiness.


INDEBTEDNESS OF EXECUTIVE AND SENIOR OFFICERS UNDER SECURITIES PURCHASE
PROGRAMS

     A Share Purchase Plan was previously established for the purpose of providing interest-free loans to key employees of the Corporation and its affiliates to purchase Common shares and/or Class A shares of the Corporation at prevailing market prices. The specific key employees entered into arrangements with the Canadian Imperial Bank of Commerce for a loan for such purpose. All loans have a term of 10 years. The loans are secured by pledges of the shares which are the subject of the loans and by assignments of life insurance and other amounts payable by the Corporation to the key employees. The Corporation did not assume any responsibility for the repayment of the principal amount of the loan, but incurred an imputed cost by placing a compensating balance on deposit with the bank. During the 1997 fiscal year, there were 9 participants in the Share Purchase Plan and the imputed cost to the Corporation in connection with the said loans was approximately $44,900. New participation in the Share Purchase Plan has not been permitted after the end of the 1992 fiscal year. Any existing loan arrangement will expire in accordance with its contractual terms. The aggregate indebtedness of all officers, directors, employees and former officers, directors and employees of the Corporation and its subsidiaries outstanding as at February 18, 1998 was $637,740. See the section of this circular entitled "Report on Executive Compensation" and Note 2 to the Summary Compensation Table for further information regarding loans. The following table states, for those participants in the Share Purchase Plan who are executive or senior officers, the largest aggregate amount of such indebtedness outstanding during fiscal 1997 and the aggregate amount of such indebtedness outstanding at February 18, 1998:

  TABLE OF INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
                      UNDER SECURITIES PURCHASE PROGRAMS

                                 INVOLVEMENT OF       LARGEST AMOUNT              AMOUNT
           NAME AND                 ISSUER OR       OUTSTANDING DURING      OUTSTANDING AS AT        SECURITY FOR
      PRINCIPAL POSITION           SUBSIDIARY          FISCAL 1997 $       FEBRUARY 18, 1998 $     INDEBTEDNESS (1)
             (A)                       (B)                  (C)                    (D)                   (E)
-----------------------------   ----------------   --------------------   ---------------------   -----------------
Douglas W. Dodds                   Issuer -
Chairman & CEO                   compensating
Schneider Corporation               balance               348,797                 82,561                36,000

Gerald A. Hooper                   Issuer -
Vice President & CFO             compensating
Schneider Corporation               balance               158,507                 50,389                18,000

Paul E. Lang                       Issuer -
President, Consumer Foods        compensating
J.M. Schneider Inc.                 balance               132,653                 26,749                13,090

John E. Lauer                      Issuer -
President, Agribusiness          compensating
J.M. Schneider Inc.                 balance                65,597                  1,447                 8,980

Eric N. Schneider
Vice President, Secretary &        Issuer -
General Counsel                  compensating
Schneider Corporation               balance               262,341                200,800                25,590

Notes: (1) Class A and/or Common shares of the Corporation.

COMPENSATION OF DIRECTORS

     Directors who were full time officers or employees of the Corporation or its affiliates were not compensated for Board activities as such. Directors who were not full time officers or employees of the Corporation or its affiliates each received compensation of:

     (1) an annual retainer of $10,000;
     (2) an additional annual retainer of $2,500 for the Chairman of the Board and for the chairman of each committee thereof;
     (3) $900 for each Board or committee meeting attended;
     (4) $450 for each meeting attended by telephone; and
     (5) $450 for each meeting attended in a municipality other than the municipality in which the Director resides.

DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION

     The Corporation maintains at its expense a policy of insurance in the amount of $15,000,000 (subject to a $100,000 deductible) for the protection of Directors and officers in respect of liabilities which they may incur in their capacities as Directors or officers of the Corporation or its affiliates. The Corporation paid a premium of $28,000 for such insurance in the 1997 fiscal year.

APPOINTMENT OF AUDITORS

     It is intended to vote the Proxies solicited in respect of the meeting of Common shareholders to appoint KPMG, Chartered Accountants, Kitchener, Ontario, as Auditors of the Corporation to hold office until the next Annual Meeting of the Common shareholders or until their successors are appointed and to authorize the directors to fix their remuneration.


NORMAL COURSE ISSUER BID

     The Corporation received approval to make a normal course issuer bid through the facilities of The Toronto Stock Exchange commencing January 22, 1997. The Corporation Purchased 6,200 Class A shares and no Common shares during fiscal 1997 and 2,200 Class A shares and no Common shares subsequent to the fiscal 1997 year end. The bid terminated January 22, 1998.


DIRECTORS' APPROVAL

     The Board of Directors of the Corporation has approved the contents and the sending of this Information Circular.

     DATED at Kitchener, Ontario, this 18th day of February, 1998.





                                           (signed) ERIC N. SCHNEIDER
                                                    Secretary, Schneider
                                                      Corporation

                      Consolidated Financial Statements of




                      SCHNEIDER CORPORATION


                      Years ended October 25, 1997, October 26, 1996 and October 28, 1995

                                AUDITORS' REPORT



To the Shareholders of Schneider Corporation:

     We have audited the consolidated balance sheets of Schneider Corporation as at October 25, 1997 and October 26, 1996 and the consolidated statements of earnings, retained earnings and changes in financial position for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Schneider Corporation at October 25, 1997 and October 26, 1996 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles.



                                                   (signed) KPMG
                                                   Chartered Accountants
                                                   Waterloo, Canada
                                                   December 5, 1997

                             SCHNEIDER CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                     OCTOBER 25, 1997 AND OCTOBER 26, 1996



                                                            1997       1996
                                                         ---------- ----------
                                                           (IN THOUSANDS OF
                                                               DOLLARS)
ASSETS
CURRENT ASSETS:
  Accounts receivable ..................................  $ 57,775   $ 51,593
  Inventories ..........................................    50,600     52,228
  Income taxes recoverable .............................       743      2,391
  Other ................................................     4,756      3,128
                                                          --------   --------
   TOTAL CURRENT ASSETS ................................   113,874    109,340
PROPERTY, PLANT AND EQUIPMENT ..........................   127,825    115,760
Other assets:
  Deferred pension .....................................    18,599     12,504
  Production licences and rights .......................     1,870      2,005
  Goodwill .............................................     9,287      9,762
  Other ................................................     6,558      1,623
                                                          --------   --------
   TOTAL OTHER ASSETS ..................................    36,314     25,894
                                                          --------   --------
TOTAL ASSETS ...........................................  $278,013   $250,994
                                                          ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank advances ........................................  $ 22,667   $ 25,635
  Accounts payable and accrued liabilities .............    66,108     57,007
  Principal due within one year on debentures and loans      4,973      5,721
                                                          --------   --------
   TOTAL CURRENT LIABILITIES ...........................    93,748     88,363
DEBENTURES AND LOANS ...................................    82,562     67,718
OTHER LIABILITIES:
  Deferred liability ...................................       744      2,952
  Deferred income taxes ................................     3,908      1,655
  Deferred gains .......................................     1,538      2,151
                                                          --------   --------
   TOTAL OTHER LIABILITIES .............................     6,190      6,758
SHAREHOLDERS' EQUITY:
  Capital stock ........................................    29,018     22,425
  Retained earnings ....................................    66,495     65,730
                                                          --------   --------
   TOTAL SHAREHOLDERS' EQUITY ..........................    95,513     88,155
                                                          --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............  $278,013   $250,994
                                                          ========   ========

       The accompanying notes are an integral part of these statements.

On behalf of the Board:


(signed) DOUGLAS W. DODDS                      (signed) GERALD A. HOOPER
         Director                                       Director

                             SCHNEIDER CORPORATION


                      CONSOLIDATED STATEMENTS OF EARNINGS


      YEARS ENDED OCTOBER 25, 1997, OCTOBER 26, 1996 AND OCTOBER 28, 1995



                                                                    1997        1996        1995
                                                                ----------- ----------- -----------
                                                                (IN THOUSANDS OF DOLLARS, EXCEPT PER
                                                                          SHARE AMOUNTS)
Sales .........................................................  $813,363    $ 826,078     $827,521
Expenses:
  Cost of products sold .......................................   721,458      745,146      733,905
  Selling, marketing and administrative .......................    65,097       61,411       61,595
  Depreciation and amortization ...............................    14,157       14,664       14,592
  Unusual item ................................................        --       12,000           --
                                                                 --------    ---------     --------
                                                                  800,712      833,221      810,092
                                                                 --------    ---------     --------
Earnings (loss) from operations ...............................    12,651       (7,143)      17,429
Interest expense ..............................................     7,432        7,753        7,787
Gain on divestitures ..........................................    (1,132)          --       (4,079)
                                                                 --------    ---------     --------
                                                                    6,300        7,753        3,708
                                                                 --------    ---------     --------
Earnings (loss) before income taxes and minority interest .....     6,351      (14,896)      13,721
Income taxes (recovery) .......................................     3,248       (5,092)       6,760
                                                                 --------    ---------     --------
Earnings (loss) before minority interest ......................     3,103       (9,804)       6,961
Minority interest .............................................        --           --          541
                                                                 --------    ---------     --------
Net earnings (loss) ...........................................  $  3,103    $  (9,804)    $  7,502
                                                                 ========    =========     ========
Earnings (loss) per share .....................................  $   0.49    $   (1.54)    $   1.22
                                                                 ========    =========     ========
Fully diluted earnings (loss) per share .......................  $   0.47    $   (1.54)    $   1.18
                                                                 ========    =========     ========

       The accompanying notes are an integral part of these statements.

                             SCHNEIDER CORPORATION

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

      YEARS ENDED OCTOBER 25, 1997, OCTOBER 26, 1996 AND OCTOBER 28, 1995



                                             1997        1996       1995
                                          ---------- ----------- ----------
                                              (IN THOUSANDS OF DOLLARS)
Balance, beginning of year ..............  $65,730    $ 77,820    $72,654
Net earnings (loss) .....................    3,103      (9,804)     7,502
                                           -------    --------    -------
                                            68,833      68,016     80,156
Dividends:
  Class A shares ........................    2,020       2,020      1,884
  Common shares .........................      266         266        262
                                           -------    --------    -------
                                             2,286       2,286      2,146
Adjustment for share redemption .........       52          --        190
                                           -------    --------    -------
Balance, end of year ....................  $66,495    $ 65,730    $77,820
                                           =======    ========    =======

       The accompanying notes are an integral part of these statements.

                             SCHNEIDER CORPORATION


            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION


      YEARS ENDED OCTOBER 25, 1997, OCTOBER 26, 1996 AND OCTOBER 28, 1995



                                                                                   1997         1996         1995
                                                                               ------------ ------------ ------------
                                                                                     (IN THOUSANDS OF DOLLARS)
 Operating activities
  Cash from operations .......................................................  $   8,188    $   9,924    $  11,147
  Net change in non-cash working capital balances relating to operations .....      5,672      (14,599)       7,066
                                                                                ---------    ---------    ---------
   Cash provided by (used in) operating activities ...........................     13,860       (4,675)      18,213
 Investing activities:
  Additions to property, plant and equipment .................................    (26,582)     (22,840)     (15,458)
  Proceeds on divestitures ...................................................      1,443       16,344        2,783
  (Increase) decrease in other assets ........................................     (5,046)      (1,439)       2,184
  Proceeds on sale of property, plant and equipment ..........................        943          365          298
  Investment in subsidiaries .................................................         --           --       (4,550)
                                                                                ---------    ---------    ---------
   Cash used in vesting activities ...........................................    (29,242)      (7,570)     (14,743)
 Financing activities:
  Decrease in debentures and loans ...........................................     (5,493)     (16,939)     (14,499)
  Proceeds from debentures and loans .........................................     19,588       11,471       26,572
  Dividends ..................................................................     (2,286)      (2,286)      (2,146)
  Issuance of shares (adjustment) ............................................      6,622         (858)       3,056
  Purchase of shares .........................................................        (81)          --         (224)
                                                                                ---------    ---------    ---------
   Cash provided by (used in) financing activities ...........................     18,350       (8,612)      12,759
                                                                                ---------    ---------    ---------
 Increase (decrease) in bank advances ........................................     (2,968)      20,857      (16,229)
 Bank advances, beginning of year ............................................     25,635        4,778       21,007
                                                                                ---------    ---------    ---------
 Bank advances, end of year ..................................................  $  22,667    $  25,635    $   4,778
                                                                                =========    =========    =========
 Cash from operations is derived as follows:
  Net earnings (loss) ........................................................  $   3,103    $  (9,804)   $   7,502
  Adjustment for non-cash items:
   Depreciation and amortization .............................................     14,157       14,664       14,592
   Unusual item ..............................................................     (3,903)      12,000           --
   Deferred pension ..........................................................     (6,095)      (3,954)      (5,217)
   Deferred income tax increase (reduction) ..................................      2,253       (2,928)      (1,042)
   Gain on divestitures ......................................................     (1,132)          --       (4,079)
   Other .....................................................................       (195)         (54)        (609)
                                                                                ---------    ---------    ---------
                                                                                $   8,188    $   9,924    $  11,147
                                                                                =========    =========    =========

       The accompanying notes are an integral part of these statements.

                             SCHNEIDER CORPORATION


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      YEARS ENDED OCTOBER 25, 1997, OCTOBER 26, 1996 AND OCTOBER 28, 1995
                (TABULAR AMOUNTS ONLY IN THOUSANDS OF DOLLARS)


1. SIGNIFICANT ACCOUNTING POLICIES:

 (a) BASIS OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Schneider Corporation, subsidiaries and 50% owned joint ventures. Interests in joint ventures are accounted for using the proportionate consolidation method to consolidate the Corporation's share of the joint ventures' assets, liabilities, revenues and expenses.


 (b) INVENTORIES:

     Products are valued at the lower of cost and net realizable value. Since most products can be sold at any stage in their production, it is not practical to segregate them into raw materials, work in process or finished goods. Cost includes laid down material cost, manufacturing labour and certain elements of overhead to the stage of production completion. Net realizable value is based on the adjusted wholesale trading price at the balance sheet date.

     Certain raw materials and supplies, which include packaging, maintenance and manufacturing materials, are valued at the lower of cost and replacement cost.


 (c) PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost which includes capitalized interest incurred on major projects during the period of construction. Depreciation is provided on a straight-line basis to amortize the cost of the assets over their estimated useful lives with estimated useful lives not to exceed certain limits. Depreciation is not provided on assets under construction.



                                                                         MAXIMUM       ANNUAL RATES OF
                                                                      USEFUL LIVES      DEPRECIATION
                                                                     --------------   ----------------
      Buildings of solid construction ............................     40 years          2.5% to 5%
      Buildings of frame construction and improved areas .........     25 years          4% to 10%
      Machinery and equipment ....................................     10 years          10% to 20%

 (d) OTHER ASSETS:

     Production licences and rights and goodwill are being amortized on a straight-line basis over their estimated lives. The carrying amount of goodwill is regularly evaluated for impairment based on the undiscounted cash flows from operations of the related businesses. Any permanent impairment in the value of the goodwill is written off against earnings.



                                                     MAXIMUM       ANNUAL RATES OF
                                                  USEFUL LIVES      DEPRECIATION
                                                 --------------   ----------------
      Production licences and rights .........     20 years            5 to 6%
      Goodwill ...............................     40 years          2.5% to 3%

     Costs related to plant start-up are deferred and amortized on a straight-line basis over three years with the commencement of normal commercial operations.


     (e) DERIVATIVE FINANCIAL INSTRUMENTS:

     The Corporation uses derivative financial instruments to manage its exposure to interest rate fluctuations as described in note 5. These financial instruments are accounted for on an accrual basis. Net payments on interest rate instruments are included in income as part of interest expense.


     (f) DEFERRED GAINS:

     Deferred gains, which relate to asset transfers to joint ventures, will be included in income when amounts receivable from a joint venture partner are paid or through amortization over the remaining estimated useful lives of the transferred assets.

                             SCHNEIDER CORPORATION

1. SIGNIFICANT ACCOUNTING POLICIES -- Continued:


     (g) PENSIONS:

     Pension obligations are determined by independent actuarial valuation using the projected benefit method and based on management's best estimates. Pension costs related to current service are charged to earnings as services are rendered, and past service costs, as well as variations between plan experience and the actuarial estimates, are amortized over the expected average remaining service life of each employee group.


 (h) POST EMPLOYMENT BENEFITS:

     The Corporation has post employment benefit plans that provide defined health and dental benefits for retirees and eligible dependents. The Corporation expenses post employment benefit costs, other than pension, as incurred.


     (i) EARNINGS PER SHARE:

     Earnings per share are calculated based on the weighted average number of all classes of shares outstanding during the year. Fully diluted earnings per share are calculated based on the weighted average number of all classes of shares outstanding during the year assuming that all outstanding stock options were exercised at the beginning of the year or when granted, except when the loss would be anti-dilutive.


 (j) MANAGEMENT'S ESTIMATES:

     The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities, and the reported amount of revenue and expenses during the reporting period. Actual results could differ from these estimates.


2. ACQUISITIONS AND DIVESTITURES:

     During the year, the Corporation sold property and facilities related to its poultry operations for a net gain of $1,132,000.

     During fiscal 1996, the Corporation acquired 50% of Cappola Food Inc. as well as 50% of J & S Foods, Inc.

     The acquisitions have been accounted for by the purchase method. A financial summary of these acquisitions is as follows:



                                                                                        1996
                                                                                    -----------
      Net assets acquired at assigned values:
        Property, plant and equipment and other long-term assets ................    $  2,436
        Net working capital deficiency ..........................................       1,811
        Other liabilities .......................................................      (2,926)
        Excess cost of shares over assigned values of net identified assets .....           3
                                                                                     --------
                                                                                     $  1,324
                                                                                     ========
      Consideration given at fair value:
        Cash ....................................................................    $    168
        Fiorentina business .....................................................       1,156
                                                                                     --------
      Net assets acquired .......................................................    $  1,324
                                                                                     ========

                             SCHNEIDER CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED


3. JOINT VENTURES:

     The Corporation's proportionate share in joint ventures is as follows:



                                                              1997        1996        1995
                                                           ---------- ----------- -----------
     Current assets ......................................  $ 18,385   $ 14,094    $  8,707
     Long-term assets ....................................    21,060     15,091       8,049
     Current liabilities .................................    14,236     10,665       6,064
     Long-term liabilities ...............................    10,928      5,918         480
     Sales ...............................................   124,695    107,594      78,327
     Expenses, including income taxes ....................   122,632    105,537      75,827
     Net earnings ........................................     2,063      2,057       2,500
     Cash provided by operating activities ...............     2,129      1,242       5,615
     Cash used in investing activities ...................    (7,295)    (5,699)       (737)
     Cash provided by (used in) financing activities .....     5,083      1,663      (2,177)

     The 50% interest in Cappola Food Inc. was acquired and proportionately consolidated effective October 29, 1995. The 50% interest in J & S Foods, Inc. was acquired and proportionately consolidated effective April 1, 1996.

4. PROPERTY, PLANT AND EQUIPMENT:

                                                                1997        1996
                                                             ---------- -----------
                                                ACCUMULATED   NET BOOK    NET BOOK
                                      COST     DEPRECIATION     VALUE      VALUE
                                   ---------- -------------- ---------- -----------
     Land and improved areas .....  $ 10,326     $    934     $  9,392   $  8,852
     Buildings ...................   102,311       45,544       56,767     46,106
     Machinery and equipment .....   148,118       88,492       59,626     50,830
     Projects in progress ........     2,040           --        2,040      9,972
                                    --------     --------     --------   --------
                                    $262,795     $134,970     $127,825   $115,760
                                    ========     ========     ========   ========

     The Board of Directors has approved capital expenditures of $5,000,000 for 1998 projects. Interest of $543,000 was capitalized in the year (1996 -- $203,000).

5. DEBENTURES AND LOANS:

                                                                             1997         1996
                                                                          ----------   ----------
      Bankers acceptances .............................................    $50,672      $31,942
      9.7% Sinking fund debentures, maturing September 2010 ...........     20,000       20,000
      8.56% Sinking fund debentures, maturing September 2003 ..........     16,200       18,200
      Loans, interest at 9.25%, maturing February 1997 ................         --        2,500
      Other ...........................................................        663          797
                                                                           -------      -------
                                                                            87,535       73,439
      Principal included in current liabilities .......................      4,973        5,721
                                                                           -------      -------
                                                                           $82,562      $67,718
                                                                           =======      =======
      Interest for the year ...........................................    $ 6,711      $ 7,015
                                                                           =======      =======

                             SCHNEIDER CORPORATION

5. DEBENTURES AND LOANS -- Continued:

     Debenture and loan maturities in each of the next five years are as follows:


  1998 .........  $ 4,973
  1999 .........   14,931
  2000 .........    9,720
  2001 .........   11,144
  2002 .........   15,324

     The Corporation maintains credit facilities with a number of lending institutions to enable direct borrowings under bankers acceptances and interest rate swap agreements. These facilities enable the Corporation to refinance short-term borrowings on a long-term basis. Therefore, short-term borrowings intended to be refinanced are classified as long-term debt. Interest rate swap agreements maturing in 1999 through 2004 effectively fix an interest rate of 7.06% on $50,672,000 of borrowings.

     The sinking fund debentures are secured by specific charges on certain assets of the Corporation.

     A trust indenture securing the sinking fund debentures contains certain covenants which limit the creation of additional debentures and the entering into of long-term leases, and restrict the use of proceeds from the sale of a substantial part of the Corporation's property, plant and equipment. The Corporation has undertaken not to declare or pay dividends or otherwise make changes in its capital which would have the effect of reducing the Corporation's equity below $70,000,000 as defined in the trust indenture. In addition, the Corporation is required to maintain certain financial ratios.


6. CAPITAL STOCK:



                                                                   1997         1996
                                                               -----------   ----------
      Authorized:
        10,802,000 Class A non-voting shares ...............
           747,254 Common shares ...........................
      Issued:
        6,104,965 Class A shares (1996--5,611,165) .........    $ 28,786      $22,193
          738,954 Common shares ............................         232          232
                                                                --------      -------
                                                                $ 29,018      $22,425
                                                                ========      =======

 (a) SHARE ATTRIBUTES:

     The holders of the Class A shares are entitled to a 12(cent) preferential cumulative annual dividend and equal participation with the holders of Common shares in annual dividends thereafter and in any distribution of assets of the Corporation to its shareholders.

     The Class A shares are restricted shares in that they are generally non-voting and only vote in very limited circumstances on matters respecting the attributes of the class itself, or in relation to the Common shares where class approval is specifically required.

     A "coat-tail" provision has been attached to the Class A shares which is designed to ensure that all holders of the Class A shares have an equal opportunity to participate with the holders of the Common shares in any premium paid on a take-over bid.


     (b) PURCHASE OF SHARES:

     The Corporation received approval from The Toronto Stock Exchange to make a Normal Course Issuer Bid and has purchased and cancelled 6,200 Class A shares at a cost of $81,000 (1996 -- no shares were purchased). The cost in excess of the share capital amount, net of expenses, has been allocated to retained earnings.

                             SCHNEIDER CORPORATION

6. CAPITAL STOCK: -- Continued:


 (c) ISSUE OF SHARES:

     During the year, 500,000 Class A shares were issued for cash consideration of $6,525,000 (1996 -- no shares were issued).


 (d) CAPITAL STOCK ADJUSTMENT:

     The Corporation increased the stated capital of the Class A shares by $97,000 ($858,000 decrease in 1996) to reflect an adjustment in the consideration paid for a prior year acquisition satisfied with the issue of Class A shares.


 (e) STOCK OPTION PLAN:

     The Corporation maintains a stock option plan for certain officers and key employees of the corporation and its subsidiaries.

     At October 25, 1997, options to purchase 547,900 Class A shares were outstanding at share prices ranging from $10.50 to $14.75 and expiring during the period from 2002 to 2006.


7. INCOME TAXES:

     The Corporation's effective income tax rate on earnings is made up as follows:



                                                                          1997        1996         1995
                                                                           %            %           %
                                                                       ---------   ----------   ---------
      Combined basic Canadian federal and provincial rate ..........      44.6       (44.6)        44.6
      Adjustment in income tax rate resulting from:
        Manufacturing and processing deduction .....................      (6.4)        6.4         (6.2)
        Non-deductible expenses ....................................      10.6         6.0         14.1
        Large corporations tax in excess of federal surtax .........       5.8         2.1          1.3
        Recognition of subsidiaries' loss carry forward ............        --          --         (3.6)
        Other ......................................................      (3.5)      ( 4.1)        (0.9)
                                                                          -----      ------       -----
      Effective income tax (recovery) rate .........................      51.1       (34.2)        49.3
                                                                          =====      ======       =====

8. PENSION PLANS:

     The Corporation provides retirement benefits for most employees under several defined benefit and defined contribution plans. The defined benefit plans provide benefits based on contributions, employees' compensation levels and years of service at the time of retirement. The defined contribution plan restricts the Corporation's obligations to contributions based on the plan formula.

     The comparison of defined benefit obligations with assets of the pension plans is as follows:



                                                                   1997         1996
                                                               ------------ -----------
        Pension plan assets at market value ..................  $ 249,506    $214,396
        Estimated present value of pension plan obligations ..    199,796     191,112

     The Corporation has been required to make contributions in excess of the expense included in the statement of earnings. As a result, a deferred pension asset is reflected in the balance sheet.

                             SCHNEIDER CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

9. COMMITMENTS:

     The following is a schedule of future rental payments required under operating leases as of the year end:

  1998 ................  $ 6,800
  1999 ................    4,400
  2000 ................    2,392
  2001 ................    1,416
  2002 ................    1,070
  Later years .........   11,347
                         -------
                         $27,425
                         =======

10. SEGMENTED FINANCIAL INFORMATION:

     Information is presented according to the following industry segments:

     CONSUMER FOODS:

     Comprises processed meats and grocery products sold to the retail and food service markets.

     AGRIBUSINESS:

     Comprises the fresh pork and poultry business sectors.

                                          1997        1996         1995
                                      ----------- ------------ -----------
    Sales to customers:
      Consumer Foods ................  $540,733    $ 523,201    $542,166
      Agribusiness ..................   272,630      302,877     285,355
                                       --------    ---------    --------
                                       $813,363    $ 826,078    $827,521
                                       ========    =========    ========
    Earnings (loss) from operations:
      Consumer Foods ................  $ 21,458    $  17,413    $ 27,030
      Agribusiness ..................      (778)      (5,956)     (4,215)
      Corporate/unallocated .........    (8,029)      (6,600)     (5,386)
      Unusual item ..................        --      (12,000)         --
                                       --------    ---------    --------
                                       $ 12,651    $   7,143    $ 17,429
                                       ========    =========    ========
    Depreciation and amortization:
      Consumer Foods ................  $  8,906    $   9,105    $  9,741
      Agribusiness ..................     3,857        3,530       3,775
      Corporate/unallocated .........     1,394        2,029       1,076
                                       --------    ---------    --------
                                       $ 14,157    $  14,664    $ 14,592
                                       ========    =========    ========
    Capital expenditures:
      Consumer Foods ................  $ 11,316    $   9,201    $  7,106
      Agribusiness ..................    15,232       13,628       7,933
      Corporate/unallocated .........        34           11         419
                                       --------    ---------    --------
                                       $ 26,582    $  22,840    $ 15,458
                                       ========    =========    ========
    Total assets:
      Consumer Foods ................  $169,502    $ 147,306    $155,178
      Agribusiness ..................    85,575       81,113      66,842
      Corporate/unallocated .........    22,936       22,575      24,812
                                       --------    ---------    --------
                                       $278,013    $ 250,994    $246,832
                                       ========    =========    ========

     All of the Corporation's operations, employees and assets are located in Canada.

                             SCHNEIDER CORPORATION

10. SEGMENTED FINANCIAL INFORMATION -- Continued:

     Sales to customers in foreign countries amounted to $85,135,000 in 1997 (1996 -- $103,069,000, 1995 -- $94,074,000).

11. UNUSUAL ITEM:

     On October 24, 1996, the Corporation approved the plan to change the operating functionality of the Kitchener plant of J. M. Schneider Inc., a wholly-owned subsidiary of the Corporation. The pork slaughter and cut process was discontinued in February 1997 and other manufacturing processes were moved to other corporate locations during the year. A charge of $12,000,000 was recorded in the fourth quarter of 1996 as follows:


  Severance and pension expenses .....................  $ 9,100
  Fixed asset write-down and demolition expenses .....    2,900
                                                        -------
                                                        $12,000
                                                        =======

     Of the $12,000,000, the remaining amounts to be paid are $2,721,000 in 1998 and $744,000 in 1999.

12. FINANCIAL INSTRUMENTS:

     a)  DERIVATIVE FINANCIAL INSTRUMENTS:

     The Corporation uses interest rate swap contracts with approved credit-worthy counterparties to manage the Corporation's current and anticipated exposure to interest rate risks. The Corporation does not trade in derivatives for speculative purposes and believes that its exposure to credit and market risks on interest rate swap contracts is negligible.

     b) FAIR VALUE OF FINANCIAL INSTRUMENTS:

     For financial instruments which are short-term in nature, such as accounts receivable, bank advances, bankers acceptances and accounts payable and accrued liabilities, carrying value approximates fair value.

     The Corporation is unable to determine the fair value of its sinking fund debentures as it cannot estimate with sufficient reliability the prevailing market rate of interest for instruments having substantially the same terms and characteristics.

     The estimated fair value of interest rate swaps at October 25, 1997 was $2,600,000 unfavourable (1996 -- $1,500,000 unfavourable) based on relevant market prices and information available at that time. The estimated fair values are not necessarily indicative of the amounts that the Corporation might receive or incur in actual market transactions.

13. SUBSEQUENT EVENT:

     On December 2, 1997, the Board of Directors adopted a temporary shareholder rights plan. Pursuant to the rights plan, in the event that a third party (an "Acquiring Person") acquires in excess of 10% of either class of the Corporation's shares, otherwise than pursuant to a Permitted Bid (as defined therein), the shareholder rights plan gives Shareholders, other than the Acquiring Person, the ability to purchase upon payment of the $60 Exercise Price, $120 of Class A shares at a price of $13.25 per share, subject to adjustments, provided that sufficient authorized and unissued Class A shares are then available for distribution to all holders of rights issued under the shareholder rights plan.

14. OTHER INFORMATION:

     (a) The Corporation is incorporated under the laws of Ontario.

     (b) Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

                            ANNUAL INFORMATION FORM

                                      OF


                             SCHNEIDER CORPORATION



                   CONCERNING THE YEAR ENDED OCTOBER 25, 1997

                             SCHNEIDER CORPORATION


                      FISCAL 1997 ANNUAL INFORMATION FORM

ITEM 1

(1) INCORPORATION OR ORGANIZATION OF THE ISSUER

     The business of the issuer was originally established in 1890 in Kitchener, Ontario by John Metz Schneider. The business was incorporated under the Corporations Act of Ontario by supplementary letters patent dated December 30, 1930. The corporation converted to a public company by supplementary letters patent dated February 18, 1965, and its shares were listed on the Toronto Stock Exchange in 1969. Effective October 26, 1975, the name of the corporation was changed to Schneider Corporation. Effective October 28, 1978, the corporation and a wholly owned subsidiary amalgamated under the name J.M. Schneider Inc. Effective April 30, 1980, the corporation changed its name to The Heritage Group Inc. Effective April 29, 1986, the corporation changed its name to Schneider Corporation. Effective April 26, 1988, a "coat-tail provision" was added to the Class A shares of the corporation. See pages 2 and 3 of the Information Circular of the corporation dated February 18, 1998, (the "Information Circular") incorporated herein by reference. Effective August 11, 1992, the Common and Class A Non-voting shares of the corporation were split two-for-one. Effective October 29, 1995, the corporation amalgamated with a wholly owned subsidiary Schneider Horizon Inc. and continued under the name of Schneider Corporation.


(2) SUBSIDIARIES

     The following table 1(2) shows the subsidiaries and joint ventures of Schneider Corporation, their jurisdiction of incorporation, the percentage of voting securities beneficially owned or over which control or direction is exercised by Schneider Corporation, and the percentage of each class of non-voting securities owned by Schneider Corporation.


                                  TABLE 1(2)



                   NAME                    JURISDICTION   % VOTING
----------------------------------------- -------------- ---------
  J.M. Schneider Inc. ...................     Ontario       100
  Charcuterie Roy Inc. ..................     Quebec        100
  Consolidated Food Brands Inc. .........     Ontario       100
  National Meats Inc. ...................     Ontario        50
  Cappola Food Inc. .....................     Canada         50
  The Prince Group ......................     Quebec         50

ITEM 2

GENERAL DEVELOPMENT OF THE BUSINESS

     See inside cover and pages 2, 3 and 20 of the 1997 Annual Report incorporated herein by reference.

ITEM 3

NARRATIVE DESCRIPTION OF THE BUSINESS

     See inside cover and pages 1 and 19 of the 1997 Annual Report incorporated herein by reference.

   (1)(c) 89.5% of the corporation's sales are made in Canada.

   (2)(b) In fiscal 1997, the corporation spent $989,000 on research and development activities.

   (2)(d) The corporation had 4,000 employees at year end.

ITEM 4

SELECTED CONSOLIDATED FINANCIAL INFORMATION

     (1) See pages 4-9 and 11-20 of the 1997 Annual Report incorporated herein by reference.

     (2) The following table 4(2) shows the net sales or total revenue and net earnings (in total and on a per equity share and fully diluted equity share basis) for each of the last eight quarters ending with the fourth quarter of fiscal 1997.


                                  TABLE 4(2)

                 (IN THOUSANDS, EXCEPT FOR PER SHARE FIGURES)



                     97 Q4         97 Q3         97 Q2         97 Q1         96 Q4         96 Q3        96 Q2        96 Q1
                  -----------   -----------   -----------   -----------   -----------   -----------   ---------   -----------
Sales               200,734       194,243       174,270       244,116       197,575       203,521     186,489       238,493
Net Earnings          2,681           183           130           109        (8,026)       (1,383)       (601)          206
Per Share              0.42          0.03          0.02          0.02         (1.26)        (0.22)      (0.09)         0.03
Fully Diluted          0.40          0.03          0.02          0.02         (1.26)        (0.22)      (0.09)         0.03

(3) In fiscal 1992, the corporation paid a dividend of 5.5(cent) per share during the first quarter and a dividend of 6(cent) per share per quarter during the balance of the fiscal year. In fiscal 1993, the corporation paid a dividend of 6(cent) per share for the first quarter and 7(cent) per share per quarter for the balance of the fiscal year. In fiscal 1994, the corporation paid a dividend of 7(cent) per share during the first quarter and a dividend of 8(cent) per share during the balance of the fiscal year. In fiscal 1995, the corporation paid a dividend of 8(cent) per share during the first quarter and a dividend of 9(cent) per share during the balance of the fiscal year. In fiscal 1996 and fiscal 1997, the corporation paid a dividend of 9(cent) per share per quarter.



ITEM 5

MANAGEMENT'S DISCUSSION AND ANALYSIS

     See pages 4-9 of the 1997 Annual Report incorporated herein by reference.


ITEM 6

MARKET FOR SECURITIES

     See page 21 of the 1997 Annual Report incorporated herein by reference.


ITEM 7

DIRECTORS AND OFFICERS

   (1) Directors -- See page 21 of the 1997 Annual Report and pages 3 and 4 of the Information Circular incorporated herein by reference.

        Officers other than those included above and their respective principal occupations within the five preceding years --

        Paul E. Lang, Campbellville, Ontario, President Consumer Foods, J.M. Schneider Inc. 1995-present; Group Vice President, J.M. Schneider Inc. 1989-1995.

        John E. Lauer, Waterloo, Ontario, President Agribusiness, J.M. Schneider Inc. 1995-present; Group Vice President, J.M. Schneider Inc. 1993-1995; Vice President Operations, J.M. Schneider Inc. 1986-1993.

        Teresa H. Fortney, Guelph, Ontario, Treasurer 1995-present; Manager of Treasury Services, J.M. Schneider Inc. 1993-1995; Divisional Controller, Philips Cables Limited 1991-1993.

        Sharon L. Huber, Kitchener, Ontario, Assistant Corporate Secretary 1997-present; Senior Executive Secretary 1992-1997; Senior Executive Secretary, Uniroyal Goodrich Inc. 1984-1992.

   (2) See pages 3 and 4 of the Information Circular incorporated herein by reference.

   (3) The percentage of securities of each class of voting securities of the corporation beneficially owned, directly or indirectly, or over which control or direction is exercised by all directors and senior officers of the corporation as a group is, with respect to common shares, 7.1% and is, with respect to Class A shares, 1.1%. As at October 25, 1997, options to purchase 547,900 Class A shares were outstanding at the market prices on the dates granted. Details of outstanding options as at October 25, 1997 are as follows:



   NUMBER        PRICE          EXPIRY DATE
-----------   -----------   ------------------
  113,400      $  14.75      October 15, 2002
   65,000         12.75     September 8, 2004
   65,000         13.50      October 20, 2004
  107,500         13.75      October 25, 2005
  197,000         10.50      October 23, 2006

     Of the 547,900 options outstanding at October 25, 1997, 446,600 were granted to directors and senior officers of the corporation. No options were granted to directors in their capacities as directors.

     (4) See page 21 of the 1997 Annual Report incorporated herein by reference.


ITEM 8

ADDITIONAL INFORMATION

     Information regarding directors' and officers' remuneration and indebtedness and the principal holders of the corporation's voting securities is contained in the Information Circular.

     Additional financial information is provided in the corporation's comparative financial statements for fiscal 1997 contained in pages 11-19 of the 1997 Annual Report. A copy of the Information Circular dated February 18, 1997, and 1997 Annual Report may be obtained upon written request from the secretary of the corporation at the following address:

                             Schneider Corporation
                    321 Courtland Avenue East, P.O. Box 130
                           Kitchener, Ontario N2G 3X8
                        Attention: Corporate Secretary

                     EXCERPTS FROM SCHNEIDER CORPORATION'S
                               1997 ANNUAL REPORT
                       THAT ARE INCORPORATED BY REFERENCE
      IN THE ANNUAL INFORMATION FORM FOR THE YEAR ENDED OCTOBER 25, 1997

                      MANAGEMENT'S DISCUSSION & ANALYSIS

RESULTS OF OPERATIONS

     Schneider Corporation returned to profitability in fiscal 1997. Sales were slightly lower than fiscal 1996 levels due to the closure of the Kitchener Pork operations. Earnings in our Consumer Foods and Poultry businesses were significantly improved, but were overshadowed by continuing losses in our Pork sector.

     Sales for the year were $813,363,000 compared to $826,078,000 in fiscal 1996, a decrease of 1.5%. Lower sales were a result of the discontinuance of our uncompetitive Kitchener pork operations which were partially offset by growth in our other businesses. The discontinuance of our Kitchener pork operations also reduced our export sales to $85,135,000 from $103,069,000 in fiscal 1996.

     1997 was a year of continued success in implementing the Corporation's strategies. The Corporation commissioned the Winnipeg pork facility and doubled production space at our Fleetwood facility in Surrey, British Columbia. We also increased bacon production capacity and expanded Italian specialty meats production capacity. The Kitchener pork operations were closed and certain other manufacturing processes were relocated to other corporate facilities. The poultry operations made good progress in changing the mix of our business to more value-added products and achieved excellent results in lowering product costs. While these initiatives were taken during the year, only the bacon expansion, Kitchener closure and poultry initiatives had any material impact on the Corporation's earnings for the year and they were not enough to combat the continued high hog costs experienced for most of the year.

     While live hog costs did not quite reach the record levels of 1996, they did on average exceed 1996 prices. This put continued pressure on gross margins for the fresh pork operations and for products using pork as a main ingredient. In spite of this, overall gross margins increased to 11.3% from 9.8% in 1996.

     Earnings from operations were $12,651,000 compared to a loss from operations of $7,143,000 in fiscal 1996. Included in the 1996 loss was a provision against earnings of $12,000,000 to cover the cost of the Kitchener pork operations closure and restructuring program.

     The Consumer Foods group consists of processed meats and grocery products. Consumer Foods sales were $540,733,000, a 3.4% increase from 1996. Sales increases were achieved through our Prince bacon joint venture and in grocery products with the addition of Michelina's frozen entrees. Earnings from operations increased by 23.2% to $21,458,000. This was despite competitive pressure which prevented us from increasing selling prices in response to high raw material costs.

     A major thrust for Consumer Foods in fiscal 1997 was to change the mix of our business to generate more broadly based earnings. This was accomplished through the investment in product development, new plant and equipment, and a new joint venture with Luigino's, Inc.

     We wanted grocery products to be a more significant source of earnings. This was achieved by entering into an agreement with Luigino's, Inc. to distribute, market and sell the Michelina's and Yu Sing lines of frozen entrees which have a leading market position in Canada. The product line was also expanded by adding Michelina's Lifestyle. These products conform to the Lifestyle low fat criteria and provide us with a product offering in the largest sector of the frozen entree market. Both the Lifestyle product line and the Michelina's brand were supported with aggressive television advertising during the year. Despite the entry of new competitors into the frozen entree category, we were able to grow our market share and meet sales expectations.

     From a strategic perspective we continued to redefine our export efforts to the United States. We have placed more emphasis on establishing our baked goods line, including our deep dish meat pie and pocket products. These products are gaining acceptance in both the retail and private label markets.

     During the year we completed the first phase restructuring of our Kitchener manufacturing facility. Several production processes were moved to other more cost efficient and competitive Schneider Corporation facilities, achieving the savings we anticipated. These savings combined with our continued emphasis on cost control and continuous improvement position us to provide high quality products while being a low cost producer.

EARNINGS (LOSS) FROM OPERATIONS




(THOUSANDS OF DOLLARS)           1997           1996         1995
------------------------   ----------   ------------   ----------
Consumer Foods              $ 21,458     $  17,413      $ 27,030
Agribusiness                    (778)       (5,956)       (4,215)
Corporate/Unallocated         (8,029)       (6,600)       (5,386)
Unusual Item                      --       (12,000)           --
------------------------    --------     ---------      --------
                            $ 12,651     $  (7,143)     $ 17,429
                            --------     ---------      --------

     The Agribusiness group consists of our poultry and fresh pork operations. Agribusiness sales were $272,630,000 compared $302,877,000 in 1996, a decrease of 10.0%. This decline reflects the discontinuance of our uncompetitive Kitchener pork operations in February, 1997. Losses from operations were $778,000 compared to losses of $5,956,000 in 1996.

     Pork losses were significant as the hog industry in North America went through an extremely difficult and volatile time. Slaughter capacity in both Canada and the United States exceeded hog supply resulting in high hog costs for most of 1997. The high cost hog cycle persisted for an unprecedented twenty-nine months and only began to diminish in the Corporation's fourth quarter of fiscal 1997.

     Sales to Japan did not meet expectations. Japanese importers stockpiled pork product anticipating a supply shortage and higher prices when Taiwan was forced to terminate pork exports due to a hog hoof-and mouth disease outbreak in that country.

     Our world class Winnipeg pork processing plant began operations in June of 1997, and in the fourth quarter we began achieving the throughput, productivity and yield improvements anticipated. With this facility we have doubled our hog processing in Manitoba with our target of 25,000 weekly hog throughput being met by fiscal 1997 year end. In an environment of high demand for hogs, the Corporation has been successful in growing its supply base with producers in Manitoba. This has been accomplished through contractual arrangements and our "Quality Pays" program which rewards producers for quality performance with a view to establishing long term partnerships.

     The poultry markets improved this year as the industry was able to maintain balance between supply and demand. This was achieved through a better working agreement between all parties implemented in fiscal 1996 which resulted in better communications and a decline in market volatility. To further reduce our exposures to market volatility, we have focused on changing the mix of our business to more value-added poultry products and to lowering the costs of producing them.

     Our poultry thrust in 1997 was to improve margins on our product's lines. This was primarily driven by productivity improvements in operations through the use of continuous improvement principles and research in genetics and bird nutrition. Both of these initiatives were successfully implemented and exceeded our expectations.

     Selling, marketing and administrative expenses were $65,097,000, a 6% increase over fiscal 1996. This increase reflects increased selling and marketing costs to support our expanded grocery product line, additional systems technology costs to support business processes, and employee incentive payments. Depreciation and amortization of $14,157,000 is lower than 1996 by $507,000 due to the Kitchener pork operations closure at the beginning of the year. Depreciation on new facilities and operations began in the latter part of the year with the commencement of normal commercial operations. Interest expense of $7,432,000 is lower than 1996 by $321,000 reflecting favourable short-term interest rates experienced in 1997. During the year, the Corporation sold non-essential property and facilities related to its poultry operations for a net gain of $1,132,000.

     Net earnings for the year were $3,103,000 or $0.49 ($0.47 fully diluted) per share compared to a net loss of $9,804,000 or $1.54 per share in fiscal 1996. The effect of the special charge for restructuring in 1996 was $1.17 per share.


     INFLATION

     In our competitive industry, selling prices are dependent on the availability of raw material supply. Therefore, the effects of general inflation have a relatively minor impact on selling prices. Many of the Corporation's fixed costs are affected by inflation.


     FINANCIAL POSITION

     The Corporation has undertaken an aggressive capital expansion program over the past two years, with expenditures for the 1996 and 1997 fiscal years totaling $49,422,000. Cash provided by operations was less than forecast as a result of losses in the Pork business sector, making it necessary to increase borrowing. As of October 25, 1997, our current ratio was

1.21:1 compared to 1.24:1 as at the end of fiscal 1996, and the total debt to equity ratio was 1.15:1 compared to 1.12:1 at the previous year end. Total debt increased from $99,074,000 to $110,202,000.

     Cash of $8,188,000 was provided from operations. This reflects earnings for the year adjusted for depreciation and amortization and other non-cash items. Cash payments related to the 1996 special charge for restructuring amounted to $3,903,000. Pension payments in excess of expense for the year were required to fund defined benefit pension plans in the amount of $6,095,000 compared to $3,954,000 in 1996. The excess contributions and the continued strong investment performance of the plans resulted in pension plan assets at market value exceeding the estimated present value of plan obligations by $49,710,000 year-end compared to $23,284,000 at the prior year-end. Pension payments are expected to decline to expense levels in fiscal 1999.

     There was a reduction of $5,672,000 in cash required to fund working capital balances relating to operations. This was achieved by improved cash flow management and an improvement in inventory turnover.

     Proceeds from divestitures relating to nonessential poultry property and facilities sold during the year were received in the amount of $1,132,000. Proceeds from loans exceeded repayments of debentures and loans by $14,095,000 as the Corporation elected to fix interest rates and fund capital expenditures through long term debt.

     During the year, 500,000 Class A shares were issued and acquired by the Corporation's pension fund for cash consideration of $6,525,000.

     The Corporation uses derivative financial instruments to manage its exposure to interest rate and currency fluctuations. Specific instruments include swaps, options and forward contracts. The Corporation uses these instruments for hedging purposes only and does not participate in any speculative trading. Interest rate swap agreements totalling $50,672,000 have been used to effectively fix an interest rate of 7.06%. The underlying borrowing vehicle for these swaps are bankers acceptances provided by the Corporation's banks.

     The Corporation's banking services are provided by Canadian chartered banks. Unsecured bank lines of credit of $127,000,000 are available to fund working capital and capital expenditure programs. Use of these lines of credit are governed by performance covenants contained in the banking agreements. The Corporation is in compliance with all covenants.

     Interest coverage (cash generated from operations divided by total interest) was 1.1 compared to 1.3 in 1996.


     CAPITAL EXPENDITURES

     Expenditures on property, plant and equipment totaled $26,582,000 compared to $22,840,000 in 1996. Expenditures for the year were focused on completing planned facility expansions to support our thrusts of growth through geographic expansion.

     Capital expenditures in Consumer Foods totaled $11,316,000. The expansions of our smokehouse capacity for bacon at Prince and the Fleetwood expansion in Surrey constituted the largest projects undertaken in Consumer Foods. The balance of our capital activity was focused on the introduction of innovative products including a new generation of Lunchmate products and on upgrading technology to support our ability to be a low cost producer.

     Capital expenditures in Agribusiness totaled $15,232,000. The key initiative for the year was the completion of the new pork processing plant in Winnipeg. The total cost for this project was $24,120,000 over the past two years.

     The Board of Directors has approved a capital expenditure program of $5,000,000 for fiscal 1998. Following two years of aggressive expansion through our capital program, we have positioned the Corporation to cultivate these investments to achieve their full potential in 1998, and have therefore limited our capital program for 1998 to maintenance requirements in our plants and cost improvement in our wiener and ham operations.


     STRATEGIES AND RISKS

     The thrust of the 1998 business plan is to build on the major strategic initiatives executed in fiscal 1997. We see little change in the competitive environment in all areas of our business. While we do not foresee growth or buoyancy in sales or margins in domestic markets for our traditional core product categories, we will aggressively pursue opportunities in selected market niches. We will also continue to improve our cost structure in order to improve our profitability. The core strategies of the Corporation are consistent with the previous year with an additional focus on consumer awareness and materials supply management:

     o to grow through geographic expansion - offering specifically chosen products to targeted customers in the United States, internationally and throughout Canada;

     o to grow through the introduction of new retail, foodservice and private label value-added products;

     o to improve our customer focus, by providing what they want, when they want it;

     o to enhance consumer awareness and brand equity;

     o to manage the supply of raw materials;

     o to maximize the contribution our employees can make to our success;

     o to continue to work towards a position as our industry's lowest cost producer within defined quality specifications.


     YEAR 2000

     The Corporation is aware of the pervasive and complex "Year 2000" issues related to information systems. Initial analysis has been undertaken, and we are in the process of developing a comprehensive identification, evaluation and mitigation plan for business systems and manufacturing controls. The plan will be completed by September, 1998, and any required replacement, repair and testing will be completed by June, 1999.

     Schneider's core systems use a Julian Dating approach, which does not calculate with a two digit "year" format. This substantially reduces the Corporation's risks of information processing interruption. EDI and other formalized 3rd party relationships are under review. PCs and network components are being replaced with certified equipment as leases roll over. Production control equipment, PLCs, scaling systems, etc. are being evaluated. While substantial internal resources are allocated to the exercise, the costs of addressing the "Year 2000" issue will not be material to the Corporation's operations. Costs are being charged to expense as they are incurred.


     CONSUMER FOODS

     The continued development of the initiatives started in 1997 will be the primary focus for Consumer Foods in 1998. The capacity expansions during 1997 at Prince, Fleetwood and Cappola position us well in terms of both overall growth and geographic expansion.

     Consumer Foods continues to pursue growth through geographic expansion. Through our joint venture with the Prince Group, the Corporation completed a major expansion of its Drummondville facility in Quebec, doubling its bacon production capacity. The Prince Group is currently one of the largest and most efficient bacon producers in North America. New capacity will be focused on opportunities in the United States.

     The Corporation also doubled its production capacity at its Fleetwood operations in Surrey, British Columbia with the new output targeted for the West Coast of the United States. By transferring the distribution functions from the Fleetwood operation to a newly constructed modern distribution centre in Coquitlam, British Columbia, the Corporation was able to double production space at Fleetwood which had been operating at capacity for the past two years. The benefits of both the bacon and Fleetwood projects in terms of earnings commenced in the Corporation's fourth quarter of fiscal 1997.

     Through its joint venture with Cappola Food the Corporation doubled the capacity of Cappola's existing product lines and acquired and outfitted a new facility in North York, Ontario to expand Italian specialty meats offerings to include a full line of premium products. During the year, shipments of the new product line under the Cappola label began in both Canada and the United States. From an earnings perspective, the full benefits of this project will commence in fiscal 1998.

     In 1997, the Corporation was successful in obtaining Canadian government approval to use the designation of "Fat Free" for our Lifestyle processed meats product line, the first such approval in Canada. The delay of the government's approval delayed the launch of our reformulated Lifestyle product line with the benefits now expected in 1998.

     Our manufacturing strategies will continue to emphasize cost control and continuous improvement to ensure a competitive position in the marketplace. With the first phase of restructuring at the Kitchener facility in place, we will concentrate on planning redesign strategies for the remaining processes at this facility to reduce costs to competitive levels over the long term.

     Significant sales increases are expected in our grocery segment during 1998 as we realize a full year of frozen entree sales and the market for this segment continues to grow. The market for frozen main meal entrees has increased in 1997 by

30%, and growth is expected to continue at approximately 20% through 1998. Competitive activity will continue as competitors launch new products into the marketplace. Consumer Foods recently launched a line of "lite" entrees co-branded under the Lifestyle and Michelina's names, capitalizing on these two well established brands.

     Our strategy in 1998 for our baked goods business is to broaden the United States private label customer base primarily in the pockets and deep dish pie product line to fully utilize our existing manufacturing capacity.

     The changing retail marketplace with its concentration of purchasing power, expansion of private label products and rationalization of product lines through the implementation of category management principles was addressed by the Corporation by launching a major initiative designed to improve customer focus. The process looked at customer needs, our ability to service those needs and the policy and technical issues which needed to be addressed in the development of a long term information technology and data collection system. In 1998 we will continue our work in redesigning our corporate financial and management reporting systems to improve the order fulfillment process.


     AGRIBUSINESS

     We expect a return to profitability in our pork operations in fiscal 1998. Sales will grow reflecting higher throughput in our new Winnipeg facility as hog costs continue to decline. Manitoba hog expansion is forecasted to increase by 15% to 20% as hog operators lower their feed costs through better feed conversions and lower labour costs on a per unit basis. New managerial practices and improved genetics are two other major factors influencing production gains. The Western Canada hog industry remains optimistic with significant capital investment occurring in breeding and growing farms.

     Increased hog processing capacity will be introduced throughout the year with expansion occurring in Alberta and Manitoba. Hog expansion in the West is expected to satisfy the needs of this new capacity. Procurement premiums may have to be paid, however, to commit producers to longer term supply contracts.

     Japanese sales are expected to return to normal demand. The tariff which was terminated last July is not expected to be triggered in the first half of the fiscal year therefore providing improved opportunity for the export of higher valued product and a more consistent flow of orders. The continuing Taiwanese ban on export will provide additional Canadian export opportunity especially with chilled pork products. Chilled pork technology has been installed in our new cut plant. This will enhance our ability to expand sales to Japan at returns greater than those achieved from sales of frozen product. Korea has reduced its import tariff on pork products and will provide good potential for sales increase. We expect continued growth in other international markets especially Mexico, Russia and the United States.

     The new hog processing facility in Winnipeg, Manitoba has been designed to be competitive on a global basis. With our capacity and the new advanced technologies implemented in the plant, we are well positioned to benefit with the growth in international markets. We remain confident that the Pork strategy will bring strong financial returns to the Corporation.

     Our Poultry thrust in 1998 is less dependent on cost reductions than it was over the past two years. Rather, it is more strategically driven through market opportunity. We will continue to penetrate the Ontario retail market with Schneider branded boxed meats and pursue private label business with new products. This will further increase our value added sales and reduce our dependency on the fresh commodity markets. There will be an aggressive new product development thrust with emphasis on the use of dark meat. We will continue to build on the continuous improvement principles which yielded significant cost reductions in 1997 and we will continue broiler genetic evaluation to define best alternatives to improve broiler meat yield in the manufacturing plants.

     We are optimistic that the working arrangement among all parties of the poultry industry in Ontario will remain market responsive to ensure that broiler production does not exceed market demand.


     ENVIRONMENT, HEALTH AND SAFETY

     The Corporation's environmental management system is directed towards prevention, compliance with legislative and corporate standards, planning and training. Included in the system are:

     o internal and external audits;

     o integration of the "4R" principles -- reduce, reuse, recycle and recover -- into our business planning process and day-to-day operations;

     o participation in government and industry environmental initiatives that are relevant to our business;

     o regular reports to the Board of Directors.

     The Corporation's health and safety management system targets accident prevention, with the provision of prompt and effective support systems, including rehabilitation programs, for those employees injured on the job. Our safety performance exceeds industry norms.

     The Corporation's policies and procedures in areas of environment, health and safety are regularly reviewed and updated. The Corporation supports its commitment in these areas with capital spending and other resources as necessary.

     Expenditures related to environment, health and safety requirements are not expected to have a material effect on the Corporation's financial position, earnings or competitive position.


     SHAREHOLDERS' POSITION

     Shareholders' equity as at October 25, 1997 totaled $95,513,000 compared to $88,155,000 the previous year end. The increase represents the earnings for the year, less dividends distributed at nine cents a quarter, and the issuance of Class A shares for cash consideration of $6,525,000.

     The Corporation maintains a Stock Option Plan for officers and senior managers. At the end of the current year, 547,900 Class A shares were reserved for issuance under the terms of the plan at exercise prices ranging from $10.50 to $14.75. During the year, 7,000 options were cancelled. No new options were granted during the year.

     The Corporation purchased and cancelled 6,200 Class A shares through a Normal Course Issuer Bid. The cost of the shares purchased was $81,000.


     OUTLOOK

     For the past two years our results have been severely impacted by an adverse economic environment in the North American hog industry. Despite the influence this issue has had on our profitability, we have continued to maintain strategic focus in changing the mix of the Corporation's business and where that business is done.

     Our Consumer Foods and Poultry businesses both delivered sound performances in 1997. We are making progress in geographically expanding our business, and we are broadening our earnings streams to lessen our reliance on processed meats. At the close of 1997 we have seen moderation in hog prices and the cost of our raw material, and we anticipate the progress made this year will accelerate through fiscal 1998. We anticipate growth in all businesses led by a full year of production and sales at our new Winnipeg pork operation.

     Sales increases will be realized in Consumer Foods through strategies that have been implemented in 1997. These include the introduction of the innovative "Fat Free" and Lunchmate product lines by Schneiders, realization of sales due to capacity expansions during 1997 at Prince and Fleetwood, and increased sales of the new Italian line of meats produced at Cappola Food. We will achieve geographic expansion by introducing Schneider products manufactured at Fleetwood into the California market, and an expanded line of Cappola products through its broker and distribution network throughout the United States.

     In 1998 we will continue to maintain our core product category strengths and concentrate on competitiveness of manufacturing capabilities, and realize earnings from strategies introduced in 1997. We will broaden our United States private label customer base primarily in the pockets and deep dish pie products. Our manufacturing strategies will continue to emphasize cost control and continuous improvement strategies so as to ensure a competitive position in the marketplace.

     We will also be expanding our grocery initiatives as we continue to build our Michelina's and Yu Sing business supported by a national advertising campaign, and secure new baked goods customers in the United States.

     The most significant impact on future earnings will be our new pork facility in Winnipeg. This plant will double its production from 1997 and expand our international business. Fiscal 1997 proved to be a very difficult year with high hog prices. We forecast a return to more normal markets in 1998, and we continue to be optimistic on the potential of global market opportunities.

     The Poultry results have improved significantly in the past two years, as the market participants have achieved a better balance between supply and demand and we have been able to significantly reduce our cost structure. In 1998 our Poultry business will be more strategically driven by market opportunities. We will build on the success of our Schneider branded boxed meat program and execute an aggressive new product thrust with emphasis on the use of dark meat. These initiatives are designed to further reduce our dependency on commodity markets.

     Fiscal 1998 will be a year in which, rather than starting many new initiatives, the organization will concentrate on improving the return on the strategic initiatives which were begun in fiscal 1996 and 1997. We see market growth opportunities in all of our businesses and we will increase our financial strength.

     On November 5, 1997, one of our major competitors, Maple Leaf Foods Inc. announced an unsolicited takeover bid for the Corporation. A number of other proposals were presented to the Corporation by interested parties which led to the decision of the Schneider Family to sell its controlling interest to Smithfield Foods, Inc. of Norfolk, Virginia. A class action was commenced in Ontario on January 14, 1998, against the Corporation, its directors and others alleging that actions taken by them were oppressive, unfairly prejudicial to and unfairly disregarded the interests of shareholders and that the conversion rights contained in the coat-tail provisions of the Corporation's articles had been triggered. Maple Leaf Foods Inc. commenced litigation on February 10, 1998 making similar allegations. On February 23, 1998, certain Class A shareholders commenced litigation making similar allegations. The Corporation and its directors are defending against such allegations. While this activity creates some uncertainty for the Corporation, management is working diligently not to be diverted from executing its strategies.


                              MANAGEMENT'S REPORT

     Management of Schneider is responsible for the preparation, integrity and fair presentation of the financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles, and are based on management's best information and judgments.

     In fulfilling its responsibilities, management has developed internal control systems and procedures designed to provide reasonable assurance that the Corporation's assets are safeguarded, that transactions are executed in accordance with appropriate authorization and that accounting records may be relied upon to properly reflect the Corporation's business transactions. To augment the internal control systems, the Corporation maintains an internal audit department which evaluates the Corporation's operations, provides control self-assessment training to employees, and formally reports on the adequacy and effectiveness of the controls and procedures to the Audit Committee of the Board of Directors.

     The Corporation communicates throughout the organization the responsibility for employees to maintain high ethical standards in their conduct of the Corporation's affairs. This responsibility is characterized in the Code of Conduct signed by each management employee which provides for compliance with laws of each jurisdiction in which the Corporation operates and for observance of rules of ethical business conduct.

     The Audit Committee of the Board of Directors is comprised of directors who are not employees. The Audit Committee meets periodically with and independently from management, the internal auditors and the Corporation's independent external auditors to discuss significant accounting, reporting and internal control matters. The Audit Committee reviews the consolidated financial statements of the Corporation and recommends them to the Board of Directors for approval. Both the internal auditors and the independent external auditors have unrestricted access to the Audit Committee.

     The Board of Directors oversees management's performance of its financial reporting responsibilities. The Board of Directors reviews the recommendations of the Audit Committee and the discussion and analysis of management. It approves the financial statements and the selection of the Corporation's external auditors who are appointed by the Shareholders at the annual meeting.



DOUGLAS W. DODDS                               GERALD A. HOOPER
Chairman and                                   Vice President and
Chief Executive Officer                        Chief Financial Officer

                               CORPORATE PROFILE

     Schneider Corporation of Kitchener, Ontario is one of Canada's largest producers of premium quality food products. The business was founded in 1890 by John Metz Schneider who began making pork sausage in his home. Today, Schneider Corporation is publicly owned and has 4,000 employees manufacturing and selling its branded and private label products in the retail and foodservice markets. These products are sold throughout Canada and to the United States, Japan and other foreign markets.

     The Corporation managed its various subsidiaries and joint ventures through two operating groups -- Consumer Foods and Agribusiness.

     The Consumer Foods group, which comprises Schneiders' processed meat and grocery operations, focuses on identifying and meeting the needs of retail and foodservice customers and consumers. The Corporation produces more than 1,000 products such as ham, sausage, wieners, bacon, luncheon meats, specialty meats and savoury bakery products for sale through traditional grocery stores, delicatessens and foodservice establishments. The Corporation has consumer foods operations in Kitchener and Port Perry, Ontario; Winnipeg, Manitoba; Surrey, British Columbia; and St.-Anselme, Quebec. In addition, it participates in the consumer foods sector through joint ventures with the Prince Group of Princeville, Quebec; Cappola Food of Toronto, Ontario; National Meats of Toronto; Johnsonville Sausage of Kohler, Wisconsin and Luigino's of Duluth, Minnesota.

     The Agribusiness group, which comprises Schneiders' fresh pork and poultry operations, focuses on identifying and meeting the needs of retail, foodservice and export customers. The Corporation's plants in Winnipeg produce fresh pork products for sale in Canada, the United States, Japan and other international markets.

     The Corporation participates in the poultry sector through major facilities in Hanover, St. Marys and Ayr, Ontario. Fresh and value-added products in this growing market sector are marketed under the Schneider brand and private labels for retail and foodservice customers.

     In 1997, Schneider Corporation had sales of $813.4 million and assets of $278 million. The Corporation's most valuable asset is its reputation for providing consumers with the finest quality food products available in the market. The Corporation's branded and private label products are renowned for quality and value.

                       SCHEDULE OF FINANCIAL HIGHLIGHTS
      YEARS ENDED OCTOBER 25, 1997, OCTOBER 26, 1996 AND OCTOBER 28, 1995
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                                         1997            1996            1995
                                                    -------------   -------------   -------------
Operating Results:
Sales ...........................................     $ 813,363       $826,078        $ 827,521
Net Earnings (loss) .............................         3,103         (9,804)           7,502
Financial position:
 Working capital ................................        20,126         20,977           39,345
 Total assets ...................................       278,013        250,994          246,832
 Long-term debt .................................        82,562         67,718           63,827
 Shareholders' equity ...........................        95,513         88,155          101,103
Per share (dollars):
 Net earnings (loss):
   First quarter ................................          0.02           0.03             0.38
   Second quarter ...............................          0.02          (0.09)            0.09
   Third quarter ................................          0.03          (0.22)            0.29
   Fourth quarter ...............................          0.42          (1.26)            0.46
                                                       ---------        --------        ---------
                                                           0.49          (1.54)            1.22
Dividends paid ..................................          0.36           0.36             0.35
Shareholders' equity, end of year ...............         13.96          13.88            15.92
Key ratios:
 Return on sales ................................          0.38%         (1.19)%           0.91%
 Return on opening shareholders' equity .........          3.52%         (9.70)%           8.07%
 Current ratio ..................................        1.21:1          1.24:1          1.52:1
 Debt to equity ratio* ..........................        1.15:1          1.12:1          0.80:1
 Long-term debt to equity ratio .................        0.86:1          0.77:1          0.63:1

* Debt is defined as current and long-term debentures and loans and bank advances.

                            LETTER TO SHAREHOLDERS

     In fiscal 1997 Schneider Corporation reported a return to profitability in spite of the continuation of the high hog cost cycle until well into the fourth quarter. Though sales were down by 1.5% to $813.4 million, due primarily to the discontinuance of our uncompetitive Kitchener pork operations, net earnings rebounded strongly to $3.1 million as compared to a net loss of $9.8 million in fiscal 1996.

     We believe this turnaround performance is a reflection of the quality of the Corporation's people, its products and its partnerships, and is an indication that we are successfully transforming ourselves into a competitive, low cost producer with a more diversified value-added product line while maintaining the Schneider commitment to quality.

     The success of the turnaround and the obvious potential for continued strong growth, attracted the attention of our competitors. Following the end of the fiscal year, the Corporation was the target of an unsolicited takeover bid which has caused some uncertainty for shareholders, employees, suppliers and customers. In one sense, however, the unprecedented interest being expressed is an indication that the industry believes that our strategic plan to transform the Corporation is working and will work in the future.

     Of particular significance to us was the commissioning in June of 1997 of the $25 million hog processing plant in Winnipeg, Manitoba. This facility, part of the Corporation's $50 million two year capital expenditure program, is a world class plant that will enable us to increase sales of fresh pork in international markets. We are pleased to report that by the end of the fourth quarter the plant had achieved the productivity and yield improvements anticipated when this venture was undertaken.

     The restructuring of our pork operations, combined with an improvement in margins on poultry products, helped reduce losses from operations of the Agribusiness group from $6 million in 1996 to $778,000 in 1997.

     As part of our strategic plan we also wanted to change our business mix to generate more broadly based earnings. To that end, we pursued several initiatives in our Consumer Foods group.

     We entered into an agreement with Luigino's, Inc. to distribute, market and sell the Michelina's and Yu Sing lines of frozen entrees, reaffirmed our leadership position in the lunch kit category by launching the innovative next generation of Lunchmate products and launched our reformulated Lifestyle line of processed meats. In so doing, we became the only processed meat manufacturer approved by the Canadian government to use the designation of "Fat Free".

     Our ability to manufacture and market value-added processed meat products was enhanced by the doubling of our bacon production capacity at Prince, the expansion of our Italian specialty meat production capacity at Cappola and the commissioning of a new distribution centre in Coquitlam, British Columbia which allowed us to expand our production capacity at the Fleetwood plant.

     The result of all these initiatives was that in fiscal 1997, in a very competitive market, our Consumer Foods group recorded a 3.4% year-over-year increase in sales to $540.7 million and earnings from operations grew by 23.2% to $21.5 million.

     While the improvement in the Corporation's profitability and operating position in fiscal 1997 is gratifying, we believe that the positive impact of many of the initiatives on our earnings will only begin to be fully realized in 1998.

     We anticipate that the Winnipeg plant, which will double its production relative to 1996 levels, will help our pork operations return to profitability in 1998. Earnings growth should also benefit from new opportunities to sell bacon in the United States, sales to the western United States from the increased output of our Fleetwood plant and the expansion of our Italian deli line.

     We are also excited about our growth potential in the frozen entree market. This market is expected to grow by 20% in 1998 and we anticipate additional growth through the recently launched line of "Light" entrees co-branded under the Lifestyle and Michelina's names to capitalize on these two well established brands.

     Fiscal 1997 then was a time of great changes and solid gains for the Corporation -- new investments, new products, new partnerships and new plants. On behalf of the Board of Directors we wish to thank all of our stakeholders: our shareholders for their support over the years particularly during difficult economic cycles; the communities in which we work and live for providing an environment in which our employees can grow; our suppliers, customers and individuals whose commitment through the years and shared concern for quality have directly contributed to the Corporation's success; and finally, the generations of dedicated employees who have helped make this company and these products symbols of quality for millions of Canadians.

     In November 1997 the Corporation was made the target of an unsolicited takeover bid by one of its major competitors, Maple Leaf Foods. The conduct of the Corporation and its directors in response to the takeover bid is the subject of litigation in the province of Ontario. The Corporation and its directors are defending against the allegations made against them.

     This development stands as simply another chapter in the long history of growth and prosperity of the Corporation. Central to success, however, has been the legacy of our founder, J.M. Schneider. His continued insistence upon product quality, customer service and innovation in response to a changing industry is just as important today as when J.M. started his business over one hundred years ago. It is these principles which ensure the continuing pre-eminence of the Schneider name and the Schneider brand in the market -- now and in the 21st century.

                                        (signed) DOUGLAS W. DODDS
                                                 Chairman and
                                                 Chief Executive Officer

--------------------------------------------------------------------------------

                             SCHNEIDER CORPORATION
--------------------------------------------------------------------------------

September, 1998
Kitchener, Ontario

TO OUR SHAREHOLDERS:

     Sales for the first three quarters of fiscal 1998 were $681,253,000, an 11% increase over the first three quarters sales last year of $612,629,000. Sales increases were achieved in our Consumer Foods, Pork and Poultry businesses. Earnings from operations were $21,714,000, a substantial increase over the $6,253,000 achieved in the same time frame a year ago. Net earnings were $7,445,000 compared to net earnings of $422,000 last year.


CONSUMER FOODS

     Sales increased 7% in the Consumer Foods business and earnings from operations more than doubled compared to the same period a year ago. These results reflect the strong performance of our brands in the retail market led by wieners, deli products and our "Fat Free" product line. Our foodservice business also performed well, and we continue to make inroads with our baked goods business in the United States selling our pockets and deep dish entree product lines.


AGRIBUSINESS

     The volume of pork products sold was almost 70% greater than a year ago. Selling prices, however, were depressed as world demand for pork has been adversely affected by economic and currency problems in Asia and other world markets. This is occurring at a time when North American production has increased 9%. This increased supply is being forced into North American consumption and has virtually eliminated margins on fresh pork products. We expect earnings from operations to improve in the fourth quarter and to be substantially better than last year.
     While poultry sales increased 7% over a year ago, earnings from operations were lower because of an oversupply of chicken being marketed in Ontario at depressed prices. These conditions were alleviated somewhat in the third quarter, and we had solid results in both the retail and foodservice poultry business.
     The Corporation remains the subject of an unsolicited takeover bid by its major competitor, Maple Leaf Foods Inc. In connection with its bid, Maple Leaf Foods Inc. and certain Class A shareholders commenced litigation against the Corporation, its directors and others, alleging that actions taken by them were oppressive, unfairly prejudicial to and unfairly disregarded the interests of shareholders and that the conversion rights contained in the coat-tail provisions of the Corporation's articles had been triggered. These issues were tried in the Ontario Court in April, 1998. In a decision dated May 10, 1998, the Court dismissed all allegations made by Maple Leaf Foods Inc. and the other plaintiffs, and found that the Corporation and other defendants had properly discharged their respective duties.
     On August 5, 6 and 7, 1998, the Ontario Court of Appeal heard the appeals by Maple Leaf Foods Inc. and certain other Class A shareholders against the May 10, 1998 decision of the Ontario Court. The Court of Appeal reserved its decision which will be rendered at a later date.
     We are pleased with the results of the first three quarters of the year. Our business is developing on a solid foundation, and we anticipate a continuation of this performance over the balance of the year. Fiscal 1998 will be a record year in terms of sales, earnings and return on investment.





Douglas W. Dodds                             Gerald A. Hooper
Chairman and                                 Vice President and
Chief Executive Officer                      Chief Financial Officer

                             SCHNEIDER CORPORATION


                          CONSOLIDATED BALANCE SHEETS


                                  (UNAUDITED)




                                                         AUGUST 1       AUGUST 2
                                                           1998           1997
                                                       ------------   ------------
                                                             (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
 Accounts receivable ...............................    $  64,212      $  55,786
 Inventories .......................................       51,413         48,919
 Other current assets ..............................        7,173          7,188
                                                        ---------      ---------
                                                          122,798        111,893
 Property, plant and equipment .....................      121,361        127,311
 Deferred pension ..................................       28,976         19,997
 Other assets ......................................       15,943         16,116
                                                        ---------      ---------
                                                          166,280        163,424
 TOTAL ASSETS ......................................    $ 289,078      $ 275,317
                                                        =========      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Bank advances .....................................    $  30,471      $  34,318
 Accounts payable and accrued liabilities ..........       60,746         57,955
 Other current liabilities .........................       17,401          3,082
                                                        ---------      ---------
                                                          108,618         95,355
Debentures and loans ...............................       69,390         86,998
Other liabilities ..................................        9,952          6,015
                                                        ---------      ---------
                                                           79,342         93,013
SHAREHOLDERS' EQUITY:
 Capital stock .....................................       29,045         22,517
 Retained earnings .................................       72,073         64,432
                                                        ---------      ---------
                                                          101,118         86,949
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .........    $ 289,078      $ 275,317
                                                        =========      =========

                             SCHNEIDER CORPORATION


                      CONSOLIDATED STATEMENTS OF EARNINGS


                                  (UNAUDITED)




                                                         TWELVE WEEKS ENDED                 FORTY WEEKS ENDED
                                                   -------------------------------   -------------------------------
                                                      AUGUST 1         AUGUST 2         AUGUST 1         AUGUST 2
                                                        1998             1997             1998             1997
                                                   --------------   --------------   --------------   --------------
                                                                            (IN THOUSANDS)
Sales ..........................................     $  212,409       $  194,243       $  681,253       $  612,629
Expenses:
 Cost of products sold .........................        187,646          174,079          596,071          547,345
 Selling, marketing and administrative .........         15,560           15,065           51,357           48,344
 Depreciation and amortization .................          3,639            3,176           12,111           10,687
                                                     ----------       ----------       ----------       ----------
                                                        206,845          192,320          659,539          606,376
Earnings from operations .......................          5,564            1,923           21,714            6,253
Interest expense ...............................          1,968            1,573            6,713            5,442
Unusual item ...................................            334               --            1,939               --
                                                     ----------       ----------       ----------       ----------
Earnings before income taxes ...................          3,262              350           13,062              811
Income taxes ...................................     $    1,403       $      167       $    5,617       $      389
                                                     ----------       ----------       ----------       ----------
Net earnings ...................................     $    1,859       $      183       $    7,445       $      422
                                                     ==========       ==========       ==========       ==========
Earnings per share .............................     $     0.27       $     0.03       $     1.09       $     0.07
                                                     ==========       ==========       ==========       ==========
Fully diluted earnings per share ...............     $     0.26       $     0.03       $     1.03       $     0.07
                                                     ==========       ==========       ==========       ==========



                             SCHNEIDER CORPORATION


                      CONSOLIDATED FINANCIAL INFORMATION



UNUSUAL ITEM

     In November, 1997, the Corporation was made the target of an unsolicited takeover bid by one of its major competitors, Maple Leaf Foods Inc. In responding to this bid, a number of other proposals from interested parties and resulting legal actions, the Corporation has incurred costs which are reflected as an unusual item net of court awarded cost recoveries. This matter is ongoing and total costs are not determinable at this time.


CONTINGENT LIABILITY

     A number of legal actions were commenced by Maple Leaf Foods Inc. and certain shareholders of the Corporation alleging that the Corporation and its directors took actions that were oppressive and unfairly prejudicial to the interests of shareholders in responding to the Maple Leaf takeover bid. In a decision dated May 10, 1998, the Ontario Court (General Division) dismissed all claims against the Corporation, its Board of Directors and its controlling shareholders and awarded a recovery of costs to the defendants. Maple Leaf Foods Inc. appealed the Court's decision. The Corporation is awaiting the Appeals Court decision on the hearing which was held at the beginning of August, 1998.

OTHER INFORMATION

     Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

                             SCHNEIDER CORPORATION


           CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION


                                  (UNAUDITED)




                                                                               FORTY WEEKS ENDED
                                                                           --------------------------
                                                                             AUGUST 1       AUGUST 2
                                                                               1998           1997
                                                                           ------------   -----------
                                                                                  (THOUSANDS)
Operating activities:
 Cash from operations ..................................................    $  11,327      $   4,521
 Net change in non-cash working capital balances relating to operations       (11,959)        (1,920)
                                                                            ---------      ---------
 Cash provided by (used in) operating activities .......................         (632)         2,601
Investing activities:
 Additions to property, plant and equipment ............................       (5,535)       (22,284)
 Decrease (increase) in other assets ...................................        1,343         (4,768)
 Proceeds on sale of property, plant and equipment .....................          312            842
                                                                            ---------      ---------
 Cash used in investing activities .....................................       (3,880)       (26,210)
Financing activities:
 Dividends .............................................................       (1,848)        (1,715)
 Decrease in debentures and loans ......................................       (1,717)        (3,054)
 Proceeds from loans ...................................................          264         19,695
 Shares issued .........................................................           27             --
 Purchase of shares ....................................................          (18)            --
                                                                            ---------      ---------
 Cash provided by (used in) financing activities .......................       (3,292)        14,926
Increase in bank advances ..............................................        7,804          8,683
Bank advances, beginning of period .....................................       22,667         25,635
                                                                            ---------      ---------
Bank advances, end of period ...........................................    $  30,471      $  34,318
                                                                            =========      =========
Cash from operations is derived as follows:
 Net earnings ..........................................................    $   7,445      $     422
 Adjustment for non-cash items:
   Depreciation and amortization .......................................       12,111         10,687
   Deferred pension ....................................................      (10,377)        (5,316)
   Other ...............................................................        2,148         (1,272)
                                                                            ---------      ---------
                                                                            $  11,327      $   4,521
                                                                            =========      =========



FOR FURTHER INFORMATION PLEASE CONTACT:
Schneider Corporation
D.W. Dodds
Chairman and Chief Executive Officer
(519) 741-5000

                                    ANNEX D


             FORM OF VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

                 VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

     AGREEMENT made as of the o day of o, 1998

BETWEEN:
       SMITHFIELD FOODS, INC., a corporation existing under the laws of the Commonwealth of Virginia (the "Parent"),
                                    - and -

       SMITHFIELD CANADA LIMITED, a corporation existing under the laws of the Province of Ontario (the "Corporation"),
                                    - and -

       CIBC MELLON TRUST COMPANY, a trust company existing under the laws of Canada (the "Trustee").

     WHEREAS the Corporation has offered, by way of a public take-over bid, to acquire any and all of the outstanding Common Shares, Class A Shares and options to purchase Class A Shares of Schneider Corporation in consideration for Exchangeable Shares of the Corporation;

     AND WHEREAS holders of Exchangeable Shares will be entitled to require the Corporation to redeem such Shares and upon such redemption each Exchangeable Share shall be exchanged by the Corporation for one share of Parent Common Stock (as hereinafter defined);

     AND WHEREAS the Parent intends to grant to and in favour of Non-Affiliated Holders (as hereinafter defined) from time to time of Exchangeable Shares the right, in the circumstances set forth herein, to require the Parent or, at the option of the Parent, Smithfield Sub (as hereinafter defined) to purchase from each Non-Affiliated Holder all or any part of the Exchangeable Shares held by the Non-Affiliated Holder;

     AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in the Parent shall be exercisable by Non-Affiliated Holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to the Voting Share (as hereinafter defined) to which voting rights attach for the benefit of Non-Affiliated Holders and whereby the rights to require the Parent or, at the option of the Parent, Smithfield Sub to purchase Exchangeable Shares from the Non-Affiliated Holders shall be exercisable by Non-Affiliated Holders from time to time of Exchangeable Shares by and through the Trustee, which will hold legal title to such rights for the benefit of Non-Affiliated Holders;

     AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby the Parent will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation and Smithfield Sub will be able to make certain payments and to deliver or cause to be delivered shares of Parent Common Stock in satisfaction of the obligations of the Corporation and/or Smithfield Sub under the Exchangeable Share Provisions (as hereinafter defined) and this trust agreement;

     AND WHEREAS these recitals and any statements of fact in this trust agreement are made by the Parent and the Corporation and not by the Trustee;

     NOW THEREFORE, in consideration of the respective covenants and agreements provided in this trust agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:


                                   ARTICLE 1

                        DEFINITIONS AND INTERPRETATION

   1.1 DEFINITIONS. In this trust agreement, unless something in the subject matter or context is inconsistent therewith:

     "AUTOMATIC EXCHANGE RIGHTS" means the automatic exchange of shares of Parent Common Stock for Exchangeable Shares pursuant to Section 5.3 of the Exchangeable Share Provisions.

     "BOARD OF DIRECTORS" means the board of directors of the Corporation.

     "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of Norfolk, Virginia and Toronto, Ontario.

     "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the official noon spot exchange rate on such date for such foreign currency as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency as may be deemed by the Board of Directors to be appropriate for such purpose.

     "COMPANY REDEMPTION DATE" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

     "CURRENT MARKET PRICE" means, in respect of a share of Parent Common Stock on any date, the Canadian Dollar Equivalent of the average closing sales price of shares of Parent Common Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on Nasdaq or, if the shares of Parent Common Stock are not then listed on Nasdaq, on such other stock exchange or automated quotation system on which the shares of Parent Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Parent Common Stock during such period is inadequate to create a market that reflects the fair market value of the Parent Common Stock, then the Current Market Price of a share of the Parent Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

     "DIVIDEND AMOUNT" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

     "EFFECTIVE DATE" means the date on which the Corporation first takes up shares of Schneider Corporation under the Offer.

     "EXCHANGE RIGHT" has the meaning set out in section 5.1 hereof.

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

     "EXCHANGEABLE SHARES" means the exchangeable shares to be issued by the Corporation pursuant to the Offer.

     "INSOLVENCY EVENT" means the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of the Corporation to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing by the Corporation of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the COMPANIES CREDITORS' ARRANGEMENT ACT (Canada) and the BANKRUPTCY AND INSOLVENCY ACT (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced by a third party in respect of the Corporation within 15 days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to solvency requirements or other provisions of applicable law, to redeem any Retracted Shares pursuant to Section 6.1(4) of the Exchangeable Share Provisions.

     "LIQUIDATION AMOUNT" has the meaning set out in Section 5.1(1) of the Exchangeable Share Provisions.

     "LIQUIDATION CALL RIGHT" has the meaning set out in Section 5.2(1) of the Exchangeable Share Provisions.

     "LIST" has the meaning set out in section 4.6 hereof.

     "NASDAQ" means the Nasdaq National Market segment of The Nasdaq Stock Market, an electronic securities market operated by The Nasdaq National Market Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

     "NON-AFFILIATED HOLDER VOTES" has the meaning set out in section 4.2 hereof.

     "NON-AFFILIATED HOLDERS" means the registered holders of Exchangeable Shares other than the Parent and its Subsidiaries.

     "OFFER" means the offer, by way of a public take-over bid, by the Corporation to acquire any and all of the outstanding Common Shares, Class A Shares and options to purchase Class A Shares of Schneider Corporation.

     "OFFICER'S CERTIFICATE" means, with respect to the Parent or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other executive officer of the Parent or the Corporation, as the case may be.

     "PARENT BOARD OF DIRECTORS" means the board of directors of the Parent.

     "PARENT COMMON STOCK" means the shares of Common Stock of the Parent, par value US$0.50 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not the Parent shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares, pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction, affecting such shares.

     "PARENT CONSENT" has the meaning set out in section 4.2 hereof.

     "PARENT MEETING" has the meaning set out in section 4.2 hereof.

     "PARENT SUCCESSOR" has the meaning set out in section 11.1 hereof.

     "REDEMPTION CALL RIGHT" has the meaning set out in Section 7.2(1) of the Exchangeable Share Provisions.

     "REDEMPTION PRICE" has the meaning set out in Section 7.1(1) of the Exchangeable Share Provisions.

     "RETRACTED SHARES" has the meaning set out in section 5.7 hereof.

     "RETRACTION CALL RIGHT" has the meaning set out in Section 6.2(1) of the Exchangeable Share Provisions.

     "RETRACTION PRICE" has the meaning set out in Section 6.1(1) of the Exchangeable Share Provisions.

     "SHAREHOLDER RIGHTS PLAN" means the Rights Agreement, as amended, dated as of May 1, 1998 between the Parent and Harris Trust and Savings Bank, as the same may be further amended or replaced from time to time.

     "SMITHFIELD SUB" means Smithfield Sub Limited, a wholly-owned Subsidiary of the Parent existing under the laws of the Province of Ontario.

     "SUBSIDIARY" of the Parent means any corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Parent, by one or more other Subsidiaries of the Parent or by the Parent and one or more other Subsidiaries of the Parent.

     "TENDER OFFER" has the meaning set out in section 6.8 hereof.

     "TRANSFER AGENT" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

     "TRUST" means the trust created by this trust agreement.

     "TRUST ESTATE" means the Voting Share, any other securities, the Exchange Right and any money or other rights or assets that may be held by the Trustee from time to time pursuant to this trust agreement.

     "TRUSTEE" means CIBC Mellon Trust Company and, subject to the provisions of Article 10 hereof, includes any successor trustee or permitted assigns.

     "VOTING RIGHTS" means the voting rights attached to the Voting Share.


     "VOTING SHARE" means the one share of Series B Special Voting Preferred Share, par value US$1.00, issued by the Parent to and deposited with the Trustee, which entitles the holder of record to a number of votes at meetings of holders of Parent Common Stock equal to the number of Exchangeable Shares outstanding from time to time that are held by Non-Affiliated Holders.


     1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this trust agreement into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this trust agreement. Unless otherwise indicated, any reference in this trust agreement to an article or section refers to the specified article or section of this trust agreement.

     1.3 NUMBER, GENDER AND PERSONS. In this trust agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

     1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this trust agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

     1.5 PAYMENTS. All payments to be made hereunder will be made without interest and less any tax required by Canadian law to be deducted and withheld.


   1.6 CURRENCY. In this trust agreement, unless stated otherwise, all dollar amounts are in Canadian dollars.


                                   ARTICLE 2

                                     TRUST

     2.1 ESTABLISHMENT OF TRUST. One of the purposes of this trust agreement is to create the Trust for the benefit of the Non-Affiliated Holders, as herein provided. The Trustee will hold the Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right in order to enable the Trustee to exercise such right and will hold the other rights granted in or resulting from the Trustee being a party to this trust agreement in order to enable the Trustee to exercise or enforce such rights, in each case as trustee for and on behalf of the Non-Affiliated Holders as provided in this trust agreement.


                                   ARTICLE 3

                                 VOTING SHARE

     3.1 ISSUE AND OWNERSHIP OF THE VOTING SHARE. Simultaneously with the execution and delivery of this trust agreement, the Parent will issue to and deposit with the Trustee the Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Non-Affiliated Holders, in accordance with the provisions of this trust agreement. The Parent hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Non-Affiliated Holders of good and valuable consideration (and the adequacy thereof) for the issuance of the Voting Share by the Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the Voting Share, provided that the Trustee shall:

      (a) hold the Voting Share and the legal title thereto as trustee solely for the use and benefit of the Non-Affiliated Holders in accordance with the provisions of this trust agreement; and

      (b) except as specifically authorized by this trust agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Voting Share and the Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which the Trust is created pursuant to this trust agreement.

     3.2 LEGENDED SHARE CERTIFICATES. The Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Non-Affiliated Holders of their right to instruct the Trustee with respect to the exercise of the Voting Rights with respect to the Exchangeable Shares held by a Non-Affiliated Holder.

     3.3 SAFEKEEPING OF CERTIFICATE. The certificate representing the Voting Share shall at all times be held in safe keeping by the Trustee or its agent.


                                   ARTICLE 4

                           EXERCISE OF VOTING RIGHTS

     4.1 VOTING RIGHTS. The Trustee, as the holder of record of the Voting Share, shall be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the Voting Share, on any matter, question or proposition whatsoever that may come before the shareholders of the Parent at a Parent Meeting or in connection with a Parent Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15 hereof, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Non-Affiliated Holders entitled to instruct the Trustee as to the voting thereof at the time at which the Parent Consent is sought or the Parent Meeting is held. To the extent that no instructions are received from a Non-Affiliated Holder with respect to the Voting Rights to which such Non-Affiliated Holder is entitled, the Trustee shall not exercise or permit the exercise of the Voting Rights relating to such Non-Affiliated Holder's Exchangeable Shares.

     4.2 NUMBER OF VOTES. With respect to all meetings of shareholders of the Parent at which holders of shares of Parent Common Stock are entitled to vote (a "Parent Meeting") and with respect to all written consents sought from the holders of shares of Parent Common Stock (a "Parent Consent"), each Non-Affiliated Holder shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, one vote for each Exchangeable Share owned of record by such Non-Affiliated Holder on the record date established by the Parent or by applicable law for such Parent Meeting or Parent Consent, as the case may be (the "Non-Affiliated Holder Votes") in respect of each matter, question or proposition to be voted on at such Parent Meeting or to be consented to in connection with such Parent Consent.

     4.3 MAILINGS TO SHAREHOLDERS. With respect to each Parent Meeting and Parent Consent, the Trustee will use its reasonable best efforts to mail or cause to be mailed (or otherwise communicate in the same manner that the Parent utilizes in communications to holders of Parent Common Stock, subject to the Trustee being advised in writing of such method and its ability to provide this method of communication) to each of the Non-Affiliated Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by the Parent to its shareholders:

      (a) a copy of such notice, together with any proxy or information statement and related materials to be provided to shareholders of the Parent;

      (b) a statement that such Non-Affiliated Holder is entitled, subject to the provisions of section 4.7 hereof, to instruct the Trustee as to the exercise of the Non-Affiliated Holder Votes with respect to such Parent Meeting or Parent Consent, as the case may be, or, pursuant and subject to section 4.7 hereof, to attend such Parent Meeting and to exercise personally the Non-Affiliated Holder Votes thereat;

      (c) a statement as to the manner in which such instructions may be given to the Trustee, including, in the case of a Parent Meeting, an express indication that instructions may be given to the Trustee to give:

         (i) a proxy to such Non-Affiliated Holder or its duly appointed designee to exercise personally such holder's Non-Affiliated Holder Votes; or

         (ii) a proxy to a duly appointed designated agent or other representative of the management of the Parent to exercise such Non-Affiliated Holder Votes;

      (d) a statement that if no such instructions are received from the Non-Affiliated Holder, the Non-Affiliated Holder Votes to which such Non-Affiliated Holder is entitled will not be exercised;

      (e) a form of direction whereby the Non-Affiliated Holder may so direct and instruct the Trustee as contemplated herein; and

      (f) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Parent Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

     The materials referred to above are to be provided by the Parent to the Trustee, but shall be subject to review and comment by the Trustee. For the purpose of determining Non-Affiliated Holder Votes to which a Non-Affiliated Holder is entitled in respect of any such Parent Meeting or Parent Consent, the number of Exchangeable Shares owned of record by the Non-Affiliated Holder shall be determined at the close of business on the record date established by the Parent or by applicable law for purposes of determining shareholders entitled to vote at such Parent Meeting or to give written consent in connection with such Parent Consent. The Parent will notify the Trustee in writing of any decision of the board of directors of the Parent with respect to the calling of any such Parent Meeting or the seeking of any such Parent Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

     4.4 COPIES OF SHAREHOLDER INFORMATION. The Parent will deliver to the Trustee copies of all proxy materials (including notices of Parent Meetings but excluding proxies to vote shares of Parent Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of Parent Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Non-Affiliated Holder at the same time as such materials are first sent to holders of Parent Common Stock. The Trustee will mail or otherwise send to each Non-Affiliated Holder, at the expense of Parent, copies of all such materials (and all materials specifically directed to the Non-Affiliated Holders or to the Trustee for the benefit of the Non-Affiliated Holders by the Parent) received by the Trustee from the Parent at the same time as such materials are first sent to holders of Parent Common Stock. The Trustee will make copies of all such materials available for inspection by any Non-Affiliated Holder at the Trustee's principal office in Toronto.

     4.5 OTHER MATERIALS. Immediately after receipt by the Parent or any shareholder of the Parent of any material sent or given generally to the holders of Parent Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), the Parent shall use reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Non-Affiliated Holders by such third party) to each Non-Affiliated Holder as soon as practicable thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Non-Affiliated Holder, at the expense of the Parent, copies of all such materials received by the Trustee from the Parent. The Trustee will also make copies of all such materials available for inspection by any Non-Affiliated Holder at the Trustee's principal office in Toronto.

     4.6 LIST OF PERSONS ENTITLED TO VOTE. The Corporation shall, (a) prior to each annual, general and special Parent Meeting or the seeking of any Parent Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Non-Affiliated Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Non-Affiliated Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Parent Meeting or a Parent Consent, at the close of business on the record date established by the Parent or pursuant to applicable law for determining the holders of Parent Common Stock entitled to receive notice of and/or to vote at such Parent Meeting or to give consent in connection with such Parent Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Corporation of such request or the record date for such meeting or seeking of consent, as the case may be, and, in any event, within sufficient time as to enable the Trustee to perform its obligations under this trust agreement. The Parent agrees to give the Corporation written notice (with a copy to the Trustee) of the calling of any Parent Meeting or the seeking of any Parent Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable the Corporation to perform its obligations under this section 4.6.

     4.7 ENTITLEMENT TO DIRECT VOTES. Any Non-Affiliated Holder named in a List prepared in connection with any Parent Meeting or any Parent Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 hereof with respect to the exercise of the Non-Affiliated Holder Votes to which such Non-Affiliated Holder is entitled or (b) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Non-Affiliated Holder Votes to which such Non-Affiliated Holder is entitled or (c) to appoint a third party as the proxy of the Trustee to attend such meeting and exercise thereat the Non-Affiliated Holder's voting rights to which such Non-Affiliated Holder is entitled except, in each case, to the extent that such Non-Affiliated Holder has transferred the ownership of any Exchangeable Shares in respect of which such Non-Affiliated Holder is entitled to Non-Affiliated Holder Votes after the close of business on the record date for such meeting or seeking of consent and the transferee establishes ownership of the Exchangeable Shares and demands, not later than ten days before the Parent Meeting, that the transferee be entitled to the Non-Affiliated Votes attaching to such Exchangeable Shares at the Parent Meeting.

   4.8 VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE REPRESENTATIVE, AT
   MEETING.

     (1) In connection with each Parent Meeting and Parent Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Non-Affiliated Holder pursuant to section 4.3 hereof, the Non-Affiliated Holder Votes as to which such Non-Affiliated Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Non-Affiliated Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Non-Affiliated Holder pursuant to section 4.3 hereof.

     (2) The Trustee shall cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights enabling a Non-Affiliated Holder to attend each Parent Meeting. Upon submission by a Non-Affiliated Holder (or its duly appointed designee) of identification satisfactory to the Trustee's representatives, and at the Non-Affiliated Holder's request, such representatives shall sign and deliver to such Non-Affiliated Holder (or its duly appointed designee) a proxy to exercise personally the Non-Affiliated Holder Votes as to which such Non-Affiliated Holder is otherwise entitled hereunder to direct the vote, if such Non-Affiliated Holder either (i) has not previously given the Trustee instructions pursuant to section 4.3 hereof in respect of such meeting, or (ii) submits to the Trustee's representatives written revocation of any such previous instructions in accordance with the requirements specified by the Trustee in the materials provided to the Non-Affiliated Holder pursuant to section 4.3(f)(ii) hereof. At such meeting, the Non-Affiliated Holder exercising such Non-Affiliated Holder Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

     4.9 DISTRIBUTION OF WRITTEN MATERIALS. Any written materials to be distributed by the Trustee to the Non-Affiliated Holders pursuant to this trust agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as the Parent utilizes in communications to holders of Parent Common Stock, subject to the Trustee being advised in writing of such method of communication and its ability to provide same) to each Non-Affiliated Holder at its address as shown on the books of the Corporation. The Corporation shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

      (a) current lists of the Non-Affiliated Holders; and

      (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this trust agreement.

     The materials referred to above are to be provided by the Parent to the Trustee, but shall be subject to review and comment by the Trustee.

     4.10 TERMINATION OF VOTING RIGHTS. All the rights of a Non-Affiliated Holder with respect to the Non-Affiliated Holder Votes exercisable in respect of the Exchangeable Shares held by such Non-Affiliated Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Non-Affiliated Holder Votes, shall be deemed to be surrendered by the Non-Affiliated Holder to the Parent and such Non-Affiliated Holder Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such Non-Affiliated Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Non-Affiliated Holder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of Parent Common Stock, as specified in Article 5 hereof, or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs pursuant to Article 5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by the Parent or Smithfield Sub pursuant to the exercise by the Parent or Smithfield Sub of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right (unless in any case the Corporation, the Parent or Smithfield Sub shall not have delivered the requisite shares of Parent Common Stock and cheque, if any, deliverable in exchange therefor to the Transfer Agent or the Trustee for delivery to the Non-Affiliated Holders).


                                   ARTICLE 5

                       EXCHANGE RIGHT AND PARENT SUPPORT

     5.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. The Parent hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Non-Affiliated Holders the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require the Parent to purchase or to cause Smithfield Sub to purchase from each or any Non-Affiliated Holder all or any part of the Exchangeable Shares held by the Non-Affiliated Holder, all in accordance with the provisions of this trust agreement. The Parent hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Non-Affiliated Holders, of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right by the Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right, provided that the Trustee shall:

      (a) hold the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Non-Affiliated Holders in accordance with the provisions of this trust agreement; and

      (b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, and the Trustee shall not exercise such right for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.

     5.2 LEGENDED SHARE CERTIFICATES. The Corporation will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Non-Affiliated Holders of their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Non-Affiliated Holder.

     5.3 GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 7.15 hereof, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Non-Affiliated Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Non-Affiliated Holder with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

     5.4 PURCHASE PRICE. The purchase price payable by the Parent or Smithfield Sub for each Exchangeable Share to be purchased by the Parent or Smithfield Sub under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by causing to be delivered to such holder one share of Parent Common Stock, plus (b) the Dividend Amount, if any. The purchase price for each such Exchangeable Share so purchased may be satisfied only by the Parent or Smithfield Sub delivering or causing to be delivered to the Trustee, on behalf of the relevant Non-Affiliated Holder, one share of Parent Common Stock and a cheque for the balance, if any, of the purchase price, without interest.

     5.5 EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Non-Affiliated Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Non-Affiliated Holder on the books of the Corporation. To cause the exercise of the Exchange Right by the Trustee, the Non-Affiliated Holder shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Toronto, Ontario or at such other places in Canada as the Trustee may from time to time designate by written notice to the Non-Affiliated Holders, the certificates representing the Exchangeable Shares which such Non-Affiliated Holder desires the Parent to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Ontario) and such additional documents and instruments as the Trustee, the Parent or the Corporation may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Non-Affiliated Holder thereby instructs the Trustee to exercise the Exchange Right so as to require the Parent or Smithfield Sub to purchase from the Non-Affiliated Holder the number of Exchangeable Shares specified therein, (ii) that such Non-Affiliated Holder has good title to and owns all such Exchangeable Shares to be acquired by the Parent or Smithfield Sub free and clear of all liens, claims and encumbrances,
(iii) the names in which the certificates representing Parent Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, the Corporation and the Parent of payment) of the taxes (if any) payable as contemplated by section 5.8 of this trust agreement. If only a portion of the Exchangeable Shares represented by any certificate delivered to the Trustee are to be purchased by the Parent or Smithfield Sub under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

     5.6 DELIVERY OF PARENT COMMON STOCK; EFFECT OF EXERCISE. Promptly after receipt of the certificates representing the Exchangeable Shares that a Non-Affiliated Holder desires the Parent or Smithfield Sub to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right) duly endorsed for transfer to the Parent or Smithfield Sub, the Trustee shall notify the Parent and the Corporation of its receipt of the same, which notice to the Parent and the Corporation shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and the Parent shall immediately thereafter deliver or cause Smithfield Sub to deliver to the Trustee, for delivery to the Non-Affiliated Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Non-Affiliated Holder), a certificate for the number of shares of Parent Common Stock deliverable in connection with such exercise of the Exchange Right (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, security interest or adverse claim) and a cheque for the balance, if any, of the purchase price therefor, without interest; provided, however, that no such delivery shall be made unless and until the Non-Affiliated Holder requesting the same shall have paid (or provided evidence satisfactory to the Trustee, the Corporation and the Parent of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this trust agreement. Immediately upon the giving of notice by the Trustee to the Parent and the Corporation of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Non-Affiliated Holder of such Exchangeable Shares shall be deemed to have transferred to the Parent (or, at the Parent's option, to Smithfield Sub) all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless the requisite number of shares of Parent Common Stock (together with a cheque for the balance, if any, of the total purchase price therefor, without interest) is not delivered by the Parent or Smithfield Sub to the Trustee, for delivery to such Non-Affiliated Holder (or to such other persons, if any, properly designated by such Non-Affiliated Holder), within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Non-Affiliated Holder shall remain unaffected until such shares of Parent Common Stock are so delivered and any such cheque is so delivered and paid. Concurrently with the closing of the transaction of purchase and sale contemplated by the Exchange Right, such Non-Affiliated Holder shall be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock delivered to it pursuant to the Exchange Right.

     5.7 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Non-Affiliated Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Non-Affiliated Holder (the "Retracted Shares") and is notified by the Corporation pursuant to Section 6.1(4) of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from the Corporation and provided that neither the Parent nor Smithfield Sub shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Non-Affiliated Holder shall not have revoked the retraction request delivered by the Non-Affiliated Holder to the Corporation pursuant to
Section 6.1(5) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Non-Affiliated Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that the Corporation is unable to redeem. In any such event, the Corporation hereby agrees with the Trustee and in favour of the Non-Affiliated Holder immediately to notify the Trustee of such prohibition against the Corporation redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Non-Affiliated Holder to the Corporation or to the Transfer Agent (including without limitation a copy of the retraction request delivered pursuant to Section 6.1(1) of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that the Corporation is not permitted to redeem and will require the Parent or, at the Parent's option, Smithfield Sub, to purchase such shares in accordance with the provisions of this Article 5.

     5.8 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to the Parent or Smithfield Sub pursuant to the Exchange Right, the share certificate or certificates representing the Parent Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Non-Affiliated Holder of the Exchangeable Shares so sold or in such names as such Non-Affiliated Holder may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Non-Affiliated Holder (a) shall pay (and none of the Parent, Smithfield Sub, the Corporation or the Trustee shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Non-Affiliated Holder or (b) shall have established to the satisfaction of the Trustee, the Parent and the Corporation that such taxes, if any, have been paid.

     5.9 NOTICE OF INSOLVENCY EVENT. Immediately upon the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, the Corporation and the Parent shall give written notice thereof to the Trustee. As soon as practicable after receiving notice from the Corporation or the Parent or from any other person of the occurrence of an Insolvency Event, the Trustee will mail to each Non-Affiliated Holder, at the expense of the Parent (such expenses to be prepaid to the Trustee by the Corporation or the Parent), a notice of such Insolvency Event in the form provided by the Parent, which notice shall contain a brief statement of the right of the Non-Affiliated Holders with respect to the Exchange Right.

     5.10 PARENT SUPPORT OF SMITHFIELD SUB. Notwithstanding any of the other provisions of this trust agreement, so long as any Exchangeable Shares are outstanding at least 50% of the common shares of Smithfield Sub shall be owned, directly or indirectly, by the Parent and the Parent will take all actions and do all such things as are necessary or desirable to enable and permit Smithfield Sub, in accordance with applicable law, to perform its obligations and exercise its rights with respect to the satisfaction of the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right, including without limitation, all such actions and all such things as are necessary or desirable to enable and permit Smithfield Sub to cause to be delivered Parent Common Stock to the holders of Exchangeable Shares in accordance with the Exchangeable Share Provisions. In furtherance of the foregoing obligations, upon notice of any event which requires Smithfield Sub to cause to be delivered shares of Parent Common Stock to any holder of Exchangeable Shares, the Parent shall, in any manner deemed appropriate by it, provide such shares or cause such shares to be provided to Smithfield Sub, which shall forthwith deliver the requisite shares of Parent Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares. All such shares of Parent Common Stock shall be duly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

     5.11 CALL RIGHTS. The Liquidation Call Right, the Redemption Call Right, the Retraction Call Right and the Automatic Exchange Right are hereby agreed, acknowledged and confirmed, and it is agreed and acknowledged that such rights are granted as part of the consideration for the obligations of the Parent under this trust agreement.

   5.12 GRANT AND OWNERSHIP OF AUTOMATIC EXCHANGE RIGHTS

     The Parent hereby grants the Automatic Exchange Rights to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Non-Affiliated Holders. The Parent hereby acknowledges receipt from the Trustee, as trustee for and on behalf of the Non-Affiliated Holders, of good and valuable consideration (and the adequacy thereof) for the grant of the Automatic Exchange Rights by the Parent to the Trustee. During the term of the Trust and subject to the terms and conditions of this trust agreement and the Exchangeable Share Provisions, the Trustee shall possess and be vested with full legal ownership of the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Rights, provided that the Trustee shall:

      (a) hold the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Non-Affiliated Holders in accordance with the provisions of this trust agreement; and

      (b) except as specifically authorized by this trust agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Rights, and the Trustee shall not exercise such rights for any purpose other than the purposes for which this Trust is created pursuant to this trust agreement.


                                   ARTICLE 6

                   COVENANTS, REPRESENTATIONS AND WARRANTIES

     6.1 COVENANTS OF PARENT REGARDING EXCHANGEABLE SHARES. So long as any Exchangeable Shares are outstanding, the Parent will:

      (a) not declare or pay any dividend on the Parent Common Stock unless (i) the Corporation will have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares and (ii) the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares;

      (b) advise the Corporation sufficiently in advance of the declaration by the Parent of any dividend on the Parent Common Stock and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Common Stock and that such dividend on the Exchangeable Shares shall correspond with any requirements of the stock exchange on which the Exchangeable Shares are listed;

      (c) ensure that the record date for determining shareholders entitled to receive any dividend declared on the Parent Common Stock is not less than 10 Business Days after the declaration date for such dividend or such shorter period within which applicable law may be complied with;

      (d) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Parent Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Exchangeable Share Provisions;

      (e) take all such actions and do all such things as are necessary or desirable to enable and permit the Corporation, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Corporation to cause to be delivered shares of Parent Common Stock to the holders of Exchangeable Shares, upon the redemption of the Exchangeable Shares in accordance with the provisions of Article 6 or Article 7 of the Exchangeable Share Provisions, as the case may be;

      (f) use its best efforts to enable the Corporation to maintain the listing of the Exchangeable Shares on The Toronto Stock Exchange or another stock exchange in Canada prescribed under the Income Tax Act (Canada); and

      (g) not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

     6.2 SEGREGATION OF FUNDS. The Parent will cause the Corporation to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such other assets as is necessary to enable the Corporation to pay or otherwise satisfy the applicable dividends, Liquidation Amount, Retraction Price or Redemption Price, once such amounts become payable under the terms of this trust agreement or the Exchangeable Share Provisions, in each case for the benefit of Non-Affiliated Holders from time to time of the Exchangeable Shares, and to use such funds and other assets so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable.

     6.3 CERTAIN REPRESENTATIONS. The Parent hereby represents, warrants and covenants that:

      (a) it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Parent Common Stock (or other shares or securities into which the Parent Common Stock may be reclassified or changed as contemplated by section 6.7 hereof) (i) as is equal to the sum of (x) the number of Exchangeable Shares issued and outstanding from time to time and (y) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as is now and may hereafter be required to enable and permit each of the Corporation, the Parent and Smithfield Sub to meet its obligations hereunder, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which the Corporation, the Parent or Smithfield Sub may now or hereafter be required to issue and/or deliver shares of Parent Common Stock; and

      (b) it is not as of the Effective Date, and has not been at any time within the last year prior to the Effective Date, a "United States real property holding corporation" within the meaning of Section 897 of the Internal Revenue Code of 1987, as amended.

     6.4 NOTIFICATION OF CERTAIN EVENTS. In order to assist the Parent to comply with its obligations hereunder, the Corporation will give the Parent notice of each of the following events at the time set forth below:

      (a) in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

      (b) immediately, upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

      (c) immediately, upon receipt by the Corporation of a Retraction Request (as defined in the Exchangeable Share Provisions);

      (d) at least 130 days prior to any Company Redemption Date determined by the Board of Directors in accordance with the Exchangeable Share Provisions; and

      (e) as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares.

     6.5 DELIVERY OF SHARES OF PARENT COMMON STOCK. Upon notice of any event that requires the Corporation to cause to be delivered shares of Parent Common Stock to any holder of Exchangeable Shares, the Parent shall, in any manner deemed appropriate by it, provide such shares or cause such shares to be provided to the Corporation, which shall forthwith deliver the requisite shares of Parent Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such shares of Parent Common Stock shall be duly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

     6.6 QUALIFICATION OF SHARES OF PARENT COMMON STOCK. The Parent covenants that it will make such filings and seek such regulatory consents and approvals as are necessary so that the shares of Parent Common Stock to be issued on the exchange of Exchangeable Shares will be issued in compliance with the applicable securities laws in Canada and the United States and may be freely traded (other than by holders who are Affiliates of the Parent within the meaning of U.S. securities laws) on Nasdaq or on such other United States exchange as such shares may be listed, quoted or posted for trading from time to time. The Parent will also take such steps as are commercially reasonable to cause the Exchangeable Shares to be listed and posted for trading on a stock exchange in Canada prescribed under the Income Tax Act (Canada).

   6.7 ECONOMIC EQUIVALENCE.

     (1) The Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share Provisions:


      (a) issue or distribute shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock (excluding any rights issuable under the Shareholder Rights Plan)) to the holders of all or substantially all of the then outstanding Parent Common Stock by way of stock dividend or other distribution, other than an issue of shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to holders of shares of Parent Common Stock who exercise an option to receive dividends in Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) in lieu of receiving cash dividends;


      (b) issue or distribute rights (excluding rights issuable under the Shareholder Rights Plan), options or warrants to the holders of all or substantially all of the then outstanding shares of Parent Common Stock entitling them to subscribe for or to purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock); or

      (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of Parent Common Stock (i) shares or securities of the Parent of any class other than Parent Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Parent Common Stock), (ii) rights (excluding any rights issuable under the Shareholder Rights Plan), options or warrants other than those referred to in section 6.7(1) (b) above, (iii) evidences of indebtedness of the Parent or (iv) assets of the Parent;

unless (x) the Corporation is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (y) the Corporation shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares.

     (2) The Parent will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of the Exchangeable Share Provisions:

      (a) subdivide, redivide or change the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock; or

      (b) reduce, combine or consolidate or change the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock; or

      (c) reclassify or otherwise change the shares of Parent Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Parent Common Stock;

unless (x) the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares and (y) the same or an economically equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

     (3) The Parent will ensure that the record date for any event referred to in section 6.7(1) or 6.7(2) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by the Parent (with simultaneous notice thereof to be given by the Parent to the Corporation).

     (4) The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in section 6.7(1) or 6.7(2) and each such determination shall be conclusive and binding on the Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board to be relevant, be considered by the Board of Directors:

      (a) in the case of any stock dividend or other distribution payable in shares of Parent Common Stock, the number of such shares issued in proportion to the number of shares of Parent Common Stock previously outstanding;

      (b) in the case of the issuance or distribution of any rights (excluding any rights issuable under the Shareholder Rights Plan), options or warrants to subscribe for or purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of a share of Parent Common Stock;

      (c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of the Parent of any class other than Parent Common Stock, any rights, options or warrants other than those referred to in section 6.7(4)(b) above, any evidences of indebtedness of the Parent or any assets of the Parent), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Parent Common Stock and the current market value (as determined by the Board of Directors in the manner above contemplated) of a share of Parent Common Stock;

      (d) in the case of any subdivision, redivision or change of the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock or any amalgamation, merger, reorganization or other transaction affecting the Parent Common Stock, the effect thereof upon the then outstanding shares of Parent Common Stock; and

      (e) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of Parent Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

     For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market that reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the Board of Directors shall be conclusive and binding on the Parent.

     6.8 TENDER OFFERS, ETC. In the event that a cash offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Stock (each, a "Tender Offer") is proposed by the Parent or is proposed to the Parent or its shareholders and is recommended by the board of directors of the Parent, or is otherwise effected or to be effected with the consent or approval of the board of directors of the Parent, the Parent will use reasonable efforts (to the extent, in the case of a Tender Offer by a third party, within its control) expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Tender Offer to the same extent and on an economically equivalent basis as the holders of shares of Parent Common Stock, without discrimination. Without limiting the generality of the foregoing, the Parent will use reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Tender Offers without being required to retract Exchangeable Shares as against the Corporation (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Tender Offer and only to the extent necessary to tender or deposit to the Tender Offer).

     6.9 PARENT NOT TO VOTE EXCHANGEABLE SHARES. The Parent covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by the Parent and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. The Parent further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which the Corporation may in the future be governed) with respect to any Exchangeable Shares held by it or by its direct or indirect Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

     6.10 DUE PERFORMANCE. On and after the Effective Date, the Parent shall, and shall cause Smithfield Sub to, duly and timely perform all of its obligations provided for herein and that may arise under the Exchangeable Share Provisions, and Parent shall be responsible for the due performance of all of such obligations hereunder and under the Exchangeable Share Provisions.

     6.11 ISSUE OF ADDITIONAL SHARES. During the term of this trust agreement, the Parent will not issue any shares of Parent Series B Special Voting Preferred Shares, par value US$1.00 (the "Special Voting Share") in addition to the one Special Voting Share to be issued to the Trustee.


                                   ARTICLE 7

                            CONCERNING THE TRUSTEE

     7.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this trust agreement, in its capacity as trustee of the trust, shall include:

      (a) receipt and deposit of the Voting Share from the Parent as trustee for and on behalf of the Non-Affiliated Holders in accordance with the provisions of this trust agreement;

      (b) granting proxies and distributing materials to Non-Affiliated Holders as provided in this trust agreement;

      (c) voting the Non-Affiliated Holder Votes in accordance with the provisions of this trust agreement;

      (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from the Parent as trustee for and on behalf of the Non-Affiliated Holders in accordance with the provisions of this trust agreement;

      (e) exercising the Exchange Right in accordance with the provisions of this trust agreement, and in connection therewith receiving from Non-Affiliated Holders Exchangeable Shares and other requisite documents and distributing to such Non-Affiliated Holders the shares of Parent Common Stock and cheques, if any, to which such Non-Affiliated Holders are entitled upon the exercise of the Exchange Right;

      (f) holding title to the Trust Estate;

      (g) investing any money forming, from time to time, a part of the Trust Estate as provided in this trust agreement;

      (h) taking action at the direction of a Non-Affiliated Holder to enforce the obligations of the Corporation and/or the Parent under this trust agreement and under the Exchangeable Share Provisions; and

      (i) taking such other actions and doing such other things as are specifically provided in this trust agreement.

In the exercise of such rights, powers and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers and authority not in conflict with any of the provisions of this trust agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee shall be final, conclusive and binding upon all persons. For greater certainty, the Trustee shall have only those duties as are set out specifically in this trust agreement. The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith with a view to the best interests of the Non-Affiliated Holders and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notice shall distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this trust agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

     7.2 NO CONFLICT OF INTEREST. The Trustee represents to the Corporation and the Parent that at the date of execution and delivery of this trust agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10 hereof. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this trust agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Ontario Court of Justice (General Division) for an order that the Trustee be replaced as trustee hereunder.

     7.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. The Corporation and the Parent irrevocably authorize the Trustee, from time to time, to:

      (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and the Parent Common Stock; and

      (b) requisition, from time to time, from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this trust agreement. The Parent covenants that it will supply, and will cause Smithfield Sub to supply, the Trustee, or the Transfer Agent, as the case may be, in a timely manner with duly executed share certificates for the purpose of completing the exercise from time to time of all rights to acquire Parent Common Stock hereunder, under the Exchangeable Share Provisions and under any other security or commitment given to the Non-Affiliated Holders pursuant thereto, in each case pursuant to the provisions hereof or of the Exchangeable Share Provisions or otherwise.

     7.4 BOOKS AND RECORDS. The Trustee shall keep available for inspection by the Parent and the Corporation, at the Trustee's principal office in Toronto, Ontario, correct and complete books and records of account relating to the Trustee's actions under this trust agreement, including without limitation all information relating to mailings and instructions to and from Non-Affiliated Holders and all transactions pursuant to the Voting Rights and the Exchange Right for the term of this Agreement. On or before June 30, 1998, and on or before June 30 in every year thereafter, so long as the Voting Share is on deposit with the Trustee, the Trustee shall transmit to the Parent and the Corporation a brief report, dated as of the last Saturday of the preceding April, with respect to: (a) the property and funds comprising the Trust Estate as of that date; (b) the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Non-Affiliated Holders in consideration of the issue and delivery by the Parent or Smithfield Sub of shares of Parent Common Stock in connection with the Exchange Right, during the calendar year ended on such date; and (c) all other actions taken by the Trustee in the performance of its duties under this trust agreement which it had not previously reported.

     7.5 INCOME TAX RETURNS AND REPORTS. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate Canadian and United States income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded and, in connection therewith, may obtain the advice and assistance of such experts as the Trustee may consider necessary or advisable. The Parent shall retain such experts as may be required for the purposes of providing such advice and assistance.

     7.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this trust agreement at the request, order or direction of any Non-Affiliated Holder upon such Non-Affiliated Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities that may be incurred by the Trustee therein or thereby, provided that no Non-Affiliated Holder shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Voting Share pursuant to Article 4 hereof and with respect to the Exchange Right pursuant to Article 5 hereof, subject to the provisions of section 7.15 hereof. None of the provisions contained in this trust agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless given funds, security and indemnified as aforesaid.

     7.7 ACTIONS BY NON-AFFILIATED HOLDERS. No Non-Affiliated Holder shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this trust agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Non-Affiliated Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in section 7.6 hereof and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Non-Affiliated Holder shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Non-Affiliated Holders shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder, including without limitiation, under the Voting Rights or the Exchange Right, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Non-Affiliated Holders.

     7.8 RELIANCE UPON DECLARATIONS. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of section 7.9 hereof, if applicable, and with any other applicable provisions of this trust agreement.

     7.9 EVIDENCE AND AUTHORITY TO TRUSTEE. The Corporation and/or the Parent shall furnish to the Trustee evidence of compliance with the conditions provided for in this trust agreement relating to any action or step required or permitted to be taken by the Corporation, the Parent, Smithfield Sub or the Trustee under this trust agreement or as a result of any obligation imposed under this trust agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of the Corporation and/or the Parent forthwith if and when:

      (a) such evidence is required by any other section of this trust agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

      (b) the Trustee, in the exercise of its rights, powers, duties and authorities under this trust agreement, gives the Corporation and/or the Parent written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of the Corporation and/or the Parent or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this trust agreement. Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by such person, provided that if such report or opinion is furnished by a director, officer or employee of the Corporation and/or the Parent it shall be in the form of an Officer's Certificate or a statutory declaration. Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this trust agreement shall include a statement by the person giving the evidence:

      (a) declaring that such person has read and understands the provisions of this trust agreement relating to the condition in question;

      (b) describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

      (c) declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

   7.10 EXPERTS, ADVISERS AND AGENTS. The Trustee may:

      (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by the Corporation and/or the Parent or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

      (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

     7.11 INVESTMENT OF MONEY HELD BY TRUSTEE. Unless otherwise provided in this trust agreement, any money held by or on behalf of the Trustee which under the terms of this trust agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust money, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such money on the written direction of the Corporation. Pending the investment of any money as herein before provided, such money may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of the Corporation, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

     7.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this trust agreement or otherwise in respect of the premises.

     7.13 TRUSTEE NOT BOUND TO ACT ON CORPORATION'S REQUEST. Except as in this trust agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of the Corporation and/or the Parent or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

     7.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to the Corporation and the Parent that at the date of execution and delivery by it of this trust agreement it is authorized to carry on the business of a trust company in the Province of Ontario but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this trust agreement and the Voting Rights, the Exchange Right and the other rights granted in or resulting from the Trustee being a party to this trust agreement shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

     7.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Non-Affiliated Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Non-Affiliated Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, the Exchange Right or other rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

      (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or other rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

      (b) all differences with respect to the Voting Rights, Exchange Right or other rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement.

     If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate fully to indemnify it as between all conflicting claims or demands.

     7.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this trust agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Non-Affiliated Holders, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8

                                 COMPENSATION

     8.1 FEES AND EXPENSES OF THE TRUSTEE. The Trustee will invoice the Parent for its fees and expenses under this trust agreement. The Parent and the Corporation jointly and severally agree to pay to the Trustee reasonable compensation for all of the services rendered by it under this trust agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this trust agreement; provided that the Parent and the Corporation shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or wilful misconduct.


                                   ARTICLE 9

                  INDEMNIFICATION AND LIMITATION OF LIABILITY

     9.1 INDEMNIFICATION OF THE TRUSTEE. The Parent and the Corporation jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this trust agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this trust agreement, or any written or oral instructions (when confirmed in writing) delivered to the Trustee by the Parent or the Corporation pursuant hereto. In no case shall the Parent or the Corporation be liable under this indemnity for any claim against any of the Indemnified Parties if such claim is incurred or suffered by reason of or as a result of the fraud, negligence, wilful misconduct or bad faith of an Indemnified Party and unless the Parent and the Corporation shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii), below, the Parent and the Corporation shall be entitled to participate at their own expense in the defence and, if the Parent or the Corporation so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by the Parent or the Corporation, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and the Parent or the Corporation and the Trustee shall have been advised by counsel acceptable to the Parent or the Corporation that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to the Parent or the Corporation and that an actual or potential conflict of interest exists (in which case the Parent and the Corporation shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). Such indemnification shall survive the resignation or removal of the Trustee and the termination of this trust agreement.

     9.2 LIMITATION OF LIABILITY. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this trust agreement, except to the extent that such loss is attributable to the fraud, negligence, wilful misconduct or bad faith on the part of the Trustee.


                                  ARTICLE 10

                               CHANGE OF TRUSTEE

     10.1 RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to the Parent and the Corporation specifying the date on which it desires to resign, provided that such notice shall never be given less than 60 days before such desired resignation date unless the Parent and the Corporation otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, the Parent and the Corporation shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of the Ontario Court of Justice (General Division) upon application of one or more of the parties hereto. If the retiring Trustee applies to the Ontario Court (General Division) for the appointment of a successor trustee, the retiring Trustee's costs of such application shall be at the joint and several expense of the Parent and the Corporation.

     10.2 REMOVAL. The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days' prior notice by written instrument executed by the Parent and the Corporation, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee, provided that such removal shall not take effect until the date of appointment of a successor trustee and the acceptance of such appointment by the successor trustee.

     10.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this trust agreement shall execute, acknowledge and deliver to the Parent and the Corporation and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this trust agreement, with like effect as if originally named as trustee in this trust agreement. However, on the written request of the Parent and the Corporation or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this trust agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, the Parent and the Corporation and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

     10.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, the Parent and the Corporation shall cause to be mailed notice of the succession of such trustee hereunder to each Non-Affiliated Holder specified in a List. If the Parent or the Corporation shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Parent and the Corporation.

                                  ARTICLE 11

                               PARENT SUCCESSORS

     11.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. The Parent shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

      (a) such other person or continuing corporation (the "Parent Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this trust agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a trust agreement supplemental hereto and such other instruments (if any) as are, in the opinion of legal counsel to the Trustee, necessary or advisable to evidence the assumption by the Parent Successor of liability for all money payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Parent under this trust agreement; and

      (b) such transaction shall, in the opinion of legal counsel to the Trustee, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Non-Affiliated Holders hereunder.

     11.2 VESTING OF POWERS IN SUCCESSOR. Whenever the conditions of section
11.1 hereof have been duly observed and performed, if required by section 11.1 hereof, the Trustee, the Parent Successor and the Corporation shall execute and deliver the supplemental trust agreement provided for in Article 12 hereof and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of the Parent under this trust agreement in the name of the Parent or otherwise and any act or proceeding by any provision of this trust agreement required to be done or performed by the board of directors of the Parent or any officers of the Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.

     11.3 WHOLLY-OWNED SUBSIDIARIES. Except as provided in section 5.10, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned Subsidiary of the Parent with or into the Parent or the winding up, liquidation or dissolution of any wholly-owned Subsidiary of the Parent provided that all of the assets of such Subsidiary are transferred to the Parent or another wholly-owned Subsidiary of the Parent, and any such transactions are expressly permitted by this Article 11.

                                  ARTICLE 12

                 AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

     12.1 AMENDMENTS, MODIFICATIONS, ETC. This trust agreement may not be amended or modified except by an agreement in writing executed by the Corporation, the Parent and the Trustee and, unless the amendment or modification is expressly authorized or permitted by this trust agreement, approved by the Non-Affiliated Holders in accordance with Section 9.2 of the Exchangeable Share Provisions.

     12.2 AMENDMENTS WITH THE APPROVAL OF NON-AFFILIATED HOLDERS.
Notwithstanding the provisions of section 12.1 hereof, the parties to this trust agreement may in writing, at any time and from time to time, without the approval of the Non-Affiliated Holders, amend, modify or supplement this trust agreement for the purposes of:

      (a) adding to the covenants of any or all of the parties hereto for the protection of the Non-Affiliated Holders hereunder;

      (b) evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Sucessor in accordance with the provisions of Article 11 and the succession of any successor trustee in accordance with Article 10;

      (c) making such amendments or modifications not inconsistent with this trust agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors and the board of directors of the Parent, having in mind the best interests of the Non-Affiliated Holders as a whole, it may be expedient to make, provided that such boards of directors shall be of the opinion that such amendments and modifications will not be prejudicial in any material respect to the interests of the Non-Affiliated Holders as a whole; or

      (d) making such changes or corrections which, on the advice of counsel to the Corporation and the Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board of Directors and the board of directors of the Parent shall be of the opinion that such changes or corrections will not be prejudicial in any material respect to the interests of the Non-Affiliated Holders as a whole.

     12.3 MEETING TO CONSIDER AMENDMENTS. The Corporation, at the request of the Parent, shall call a meeting or meetings of the Non-Affiliated Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

     12.4 CHANGES IN CAPITAL OF PARENT AND THE CORPORATION. At all times after the occurrence of any event effected pursuant to section 6.7 or section 6.8 of this trust agreement, as a result of which either the Parent Common Stock or the Exchangeable Shares or both are in any way changed, this trust agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Parent Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

     12.5 EXECUTION OF SUPPLEMENTAL TRUST AGREEMENTS. No amendment to or modification or waiver of any of the provisions of this trust agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time the Corporation, the Parent and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof. In executing or accepting the supplemental trusts created by any supplemental indenture permitted by this
Article 12, the Trustee will be entitled to receive and (subject to Article 7) will be fully protected in relying upon an Officers' Certificate and opinions of counsel stating that the execution of such supplemental indenture is authorized or permitted in this trust agreement.

                                  ARTICLE 13

                                  TERMINATION

   13.1 TERM. The Trust created by this trust agreement shall continue until the earliest to occur of the following
                                  events:

      (a) no outstanding Exchangeable Shares are held by any Non-Affiliated Holder;

      (b) each of the Corporation and the Parent elects in writing to terminate the Trust and such termination is approved by the Non-Affiliated Holders of the Exchangeable Shares in accordance with Section 9.2 of the Exchangeable Share Provisions; and

      (c) 21 years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

     13.2 SURVIVAL OF AGREEMENT. This trust agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by any Non-Affiliated Holder; provided, however, that the provisions of Articles 8 and 9 hereof and the representation contained in section 6.3(b) hereof shall survive any such termination of this trust agreement.


                                  ARTICLE 14

                                    GENERAL

     14.1 SEVERABILITY. If any provision of this trust agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this trust agreement shall not in any way be affected or impaired thereby and this trust agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

     14.2 ENUREMENT. This trust agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Non-Affiliated Holders.

     14.3 NOTICES TO PARTIES. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

   (a) if to the Parent at: Smithfield Foods, Inc.
                            200 Commerce Street
                            Smithfield, Virginia 23430
                            Attention: Corporate Secretary
                            Telecopy: (757) 365-3030

   (b) if to the Corporation at: Smithfield Canada Limited
                                 c/o McCarthy Tetrault
                                 Suite 4700
                                 Toronto Dominion Bank Tower
                                 Toronto-Dominion Centre
                                 Toronto, Ontario
                                 M5K 1E6
                                 Attention: Rene R. Sorell
                                 Telecopy: (416) 868-0673

   (c) if to the Trustee at: CIBC Mellon Trust Company
                             199 Bay Street
                             Commerce Court West
                             Securities Level
                             Toronto, Ontario M5L 1G9
                             Attention: Courier Window
                             Telecopy: (416) 643-3148

     Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

     14.4 NOTICE TO NON-AFFILIATED HOLDERS. Any notice, request or other communication to be given to a Non-Affiliated Holder shall be in writing and shall be valid and effective if given by mail (postage pre-paid or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action proceeding to be taken pursuant thereto.

     14.5 RISK OF PAYMENTS BY POST. Whenever payments are to be made or certificates or documents are to be sent to any Non-Affiliated Holder by the Trustee or by the Corporation, the Parent or by such Non-Affiliated Holder to the Trustee or to the Parent or the Corporation, the making of such payment or sending of such certificate or document sent through the post shall be at the risk of the Corporation, in the case of payments made or documents sent by the Trustee or the Corporation or the Parent and the Non-Affiliated Holder, in the case of payments made or documents sent by the Non-Affiliated Holder.

     14.6 COUNTERPARTS. This trust agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     14.7 JURISDICTION. This trust agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

     14.8 ATTORNMENT. The Parent agrees that any action or proceeding arising out of or relating to this trust agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Ontario as its attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this trust agreement to be duly executed as of the date first above written.

                                      SMITHFIELD FOODS, INC.


                                    By:---------------------------------------
                                      Name:
                                      Title:


                                      -----------------------------------------
                                      Name:
                                      Title:


                                      SMITHFIELD CANADA LIMITED


                                    By:---------------------------------------
                                      Name:
                                      Title:


                                      -----------------------------------------
                                      Name:
                                      Title:

                                      CIBC MELLON TRUST COMPANY


                                    By:---------------------------------------
                                      Name:
                                      Title:


                                      -----------------------------------------
                                      Name:
                                      Title:


                                      EACH PRESENT OR FUTURE HOLDER OR
                                      BENEFICIAL OWNER OF EXCHANGEABLE SHARES,
                                      BY SMITHFIELD CANADA, AS ATTORNEY IN FACT



                                    By:---------------------------------------
                                      Name:
                                      Title:



                                    Name: ------------------------------------
                                    Title:

                                    ANNEX E


                                    FORM OF


                      SMITHFIELD CANADA SHARE PROVISIONS

                           SMITHFIELD CANADA LIMITED
                                  SHARE TERMS

   COMMON SHARES. The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:


1.1 DIVIDENDS

     Subject to the prior rights of the holders of the Exchangeable Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, in such amount and in such form as the board of directors may from time to time determine and all dividends that the directors may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding.


1.2 DISSOLUTION

     In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Exchangeable Shares and any other shares ranking senior to the Common Shares with respect to priority in the distribution of assets upon such dissolution, liquidation or winding up or other distribution, the holders of the Common Shares shall be entitled to participate rateably in any distribution of the assets of the Corporation for the purposes of winding up its affairs.


1.3 VOTING RIGHTS

     The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation and shall have one vote for each Common Share held at all meetings of the shareholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

     EXCHANGEABLE SHARES. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares are as follows:


                                   ARTICLE 1

                                INTERPRETATION


1.1 DEFINITIONS

     In these Exchangeable Share Provisions, unless something in the subject matter or context is inconsistent therewith:

     "AUTOMATIC EXCHANGE RIGHT" HAS THE MEANING SET OUT IN SECTION 5.3(2).

     "BOARD OF DIRECTORS" MEANS THE BOARD OF DIRECTORS OF THE CORPORATION.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of Norfolk, Virginia and Toronto, Ontario.

     "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Account by (b) the official noon spot exchange rate on such date for such foreign currency as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency as may be deemed by the Board of Directors to be appropriate for such purpose.

     "COMMON SHARES" means the Common Shares of the Corporation.


     "COMPANY REDEMPTION DATE" means the earlier of: (i) o, 2008 ; and (ii) the date established by the Board of Directors for the redemption of the Exchangeable Shares on which there are less than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Smithfield and its Subsidiaries and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares).


     "CORPORATION" means Smithfield Canada Limited, a corporation existing under the laws of the Province of Ontario.

     "CURRENT MARKET PRICE" means, in respect of a share of Smithfield Common Stock on any date, the Canadian Dollar Equivalent of the average closing sales price of a share of Smithfield Common Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on the Nasdaq National Market or, if the shares of Smithfield Common Stock are not then listed on the Nasdaq National Market, on such other stock exchange or automated quotation system on which the shares of Smithfield Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of shares of Smithfield Common Stock during such period is inadequate to create a market that reflects the fair market value of a share of Smithfield Common Stock, then the Current Market Price of a share of Smithfield Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

     "DIVIDEND AMOUNT" means an amount equal to the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share and all dividends and distributions declared on a share of Smithfield Common Stock that have not been declared on each Exchangeable Share in accordance with
Section 3.1, in each case with a record date prior to the effective date of the exchange of such Exchangeable Share for a share of Smithfield Common Stock hereunder.

     "EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions set out in this paragraph 4 of these articles of amendment.

     "EXCHANGEABLE SHARES" mean the Exchangeable Shares of the Corporation to which are attached the Exchangeable Share Provisions.

     "LCR EXERCISING PARTY" has the meaning set out in Section 5.2(1).

     "LIQUIDATION AMOUNT" has the meaning set out in Section 5.1(1).

     "LIQUIDATION CALL PURCHASE PRICE" has the meaning set out in Section
      5.2(1).

     "LIQUIDATION CALL RIGHT" has the meaning set out in Section 5.2(1).

     "LIQUIDATION DATE" has the meaning set out in Section 5.1(1).

     "NASDAQ NATIONAL MARKET" means the Nasdaq National Market segment of The Nasdaq Stock Market, an electronic securities market operated by The Nasdaq Stock Market, Inc., a wholly-owned subsidiary of the National Association of Securities Dealers, Inc.

     "OBCA" means the BUSINESS CORPORATIONS ACT (Ontario), as amended.

     "OFFICER'S CERTIFICATE" means, with respect to Smithfield or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, the President, any Vice-President or any other senior officer of Smithfield or the Corporation, as the case may be.

     "REDEMPTION CALL PURCHASE PRICE" has the meaning set out in Section
      7.2(1).

     "REDEMPTION CALL RIGHT" has the meaning set out in Section 7.2(1).

     "REDEMPTION PRICE" has the meaning set out in Section 7.1(1).

     "RETRACTED SHARES" has the meaning set out in Section 6.1(1).

     "RETRACTION CALL PURCHASE PRICE" has the meaning set out in Section
      6.2(1).

     "RETRACTION CALL RIGHT" has the meaning set out in Section 6.2(1).

     "RETRACTION DATE" has the meaning set out in Section 6.1(1).

     "RETRACTION PRICE" has the meaning set out in Section 6.1(1).

     "RETRACTION REQUEST" has the meaning set out in Section 6.1(1).

     "RCR EXERCISING PARTY" has the meaning set out in Section 6.2(1).

     "SHAREHOLDER RIGHTS PLAN" means the Rights Agreement, as amended, dated as of May 1, 1998 between Smithfield and Harris Trust and Savings Bank, as the same may be further amended or replaced from time to time.


     "SMITHFIELD" means Smithfield Foods, Inc., a corporation existing under the laws of the Commonwealth of Virginia, and any successor corporation.

     "SMITHFIELD CALL NOTICE" has the meaning set out in Section 6.2(2).

     "SMITHFIELD COMMON STOCK" means the shares of Common Stock of Smithfield, par value US$0.50 per share, having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not Smithfield shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting, such shares.

     "SMITHFIELD DIVIDEND DECLARATION DATE" means the date on which the board of directors of Smithfield declares any dividend on the shares of Smithfield Common Stock.

     "SMITHFIELD LIQUIDATION EVENT" has the meaning set out in Section 5.3(1).

     "SMITHFIELD LIQUIDATION EVENT EFFECTIVE DATE" has the meaning set out in
Section 5.3(3).

     "SMITHFIELD SUB" means Smithfield Sub Limited, a wholly-owned Subsidiary of Smithfield existing under the laws of the Province of Ontario.


     "SUBSIDIARY" means, when used with reference to Smithfield, any corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by Smithfield, by one or more other Subsidiaries of Smithfield, or by Smithfield and one or more other Subsidiaries of Smithfield.


     "TRANSFER AGENT" means CIBC Mellon Trust Company, a corporation existing under the laws of Canada, or such other person as may from time to time be the registrar and transfer agent for the Exchangeable Shares.

     "TRUSTEE" means CIBC Mellon Trust Company, a corporation existing under the laws of Canada, and any successor trustee appointed under the Voting, Support and Exchange Trust Agreement.

     "TRUST ESTATE" has the meaning set out in Section 1.1 of the Voting, Support and Exchange Trust Agreement.

     "VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT" means the Voting, Support and Exchange Trust Agreement to be entered into by the Corporation, Smithfield and the Trustee prior to the date on which the Corporation takes up and pays for any common shares or Class A non-voting shares of Schneider Corporation pursuant to a securities exchange take-over bid.


1.2 SECTIONS AND HEADINGS

     The division of these Exchangeable Share Provisions into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of these Exchangeable Share Provisions. Unless otherwise indicated, any reference in these Exchangeable Share Provisions to an article or section refers to the specified article or section of these Exchangeable Share Provisions.


1.3 NUMBER GENDER AND PERSONS

     In these Exchangeable Share Provisions, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.


1.4 PAYMENTS

     All payments to be made hereunder shall be made without interest and less any tax required by Canadian law to be deducted and withheld.


1.5 CURRENCY

     In these Exchangeable Share Provisions, unless stated otherwise, all dollar amounts are in Canadian dollars.

                                  ARTICLE 2.

                        RANKING OF EXCHANGEABLE SHARES


2.1 RANKING

     The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends as and to the extent provided in Article 3 and with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs as and to the extent provided in Article 5.


                                  ARTICLE 3.

                                   DIVIDENDS


3.1 DIVIDENDS


     A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Smithfield Dividend Declaration Date, declare a dividend on each Exchangeable Share (a) in the case of a cash dividend or distribution declared on the shares of Smithfield Common Stock, in an amount in cash for each Exchangeable Share as is equal to the Canadian Dollar Equivalent on the Smithfield Dividend Declaration Date of the cash dividend or distribution declared on each share of Smithfield Common Stock, (b) in the case of a stock dividend or distribution declared on the shares of Smithfield Common Stock to be paid in shares of Smithfield Common Stock, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Smithfield Common Stock to be paid on each share of Smithfield Common Stock or (c) in the case of a dividend or distribution declared on the shares of Smithfield Common Stock to be paid in property other than cash or shares of Smithfield Common Stock or rights issuable under the Shareholder Rights Plan, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 6.7 of the Voting, Support and Exchange Trust Agreement) the type and amount of property declared as a dividend or distribution on each share of Smithfield Common Stock. Such dividends shall be paid out of the assets of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares or other securities of the Corporation.



3.2 PAYMENT OF DIVIDENDS

     Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends or distributions contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends or other distribution of Exchangeable Shares contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution of Exchangeable Shares represented thereby. Such other type and amount of property in respect of any dividends or distributions contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend or distribution represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend or distribution was payable.


3.3 RECORD AND PAYMENT DATES

     The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Section 3.1 hereof shall be the same as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the shares of Smithfield Common Stock.

3.4 PARTIAL PAYMENT

     If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section 3.1 hereof the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends or distributions that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient money or other assets properly applicable to the payment of such dividends or distributions.


                                  ARTICLE 4.

                             CERTAIN RESTRICTIONS


4.1 CERTAIN RESTRICTIONS

     (1) Except as provided in Section 4.1(2), so long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 hereof:

      (a) pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

      (b) redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

      (c) redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

      (d) issue any shares other than (i) Exchangeable Shares, (ii) Common Shares, and (iii) any other shares not ranking superior to the Exchangeable Shares.

     (2) The restrictions in Sections 4.1(1)(a), 4.1(1)(b) and 4.1(1)(c) shall not apply if all dividends and distributions on the outstanding Exchangeable Shares corresponding to dividends and distributions declared to date on the Smithfield Common Stock shall have been declared on the Exchangeable Shares and paid in full.


                                  ARTICLE 5.

                                  LIQUIDATION


5.1 PARTICIPATION UPON LIQUIDATION, DISSOLUTION OR WINDING UP OF THE
CORPORATION

     (1) Subject to applicable law and the due exercise by Smithfield or Smithfield Sub of a Liquidation Call Right, in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding up or other distribution (the "Liquidation Date"), before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to (a) the Current Market Price of a share of Smithfield Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one share of Smithfield Common Stock, plus (b) the Dividend Amount, if any (collectively, the "Liquidation Amount").

     (2) In the case of a distribution on Exchangeable Shares under this
Section 5.1, on or promptly after the Liquidation Date, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and such additional documents and instruments as the Transfer Agent, the Trustee and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the aggregate Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the

Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, certificates representing the aggregate number of shares of Smithfield Common Stock deliverable by the Corporation to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the aggregate Liquidation Amount payable to such holder, without interest. On or before the Liquidation Date, the Corporation shall deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon such deposit being made, the rights of the holders of Exchangeable Shares as such shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions and any interest allowed on such deposit shall belong to the Corporation. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the shares of Smithfield Common Stock delivered to them.


     (3) After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount pursuant to this
Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.


5.2 LIQUIDATION CALL RIGHTS.

     (1) Subject to the limitations set forth in Section 5.2(2), Smithfield and Smithfield Sub shall each have the overriding right (a "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding up of the Corporation pursuant to Section 5.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date (other than Smithfield and Smithfield Sub) all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of Smithfield or Smithfield Sub is exercising such right (the "LCR Exercising Party") of an amount per share equal to (a) the Current Market Price of a share of Smithfield Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by causing to be delivered to such holder one share of Smithfield Common Stock, plus (b) the Dividend Amount, if any (collectively, the "Liquidation Call Purchase Price"). In the event of the exercise of a Liquidation Call Right, each holder of Exchangeable Shares (other than Smithfield and Smithfield Sub) shall be obligated to sell all the Exchangeable Shares held by such holder to the LCR Exercising Party on the Liquidation Date on payment by the LCR Exercising Party to the holder of the Liquidation Call Purchase Price for each such share.


     (2) Smithfield Sub shall only be entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Smithfield has not exercised its Liquidation Call Right. In order to exercise its Liquidation Call Right, an LCR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares, the Trustee and the Corporation of its intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Liquidation Call Right has been exercised (such notice to specify the LCR Exercising Party) forthwith after the expiry of the date by which the same may be exercised, such form of notice to be provided by Smithfield to the Transfer Agent. If an LCR Exercising Party duly exercises its Liquidation Call Right in accordance with this Section 5.2, all obligations of the Corporation under
Section 5.1 shall terminate and on the Liquidation Date such LCR Exercising Party will purchase and the holders of Exchangeable Shares (other than Smithfield and Smithfield Sub) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.



     (3) For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Liquidation Call Right, the LCR Exercising Party shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the total number of shares of Smithfield Common Stock deliverable by the LCR Exercising Party (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Liquidation Call Purchase Price and a cheque in the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price and any interest allowed on such deposit shall belong to the LCR Exercising Party. Provided that the total Liquidation Call Purchase Price has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares (other than Smithfield and Smithfield Sub) will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by the

LCR Exercising Party, upon presentation and surrender by the holder of Exchangeable Shares of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the shares of Smithfield Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the LCR Exercising Party shall deliver to such holder, a certificate representing the shares of Smithfield Common Stock to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder's proportionate part of the total Liquidation Call Purchase Price. If neither Smithfield nor Smithfield Sub exercises its Liquidation Call Right in the manner described above, on the Liquidation Date the holders of Exchangeable Shares shall be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by the Corporation in connection with the liquidation, dissolution or winding up of the Corporation pursuant to Section 5.1 hereof.


5.3 AUTOMATIC EXCHANGE ON LIQUIDATION OF SMITHFIELD

     (1) Smithfield shall give the Transfer Agent written notice of each of the following events (each a "Smithfield Liquidation Event") at the time set forth below:


      (a) in the event of any determination by the board of directors of Smithfield to institute voluntary liquidation, dissolution or winding up proceedings with respect to Smithfield or to effect any other distribution of assets of Smithfield among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

      (b) immediately, upon the earlier of (i) receipt by Smithfield of notice of and (ii) Smithfield otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Smithfield or to effect any other distribution of assets of Smithfield among its shareholders for the purpose of winding up its affairs.


     (2) Immediately following receipt by the Transfer Agent from Smithfield of notice of any Smithfield Liquidation Event contemplated by Section 5.3(1)(a) or 5.3(1)(b), the Transfer Agent will give notice thereof to the holders of Exchangeable Shares. Such notice shall be provided by Smithfield to the Transfer Agent and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of Smithfield Common Stock provided for in
Section 5.3(4) below (the "Automatic Exchange Right").

     (3) In order that the holders of Exchangeable Shares (other than Smithfield and Smithfield Sub) will be able to participate on a pro rata basis with the holders of Smithfield Common Stock in the distribution of assets of Smithfield in connection with a Smithfield Liquidation Event, on the fifth Business Day prior to the effective date (the "Smithfield Liquidation Event Effective Date") of a Smithfield Liquidation Event all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Smithfield or Smithfield Sub) shall be automatically exchanged for shares of Smithfield Common Stock. To effect such automatic exchange, Smithfield shall purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Smithfield Liquidation Event Effective Date and held by a holder of Exchangeable Shares (other than Smithfield or Smithfield Sub), and each such holder shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a share of Smithfield Common Stock on the fifth Business Day prior to the Smithfield Liquidation Event Effective Date, which shall be satisfied in full by Smithfield delivering to such holder one share of Smithfield Common Stock, plus
(b) the Dividend Amount, if any.

     (4) On the fifth Business Day prior to the Smithfield Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Smithfield Common Stock shall be deemed to have occurred, and each holder of Exchangeable Shares (other than Smithfield and Smithfield Sub) shall be deemed to have transferred to Smithfield all of such holder's right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and Smithfield shall deliver or cause to be delivered to the Transfer Agent, for delivery to such holders, the certificates for the number of shares of Smithfield Common Stock deliverable upon the automatic exchange of Exchangeable Shares for Smithfield Common Stock (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, security interest or adverse claim) and a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares and any interest on such deposit shall belong to Smithfield. Concurrently with each such holder ceasing to be a holder of Exchangeable Shares, such holder shall be considered and deemed for all purposes to be the holder of the shares of Smithfield Common Stock delivered to it, or to the Transfer Agent on its behalf, pursuant to the automatic exchange of Exchangeable Shares for shares of Smithfield Common Stock and the certificates held by such holder previously representing the Exchangeable Shares exchanged by such holder with Smithfield pursuant to such automatic exchange shall thereafter be deemed to represent the shares of Smithfield Common Stock delivered to such holder by Smithfield pursuant to such automatic exchange. Upon the request of any such former holder of Exchangeable Shares and the surrender by such holder of Exchangeable Share certificates deemed to represent shares of Smithfield Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Smithfield may reasonably require, the Transfer Agent shall deliver or cause to be delivered to such holder certificates representing the shares of Smithfield Common Stock of which such holder is the holder and a cheque in payment of the remaining portion, if any, of the purchase price.


                                  ARTICLE 6.

                        RETRACTION AT OPTION OF HOLDER


6.1 RETRACTION AT OPTION OF HOLDER

     (1) Subject to applicable law and the due exercise by either Smithfield or Smithfield Sub of a Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Corporation to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Corporation (the "Retraction Date"), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to
(a) the Current Market Price of a share of Smithfield Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder one share of Smithfield Common Stock, plus (b) the Dividend Amount, if any (collectively, the "Retraction Price"). The holder must give notice of a requirement to redeem by presenting and surrendering at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate representing the Exchangeable Shares that the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate (the "Retracted Shares") redeemed by the Corporation.

     (2) In the case of a redemption of Exchangeable Shares under this Section 6.1, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1(1) hereof of a certificate representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date. On the Retraction Date, the Corporation shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of Smithfield Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Price and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of the remaining portion, if any, of the aggregate Retraction Price to which such holder is entitled and such delivery of such certificate and cheque by or on behalf of the Corporation by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

     (3) On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Retraction Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation shall thereafter be considered and deemed for all purposes to be a holder of the shares of Smithfield Common Stock delivered to such holder.

     (4) Notwithstanding any other provision of this Section 6.1, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and neither Smithfield nor Smithfield Sub shall have exercised its Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law and more than one holder has delivered a Retraction Request, the Corporation shall redeem Retracted Shares in accordance with Section 6.1(2) on a pro rata basis and shall issue to each such holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.1(2) hereof. If the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5) and neither Smithfield nor Smithfield Sub shall have exercised its Retraction Call Right in respect of any such Retracted Shares, an Insolvency Event (as defined in the Voting, Support and Exchange Trust Agreement) shall, to the extent it has not theretofore occurred, be deemed thereupon to have occurred and the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.1(2) as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have exercised its Exchange Right (as defined in the Voting, Support and Exchange Trust Agreement) so as to require Smithfield or, at the Option of Smithfield, Smithfield Sub to purchase the unredeemed Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Smithfield or, at the Option of Smithfield, Smithfield Sub to such holder of the Retraction Price, all as more specifically provided in the Voting, Support and Exchange Trust Agreement.

     (5) A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void.


6.2 RETRACTION CALL RIGHTS

     (1) In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section 6.1 and subject to the limitations set forth in Section 6.2(2), Smithfield and Smithfield Sub shall each have the overriding right (a "Retraction Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section
6.1 hereof, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by whichever of Smithfield or Smithfield Sub is exercising such right (the "RCR Exercising Party") of an amount per share equal to (a) the Current Market Price of a share of Smithfield Common Stock on the last Business Day prior to the Retraction Date, which shall be satisfied in full by the RCR Exercising Party causing to be delivered to such holder one share of Smithfield Common Stock, plus (b) the Dividend Amount, if any (the "Retraction Call Purchase Price"). In the event of the exercise of a Retraction Call Right, a holder of Exchangeable Shares who has delivered a Retraction Request shall be obligated to sell all the Retracted Shares to the RCR Exercising Party on the Retraction Date on payment by the RCR Exercising Party of an amount per share equal to the Retraction Call Purchase Price for each such share.

     (2) Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Smithfield and Smithfield Sub thereof. In order to exercise its Retraction Call Right, the RCR Exercising Party must notify the Corporation in writing of its determination to do so (a "Smithfield Call Notice") within two Business Days of notification to such RCR Exercising Party by the Corporation of the receipt by the Corporation of the Retraction Request. If either Smithfield or Smithfield Sub so notifies the Corporation within such two Business Day period, the Corporation shall notify the holder as soon as possible thereafter as to the exercise of a Retraction Call Right (such notice to specify the RCR Exercising Party). If either Smithfield or Smithfield Sub delivers a Smithfield Call Notice within such two Business Day period and duly exercises its Retraction Call Right in accordance with this Section 6.2, the obligation of the Corporation to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder in the manner specified in

Section 6.1(5), the RCR Exercising Party shall purchase from such holder and such holder shall sell to the RCR Exercising Party on the Retraction Date the Retracted Shares for the Retraction Call Purchase Price. Provided that the aggregate Retraction Call Purchase Price has been so deposited with the Transfer Agent as provided in Section 6.2(3), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither Smithfield nor Smithfield Sub delivers a Smithfield Call Notice within such two Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.1(5), the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Section 6.1.

     (3) For the purpose of completing a purchase of Exchangeable Shares pursuant to the exercise of a Retraction Call Right, the RCR Exercising Party shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, a certificate representing the number of shares of Smithfield Common Stock to which such holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Call Purchase Price and a cheque of the RCR Exercising Party payable at par and in Canadian dollars at any branch of the bankers of Smithfield, Smithfield Sub or of the Corporation in Canada in payment of the remaining portion, if any, of such aggregate Retraction Call Purchase Price and such delivery of such certificate and cheque on behalf of the RCR Exercising Party by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Purchase Price to the extent that the same is represented by such share certificates and cheque, unless such cheque is not paid on due presentation.

     (4) On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Retraction Call Purchase Price unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Call Purchase Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by the RCR Exercising Party shall thereafter be considered and deemed for all purposes to be a holder of the shares of Smithfield Common Stock delivered to such holder.


                                  ARTICLE 7.

                         REDEMPTION BY THE CORPORATION


7.1 REDEMPTION BY THE CORPORATION

     (1) Subject to applicable law and the due exercise by either Smithfield or Smithfield Sub of a Redemption Call Right, the Corporation shall on the Company Redemption Date redeem all of the then outstanding Exchangeable Shares for an amount per share equal to (a) the Current Market Price of a share of Smithfield Common Stock on the last Business Day prior to such Company Redemption Date, which shall be satisfied in full by the Corporation causing to be delivered one share of Smithfield Common Stock, plus (b) the Dividend Amount, if any (collectively, the "Redemption Price"). If either Smithfield or Smithfield Sub exercises a Redemption Call Right and all of the then outstanding Exchangeable Shares (other than the Exchangeable Shares held by Smithfield or Smithfield
Sub) are purchased pursuant to Section 7.2, the remaining outstanding Exchangeable Shares continue to be redeemable by the Corporation on the subsequent Company Redemption Date pursuant to the provisions of this Section 7.1.


     (2) In case of a redemption of Exchangeable Shares under this Section 7.1 that is to occur prior to o, 2008, the Corporation shall, at least 90 days before the Company Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Smithfield or Smithfield Sub under its Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder (other than Smithfield and

Smithfield Sub in the case of a purchase by Smithfield or Smithfield Sub). Such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, such Company Redemption Date and, if applicable, particulars of the Redemption Call Right.

     (3) On or after the Company Redemption Date and subject to the exercise by Smithfield or Smithfield Sub of a Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the aggregate Redemption Price for Exchangeable Shares held by a holder shall be made by delivery to such holder, at the address of such holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, of a certificate representing the aggregate number of shares of Smithfield Common Stock deliverable by the Corporation to such holder (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) and a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of such aggregate Redemption Price. On and after the Company Redemption Date, the holders of the Exchangeable Shares called for redemption shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the aggregate Redemption Price deliverable to a holder for Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected until the aggregate Redemption Price deliverable to such holder has been paid in the manner hereinbefore provided.

     (4) The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest allowed on such deposit shall belong to the Corporation. Provided that such total Redemption Price has been so deposited prior to the Company Redemption Date, on and after the Company Redemption Date, the Exchangeable Shares shall be redeemed and the rights of the holders thereof after the Company Redemption date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Smithfield Common Stock delivered to them.


7.2 REDEMPTION CALL RIGHTS

     (1) Subject to the limitations set forth in Section 7.2(2), Smithfield and Smithfield Sub shall each have the overriding right (a "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section 7.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares (other than Smithfield and Smithfield Sub) on the last Business Day prior to the Company Redemption Date in respect of which the Redemption Call Right is exercised all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of Smithfield or Smithfield Sub is exercising such right (the "RCR Exercising Party") of an amount per share equal to (a) the Current Market Price of a share of Smithfield Common Stock on the last Business Day prior to such Company Redemption date, which shall be satisfied in full by causing to be delivered to such holder one share of Smithfield Common Stock plus (b) the Dividend Amount, if any, without interest (collectively, the "Redemption Call Purchase Price"). In the event of the exercise of a Redemption Call Right, each holder of Exchangeable Shares (other than Smithfield and Smithfield Sub) shall be obligated to sell all the Exchangeable Shares held by such holder to the RCR Exercising Party on the last Business Day prior to such Company Redemption Date on payment by the RCR Exercising Party to such holder of the Redemption Call Purchase Price for each such share.


     (2) Smithfield Sub shall only be entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which Smithfield has not exercised its Redemption Call Right. In order to exercise its Redemption Call Right, an RCR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares and the Corporation of its intention to exercise such right at least 115 days before the Company

Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Redemption Call Right has been exercised (such notice to specify the RCR Exercising Party) forthwith after the expiry of the date by which the same may be exercised, such form of notice to be provided by Smithfield to the Transfer Agent. If an RCR Exercising Party duly exercises its Redemption Call Right in accordance with this Section 7.2, the right of the Corporation to redeem any Exchangeable Shares pursuant to Section 7.1 on the Company Redemption Date shall terminate at such time and on the last Business Day prior to such Company Redemption date such RCR Exercising Party will purchase and the holders of Exchangeable Shares (other than Smithfield and Smithfield Sub) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

     (3) For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Redemption Call Right, the RCR Exercising Party shall deposit with the Transfer Agent, on or before the last Business Day prior to the Company Redemption Date, certificates representing the total number of shares of Smithfield Common Stock deliverable by the RCR Exercising Party (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Redemption Call Purchase Price and a cheque in the amount of the remaining portion, if any, of the total Redemption Call Purchase Price and any interest allowed on such deposit shall belong to the RCR Exercising Party. Provided that the total Redemption Call Purchase Price has been so deposited with the Transfer Agent, on and after the last Business Day prior to the Company Redemption Date the rights of each holder of Exchangeable Shares (other than Smithfield and Smithfield Sub) will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by the RCR Exercising Party upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall on and after the last Business Day prior to such Company Redemption date be considered and deemed for all purposes to be the holder of the shares of Smithfield Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the RCR Exercising Party shall deliver to such holder, a certificate representing the shares of Smithfield Common Stock to which such holder is entitled and a cheque in payment of the remaining portion, if any, of the holder's proportionate part of the total Redemption Call Purchase Price. If neither Smithfield nor Smithfield Sub exercises the Redemption Call Right in the manner described above, on the Company Redemption date a holder of Exchangeable Shares shall be entitled to receive in exchange therefor the redemption price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Section 7.1 hereof.


                                  ARTICLE 8.

                                 VOTING RIGHTS

     8.1 Except as required by applicable law and the provisions of Sections 9.1, 10.1 and 11.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting. The holders of the Exchangeable Shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all the property of the Corporation other than in the ordinary course of business of the Corporation.


                                  ARTICLE 9.

                            AMENDMENT AND APPROVAL

     9.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

     9.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that such approval must be given also by the affirmative vote of holders of more than two-thirds of the

Exchangeable Shares represented in person or by proxy at the meeting excluding Exchangeable Shares beneficially owned by Smithfield or any of its Subsidiaries. If at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.


                                  ARTICLE 10.


                           RECIPROCAL CHANGES, ETC.


                     IN RESPECT OF SMITHFIELD COMMON STOCK

     10.1(1) Each holder of an Exchangeable Share acknowledges that the Voting, Support and Exchange Trust Agreement provides, in part, that Smithfield will not, except as provided in the Voting, Support and Exchange Trust Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof:



      (a) issue or distribute shares of Smithfield Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Smithfield Common Stock (excluding any rights issuable under the Shareholder Rights Plan)) to the holders of all or substantially all of the then outstanding shares of Smithfield Common Stock by way of stock dividend or other distribution, other than an issue of shares of Smithfield Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Smithfield Common Stock) to holders of shares of Smithfield Common Stock who exercise an option to receive dividends in shares of Smithfield Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Smithfield Common Stock) in lieu of receiving cash dividends;

      (b) issue or distribute rights (excluding any rights issuable under the Shareholder Rights Plan), options or warrants to the holders of all or substantially all of the then outstanding shares of Smithfield Common Stock entitling them to subscribe for or to purchase shares of Smithfield Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire Smithfield Common Stock); or

      (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of Smithfield Common Stock (i) shares or securities of Smithfield of any class other than Smithfield Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Smithfield Common Stock), (ii) rights (excluding any rights issuable under the Shareholder Rights Plan), options or warrants other than those referred to in Section 10.1(1)(b) above, (iii) evidences of indebtedness of Smithfield or (iv) assets of Smithfield;


unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

     (2) Each holder of an Exchangeable Share acknowledges that the Voting, Support and Exchange Trust Agreement further provides, in part, that Smithfield will not, except as provided in the Voting, Support and Exchange Trust Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions:

      (a) subdivide, redivide or change the then outstanding shares of Smithfield Common Stock into a greater number of shares of Smithfield Common Stock; or

      (b) reduce, combine or consolidate or change the then outstanding shares of Smithfield Common Stock into a lesser number of shares of Smithfield Common Stock; or

      (c) reclassify or otherwise change the shares of Smithfield Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the Smithfield Common Stock; unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

     The Voting, Support and Exchange Trust Agreement further provides, in part, that the aforesaid provisions of the Voting, Support and Exchange Trust Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof.

                                  ARTICLE 11.

                 ACTIONS BY THE CORPORATION UNDER THE VOTING,

                     SUPPORT AND EXCHANGE TRUST AGREEMENT

     11.1 The Corporation shall take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to facilitate performance and compliance by Smithfield with all provisions of the Voting, Support and Exchange Trust Agreement applicable to the Corporation and Smithfield, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

     11.2 The Corporation shall not agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Voting, Support and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 hereof other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

      (a) adding to the covenants of the other party or parties to such agreement for the protection of the Corporation or the holders of Exchangeable Shares;

      (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

      (c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

                                  ARTICLE 12.

                                    LEGEND

     12.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the provisions of the Voting, Support and Exchange Trust Agreement (including the provisions with respect to the call rights, voting rights and exchange rights thereunder).

                                  ARTICLE 13.

                                    NOTICES

     13.1 Subject to applicable law, any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

     13.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

     13.3 Subject to applicable law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

                                  SCHEDULE A
                             NOTICE OF RETRACTION

To Smithfield Canada Limited, Smithfield Foods, Inc. and Smithfield Sub Limited, c/o CIBC Mellon Trust Company

     This notice is given pursuant to Article 6 of the provisions (the "Share Provisions") attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

     The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem on the Retraction Date (being the fifth Business Day after the date upon which this notice is received by the Corporation) in accordance with Article 6 of the Share Provisions:

     all share(s) represented by this certificate; or

         share(s) only.

     The undersigned acknowledges the Retraction Call Right of Smithfield and Smithfield Sub to purchase all but not less than all the Retracted Shares from the undersigned and that this notice shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Smithfield or Smithfield Sub, as the case may be, in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in Section 6.2 of the Share Provisions. If neither Smithfield nor Smithfield Sub determines to exercise its Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This notice of retraction, and offer to sell the Retracted Shares to Smithfield or Smithfield Sub, may be revoked and withdrawn by the undersigned by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.


     The undersigned acknowledges that if, as a result of solvency requirements or other provisions of applicable law, the Corporation is unable to redeem all Retracted Shares because an Insolvency Event (as defined in the Voting, Support and Exchange Trust Agreement) shall, to the extent it shall not theretofore have occurred, be deemed thereupon to have occurred, and the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting, Support and Exchange Trust Agreement) so as to require Smithfield or, at the option of Smithfield, Smithfield Sub to purchase the unredeemed Retracted Shares.


     The undersigned hereby represents and warrants to the Corporation, Smithfield and Smithfield Sub that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation, Smithfield or Smithfield Sub, as the case may be, free and clear of all liens, claims, encumbrances, security interests and adverse claims.


------------------- ------------------------------------   ----------------
(Date)                (Signature of Shareholder)        (Guarantee of Signature)

Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of the Transfer Agent in Toronto, failing which the securities and any cheque will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent and the Corporation may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto. The securities and any cheque resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and cheque resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed, all exigible transfer taxes are paid and the signature of the registered holder is guaranteed by a Canadian chartered bank or trust company, member of a recognized stock exchange in Canada or a member of the Securities Transfer Association Medallion (STAMP) Program.

                                                    Date_______________________

-----------------------------------------
Name of Person in Whose Name Securities and
Cheque Are To Be Registered, Issued or
Delivered (please print)



---------------------------------     ------------------------------------------
Street Address or P.O. Box                  Signature of Registered Holder



---------------------------------     ------------------------------------------
City - Province                                Signature Guaranteed by

NOTE: If the notice of retraction is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such shares.

     U.S. Residents/Citizens must provide also complete the following:


                              SUBSTITUTE FORM W-9

                 To be completed by United States Holders only



                                   PAYER'S NAME:
 SUBSTITUTE FORM              PART 1. PLEASE PROVIDE YOUR     Security Number or
 W-9                          TIN IN THE BOX AT THE RIGHT   Employer Identification
                              AND CERTIFY BY SIGNING AND             Number
 DEPARTMENT OF THE TREASURY   DATING BELOW.                   -------------------
 INTERNAL REVENUE SERVICE
                              ----------------------------- ------------------------
                              PART 2. Certification -- Under penalties of perjury, I
                              certify that:
                              (1) The number shown on this form is my correct
                                  Taxpayer Identification
                                  Number (or I am waiting for a number to be issued to
                                  me) and
                              (2) I am not subject to backup withholding because: (a)
                                  I am exempt
                                  from backup withholding, or (b) I have not been
                                  notified by the
                                  Internal Revenue Service (the "IRS") that I am subject
                                  to backup
                                  withholding as a result of a failure to report all
                                  interest or dividends,
                                  or (c) the IRS has notified me that I am no longer
                                  subject to backup
                                  withholding.
 PAYER'S REQUEST FOR

 TAXPAYER IDENTIFICATION
 NUMBER ("TIN")                  CERTIFICATION INSTRUCTIONS -- You must cross out
                                 item (2) above if you
                                 have been notified by the IRS that you are currently
                                 subject to backup
                                 withholding because of under-reporting interest or
                                 dividends on your
                                 tax return. However, if after being notified by the IRS
                                 that you were
                                 subject to backup withholding you received another
                                 notification from
                                 the IRS that you are no longer subject to backup
                                 withholding, do not
                                 cross out such Item (2).

                              -----------------------------
                                                                    PART 3.
                              Signature:__________________  Awaiting TIN      [ ]
                 SIGN HERE
                              Date:_______________________


NOTE:  FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
         WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFERS. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

 YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3
                             OF SUBSTITUTE FORM W-9

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a Taxpayer Identification Number within sixty
(60) days.

Signature: _______________________________     Date: _____________, 1998

                                    ANNEX F


                    FORM OF SPECIAL VOTING STOCK PROVISIONS


                            SMITHFIELD FOODS, INC.
                         ARTICLES OF AMENDMENT TO THE
                           ARTICLES OF INCORPORATION

   1. NAME. The name of the Corporation is Smithfield Foods, Inc (the "Corporation").

     2. THE AMENDMENT. Pursuant to Sections 13.1-638 and 13.1-639 of the Virginia Stock Corporation Act, the Board of Directors of the Corporation
effective as of        , 1998, duly adopted the following amendment to the
Articles of Incorporation, as amended, of the Corporation, adding thereto new
Section 4.4, which sets forth the designation and number of shares of a series of Preferred Stock of the Corporation and certain preferences, limitations and relative rights thereof:

       4.4 SERIES B SPECIAL VOTING PREFERRED SHARE

       (a) DESIGNATION AND AMOUNT. Pursuant to a resolution adopted by the
    Board of Directors of the Corporation on        , 1998, one (1) preferred
    share (of $1.00 par value) is hereby constituted as a series of preferred shares of the Corporation which shall be designated as the "Series B Special Voting Preferred Share" (the "Series B Preferred Share"), the preferences and relative, optional and other special rights of which and the qualifications, limitations or restrictions of which shall be as set forth herein.

       (b) DIVIDENDS AND DISTRIBUTIONS. The holder of the Series B Preferred Share shall not be entitled to receive any portion of any dividend or distribution at any time.

       (c) VOTING RIGHTS. The holder of the Series B Preferred Share shall have the following voting rights:

         (i) The Series B Preferred Share shall entitle the holder thereof to an aggregate number of votes equal to the number of Exchangeable Shares ("Exchangeable Shares") of Smithfield Canada Limited, an Ontario corporation ("Smithfield Canada"), outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries.

         (ii) Except as otherwise provided herein or by law, the holder of the Series B Preferred Share and the holders of Common Shares and of Series A Preferred Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

         (iii) Except as set forth herein, the holder of the Series B Preferred Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Common Shares and of Series A Preferred Shares as set forth herein) for taking any corporate action.

       (d) ADDITIONAL PROVISIONS.

         (i) The Holder of the Series B Preferred Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

         (ii) At such time as (A) the Series B Preferred Share entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of Smithfield Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Smithfield Canada which could by its terms require Smithfield Canada to issue any Exchangeable Shares to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Series B Preferred Share shall thereupon be retired and cancelled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

       (e) REACQUIRED SHARE. If the Series B Preferred Share should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Series B Preferred Share shall be retired and canceled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

       (f) LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Series B Preferred Share shall not be entitled to any portion of any distribution.

       (g) NO REDEMPTION OR CONVERSION. The Series B Preferred Share shall not be redeemable or convertible.

     3. This amendment was duly adopted by the Board of Directors of the Corporation without shareholder action, and shareholder action was not required.

   Dated:        , 1998          SMITHFIELD FOODS, INC.




                                       ----------------------------------
                                          By: Joseph W. Luter, III
                                       Title: Chairman of the Board and Chief
                                              Executive Officer



COMMONWEALTH OF VIRGINIA:           OF ------------------- :

     The undersigned Notary Public in and for the jurisdiction aforesaid hereby certifies that Joseph W. Luter, III, Chairman of the Board and Chief Executive Officer of Smithfield Foods, Inc., signed the foregoing Articles of Amendment,
dated as of        , 1998, and acknowledged the same before me.

     Given under my hand this-- day of-------  , 1998.

   My commission expires --------------- .

                     ----------------------------------------
                                 Notary Public




[NOTARY SEAL]

                                    ANNEX G
               INFORMATION CONCERNING SMITHFIELD CANADA LIMITED
                                     INDEX




Report of Independent Public Accountants .............................    G-2
Smithfield Canada Limited Balance Sheet as of August 2, 1998 .........    G-3
Smithfield Canada Limited Notes to Financial Statements ..............    G-4

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Smithfield Canada Limited:


     We have audited the accompanying balance sheet of Smithfield Canada Limited as of August 2, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Smithfield Canada Limited as of August 2, 1998, in conformity with generally accepted accounting principles.






                                         Arthur Andersen LLP



Richmond, Virginia
September 23, 1998

                           SMITHFIELD CANADA LIMITED

                                 BALANCE SHEET


                              AS OF AUGUST 2, 1998



                                         (IN CANADIAN DOLLARS)
ASSETS
CURRENT ASSETS:
 Cash ....................................................................................    $  10.00
                                                                                              --------
   Total Current Assets ..................................................................       10.00
                                                                                              --------
                                                                                              $  10.00
                                                                                              ========
LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES ..............................................................................    $     --
                                                                                              --------
SHAREHOLDER'S EQUITY: ....................................................................
 Common shares, no par value, authorized -- unlimited, issued and outstanding -- 10              10.00
                                                                                              --------
  shares
   Total Shareholder's Equity ............................................................       10.00
                                                                                              --------
                                                                                              $  10.00
                                                                                              ========


The accompanying notes are an integral part of these consolidated balance sheets.





(signed) o ----------                                 (signed) o -----------
     Director                                                    Director

                           SMITHFIELD CANADA LIMITED

                            NOTES TO BALANCE SHEET


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS:

     Smithfield Canada Limited was incorporated on January 19, 1998 for the purpose of making offers to purchase the outstanding Common Shares, Class A shares and outstanding Options to acquire Class A shares of Schneider Corporation, whose primary activities are conducted in Canada.

     Smithfield Canada Limited is a wholly-owned subsidiary of Smithfield Foods, Inc. and has no material assets or liabilities and no operating history.



BASIS OF REPORTING:

     The balance sheet of Smithfield Canada Limited is prepared in accordance with generally accepted accounting principles in the United States under the accrual method of accounting.

     The presentation of a statement of income, a statement of changes in shareholder's equity and a statement of cash flows is not included as there was no activity in the period presented, except for the sale of common shares to Smithfield Foods, Inc.

                       THE DEPOSITARY FOR THE OFFERS IS

                           CIBC MELLON TRUST COMPANY


              FOR DELIVERY BY MAIL AND BY FACSIMILE TRANSMISSION:

                           CIBC MELLON TRUST COMPANY
                                 P.O. Box 1036
                         Adelaide Street Postal Station

                                Toronto, Ontario

                                    M5C 2K4
                          Attention: Special Projects
                           Telephone: (416) 643-5500
                           Toll Free: 1-800-387-0825
                              Fax: (416) 643-3148

                       FOR DELIVERY BY HAND OR COURIER:

                           CIBC Mellon Trust Company
                                199 Bay Street
                              Commerce Court West
                                Securities Level
                               Toronto, Ontario
                                    M5L 1G9
                           Attention: Courier Window


         MONTREAL                      CALGARY                        VANCOUVER
  2001 University Street          600 The Dome Tower                  Mall Lavel
        16th Floor             333 Seventh Avenue S.W.        1177 West Hastings Street
       Montreal, PQ                   6th Floor                     Vancouver, BC
          H3A 2A6                    Calgary, AB                       V6E 2K3
                                       T2P 2Z1

         WINNIPEG                      HALIFAX                          REGINA
    330 St. Mary Avenue           1660 Hollis Street         1080 - 2002 Victoria Avenue
         Suite 201         Centennial Building, Main Floor            Regina, SK
       Winnipeg, MB                  Halifax, NS                       S4P 0R7
          R3C 3Z5                      B3J 1V7

                      THE DEALER MANAGER OF THE OFFERS IS

                       FIRST MARATHON SECURITIES LIMITED


                       First Marathon Securities Limited
                               The Exchange Tower
                             2 First Canadian Place
                            Suite 3200, P.O. Box 21
                                Toronto, Ontario
                                    M5X 1J9


                              Tel: (416) 869-3707
                              Fax: (416) 869-6411

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

SMITHFIELD

     Under the Smithfield Articles, the liability of officers and directors to Smithfield is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

     To the fullest extent permitted by Virginia law, the Smithfield Articles require it to indemnify any director or officer who is made a party to any proceeding because he or she was or is a director or officer of Smithfield against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Smithfield Articles, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Smithfield. Similarly, "liability" is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Smithfield Articles also provide that it may, but is not obligated to, indemnify its other employees or agents. Smithfield must indemnify any person who is or was serving at the written request of Smithfield as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Smithfield to pay reasonable expenses incurred by a director or officer of Smithfield in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Smithfield if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

     The rights of indemnification provided in the Smithfield Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Smithfield Articles authorize Smithfield to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Smithfield, whether or not Smithfield would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the corporation or any other legal entity at the request of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Smithfield pursuant to the foregoing provisions, Smithfield has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SMITHFIELD CANADA

     Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in
(a) and (b), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgement in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (a) and (b), above. The Smithfield Canada By-laws provide for indemnification of directors and officers to the fullest extent authorized by the OBCA.

ITEM 21. EXHIBITS
(a) Exhibits

     The following is a list of exhibits filed as part of this registration statement. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference. For exhibits incorporated by reference, the location of the exhibit in the previous filing is indicated parenthetically.



     EXHIBIT
      NUMBER                                                    DESCRIPTION
-----------------   --------------------------------------------------------------------------------------------------
Exhibit 2.1         Lock-Up Agreement, dated as of December 18, 1997, between Smithfield and the members of the Schneider family set forth in Schedule B thereto. (a)
Exhibit 3.1         Articles of Incorporation of Smithfield, as amended to date (incorporated by reference to Exhibit
                    2 to Smithfield's Current Report on Form 8-K filed with the Commission on September 5,
                            1997).
Exhibit 3.2         Articles of Incorporation of Smithfield Canada. (a)
Exhibit 3.3         By-Laws of Smithfield, as amended to date (incorporated by reference to Exhibit 3.2 to
                    Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 1998 filed with the Commission on September 14, 1998).
Exhibit 3.4         Bylaws of Smithfield Canada, as amended to date. (a)
Exhibit 3.5         Form of Articles of Amendment to Articles of Incorporation of Smithfield regarding the terms of
                    Smithfield Special Voting Stock (incorporated by reference to Annex F of the Offer and Circular forming a part of Smithfield's Registration Statement on Form S-4, Registration No. 333-46495).
Exhibit 3.6         Form of Smithfield Canada Share Terms (incorporated by reference to Annex E of the Offer and
                    Circular forming a part of Smithfield's Registration Statement on Form S-4, Registration No.
                     333-46495-01).
Exhibit 4.1         Articles of Incorporation of Smithfield, as amended to date (see Exhibit 3.1 above).
Exhibit 4.2         Articles of Incorporation of Smithfield Canada (see Exhibit 3.2 above).
Exhibit 4.3         Form of Articles of Amendment to Articles of Incorporation of Smithfield regarding the terms of
                    Smithfield Special Voting Stock (see Exhibit 3.5 above).
Exhibit 4.4         Form of Smithfield Canada Share Terms (see Exhibit 3.6 above).
Exhibit 4.5         Form of Certificate representing Smithfield Common Stock, par value $.50 per share (including
                    Rights legend)(incorporated by reference to Exhibit 6 to Smithfield's Current Report on Form
                    8-K filed with the Commission on September 5, 1997).
Exhibit 4.6         Form of Certificate representing Smithfield Canada Common Shares, without par value. (a)
Exhibit 4.7         Form of Certificate representing Smithfield Rights (incorporated by reference to Exhibit 5 to the
                    Smithfield's Current Report on Form 8-K filed with the Commission on September 5, 1997).
Exhibit 4.8         Form of Certificate representing the Smithfield Voting Share. (a)
Exhibit 4.9         Form of Certificate representing Smithfield Canada Exchangeable Shares. (a)
Exhibit 4.10        Rights Agreement, as amended, dated as of May 1, 1998, between Smithfield and Harris Trust and Savings Bank, Rights Agent (incorporated by reference to Exhibit 4.4 to Smithfield's Annual
                    Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on
                    July 30, 1998).
Exhibit 4.11        Five-Year Credit Agreement dated as of July 10, 1997, among Smithfield Foods, Inc., the
                    Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, relating to a $300,000,000 secured five-year revolving credit facility
                    (incorporated by reference to Exhibit 4.5 to Smithfield's Annual Report on Form 10-K for its
                    fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997); Amendment
                    Number One to the Five-Year Credit Agreement dated as of November 19, 1997 (incorporated by reference to Exhibit 4.5 to Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the Commission on March 17, 1998); and Amendment
                    Number Two to the Five-Year Credit Agreement dated as of August 26, 1998 (incorporated by reference to Exhibit 4.5 to Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 1998 filed with the Commission on September 14, 1998).
Exhibit 4.11(a)     364-Day Credit Agreement dated as of July 10, 1997, among Smithfield Foods, Inc., the
                    Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, relating to a $50,000,000 secured 364-day revolving credit facility
                    (incorporated by reference to Exhibit 4.5a to the Smithfield's Annual Report on Form 10-K for
                    its fiscal year ended April 27, 1997 filed with the Commission on July 25, 199); and
                    Amendment Number One to the 364-Day Credit Agreement dated as of November 19, 1997
                    (incorporated by reference to Exhibit 4.5(a) to Smithfield's Quarterly Report on Form 10-Q for
                    the fiscal quarter ended February 1, 1998 filed with the Commission on March 17, 1998).

     EXHIBIT
      NUMBER                                                     DESCRIPTION
-----------------   -----------------------------------------------------------------------------------------------------
Exhibit 4.11(b)     Collateral Agency, Pledge and Security Agreement dated as of July 10, 1997, among Smithfield
                    Foods, Inc., the Subsidiary Guarantors party thereto, The Chase Manhattan Bank, as Collateral
                    Agent, relating to Smithfield's five-year revolving credit facility and its 364-day revolving credit facility (incorporated by reference to Exhibit 4.5b to Smithfield's Annual Report on Form 10-K
                    for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 4.12        Note Purchase Agreement dated as of July 15, 1996, among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $140,000,000 in senior secured notes
                    (incorporated by reference to Exhibit 4.7 to Smithfield's Form 10-Q Quarterly Report for the
                    fiscal quarter ended July 28, 1996); and Amendment Number One to the Note Purchase
                    Agreement dated as of July 15, 1997 (incorporated by reference to Exhibit 4.6 to Smithfield's
                    Annual Report on Form 10-K for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997); Amendment Number Two to the Note Purchase Agreement dated as of
                    December 1, 1997 (incorporated by reference to Exhibit 4.6 to Smithfield's Quarterly Report on
                    Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the Commission on March
                    17, 1998); and Amendment Number Three to the Note Purchase Agreement dated as of January
                    30, 1998 (incorporated by reference to Smithfield's Annual Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on July 30, 1998).
Exhibit 4.12(a)     Joint and Several Guaranty dated as of July 15, 1996, by Gwaltney of Smithfield, Ltd., John
                    Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy
                    Incorporated, and Brown's of Carolina, Inc. (incorporated by reference to Exhibit 4.7(a) to
                    Smithfield's Form 10-Q Quarterly Report for the fiscal quarter ended July 28, 1996); and
                    Amendment Number One to the Note Purchase Agreement dated as of July 15, 1997
                    (incorporated by reference to Exhibit 4.6a to Smithfield's Annual Report on Form 10-K for its
                    fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 4.12(b)     Joint and Several Guaranty dated as of July 15, 1997, by Lykes Meat Group, Inc., Sunnyland,
                    Inc., Valleydale Foods, Inc., Hancock's Old Fashioned Country Hams, Inc., Copaz Packing
                    Corporation, and Smithfield Packing -- Landover, Inc.(incorporated by reference to Exhibit 4.6b to Smithfield's Annual Report on Form 10-K for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 4.13        Master Lease Agreement dated May 14, 1993 between General Electric Capital Corporation and
                    Brown's of Carolina, Inc. (incorporated by reference to Exhibit 4.12 to Smithfield's Annual
                    Report on Form 10-K for the fiscal year ended May 2, 1993).
Exhibit 4.13(a)     Corporate Guaranty by Smithfield Foods, Inc. dated May 14, 1993 (incorporated by reference to
                    Exhibit 4.12(a) to the Smithfield's Form 10-K Annual Report for the fiscal year ended May 2,
                    1993).
Exhibit 4.14        Indenture between Smithfield and SunTrust Bank, Atlanta (incorporated by reference to Exhibit
                    4.8 to Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the Commission on March 17, 1998).
Exhibit 4.15        Form of Voting, Support and Exchange Trust Agreement (incorporated by reference to Annex D of the Offer and Circular forming a part of Smithfield's Registration Statement on Form S-4,
                    Registration No. 333-46495).
Exhibit 5.1         Opinion of McGuire, Woods, Battle & Boothe LLP. (a)
Exhibit 5.2         Opinion of McCarthy Tetrault. (a)
Exhibit 8.1         Tax Opinion of McGuire, Woods, Battle & Boothe LLP. (a)
Exhibit 8.2         Tax Opinion of McCarthy Tetrault contained in the opinion filed as Exhibit 5.2.
Exhibit 10.1        Subscription Agreement dated September 3, 1992 between Smithfield Foods, Inc. and Carroll's
                    Foods, Inc., covering 1,000,000 shares of Smithfield Foods, Inc. Common Stock (incorporated by reference to Exhibit 10.1 of Smithfield's Annual Report on Form 10-K for the fiscal year ended May 2, 1993); and Amendment No. 1 to Subscription Agreement dated January 31, 1995
                    (incorporated by reference to Exhibit 10.1 to Smithfield's Annual Report on Form 10-K for the
                    fiscal year ended April 28, 1996 filed with the Commission on July 18, 1996).
Exhibit 10.2        Smithfield Foods, Inc. 1984 Stock Option Plan, as amended (incorporated by reference to
                    Exhibit 10.1 to Smithfield's Annual Report on Form 10-K for the fiscal year ended April 28,
                    1991).
Exhibit 10.3        Smithfield Foods, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.4 to
                    Smithfield's Annual Report on Form 10-K for the fiscal year ended May 2, 1993).
Exhibit 10.4        Smithfield Foods, Inc. Incentive Bonus Plan applicable to Smithfield's Chairman of the Board and Chief Executive Officer (incorporated by reference to Exhibit 10.8 to Smithfield's Annual
                    Report on Form 10-K for the fiscal year ended April 30, 1995 filed with the Commission on
                    July 28, 1995).

    EXHIBIT
    NUMBER                                                  DESCRIPTION
--------------   ------------------------------------------------------------------------------------------------
Exhibit 10.5     Smithfield Foods, Inc. 1997 Incentive Bonus Plan applicable to Smithfield's President and Chief
                 Operating Officer (incorporated by reference to Exhibit 10.6 to Smithfield's Annual Report on
                 Form 10-K for the fiscal year ended April 28, 1996 filed with the Commission on July 18,
                 1996).
Exhibit 10.6     Smithfield Foods, Inc. 1998 Incentive Bonus Plan applicable to Smithfield's Chief Operating
                 Officer (incorporated by reference to Exhibit 10.6 to Smithfield's Annual Report on Form 10-K
                 for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 10.7     Smithfield Foods, Inc. 1998 Stock Incentive Plan (incorporated by reference to Smithfield's
                 Annual Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on July 30, 1998).
Exhibit 21.1     Subsidiaries of Smithfield (incorporated by reference to Exhibit 21 to Smithfield's Annual
                 Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on
                 July 30, 1998).
Exhibit 23.1     Consent of Arthur Andersen LLP, independent public accountants. (b)
Exhibit 23.2     Consent of McGuire, Woods, Battle & Boothe LLP contained in the opinion filed as Exhibit 5.1 hereto. (a)
Exhibit 23.3     Consent of McCarthy Tetrault contained in the opinion filed as Exhibit 5.2 hereto. (a)
Exhibit 23.4     Consent of Arthur Andersen & Co. (b)
Exhibit 23.5     Consent of KPMG, chartered accountants. (b)
Exhibit 24.1     Powers of Attorney (included in the signature pages of the Registration Statement).
Exhibit 99.1     Form of Share Purchase Agreement. (a)
Exhibit 99.2     Form of Indemnity Agreement. (a)
Exhibit 99.3     Form of Letter of Acceptance and Transmittal. (a)
Exhibit 99.4     Form of Assignment of Options. (a)
Exhibit 99.5     Form of Notice of Guaranteed Delivery. (a)
Exhibit 99.6     Schneider Corporation Directors' Circular, dated November 23, 1997. (a)


---------
(a) Previously filed.

(b) Filed with this Amendment No. 4.



ITEM 22. UNDERTAKINGS

     Smithfield hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Each of the undersigned registrants hereby undertakes as follows:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

SMITHFIELD FOODS, INC.


     Pursuant to the requirements of the Securities Act of 1933, Smithfield Foods has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on September 24, 1998.

                                      SMITHFIELD FOODS, INC.



                                      By: /s/         AARON D. TRUB

                                          -------------------------------------
                                            AARON D. TRUB, VICE PRESIDENT,
                                             CHIEF FINANCIAL OFFICER AND
                                              SECRETARY, AND DIRECTOR


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 has been signed by the following persons in the capacities indicated on September 24, 1998.





                   NAME                                       TITLE
-----------------------------------------   -----------------------------------------
/s/          JOSEPH W. LUTER, III*          Chairman of the Board and Chief
----------------------------------------    Executive Officer, and Director
             JOSEPH W. LUTER, III           (Principal Executive Officer)

/s/           LEWIS R. LITTLE*              President and Chief Operating Officer,
----------------------------------------    and Director
              LEWIS R. LITTLE
                                            President and Chief Operating Officer of
----------------------------------------    Morrell, and Director
             JOSEPH B. SEBRING

/s/          ROGER R. KAPELLA*              President and Chief Operating Officer of
----------------------------------------    Patrick Cudahy, and Director
             ROGER R. KAPELLA

/s/          AARON D. TRUB                  Vice President, Chief Financial Officer
----------------------------------------    and Secretary, and Director (Principal
             AARON D. TRUB                  Financial Officer)

/s/          C. LARRY POPE*                 Vice President, Finance (Principal
----------------------------------------    Accounting Officer)
               C. LARRY POPE

/s/         ROBERT L. BURRUS, JR.*          Director
----------------------------------------
           ROBERT L. BURRUS, JR.

/s/          F. J. FAISON, JR.*             Director
----------------------------------------
             F. J. FAISON, JR.

/s/         JOEL W. GREENBERG*              Director
----------------------------------------
             JOEL W. GREENBERG

/s/        GEORGE E. HAMILTON, JR.*         Director
----------------------------------------
           GEORGE E. HAMILTON, JR.

                   NAME                        TITLE
------------------------------------------   ---------
/s/          RICHARD J. HOLLAND*             Director
----------------------------------------
             RICHARD J. HOLLAND

/s/          WILLIAM H. PRESTAGE*            Director
----------------------------------------
             WILLIAM H. PRESTAGE

*By: /s/     AARON D. TRUB
----------------------------------------
             AARON D. TRUB
            ATTORNEY-IN-FACT

SMITHFIELD CANADA LIMITED


     Pursuant to the requirements of the Securities Act of 1933, Smithfield Canada has duly caused this Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on September 24, 1998.

                                      SMITHFIELD CANADA LIMITED



                                      By: /s/         AARON D. TRUB

                                          -------------------------------------
                                              AARON D. TRUB, VICE PRESIDENT,
                                            TREASURER, SECRETARY AND DIRECTOR

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 has been signed by the following persons in the capacities indicated on September 24, 1998.






                   NAME                                        TITLE
------------------------------------------   -----------------------------------------
/s/         JOSEPH W. LUTER, III*            President and Director (Principal
----------------------------------------     Executive Officer)
            JOSEPH W. LUTER, III

/s/            AARON D. TRUB                 Vice President, Treasurer, Secretary and
----------------------------------------     Director (Principal Financial Officer
               AARON D. TRUB                 Principal Accounting Officer and     ,
                                             Smithfield Canada's Authorized
                                             Representative in the United States)

/s/             RENE R. SORELL*              Director
----------------------------------------
                RENE R. SORELL

/s/             GRAHAM P.C. GOW*             Director
----------------------------------------
                GRAHAM P.C. GOW

/s/          ROBERT J. RICHARDSON*           Director
----------------------------------------
             ROBERT J. RICHARDSON

*By: /s/     AARON D. TRUB
----------------------------------------
             AARON D. TRUB
            ATTORNEY-IN-FACT

                                 EXHIBIT INDEX





     EXHIBIT
      NUMBER                                                     DESCRIPTION
-----------------   -----------------------------------------------------------------------------------------------------
Exhibit 2.1         Lock-Up Agreement, dated as of December 18, 1997, between Smithfield and the members of the Schneider family set forth in Schedule B thereto. (a)
Exhibit 3.1         Articles of Incorporation of Smithfield, as amended to date (incorporated by reference to Exhibit
                    2 to Smithfield's Current Report on Form 8-K filed with the Commission on September 5,
                    1997).
Exhibit 3.2         Articles of Incorporation of Smithfield Canada. (a)
Exhibit 3.3         By-Laws of Smithfield, as amended to date (incorporated by reference to Exhibit 3.2 to
                    Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 1998 filed with the Commission on September 14, 1998).
Exhibit 3.4         Bylaws of Smithfield Canada, as amended to date. (a)
Exhibit 3.5         Form of Articles of Amendment to Articles of Incorporation of Smithfield regarding the terms of
                    Smithfield Special Voting Stock (incorporated by reference to Annex F of the Offer and Circular forming a part of Smithfield's Registration Statement on Form S-4, Registration No. 333-46495).
Exhibit 3.6         Form of Smithfield Canada Share Terms (incorporated by reference to Annex E of the Offer and
                    Circular forming a part of Smithfield's Registration Statement on Form S-4, Registration No.
                     333-46495-01).
Exhibit 4.1         Articles of Incorporation of Smithfield, as amended to date (see Exhibit 3.1 above).
Exhibit 4.2         Articles of Incorporation of Smithfield Canada (see Exhibit 3.2 above).
Exhibit 4.3         Form of Articles of Amendment to Articles of Incorporation of Smithfield regarding the terms of
                    Smithfield Special Voting Stock (see Exhibit 3.5 above).
Exhibit 4.4         Form of Smithfield Canada Terms (see Exhibit 3.6 above).
Exhibit 4.5         Form of Certificate representing Smithfield Common Stock, par value $.50 per share (including
                    Rights legend)(incorporated by reference to Exhibit 6 to Smithfield's Current Report on Form
                    8-K filed with the Commission on September 5, 1997).
Exhibit 4.6         Form of Certificate representing Smithfield Canada Common Shares, without par value. (a)
Exhibit 4.7         Form of Certificate representing Smithfield Rights (incorporated by reference to Exhibit 5 to the
                    Smithfield's Current Report on Form 8-K filed with the Commission on September 5, 1997).
Exhibit 4.8         Form of Certificate representing the Smithfield Voting Share. (a)
Exhibit 4.9         Form of Certificate representing Smithfield Canada Exchangeable Shares. (a)
Exhibit 4.10        Rights Agreement dated as of May 1, 1998, between Smithfield and Harris Trust and Savings
                    Bank, Rights Agent (incorporated by reference to Exhibit 4.4 to Smithfield's Annual Report on
                    Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on July 30, 1998).
Exhibit 4.11        Five-Year Credit Agreement dated as of July 10, 1997, among Smithfield Foods, Inc., the
                    Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, relating to a $300,000,000 secured five-year revolving credit facility
                    (incorporated by reference to Exhibit 4.5 to Smithfield's Annual Report on Form 10-K for its
                    fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997); Amendment
                    Number One to the Five-Year Credit Agreement dated as of November 19, 1997 (incorporated by reference to Exhibit 4.5 to Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the Commission on March 17, 1998); and Amendment
                    Number Two to the Five-Year Credit Agreement dated as of August 26, 1998 (incorporated by reference to Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended August 2,
                    1998 filed with the Commission on September 14, 1998.
Exhibit 4.11(a)     364-Day Credit Agreement dated as of July 10, 1997, among Smithfield Foods, Inc., the
                    Subsidiary Guarantors party thereto, the Lenders party thereto, and The Chase Manhattan Bank, as Administrative Agent, relating to a $50,000,000 secured 364-day revolving credit facility
                    (incorporated by reference to Exhibit 4.5a to the Smithfield's Annual Report on Form 10-K for
                    its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997); and
                    Amendment Number One to the 364-Day Credit Agreement dated as of November 19, 1997
                    (incorporated by reference to Exhibit 4.5(a) to Smithfield's Quarterly Report on Form 10-Q for
                    the fiscal quarter ended February 1, 1998 filed with the Commission on March 17, 1998).
Exhibit 4.11(b)     Collateral Agency, Pledge and Security Agreement dated as of July 10, 1997, among Smithfield
                    Foods, Inc., the Subsidiary Guarantors party thereto, The Chase Manhattan Bank, as Collateral
                    Agent, relating to Smithfield's five-year revolving credit facility and its 364-day revolving credit facility (incorporated by reference to Exhibit 4.5b to Smithfield's Annual Report on Form 10-K
                    for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).

     EXHIBIT
      NUMBER                                                   DESCRIPTION
-----------------   ------------------------------------------------------------------------------------------------
Exhibit 4.12        Note Purchase Agreement dated as of July 15, 1996, among Smithfield Foods, Inc. and each of the Purchasers listed on Annex 1 thereto, relating to $140,000,000 in senior secured notes
                    (incorporated by reference to Exhibit 4.7 to Smithfield's Form 10-Q Quarterly Report for the
                    fiscal quarter ended July 28, 1996); and Amendment Number One to the Note Purchase
                    Agreement dated as of July 15, 1997 (incorporated by reference to Exhibit 4.6 to Smithfield's
                    Annual Report on Form 10-K for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997); Amendment Number Two to the Note Purchase Agreement dated as of
                    December 1, 1997 (incorporated by reference to Exhibit 4.6 to Smithfield's Quarterly Report on
                    Form 10-Q for the fiscal quarter ended February 1, 1998 filed with the Commission on March
                    17, 1998); and Amendment Number Three to the Note Purchase Agreement dated as of
                    January 30, 1998 (incorporated by reference to Smithfield's Annual Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on July 30, 1998).
Exhibit 4.12(a)     Joint and Several Guaranty dated as of July 15, 1996, by Gwaltney of Smithfield, Ltd., John
                    Morrell & Co., The Smithfield Packing Company, Incorporated, SFFC, Inc., Patrick Cudahy
                    Incorporated, and Brown's of Carolina, Inc. (incorporated by reference to Exhibit 4.7(a) to
                    Smithfield's Form 10-Q Quarterly Report for the fiscal quarter ended July 28, 1996); and
                    Amendment Number One to the Note Purchase Agreement dated as of July 15, 1997
                    (incorporated by reference to Exhibit 4.6a to Smithfield's Annual Report on Form 10-K for its
                    fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 4.12(b)     Joint and Several Guaranty dated as of July 15, 1997, by Lykes Meat Group, Inc., Sunnyland,
                    Inc., Valleydale Foods, Inc., Hancock's Old Fashioned Country Hams, Inc., Copaz Packing
                    Corporation, and Smithfield Packing -- Landover, Inc.(incorporated by reference to Exhibit 4.6b to Smithfield's Annual Report on Form 10-K for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 4.13        Master Lease Agreement dated May 14, 1993 between General Electric Capital Corporation and
                    Brown's of Carolina, Inc. (incorporated by reference to Exhibit 4.12 to Smithfield's Annual
                    Report on Form 10-K for the fiscal year ended May 2, 1993).
Exhibit 4.13(a)     Corporate Guaranty by Smithfield Foods, Inc. dated May 14, 1993 (incorporated by reference to
                    Exhibit 4.12(a) to the Smithfield's Form 10-K Annual Report for the fiscal year ended May 2,
                    1993).
Exhibit 4.14        Indenture between Smithfield and SunTrust Bank, Atlanta (incorporated by reference to
                    Exhibit 4.8 to Smithfield's Quarterly Report on Form 10-Q for the fiscal quarter ended
                    February 1, 1998 filed with the Commission on March 17, 1998).
Exhibit 4.15        Form of Voting, Support and Exchange Trust Agreement (incorporated by reference to Annex D of the Offer and Circular forming a part of Smithfield's Registration Statement on Form S-4,
                    Registration No. 333-46495).
Exhibit 5.1         Opinion of McGuire, Woods, Battle & Boothe LLP. (a)
Exhibit 5.2         Opinion of McCarthy Tetrault. (a)
Exhibit 8.1         Tax Opinion of McGuire, Woods, Battle & Boothe LLP. (a)
Exhibit 8.2         Tax Opinion of McCarthy Tetrault contained in the opinion filed as Exhibit 5.2.
Exhibit 10.1        Subscription Agreement dated September 3, 1992 between Smithfield Foods, Inc. and Carroll's
                    Foods, Inc., covering 1,000,000 shares of Smithfield Foods, Inc. Common Stock (incorporated by reference to Exhibit 10.1 of Smithfield's Annual Report on Form 10-K for the fiscal year ended May 2, 1993); and Amendment No. 1 to Subscription Agreement dated January 31, 1995
                    (incorporated by reference to Exhibit 10.1 to Smithfield's Annual Report on Form 10-K for the
                    fiscal year ended April 28, 1996 filed with the Commission on July 18, 1996).
Exhibit 10.2        Smithfield Foods, Inc. 1984 Stock Option Plan, as amended (incorporated by reference to
                    Exhibit 10.1 to Smithfield's Annual Report on Form 10-K for the fiscal year ended April 28,
                    1991).
Exhibit 10.3        Smithfield Foods, Inc. 1992 Stock Option Plan (incorporated by reference to Exhibit 10.4 to
                    Smithfield's Annual Report on Form 10-K for the fiscal year ended May 2, 1993).
Exhibit 10.4        Smithfield Foods, Inc. Incentive Bonus Plan applicable to Smithfield's Chairman of the Board and Chief Executive Officer (incorporated by reference to Exhibit 10.8 to Smithfield's Annual
                    Report on Form 10-K for the fiscal year ended April 30, 1995 filed with the Commission on
                    July 28, 1995).
Exhibit 10.5        Smithfield Foods, Inc. 1997 Incentive Bonus Plan applicable to Smithfield's President and Chief
                    Operating Officer (incorporated by reference to Exhibit 10.6 to Smithfield's Annual Report on
                    Form 10-K for the fiscal year ended April 28, 1996 filed with the Commission on July 18,
                    1996).
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
    EXHIBIT
    NUMBER                                                 DESCRIPTION
--------------   ----------------------------------------------------------------------------------------------
Exhibit 10.6     Smithfield Foods, Inc. 1998 Incentive Bonus Plan applicable to Smithfield's Chief Operating
                 Officer (incorporated by reference to Exhibit 10.6 to Smithfield's Annual Report on Form 10-K
                 for its fiscal year ended April 27, 1997 filed with the Commission on July 25, 1997).
Exhibit 10.7     Smithfield Foods, Inc. 1998 Stock Incentive Plan (incorporated by reference to Smithfield's
                 Annual Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on July 30, 1998).
Exhibit 21.1     Subsidiaries of Smithfield (incorporated by reference to Exhibit 21 to Smithfield's Annual
                 Report on Form 10-K for the fiscal year ended May 3, 1998 filed with the Commission on
                 July 30, 1998).
Exhibit 23.1     Consent of Arthur Andersen LLP, independent public accountants. (b)
Exhibit 23.2     Consent of McGuire, Woods, Battle & Boothe LLP contained in the opinion filed as Exhibit 5.1 hereto. (a)
Exhibit 23.3     Consent of McCarthy Tetrault contained in the opinion filed as Exhibit 5.2 hereto. (a)
Exhibit 23.4     Consent of Arthur Andersen & Co. (b)
Exhibit 23.5     Consent of KPMG, chartered accountants. (b)
Exhibit 24.1     Powers of Attorney (included in the signature pages of the Registration Statement).
Exhibit 99.1     Form of Share Purchase Agreement. (a)
Exhibit 99.2     Form of Indemnity Agreement. (a)
Exhibit 99.3     Form of Letter of Acceptance and Transmittal. (a)
Exhibit 99.4     Form of Assignment of Options. (a)
Exhibit 99.5     Form of Notice of Guaranteed Delivery. (a)
Exhibit 99.6     Schneider Corporation Directors' Circular, dated November 23, 1997. (a)


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(a) Previously filed.

(b) Filed with this Amendment No. 4.